    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 1996
                                                    REGISTRATION NO. 333-09631
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C 20549
                                    ------
                               AMENDMENT NO. 1
                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                         LENFEST COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)


          Delaware                        4841                   23-2094942
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
      of incorporation)        Classification Code Number)   Identification No.)

                           1105 North Market Street
                                  Suite 1300
                                P.O. Box 8985
                             Wilmington, DE 19899
                                (302) 427-8602
                      (Address, including zip code, and
                  telephone number, including area code, of
                  Registrant's principal executive offices)

                                H. F. LENFEST
                    President and Chief Executive Officer
                              The Lenfest Group
                            200 Cresson Boulevard
                                Oaks, PA 19456
                                (610) 650-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    ------

                                   Copy to:

                            THOMAS K. PASCH, ESQ.
                          Saul, Ewing, Remick & Saul
                           3800 Centre Square West
                            Philadelphia, PA 19102
                                (215) 972-7188

   Approximate date of commencement of proposed offer to the public: As soon as practicable after this Registration Statement becomes effective.


   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

================================================================================

                         LENFEST COMMUNICATIONS, INC.
                            CROSS-REFERENCE SHEET
          PURSUANT TO ITEM 501(B) OF REGULATION S-K AND RULE 404(A)
                      SHOWING LOCATION IN PROSPECTUS OF
                     INFORMATION REQUIRED BY ITEMS IN S-4

        Registration Statement Item and Heading                              Prospectus Caption
 -----------------------------------------------------    --------------------------------------------------------

A. Information About the Transaction
  1. Forepart of Registration Statement and Outside      Forepart of the Registration Statement and Outside Front Cover
     Front Cover Page of Prospectus                      Page of Prospectus
  2. Inside Front and Outside Back Cover Pages of        Inside Front and Outside Back Cover Pages of Prospectus
     Prospectus

  3. Risk Factors, Ratio of Earnings to Fixed Charges    Prospectus Summary; Risk Factors; The Exchange Offer; Selected
     and Other Information                               Consolidated Financial and Operating Data
  4. Terms of the Transaction                            Prospectus Summary; The Exchange Offer;
  5. Pro Forma Financial Information                     Pro Forma Financial Information
  6. Material Contracts with the Company Being Acquired  Not Applicable
  7. Additional Information Required for Reoffering by   Not Applicable
     Persons and Parties Deemed to be Underwriters
  8. Interests of Named Experts and Counsel              Not Applicable
  9. Disclosure of Commission Position on                Not Applicable
     Indemnification for Securities Act Liabilities
B. Information About the Registrant
 10. Information With Respect to S-3 Registrants         Not Applicable
 11. Incorporation of Certain Information by Reference   Not Applicable
 12. Information with Respect to S-2 or S-3 Registrants  Not Applicable
 13. Incorporation of Certain Information by Reference   Not Applicable
 14. Information with Respect to Registrants Other than  Prospectus Summary; Risk Factors; Capitalization; Selected
     S-2 or S-3 Registrants                              Consolidated Financial and Operating Data; Management's
                                                         Discussion and Analysis of Financial Condition and Results
                                                         of Operations; Business; The Exchange Offer; Description of
                                                         Notes; Description of Other Debt Obligations
C. Information About the Company Being Acquired
 15. Information with Respect to S-3 Companies           Not Applicable
 16. Information with Respect to S-2 or S-3 Companies    Not Applicable


        Registration Statement Item and Heading                              Prospectus Caption
 -----------------------------------------------------   --------------------------------------------------------
 17. Information with Respect to Companies Other than    Not Applicable
     S-2 or S-3 Companies
D. Voting and Management Information
 18. Information if Proxies, Consents or Authorizations  Not Applicable
     are to be Solicited
 19. Information if Proxies, Consents or Authorizations  Not Applicable
     are not to be Solicited or in an Exchange Offer

PROSPECTUS
                      OFFER TO EXCHANGE ALL OUTSTANDING
                 10 1/2 % SENIOR SUBORDINATED NOTES DUE 2006         LOGO
                                     FOR
                 10 1/2 % SENIOR SUBORDINATED NOTES DUE 2006
         WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      OF

                         LENFEST COMMUNICATIONS, INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON OCTOBER 9, 1996, UNLESS EXTENDED.

   Lenfest Communications, Inc. (the "Company") or ("Lenfest") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange its 10 1/2% Senior Subordinated Notes Due 2006 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for the outstanding 10 1/2 % Senior Subordinated Notes Due 2006 (the "Old Notes" and, together with the Exchange Notes, the "Notes") of the Company.

   The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m. New York City time, on the date the Exchange Offer expires, which will be October 9, 1996, unless the Exchange Offer is extended (the "Expiration Date"). The exchange of Exchange Notes for the Old Notes will be made as soon as practicable after the close of the Exchange Offer. The Company will accept for exchange all Old Notes tendered and not validly withdrawn pursuant to the Exchange Offer and will deliver to the Trustee (as defined) for cancellation all Old Notes so accepted for exchange. The Company shall cause the Trustee to authenticate and deliver to each holder of the Old Notes the Exchange Notes equal in principal amount to the Old Notes of such holder so accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." The Company has agreed to pay the expenses of the Exchange Offer.

   The Exchange Notes will be obligations of the Company issued pursuant to the Indenture (as defined) under which the Old Notes were issued. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes will not contain terms with respect to transfer restrictions and the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."

   Interest on the Exchange Notes will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1996. The Exchange Notes will not be redeemable at the option of the Company prior to maturity. Upon a Change of Control Triggering Event (as defined), holders of the Exchange Notes may require the Company to purchase all or a portion of the Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of purchase. See "Description of Notes--Change of Control Offer."

   The Exchange Notes will be general unsecured obligations of the Company subordinated in right of payment to all present and future Senior Indebtedness (as defined) of the Company. As of June 30, 1996, after giving effect to the offering of the Old Notes (the "Old Notes Offering" and, together with the Exchange Offer, the "Offering") and the other Transactions (as defined), the total consolidated indebtedness of the Company would have been $1,354 million, of which approximately $1,030 million is Senior Indebtedness of the Company. See "Description of Other Debt Obligations." In addition, all indebtedness and liabilities of the Company's subsidiaries will be effectively senior in right of payment to the Exchange Notes. As of June 30, 1996, after giving effect to the Transactions, the total liabilities and indebtedness of the Company's subsidiaries (including trade payables and accrued liabilities), on an aggregate basis, would have been approximately $119 million. See "Capitalization" and "Description of Notes." Contemporaneously with the closing of the Old Notes Offering, the Company entered into the New Bank Credit Facility (as defined) with a group of lenders with a commitment in the aggregate amount of $450 million. The New Bank Credit Facility replaced the Company's previously existing bank credit facility (the "Old Bank Credit Facility").

   The Exchange Notes are being offered hereunder to satisfy certain obligations of the Company contained in the Registration Agreement (as defined). Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission ("Commission") set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of the Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above mentioned no-action letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

   Each holder of the Old Notes (other than certain specified holders) who wishes to exchange the Old Notes for Exchange Notes in the Exchange Offer is required to represent to the Company that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of the commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

   The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer. See "Use of Proceeds."

   THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

   The Exchange Notes are expected to be eligible for trading in the Private Offerings Resales and Trading through Automated Linkages ("PORTAL") market.

   See "Risk Factors" beginning on page 14 hereof for discussion of certain factors that should be considered by prospective purchasers of the Exchange Notes.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is September 6, 1996.

                           [MAP OF LENFEST SYSTEMS]

                           [MAP OF LENFEST SYSTEMS]

                      NOTICE TO NEW HAMPSHIRE RESIDENTS

   NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                                    ------

                            AVAILABLE INFORMATION

   The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington. D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, 14th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional
Offices: 7 World Trade Center, 14th Floor, New York, New York 10048 and 500 West Madison Street -- Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Any such request and requests for the agreements summarized herein should be directed to the Director of Investor Relations of the Company, care of The Lenfest Group, 200 Cresson Boulevard, Oaks, Pennsylvania 19456 (telephone
(610) 650-3000).
                                    ------

   Unless otherwise indicated, all industry data set forth herein are based upon information compiled by the National Cable Television Association ("NCTA"), Paul Kagan Associates or Warren Publishing Co.

                              PROSPECTUS SUMMARY

   The following information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. The Company's wholly owned cable television subsidiaries (the "Restricted Subsidiaries" and, together with the Company, the "Restricted Group") generate almost all of the Company's operating cash flow and therefore will be the primary source of funds to service the Notes. Accordingly, the covenants in the Indenture only restrict the activities of the Restricted Group. As used herein, "EBITDA" represents operating income plus depreciation and amortization, and "EBITDA margin" measures EBITDA as a percent of revenues. EBITDA, as used herein, is not the defined term used in the Indenture governing the Notes, but is included as supplemental disclosure because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA, however, is not a measure determined in accordance with generally accepted accounting principles and should not be considered by an investor as an alternative to net income (loss), as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity.

                                 THE COMPANY


   Lenfest Communications, Inc. ("Lenfest" or the "Company") acquires, develops and operates cable television systems (principally through its Suburban subsidiary). Management believes the Company's wholly owned and operated cable television systems (the "Core Cable Television Operations") provide service to one of the largest contiguous blocks of customers served by a single cable operator in the United States. As of June 30, 1996, the Company's Core Cable Television Operations served approximately 919,000 basic customers and passed approximately 1,266,000 homes. In addition, the Company holds equity interests in other cable television companies serving approximately 420,000 basic customers in areas near or contiguous to its Core Cable Television Operations, of which the Company's attributable portion is approximately 177,000 basic customers, giving the Company a combined domestic base of 1,096,000 basic customers.

   The Company's Core Cable Television Operations are located primarily in the suburban areas surrounding Philadelphia (Southeastern Pennsylvania, Southern New Jersey and Northern Delaware) in predominantly middle and upper-middle income areas that in recent years have had favorable household growth and income characteristics. Management believes the "clustering" of its cable television systems and the favorable demographics of its service area have contributed to its high operating cash flow growth and margins. From January 1, 1991 through June 30, 1996, the Company's Core Cable Television Operations have experienced a compound annual growth rate in EBITDA of 19.3% (11.6% without reference to acquisitions) and an average EBITDA margin of 50.0%.


   H.F. (Gerry) Lenfest, President and Chief Executive Officer of the Company, together with his children, and Tele-Communications, Inc. ("TCI"), through an indirect wholly owned subsidiary, each beneficially owns 50% of the Company's outstanding capital stock. Mr. Lenfest is a cable industry pioneer who founded Lenfest in 1974 and has grown the Company both internally and through acquisitions. TCI is the largest cable television operator in the United States, with wholly owned and affiliated systems serving approximately
13.0 million customers. Lenfest believes that its affiliation with TCI provides substantial benefits, including the ability to purchase programming and equipment at rates approximating those available to TCI. See "Business -- Relationship with TCI" and "-- Programming and Equipment Supply."

OPERATING STRATEGY

   Management believes that the cable television industry has significant growth potential in both the business of providing television programming services and the business of providing new services such as telephony, Internet access, near video-on-demand and interactive/transactional services. Management believes that the Company's operating strategy will allow the Company to take advantage of the industry's potential. The Company's operating strategy for its Core Cable Television Operations includes the following elements:

       o Capturing the Benefits of Clustering. Management believes the Company can derive significant economies of scale and operating efficiencies from the operation of its cable television systems in a single cluster. Operational advantages and cost savings associated with clustering include centralized management, billing, marketing, customer service, technical and administrative functions, and the reduction of headends. Management also believes that clustering will enable it to more effectively utilize capital by more efficiently delivering cable and related services to a greater number of households. Operation of its cable television systems in a single cluster also will provide the Company with enhanced revenue opportunities, including the ability to attract additional advertising, and the potential to add residential and business telephony services.

       o Targeting Regions with Favorable Demographics. Management believes that suburban households are more likely to subscribe to cable television services and premium service packages and to take advantage of new service offerings. Management attributes the Company's growth and high customer penetration levels to its history of acquiring and developing cable television systems in suburban areas with favorable growth and income characteristics. In order to build on the favorable demographic characteristics of the areas contiguous to the Company's current cluster of cable television systems, the Company will continue to opportunistically pursue acquisitions of cable television systems near or contiguous to its Core Cable Television Operations. This activity may include attempts to acquire the balance of the shares of stock of Raystay Co. and Susquehanna Cable Co. and its cable television operating subsidiaries.

       o Emphasis on Customer Service. The Company has sought to provide its cable television customers with quality customer service and attractive programming choices at reasonable rates. Among other customer service initiatives, the Company has adopted the National Cable Television Association ("NCTA") customer service standards and implemented same-day, evening and weekend installation and repair options. Management believes that these efforts have contributed to its high customer penetration levels. Management believes that the improved reliability and additional channel capacity expected to result from the ongoing upgrade of the Company's cable television systems will further increase customer satisfaction.

       o Upgrade of Cable Television Systems. Management believes that maintaining high technical standards is integral to increasing programming choices, improving customer satisfaction and developing new revenue streams. The Company recently commenced an upgrade of the network architecture of its cable television systems by increasing bandwidth, deploying fiber optic cable and reducing the number of headend reception facilities. Successfully upgrading the architecture of the Company's cable systems will result in expanded channel capacity, two-way communication capability, enhanced network quality and dependability, augmented addressability and the ability to offer enhanced and new telecommunications services. These new services could include additional channels and tiers, pay-per-view (including near video-on-demand), high speed data services and Internet access, digital advertisement insertion, interactive/transactional services and telephony. In addition, the successful upgrade should allow the Company to provide new offerings, such as local and exclusive entertainment, news, information and community-oriented programming services. Management believes that these services will enable the Company to differentiate itself on a competitive basis and increase penetration and revenue per customer through more effective targeted marketing, greater bundling of services and further development of the Company's brand name.

RECENT ACQUISITIONS

   As part of its continuing strategy to develop and maintain a single contiguous cluster of cable television systems, the Company recently completed a series of acquisition transactions.

   The TCI Exchange. On February 12, 1996, the Company completed an acquisition (the "TCI Exchange") in which it received TCI's Wilmington, Delaware area cable television systems (the "Wilmington System") in exchange for the Company's cable television systems in the East San Francisco Bay area, a 41.67% partnership interest in Bay Cable Advertising (an advertising interconnect), and certain other non-contiguous cable television properties having a net value of approximately $45 million. As of February 12, 1996, the Wilmington System passed approximately 193,000 homes and served approximately 143,000 basic customers.

   The Sammons Acquisition. On February 29, 1996, the Company acquired from Sammons Communications, Inc. ("Sammons") its Bensalem and Harrisburg cable television systems in Pennsylvania and its Vineland and Atlantic City/Pleasantville systems (collectively, the "Sammons Systems") in New Jersey (the "Sammons Acquisition"). The purchase price for the Sammons Systems was approximately $531 million. As of February 29, 1996, the Sammons Systems passed approximately 364,000 homes and served approximately 277,000 basic customers.

   The Salem and Shore Acquisitions. On April 30, 1996, the Company acquired from Tri-County Cable Television Company, an affiliate of Time Warner, its Salem cable television system (the "Salem System") in New Jersey (the "Salem Acquisition"). The purchase price for the Salem System was approximately $16 million. On the same date, the Company acquired from Shore Cable Company of New Jersey its Shore cable television system (the "Shore System") in New Jersey (the "Shore Acquisition"), which partially overbuilt the Company's Atlantic City/Pleasantville system. The purchase price for the Shore System was approximately $11 million.

   Pending Acquisition. On March 28, 1996, the Company signed an agreement to acquire from Cable TV Fund 14-A, Ltd., an affiliate of Jones Intercable, Inc., its Turnersville cable television system (the "Turnersville System") in New Jersey (the "Turnersville Acquisition"). The purchase price for the Turnersville System is approximately $84.5 million, subject to certain adjustments. At the closing, which the parties have agreed will occur in the first quarter of 1997, the Company expects that the Turnersville System will pass approximately 46,200 homes and serve approximately 36,300 basic customers.

OTHER OPERATIONS AND INVESTMENTS


   In addition to its Core Cable Television Operations, Lenfest has made investments in other cable television and communications-related companies. Lenfest holds a 50% interest in Garden State Cablevision L.P., which serves approximately 203,000 basic customers in and around Cherry Hill, New Jersey; a 30% interest in Susquehanna Cable Co., which serves approximately 147,000 basic customers, approximately 65,000 of whom are in York County, Pennsylvania; and a 45% interest in Raystay Co., which serves approximately 70,000 basic customers in Pennsylvania and West Virginia. Lenfest also owns StarNet, Inc., a provider of promotional services and equipment for the cable television industry; MicroNet, Inc., a carrier of video, voice and data transmission services; and Lenfest Programming Services, Inc., the provider of a local cable news channel (NewsChannel) in Eastern Pennsylvania, Southern New Jersey and Northern Delaware. In addition to its domestic holdings, Lenfest also holds a 31.4% economic interest in Australis Media Limited, a pay-television provider in Australia, and a 20.8% interest in Videopole, a cable television operator in France serving approximately 68,000 customers.

                               THE TRANSACTIONS

   The Offering and the application of the net proceeds therefrom, the closing of the New Bank Credit Facility and the application of the initial borrowings thereunder, the consummation of the Turnersville Acquisition, the TCI Exchange, the Sammons Acquisition and the Salem Acquisition, the purchase of the Shore System, the borrowings under the New Bank Credit Facility to finance the Turnersville Acquisition, the Sammons Acquisition, the Salem Acquisition and the Shore Acquisition and the issuance of the 8 3/8 % Senior Notes (as defined) in November 1995 and the application of the net proceeds therefrom, are collectively referred to herein as the "Transactions." See "Pro Forma Financial Information."

                              THE EXCHANGE OFFER

Securities Offered.............  $300,000,000 aggregate principal amount of
                                 10 1/2 % Senior Subordinated Notes Due 2006, which have been registered under the Securities Act (the "Exchange Notes", and, together with the Old Notes, the "Notes").

The Exchange Offer ............  Upon the terms and subject to the conditions set forth in this Prospectus and the
                                 accompanying Letter of Transmittal (the "Letter of Transmittal"), the Company hereby offers to exchange (the "Exchange Offer") $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes that are validly tendered and not withdrawn on or prior to the Expiration Date (as defined). Holders of Old Notes whose Old Notes are not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture governing the Old Notes and the Exchange Notes.

Resale.........................  Based on interpretations by the staff of the
                                 Commission set forth in no-action letters issued to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                                 Act) without compliance with the
                                 registration and prospectus delivery
                                 requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such

                                 Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration Date................  The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on October 9, 1996, unless extended, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

Condition to the Exchange
  Offer........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions of the Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

Procedures for Tendering Old
  Notes........................  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or facsimile thereof, together with such Old Notes and any other required documentation to The Bank of New York, the Exchange Agent, at the address set forth herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, that if such holder or other person is an affiliate of the Company, such holder or other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "The Exchange Offer -- Terms of the Exchange Offer -- Procedures for Tendering Old Notes" and "The Exchange Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures."

Special Procedures for
  Beneficial Owners............  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nomi-nee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer -- Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures.. Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of Exchange Notes...  Subject to certain conditions (as described more fully in "The Exchange Offer --
                                 Conditions of the Exchange Offer"), the
                                 Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The Old Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights..............  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes."

Certain Federal Income Tax
  Considerations...............  For a discussion of certain federal income tax considerations relating to the exchange of the Exchange Notes for the Old Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent.................  The Bank of New York is the Exchange Agent.
                                 The address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

Consequences of Failure to
  Exchange Old Notes...........  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

                                  THE NOTES

The Notes .....................  $300,000,000 principal amount of 10 1/2 %
                                 Senior Subordinated Notes Due 2006. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes (except that the Exchange Notes will be registered under the Securities Act) and, therefore, will be treated as a single class under the Indenture with any Old Notes that remain outstanding. The Exchange Notes and the Old Notes are herein collectively referred to as the "Notes".

Maturity ......................  The Notes will mature on June 15, 2006.

Interest Payment Dates ........  Interest on the Notes is payable semiannually on each June 15 and December
                                 15, commencing December 15, 1996.

Optional Redemption ...........  The Notes will not be redeemable at the option of the Company prior to maturity.

Sinking Fund ..................  None.

Change of Control..............  Upon a Change of Control Triggering Event,
                                 the Company will be required to make an
                                 offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest (if any) to the date of purchase. See "Description of Notes -- Change of Control Offer."


Ranking .......................  The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. In addition, the operations of the Company are conducted through the Company's subsidiaries. Because the assets of the Company's subsidiaries constitute substantially all of the assets of the Company, and because those subsidiaries will not guarantee the payment of principal of or interest on the Notes, all indebtedness and liabilities of such subsidiaries will be effectively senior in right of payment to the Notes. As of June 30, 1996, after giving effect to the Transactions, the total consolidated indebtedness of the Company would have been $1,354 million, the total amount of Senior Indebtedness of the Company would have been $1,030 million and the total liabilities and indebtedness of the Company's subsidiaries (including trade payables and accrued liabilities), on an aggregate basis, would have been approximately $119 million. See "Risk Factors -- Substantial Leverage," "-- Subordination; Holding Company Structure" and "Description of Notes."

Certain Covenants..............  The Indenture (as defined) for the Notes contains limitations on, among other things,
                                 (a) the incurrence of additional
                                 indebtedness, (b) the incurrence of
                                 indebtedness that is subordinate to Senior
                                 Indebtedness but senior to the Notes, (c) the incurrence of secured indebtedness that is not Senior Indebtedness, (d) the payment of dividends and other distributions with respect to the Capital Stock of the Company and the purchase, redemption or retirement of Capi-tal Stock of the Company, (e) transactions with Affiliates, (f) the designation of Restricted and Unrestricted Subsidiaries and
                                 (g) certain consolidations, mergers and
                                 transfers of assets. During any period of time the ratings assigned to the Notes are Investment Grade Ratings, the covenants that contain restrictions on the activities described in clauses (a), (d) and (e) above will cease to be in effect. All of these limitations are subject to a number of important qualifications. See "Description of Notes -- Certain Covenants."

Use of Proceeds ...............  The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer. See "Use of Proceeds."

Risk Factors ..................  See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Exchange Notes.

              SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
               (DOLLARS IN THOUSANDS EXCEPT PER CUSTOMER DATA)


   The summary consolidated financial data for and as of the end of each of the years in the five-year period ended December 31, 1995 set forth below have been derived from the audited consolidated financial statements of Lenfest. The summary consolidated financial data set forth below for and as of the end of the six-month period ended June 30, 1996 have been derived from the unaudited consolidated financial statements of Lenfest. The pro forma summary financial data set forth below have been derived from the pro forma financial information included elsewhere in this Prospectus. See "Pro Forma Financial Information." The pro forma statement of operations data give effect to the Transactions as if they had occurred as of January 1, 1995 and the pro forma balance sheet data and pro forma summary customer data give effect to the Transactions as if they occured on June 30, 1996. The pro forma summary financial data do not purport to represent what Lenfest's results of operations or financial condition would actually have been had the Transactions occurred on such dates or to project Lenfest's results of operations or financial condition for any future period or date.


                                                           Year Ended December 31,                             Pro Forma
                                     -------------------------------------------------------------------      Year Ended
Statement of Operations Data            1991         1992           1993          1994          1995       December 31, 1995
                                     ----------   -----------    -----------   -----------   -----------   -----------------
Revenues  ........................ $161,365       $179,940        $213,240       $236,195       $266,249        $  394,413
Programming expenses  ............   35,495         43,388          51,783         59,352         65,423            92,964
Selling, general & administrative    39,681         41,455          49,743         53,767         59,310            78,442
Technical and other  .............   16,321         15,075          16,533         21,420         29,174            42,013
Depreciation and amortization  ...   51,596         56,192          65,195         75,518         77,700           120,304
                                     ------        -------         -------        -------        -------      --------------
 Operating income  ...............   18,272         23,830          29,986         26,138         34,642            60,690
Interest expense  ................  (35,138)       (32,563)        (35,090)       (47,749)       (61,538)         (126,476)
Other income (expense)  ..........  (11,915)       (13,645)         (9,797)        (7,017)         4,306             3,873
                                     ------        -------         -------        -------        -------      --------------
 Loss from continuing operations    (28,781)       (22,378)        (14,901)       (28,628)       (22,590)          (61,913)
Discontinued operations  .........   20,565             --              --             --             --                --
Income tax benefit (expense)  ....   (1,616)         5,408           3,034          9,729         11,095            24,348
Extraordinary loss, net of taxes         --             --              --             --         (6,739)               --
                                     ------        -------         -------        -------        -------      --------------
 Net loss  ....................... $ (9,832)      $(16,970)       $(11,867)      $(18,899)      $(18,234)       $  (37,565)
                                     ======        =======         =======        =======        =======      ==============

Balance Sheet Data
  (end of period)
Total assets  .................... $377,183       $424,733        $635,761       $665,346       $851,748
Total debt  ......................  356,086        406,038         612,392        626,121        817,725
Stockholders' equity (deficit)  ..  (27,189)       (44,162)        (56,029)       (49,609)       (45,192)

Core Cable Television Operations (Restricted Group)
Financial Ratios and Other
  Data (a)
Revenues  ........................ $148,985       $166,081        $197,630       $212,800       $232,155        $  360,319
EBITDA (b)  ......................   73,805         83,449         100,476        105,711        115,261           183,913
EBITDA margin (c)  ...............     49.5%          50.2%           50.8%          49.7%          49.6%             51.0%
Interest expense  ................ $ 34,882       $ 32,749        $ 34,699       $ 47,016       $ 59,966        $  124,904
Capital expenditures (d)  ........   29,176         43,463          41,658         42,162         40,168            48,754
Total debt  ......................  366,848        403,760         609,156        616,657        807,535                --
Ratio of total debt to EBITDA  ...     4.97x          4.84x           6.06x          5.83x          7.01x               --
Monthly revenue per average basic
  customer .......................   $28.79         $30.18          $32.05         $31.44         $32.97            $32.63
Annual EBITDA per average basic
  customer .......................   171.14         181.97          195.51         187.42         196.40            199.89
Annual capital expenditures per
  average basic customer (d) .....    67.65          94.78           81.06          74.75          68.44             52.99
Summary Customer Data
  (end of period) (a)
Homes passed  ....................  705,985        759,635         870,718        892,549        904,753         1,280,577
Basic customers  .................  440,045        477,130         550,703        577,377        596,366           937,724
Basic penetration  ...............     62.3%          62.8%           63.2%          64.7%          65.9%             73.2%
Premium units  ...................  393,310        393,689         420,630        426,092        426,345           610,385


                                           Six Months Ended           Pro Forma
                                              June 30,                Six Months
                                      --------------------------        Ended
Statement of Operations Data              1995          1996        June 30, 1996
                                       ----------   ------------    --------------
Revenues  ..........................  $131,263      $  184,665        $  212,674
Programming expenses  ..............    32,406          43,045            49,334
Selling, general & administrative  .    28,504          40,034            45,004
Technical and other  ...............    13,444          18,809            21,756
Depreciation and amortization  .....    36,418          51,437            63,757
                                       -------       ---------        -----------
 Operating income  .................    20,491          31,340            32,823
Interest expense  ..................   (28,261)        (47,971)          (62,736)
Other income (expense)  ............     8,188         (85,177)          (93,263)
                                       -------       ---------        -----------
 Income (loss) from continuing
  operations .......................       418        (101,808)         (123,176)
Income tax benefit (expense)  ......      (367)          3,484            11,082
Extraordinary loss, net of taxes  ..        --          (2,484)               --
                                       -------       ---------        -----------
 Net income (loss)  ................  $     51      $ (100,808)       $ (112,094)
                                       =======       =========        ===========
Balance Sheet Data
  (end of period)
Total assets  ......................                 1,167,902        $1,252,402
Total debt  ........................                 1,269,698         1,354,198
Stockholders' equity (deficit)  ....                  (193,177)         (193,177)

Core Cable Television Operations (Restricted Group)
Financial Ratios and Other
  Data (a)
Revenues  ..........................  $113,052      $  161,544        $  189,553
EBITDA (b)  ........................    56,728          82,350            96,153
EBITDA margin (c)  .................      50.2%           51.0%             50.7%
Adjusted EBITDA (e)  ...............  $ 56,728      $   92,366        $   96,153
Interest expense  ..................    27,188          47,008            61,773
Capital expenditures (d)  ..........    21,851          17,902            19,217
Total debt  ........................   643,744       1,240,809         1,325,309
Total senior debt  .................   643,744         947,313         1,031,813
Ratio of total debt to annualized
  adjusted EBITDA (f) ..............      5.67x           6.72x             6.89x
Ratio of total senior debt to
  annualized adjusted EBITDA (f) ...      5.67x           5.13x             5.37x
Monthly revenue per average basic
  customer .........................  $  32.42      $    33.33(g) $        33.38
Annualized adjusted EBITDA per
  average basic customer (f) .......    195.36          202.86            203.18
Annualized capital expenditures per
  average basic customer (d)(f) ....     75.19           44.33(g)          40.61
Summary Customer Data
  (end of period) (a)
Homes passed  ......................                 1,265,744         1,312,140
Basic customers  ...................                   919,057           955,204
Basic penetration  .................                      72.6%             72.8%
Premium units  .....................                   557,032           595,832

- ------
(a) The Core Cable Television Operations (Restricted Group) following the consummation of the Transactions will consist of the Company and all of the Company's wholly owned cable television subsidiaries. Financial ratios and other information are presented for the Restricted Group to enable prospective investors to evaluate the results of operations of those operating entities on which the Company will rely to service its obligations under the Notes.

(b) EBITDA represents operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income (loss), as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity. EBITDA is not a measure under generally accepted accounting principles.

(c) EBITDA margin measures EBITDA as a percentage of revenues.

(d) Excludes the purchase price of acquisitions consummated during the period.


(e) Adjusted EBITDA for the six months ended June 30, 1996 was calculated by adding to EBITDA of the Company the EBITDA of the Wilmington System and the Sammons Systems for the preacquisition portion of the period, and by giving effect to the pro forma adjustments set forth in notes (f), (g),
    (h), (i) and (r) of the notes to Pro Forma Financial Information. Adjusted EBITDA is presented in order to provide a more meaningful comparison to total debt and senior debt at the period end, and does not necessarily reflect what the Company's EBITDA would have been for such period had such acquisitions actually occurred at the beginning of such period. Adjusted EBITDA for the six months ended June 30, 1995 reflects no changes to EBITDA, since none of the Transactions occurred during such period.


(f) For comparative purposes, EBITDA and capital expenditures have been annualized.


(g) Per customer data for the six months ended June 30, 1996 was computed based on a weighted average number of basic customers during the period.

                                 RISK FACTORS

   Prior to making an investment decision, prospective investors should carefully consider, along with other matters referred to in this Prospectus, the following:

SUBSTANTIAL LEVERAGE


   The Company has a significant amount of leverage. As of June 30, 1996, after giving effect to the Transactions, the Company's total consolidated indebtedness would have been approximately $1,354 million, with a stockholders' deficit of $193.2 million. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.


NET LOSSES/DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES


   The Company has experienced net losses for each of the five years in the five-year period ended December 31, 1995. For the year ended December 31, 1995 and for the six months ended June 30, 1996, the Company's earnings were insufficient to cover its fixed charges by approximately $34.2 million and $33.1 million, respectively, and, in addition, after giving pro forma effect to the Transactions as if they had occurred on January 1, 1995, the Company's earnings would have been insufficient to cover its fixed charges by approximately $73.5 million and $57.9 million for the year ended December 31, 1995, and the six months ended June 30, 1996, respectively. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its debt service, working capital and capital expenditure requirements. If the Company were unable to meet its debt service obligations or working capital requirements, the Company would attempt to refinance its indebtedness or obtain new financing. There can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SUBORDINATION; HOLDING COMPANY STRUCTURE


   The indebtedness evidenced by the Notes will constitute general unsecured obligations of the Company, but the payment of the principal of and premium (if any) and interest on the Notes will be subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company. As of June 30, 1996, after giving pro forma effect to the Transactions, the Company's Senior Indebtedness would have been approximately $1,030 million. Although the Indenture contains limitations on the amount of additional indebtedness that the Company may incur, the amount of such indebtedness could be substantial under certain circumstances and, in certain cases, such indebtedness may be Senior Indebtedness. See "Description of Notes -- Certain Covenants -- Limitation on Indebtedness." As of June 30, 1996, after giving pro forma effect to the Transactions, the Company would have had approximately $195.5 million of borrowing availability under the New Bank Credit Facility.


   The operations of the Company are conducted through its subsidiaries. As a holding company, the Company has no operations and, therefore, is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the Notes when due. Because the Company's subsidiaries do not guarantee the payment of principal of or interest on the Notes, the claims of creditors of the Company's subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such claims will not constitute Senior Indebtedness. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At June 30, 1996, and after giving effect to the Transactions, the total liabilities of the Company's subsidiaries would have been approximately $119 million, including trade payables and accrued liabilities. Although the Indenture limits the incurrence of indebtedness and the issuance of preferred stock of certain subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by subsidiaries of liabilities that are not considered indebtedness under the Indenture. See "Description of Notes -- Certain Covenants -- Limitation on Indebtedness."


   In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay the Notes only after all Senior Indebtedness has been paid in full. Sufficient funds may not exist to pay amounts due on the Notes in such event. In addition, the subordination provisions of the Indenture provide that no payment may be made with respect to the Notes during the continuance of a payment default under any Senior Indebtedness. Furthermore, if certain nonpayment defaults exist with respect to certain Senior Indebtedness, the holders of such Senior Indebtedness will be able to prevent payments on the Notes for certain periods of time. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Notes."

REGULATION OF THE CABLE TELEVISION INDUSTRY

   The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that future rate reductions or refunds of previously collected fees may be required in the future. See "Legislation and Regulation."


   The Telecommunications Act of 1996 (the "1996 Act"), which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. See "Business -- Competition." There are numerous rulemakings to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company. See "Legislation and Regulation."


COMPETITION

   The cable television systems owned by the Company compete with Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). Three companies recently have launched, and three companies have announced their intention to launch, DBS services that compete with the Company for multichannel video entertainment customers, and additional entrants into the DBS market are expected. In addition, the former Regional Bell Telephone Companies (the "RBOCs") and other local telephone companies are in the process of entering the cable television business. The RBOCs have significant access to capital, and several have expressed their intention to enter the video-to-home business as an adjunct to their existing voice and data transmission businesses. In addition, the RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

   The 1996 Act repealed the prohibition on RBOCs and other local exchange companies ("LECs") from providing cable service directly to customers in their local telephone service areas. Thus, LECs may now acquire, construct and operate cable systems both inside and outside their service areas. The 1996 Act also authorizes LECs to operate quasi-common carrier "open video systems" without obtaining a local cable franchise.

   Most of the Company's cable television assets are located in the Bell Atlantic Corporation ("Bell Atlantic") operating area. Bell Atlantic recently announced its intention to merge with NYNEX Corporation ("NYNEX"). Both Bell Atlantic and NYNEX have previously made investments in CAI Wireless Systems, Inc. ("CAI") in order to finance CAI's development of digital wireless television. It is not clear at this time how the pending Bell Atlantic/NYNEX merger will impact competition or whether Bell Atlantic (or the new Bell Atlantic/NYNEX entity) intends to compete with the Company indirectly through its investment in CAI, directly by constructing hardwired broadband systems within the Company's service area or through a combination of both.

   The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which such competition may effect the Company. See "Business -- Competition" and "Legislation and Regulation."

FUTURE CAPITAL REQUIREMENTS

   As a result of existing and potential competition, cable television operators are experiencing increased pressure to expand and upgrade their cable television plant to increase channel capacity and to provide the capacity for the delivery of local telephone service over the cable television system. The Company expects to upgrade its systems with a high capacity, broadband hybrid coaxial/fiber optic cable to accomplish these purposes. The Company currently estimates such an upgrading will take approximately five years and the Company expects to spend approximately $300 million over that period. Although the Company has taken steps to begin the upgrading process and anticipates that it will continue to upgrade portions of its systems over the next several years, there can be no assurance that the Company will be able to upgrade its cable television systems at a rate which will allow it to remain competitive with other competitors which either do not rely on cable into the home (e.g., MMDS and DBS) or have access to significantly greater amounts of capital and an existing communications network. In addition, the Company currently estimates that it will make other capital expenditures over the next five years of approximately $150 million, principally for maintenance of its cable television plant and other fixed assets. Such capital expenditures are in addition to those expected to be incurred in connection with the upgrading of the Company's cable television systems described above. Furthermore, new services could require additional incremental capital. There can be no assurance that the Company will be able to fund its planned capital expenditures. The Company's inability to upgrade its cable television systems or make its other planned capital expenditures could adversely affect the Company's operations and competitive position.

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S DEBT INSTRUMENTS

   The terms of the Company's debt instruments, including the terms of the New Bank Credit Facility which was entered into contemporaneously with the closing of the Old Notes Offering, the agreements governing the Private Placement Notes (as defined), the indenture governing the 8 3/8 % Senior Notes and the Indenture, contain a number of significant covenants that, among other things, restrict the ability of the Company and its Restricted Subsidiaries to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. In addition, the terms of such debt instruments contain, among other covenants, requirements that the Company maintain specified financial ratios, including, under the terms of the New Bank Credit Agreement, maximum leverage and minimum interest coverage, and minimum working capital. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Company's Senior Indebtedness (including the New Bank Credit Facility). In the event of any such default, holders of such Senior Indebtedness could elect to declare all amounts outstanding thereunder, together with accrued interest and other fees, to be due and payable.

   If the indebtedness under the New Bank Credit Facility, the Private Placement Notes, the 8 3/8 % Senior Notes or the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such other indebtedness and the Notes in full. See "-- Subordination; Holding Company Structure," "Description of Other Debt Obligations" and "Description of Notes."

INVESTMENT IN AUSTRALIS MEDIA LIMITED


   The Company currently holds a 31.4% aggregate economic interest in Australis Media Limited, a pay-television provider in Australia ("Australis"), for an aggregate investment of approximately $91 million, and the Company has loaned Australis (through the Company's Lenfest Australia, Inc. subsidiary) approximately $18.5 million on an unsecured basis. In addition, the Company has guaranteed up to $75 million of a new $125 million Australis bank facility as part of recapitalization plans currently being pursued by Australis. Australis has announced that it plans to repay the Australis bank facility with the proceeds of long-term debt and equity financing in conjunction with its proposed recapitalization. In connection with such long-term financing, the Company has agreed to make an additional $40 million equity investment in Australis and to convert the discounted present value (approximately U.S.$ 25.0 million) of its existing ten-year technical services agreement with Australis to equity, subject to the approval of the issuance of additional securities by Australis' shareholders. The additional equity investment and the conversion of the technical services agreement into equity are subject to a number of conditions, including the successful completion of the recapitalization and the equity contributions of certain other investors. If the Australis long-term financing is completed, Australis will repay the $18.5 million loan, with interest, and the $75 million guaranty will expire. There can be no assurance that the Australis long-term financing will be completed or completed on a timely basis. The board of directors of Australis has publicly stated that if Australis is unable to obtain the long-term financing prior to the expiration of the Australis bank facility (scheduled to expire on October 31, 1996), there is substantial doubt as to Australis' ability to continue as a going concern. As a result of uncertainties associated with the successful completion by Australis of its proposed recapitalization, the Company's financial statements included herein recognize a decline in the market value of its equity ownership interest in securities of Australis in the amount of approximately $66.9 million and the provision for potential reduction in value of note receivable and accrued interest in the amount of $19.7 million in connection with the note receivable and accrued interest due from Australis. If the Australis long-term financing is not completed, the $18.5 million loan will not be repaid, the $75 million guaranty may be drawn in whole or in part and the Company's existing equity investment in Australis may lose all or a substantial portion of its value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Lenfest Australia, Inc." and "-- Legal Proceedings."

   Additionally, in November 1994, Mr. Lenfest and TCI International, Inc. jointly and severally guaranteed up to $67 million in program license payment obligations of the distributor of Australis' movie programming. The Company has agreed to indemnify Mr. Lenfest against loss from such guaranty to the fullest extent permitted under the Company's debt obligations. The Company has neither sought nor obtained any consents which may be required in connection with this indemnification obligation. The terms of the guarantees provide that the amount of the guarantees will be reduced on a dollar-for-dollar basis with the provision of one or more letters of credit, which may not exceed $33.5 million. Under the terms of the New Bank Credit Facility, however, Mr. Lenfest's claims for indemnification are limited to $33.5 million, which amount will be further reduced by the aggregate face amount of any letters of credit, if any, requested by the Company to be issued under the New Bank Credit Facility with respect to the program license payment obligations guarantees. If the Company obtains such letter of credit facility, the Company would be directly obligated for the face amount of such letter of credit and may remain indirectly obligated for the balance of the program license payment obligations. The Company has deferred any decision concerning the obtaining of any letter of credit facility (including the amount thereof) until after the Australis long-term financing has been successfully completed.


CONCENTRATION OF CONTROL IN SINGLE STOCKHOLDER

   As a result of the stock ownership of the Company by H.F. Lenfest, proxies (irrevocable until March 30, 2000) granted to him by certain stockholders, an agreement between Mr. Lenfest and LMC Lenfest, Inc., the owner of 50% of the outstanding common stock of the Company, and the amended and restated Articles of

Incorporation of the Company, Mr. Lenfest has the right to designate a majority of the Board of Directors of the Company until January 1, 2002. During such period, vacancies in respect of directors designated by Mr. Lenfest shall be filled by designees of Mr. Lenfest or, in the event of Mr. Lenfest's death, of The Lenfest Foundation. Thereafter, certain members of the Lenfest family and The Lenfest Foundation (collectively, the "Lenfest Family") and LMC Lenfest, Inc. will have the right to appoint an equal number of members of the Company's Board of Directors. This right will continue for so long as any member of the Lenfest Family owns any stock in the Company. By virtue of this agreement, Mr. Lenfest effectively is able to direct and control certain fundamental policy and management decisions of the Company and its subsidiaries. See "Principal Stockholders."

LOSS OF FAVORABLE PROGRAMMING SUPPLY

   Through an agreement with Satellite Services, Inc. (a wholly owned subsidiary of TCI), the Company is able to purchase almost all of its programming services at rates closely approximating those paid by TCI. The three cable television operators in which the Company has a 50% or less ownership interest (Garden State Cablevision L.P., Susquehanna Cable Co. and Raystay Co.) also obtain their programming pursuant to this agreement. In addition, pursuant to an agreement between the Company and TCI, TCI must provide the programming services available to TCI to the Company at rates closely approximating those paid by TCI. As management believes that the rates at which it purchases programming from Satellite Services, Inc. (and the rates at which the Company could purchase programming from TCI) are significantly less than the Company could obtain independently, loss of access to programming at such favorable rates could materially adversely affect the financial position or results of operations of the Company.

ABSENCE OF ACTIVE TRADING MARKET

   The Exchange Notes are a new issue of securities for which there is currently no active trading market. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of the Company. The Company does not intend to apply for a listing or quotation of the Exchange Notes, on any securities exchange or stock market. No assurance can be given as to the liquidity of the trading market for the Exchange Notes.

                               USE OF PROCEEDS

   The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer.

                                CAPITALIZATION


   The following table sets forth the consolidated capitalization and cash and cash equivalents of the Company as of June 30, 1996, (i) on a historic basis and (ii) on a pro forma basis after giving effect to the Transactions. See "Pro Forma Financial Information."

                                                         June 30, 1996
                                                 ----------------------------
                                                     Actual        Pro Forma
                                                  ------------     -----------
                                                    ( dollars in thousands )
Cash and Cash Equivalents                          $    3,242      $    3,242
                                                  ============     ===========
Total Debt
Notes payable to banks  ......................     $   25,720      $   25,720
New Bank Credit Facility  ....................        150,000         234,500
11.84% Senior Notes  .........................         21,000          21,000
11.30% Senior Notes(a)  ......................         75,000          75,000
9.93% Senior Notes  ..........................         14,250          14,250
8 3/8 % Senior Notes, net of discount  .......        684,984         684,984
Obligations under capital leases  ............          5,248           5,248
The Notes, net of discount  ..................        293,496         293,496
                                                  ------------     -----------
  Total debt  ................................      1,269,698       1,354,198
                                                  ------------     -----------
Minority Interest  ...........................          3,472           3,472

Stockholders' Equity (Deficit)
Common stock  ................................              2               2
Additional paid-in capital  ..................         50,747          50,747
Unrealized gain on marketable securities, net             793             793
Accumulated deficit  .........................       (244,719)       (244,719)
                                                  ------------     -----------
     Total stockholders' equity (deficit)  ...       (193,177)       (193,177)
                                                  ------------     -----------
       Total capitalization  .................     $1,079,993      $1,164,493
                                                  ============     ===========

- ------
(a) Does not reflect mandatory principal repayments made on August 30, 1996 of $15 million on the 11.30% Senior Notes. See "Description of Other Debt Obligations."

                       PRO FORMA FINANCIAL INFORMATION


   The following pro forma financial information is based on the historical financial statements of Lenfest and the historical financial statements of the cable television systems acquired or to be acquired by the Company, adjusted to give effect to (i) the issuance of the 10 1/2 % Senior Subordinated Notes and the application of the net proceeds therefrom, (ii) the New Bank Credit Facility and the application of the initial borrowings thereunder, (iii) the Turnersville Acquisition, (iv) the TCI Exchange, (v) the Sammons Acquisition, (vi) the Salem Acquisition, (vii) the borrowings under the New Bank Credit Facility to finance the Turnersville Acquisition, the Sammons Acquisition, the Salem Acquisition and the Shore Acquisition and
(viii) the issuance of the 8 3/8 % Senior Notes and the application of the net proceeds therefrom (all of the foregoing are collectively, the "Transactions"). A complete set of historical financial statements of the Shore System is not available and, therefore, such historical statements of operations are not included in the pro forma presentation. The omission of the Shore System historical statements of operations and the related adjustments to the Pro Forma Condensed Consolidated Statements of Operations does not materially affect the Company's pro forma results of operations.

   The Pro Forma Condensed Consolidated Statements of Operations give effect to the Transactions as if they had occurred as of January 1, 1995, and the Pro Forma Condensed Consolidated Balance Sheet gives effect to the Transactions as if they had occurred as of June 30, 1996. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Condensed Consolidated Financial Statements do not purport to represent what Lenfest's results of operations or financial condition would actually have been had the Transactions in fact occurred on such dates or to project Lenfest's results of operations or financial condition for any future date or period. The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements of Lenfest, the Wilmington System and the Sammons Systems included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Turnersville Acquisition will be consummated.


   The TCI Exchange involved a transaction between related parties, Lenfest and a subsidiary of TCI. TCI is an indirect 50% stockholder of Lenfest. Lenfest and TCI are not entities under common control. Lenfest is accounting for the exchange of the cable systems' assets as a nonmonetary exchange of productive assets in accordance with Accounting Principles Board Opinion Number 29. For financial statement purposes, Lenfest is not recording a gain or loss on the cable television assets exchanged, but is recognizing a gain of approximately $7 million on the exchange of its approximately 42% general partnership interest in Bay Cable Advertising that is included in the TCI Exchange. Lenfest has allocated the net book values of the assets exchanged to the identifiable tangible and intangible assets acquired. For tax purposes, the TCI Exchange has been structured in such a way that, to the greatest extent possible, the transfer qualifies as a tax-free exchange of like-kind assets under Section 1031 of the Internal Revenue Code. The taxable gain recognized on this transaction is presently estimated to be $1 million to $2 million on the cable television assets and $7 million on the partnership interest.

   The Sammons, Salem, Shore and Turnersville Acquisitions are or will be accounted for under the purchase method of accounting. The total purchase prices for the acquisitions have been allocated to the identifiable tangible and intangible assets and liabilities of the acquired business based upon Lenfest's preliminary estimate of their fair values with the remainder allocated to goodwill. The allocations of the purchase prices are subject to revision when additional information concerning asset and liability valuations is obtained. In the opinion of Lenfest's management, the final asset and liability valuations for the Acquisitions will not result in any material change to the pro forma financial data presented.

   The Pro Forma Condensed Consolidated Financial Statements give effect only to the adjustments set forth in the accompanying notes and do not reflect any other benefits anticipated by Lenfest's management as a result of the TCI Exchange or the Sammons, Salem, Shore or Turnersville Acquisitions.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF JUNE 30, 1996
                            (DOLLARS IN THOUSANDS)

                                                       Historical                   Pro Forma Adjustments
                                      -------------------------------------------    ---------------------
                                              Lenfest (a) (b)
                                      ------------------------------    Turners-         Turnersville
                                        Restricted     Unrestricted     ville (b)        Acquisition             Pro Forma
                                       ------------   --------------    ----------   ---------------------      ------------
ASSETS
Cash and cash equivalents  .........    $    1,511      $   1,731        $   189           $   (189)(c)         $    3,242
Receivables, inventory and prepaids         13,344         15,792            640                (53)(c)             29,723
Marketable securities  .............         3,779         25,249             --                                    29,028
Property and equipment, net of
  accumulated depreciation .........       355,051         28,814         17,840              7,510 (d)            409,215
Other investments  .................           425         50,124             --                                    50,549
Goodwill, net  .....................        69,686          6,130          2,348             (2,348)(c)             75,816
Deferred franchise costs, net  .....       521,133             --             --             58,563 (d)            579,696
Other intangible assets, net  ......        19,795          2,695             --                                    22,490
Deferred tax asset  ................        24,480         20,733             --                                    45,213
Other assets  ......................         7,311            119              7                 (7)(c)              7,430
                                       ------------   --------------    ----------        -------------        ------------
                                        $1,016,515      $ 151,387        $21,024           $ 63,476             $1,252,402
                                       ============   ==============    ==========        =============        ============
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  (DEFICIT)
Debt  ..............................    $1,240,809      $  28,889        $    --           $ 84,500 (e)         $1,354,198
Intercompany payable (receivable)  .      (319,480)       319,480             --                                        --
Payables and accruals  .............        44,916          5,689            344               (344)(c)             50,605
Deferred tax liability  ............         8,006            734             --                                     8,740
Other liabilities  .................         8,371         20,193             30                (30)(c)             28,564
                                       ------------   --------------    ----------        -------------        ------------
     Total liabilities  ............       982,622        374,985            374             84,126              1,442,107
Minority interest  .................            --          3,472             --                                     3,472
Stockholders' equity (deficit)
   Common stock ....................             2             --             --                                         2
   Additional paid-in capital ......        50,747             --             --                                    50,747
   Unrealized gain (loss) on
     marketable securities  ........           638            155             --                                       793
   Accumulated net assets of
     systems acquired or to be
     acquired  .....................            --             --         20,650            (20,650)(c)                 --
   Accumulated deficit .............       (17,494)      (227,225)            --                                  (244,719)
                                       ------------   --------------    ----------        -------------        ------------
                                            33,893       (227,070)        20,650            (20,650)              (193,177)
                                       ------------   --------------    ----------        -------------        ------------
                                        $1,016,515      $ 151,387        $21,024           $ 63,476             $1,252,402
                                       ============   ==============    ==========        =============        ============


See notes to pro forma financial information.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)


                                                                                                        Pro Forma
                                                                Historical                             Adjustments
                                      --------------------------------------------------------------   ------------
                                             Lenfest (a)
                                     --------------------------                            Turners-   TCI Exchange
                                                                   Wilmington &   Salem      ville      & Sammons
                                      Restricted   Unrestricted    Sammons (b)     (b)        (b)      Acquisition
                                      ----------   ------------    ------------   -------   --------   ------------
Revenues  .........................    $232,155      $ 34,094       $158,649      $3,017    $15,680     $ (49,182)(f)

Programming expenses  .............      55,322        10,101         39,944         683      4,517       (12,965)(f)
                                                                                                              111 (g)
                                                                                                           (4,749)(g)
Selling, general & administrative..      45,902        13,408         32,848         415      4,521       (11,681)(f)
                                                                                                           (5,037)(h)
                                                                                                           (1,114)(i)
Technical and other  ..............      15,670        13,504         15,407         483      1,012        (3,477)(f)
                                                                                                             (586)(i)
Depreciation and amortization  ....      71,054         6,646         26,032         413      3,632        (9,013)(f)
                                                                                                           19,529 (j)
                                                                                                              562 (k)
                                                                                                           (4,340)(k)
                                      ----------   ------------    ------------   -------   --------   ------------
   Total operating expenses .......     187,948        43,659        114,231       1,994     13,682       (32,760)
                                      ----------   ------------    ------------   -------   --------   ------------
   Operating income (loss) ........      44,207        (9,565)        44,418       1,023      1,998       (16,422)
Interest expense  .................     (59,966)       (1,572)       (21,563)       (395)       (13)           17 (f)
                                                                                                           (1,064)(k)
                                                                                                          (44,830)(k)
                                                                                                           21,563 (l)
Other income (expense)  ...........      15,555       (11,249)           615          --         --            33 (f)
                                                                                                           (1,081)(m)
                                      ----------   ------------    ------------   -------   --------   ------------
   Income (loss) before taxes and
     extraordinary loss  ..........        (204)      (22,386)        23,470         628      1,985       (41,784)
Income tax benefit (expense)  .....          --        11,095         (9,639)         --         --        14,624(n)
                                      ----------   ------------    ------------   -------   --------   ------------
   Income (loss) before
     extraordinary loss  ..........    $   (204)     $(11,291)      $ 13,831      $  628    $ 1,985      $(27,160)
                                      ==========   ============    ============   =======   ========   ============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                                 Pro Forma Adjustments
                                      --------------------------------------------
                                                    Offering & New
                                         Salem       Bank Credit     Turnersville
                                      Acquisition    Facility (p)     Acquisition    Pro Forma
                                      -----------   --------------    ------------   -----------
Revenues  .........................                                                  $ 394,413

Programming expenses  .............                                                     92,964

Selling, general & administrative                                     $   (820)(h)      78,442

Technical and other  ..............                                                     42,013

Depreciation and amortization  ....   $    933(j)   $     13             4,843(j)      120,304

                                      -----------   --------------    ------------   -----------
   Total operating expenses .......        933            13             4,023         333,723
                                      -----------   --------------    ------------   -----------
   Operating income (loss) ........       (933)          (13)           (4,023)         60,690
Interest expense  .................     (1,296)(o)   (10,907)           (6,845)(e)    (126,476)
                                           395(i)

Other income (expense)  ...........                                                      3,873

                                      -----------   --------------    ------------   -----------
   Income (loss) before taxes and
     extraordinary loss  ..........     (1,834)      (10,920)          (10,868)        (61,913)
Income tax benefit (expense)  .....        642(n)      3,822(n)          3,804(n)       24,348
                                      -----------   --------------    ------------   -----------
   Income (loss) before
     extraordinary loss  ..........   $ (1,192)     $ (7,098)         $ (7,064)      $ (37,565)(q)
                                      ===========   ==============    ============   ===========

                 See notes to pro forma financial information.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                                Historical
                                      --------------------------------------------------------------
                                           Lenfest (a) (b)
                                     --------------------------                            Turners-
                                                                  Wilmington &    Salem      ville
                                      Restricted   Unrestricted    Sammons (b)     (b)        (b)
                                      ----------   ------------    ------------   -------   --------
Revenues  .........................    $161,544      $ 23,121        $23,460      $1,084     $8,430

Programming expenses  .............      36,507         6,538          5,981         297      2,487

Selling, general & administrative        29,933        10,101          5,420         135      2,608

Technical and other  ..............      12,754         6,055          3,111         121        504

Depreciation and amortization  ....      47,612         3,825          3,826         150      1,793

                                      ----------   ------------    ------------   -------   --------
   Total operating expenses .......     126,806        26,519         18,338         703      7,392
                                      ----------   ------------    ------------   -------   --------
   Operating income (loss) ........      34,738        (3,398)         5,122         381      1,038
Interest expense  .................     (47,008)         (963)          (957)       (170)      (193)

Other income (expense)  ...........       8,558       (93,735)           110          --         --

                                      ----------   ------------    ------------   -------   --------
   Income (loss) before taxes and
     extraordinary loss  ..........      (3,712)      (98,096)         4,275         211        845
Income tax benefit (expense)  .....          --         3,484         (1,747)         --         --
                                      ----------   ------------    ------------   -------   --------
   Income (loss) before
     extraordinary loss  ..........    $ (3,712)     $(94,612)       $ 2,528      $  211     $  845
                                      ==========   ============    ============   =======   ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                         Pro Forma Adjustments
                                      -----------------------------------------------------------
                                      TCI Exchange                 Offering & New
                                       & Sammons        Salem        Bank Credit    Turnersville
                                      Acquisition    Acquisition    Facility (p)     Acquisition     Pro Forma
                                      ------------   -----------    --------------   ------------   ------------
Revenues  .........................    $  (4,965)(f)                                                $ 212,674

Programming expenses  .............       (1,676)(f)                                                   49,334
                                            (800)(g)
Selling, general & administrative         (1,583)(f)                                 $   (425)(h)      45,004
                                            (827)(h)
                                            (186)(i)
                                            (172)(r)
Technical and other  ..............         (510)(f)                                                   21,756
                                             (98)(i)
                                            (181)(r)
Depreciation and amortization  ....       (1,070)(f)  $  311 (j)    $     7             2,421(j)       63,757
                                           4,882 (j)
                                      ------------   -----------    --------------   ------------   ------------
   Total operating expenses .......       (2,221)        311              7             1,996         179,851
                                      ------------   -----------    --------------   ------------   ------------
   Operating income (loss) ........       (2,744)       (311)            (7)           (1,996)         32,823
Interest expense  .................       (5,250)(k)    (432)(o)     (5,468)           (3,422)(e)     (62,736)
                                             957 (l)     170(l)
Other income (expense)  ...........       (7,024)(f)                                                  (93,263)
                                          (1,172)(m)
                                      ------------   -----------    --------------   ------------   ------------
   Income (loss) before taxes and
     extraordinary loss  ..........      (15,233)       (573)        (5,475)           (5,418)       (123,176)
Income tax benefit (expense)  .....        5,332 (n)     201(n)       1,916(n)          1,896(n)       11,082
                                      ------------   -----------    --------------   ------------   ------------
   Income (loss) before
     extraordinary loss  ..........     $ (9,901)     $ (372)       $(3,559)         $ (3,522)      $(112,094)(q)
                                      ============   ===========    ==============   ============   ============

See notes to pro forma financial information.

                   NOTES TO PRO FORMA FINANCIAL INFORMATION
                            (DOLLARS IN THOUSANDS)

(a) The historical financial statements of Lenfest have been segregated between the Restricted Group and Unrestricted Subsidiaries. The Restricted Group consists of all wholly owned cable television subsidiaries of the Company as of June 30, 1996. The Unrestricted Subsidiaries consist of all other consolidated subsidiaries of the Company. Substantially all of Lenfest's investments in unconsolidated subsidiaries, including Garden State Cablevision L.P., are held by Unrestricted Subsidiaries.

(b) As of June 30, 1996, the assets and liabilities of the Wilmington, Sammons, Salem and Shore Systems are included in the Lenfest Restricted Group historical balance sheet. The assets and liabilities of the California systems (the "California Systems") transferred to TCI in the TCI Exchange are not included.

    Included in the Restricted Group's historical statement of operations for the six months ended June 30, 1996, are the revenues and expenses of the Wilmington, Sammons, Salem and Shore Systems from their respective dates of acquisition of February 12, February 29 and April 30, 1996. Also included are the revenues and expenses of the California systems up to February 12, 1996, the date of the TCI Exchange.

    The pro forma presentation includes the historical statements of financial position and operations of the Turnersville System. The pro forma presentation also includes the preacquisition historical statements of operations of the Wilmington, Sammons, and Salem Systems.

(c) Represents the elimination of historical assets not being purchased and historical liabilities not being assumed and the elimination of historical net assets related to the Turnersville Acquisition.

(d) Represents the increase from historical amounts to the estimated fair market value of all tangible and intangible assets acquired and liabilities assumed upon consummation of the Turnersville Acquisition comprised of the following:

      Purchase price  .......................................................................    $84,500
      Net book value of acquired tangible and intangible assets included in historical
        information .........................................................................     18,427
                                                                                                ----------
      Excess of purchase price over book value of assets acquired  ..........................    $66,073
                                                                                                ==========
      Allocation of excess purchase price to estimated fair market value:
        Property and equipment ..............................................................    $ 7,510
        Intangible assets ...................................................................     58,563
                                                                                                ----------
                                                                                                 $66,073
                                                                                                ==========

    The asset acquisition is subject to post-closing working capital and other adjustments, as defined in the related asset purchase agreement.

(e) The Company anticipates that it will borrow up to $84.5 million under the New Bank Credit Facility to finance the Turnersville Acquisition. Interest is based on LIBOR plus an applicable margin ranging from 3/4 % to 2 3/8 %. Interest is calculated on $84.5 million at an estimated average rate of 8.1%.

(f) These pro forma adjustments remove the revenues and expenses of the California Systems that are included in the historical statements of operations of Lenfest.

(g) The Company obtains most of its cable television programming from Satellite Services, Inc. a subsidiary of TCI, pursuant to an agreement. The Company's costs for programming that it obtains from Satellite Services, Inc. are based upon TCI's costs plus an administrative fee. For the year ended December 31, 1995, the pro forma statement of operations reflects the Company's estimate of these administrative fees as an increase in programming expenses for the Wilmington System. For the preacquisition period ended February 12, 1996, no estimate is provided because these fees would not have been material.

    The benefits of the Satellite Services, Inc. agreement are also available with respect to the Sammons Systems. The pro forma adjustments to programming expenses in the pro forma statements of operations reflect the Company's estimates of programming expense savings using the rates at which the Company obtained its programming. For the year ended December 31, 1995 and the preacquisition period ended February 29, 1996, these savings on the Sammons Systems are estimated to be $4.7 million and $0.8 million, respectively.

(h) The management fees paid by the Sammons and Turnersville Systems to their affiliates in the amounts of $5.0 and $0.8 million, respectively, for the year ended December 31, 1995 are eliminated. Management fees paid by the Sammons and Turnersville Systems to their affiliates in the amount of $0.8 and $0.4 million, respectively, in 1996 are also eliminated.

(i) Reflects the savings of salary and benefits resulting from the elimination of 46 positions at the Sammons Systems by the Company immediately upon the closing of the Sammons Acquisition.

(j) Adjustments to depreciation and amortization represent the incremental depreciation and amortization charges resulting from the net increase in historical amounts to fair market value related to the TCI Exchange and the Sammons, Salem and Turnersville Acquisitions.

(k) The Company drew $420 million under the Old Bank Credit Facility to complete the Sammons Acquisition. Interest is calculated on such $420 million at an estimated average rate of 7.5% for 1995. On June 27, 1996, the Company entered into the New Bank Credit Facility with a commitment in the aggregate amount of $450 million, consisting of a $150 million term loan facility and a $300 million revolving credit facility. Interest is based on LIBOR plus an applicable margin ranging from 3/4 % to 2 3/8 %. For purposes of the pro forma adjustments, the incremental interest attributable to the Notes and the New Bank Credit Facility has been reflected above. (See Note (p).)

    In November 1995, the Company issued $700 million principal amount of 8 3/8 % Senior Notes. The net proceeds of the 8 3/8 % Senior Notes, approximately $685.7 million, was used to prepay certain debt, including a prepayment penalty of approximately $10 million, and provided funding for the TCI Exchange and provided partial funding for the Sammons Acquisition. Discount and debt issuance costs of $15.6 million are being amortized using the interest method. In addition, debt issuance costs of $4.1 million in connection with the Old Bank Credit Facility are being amortized over 7.25 years. The 1995 amortization of these deferred debt costs in excess of amortization included in the historical information are approximately $1.6 million and are presented as pro forma adjustments.

    Interest on the above debt in excess of interest included in the historical information on debt repaid amounts to $44.8 million for the year ended December 31, 1995 and $5.2 million for the six months ended June 30, 1996 and is presented as a pro forma adjustment. Amortization of debt issuance costs, relating to the debt repaid, included in the historical statement of operations totaled $4.3 million and has been eliminated as a pro forma adjustment.

(l) Represents the elimination of the historical interest on intercompany debt and advances to the Wilmington, Sammons and Salem Systems. The Company did not assume any intercompany debt in the Transactions.

(m) Represents the elimination of excess interest income included in the historical financial statements of the Company. This interest income resulted from investing a portion of the net proceeds from the issuance of the 8 3/8 % Senior Notes in November 1995 in marketable securities pending the application of such proceeds in connection with the Sammons Acquisition on February 29, 1996.

(n) The pro forma tax benefits relate to pro forma adjustments and have been calculated at the federal tax rate of 35%.

(o) The Company drew $27 million under the Old Bank Credit Facility to finance the Salem and Shore Acquisitions. For pro forma purposes, these borrowings are reflected as a draw under the New Bank Credit Facility. Interest is based on LIBOR plus an applicable margin ranging from 3/4 % to 2 3/8 %. Interest on the Salem Acquisition is calculated at an estimated average rate of 8.1%. Interest on the Shore Acquisition is not included, due to the omission of the Shore System historical statements. However, such pro forma interest would have amounted to approximately $0.9 million and $0.3 million for the year ended December 31, 1995, and the six months ended June 30, 1996, respectively.

(p) The pro forma adjustments to the Pro Forma Condensed Consolidated Statements of Operations for the Offering and the New Bank Credit Facility are as follows:

                                                                Year Ended December 31, 1995
                                                           --------------------------------------
                                                                          New Bank
                                                                           Credit
                                                             Offering     Facility       Total
                                                            ----------   ----------    -----------
     Depreciation and amortization:
     Amortization of debt issuance costs  ...............    $    --      $   511       $    511
     Elimination of amortization of debt issuance costs
        of the Old Bank Credit Facility .................         --         (498)          (498)
                                                            ----------   ----------    -----------
          Total  ........................................    $    --      $    13       $     13
                                                            ==========   ==========    ===========

   Interest expense:
   Increase in interest expense .........................    $(9,480)     $(1,041)      $(10,521)
   Accretion of debt discount ...........................       (386)          --           (386)
                                                            ----------   ----------    -----------
                                                             $(9,866)     $(1,041)      $(10,907)
                                                            ==========   ==========    ===========

   Income tax benefit (expense):
   Increase in deferred tax asset .......................    $ 3,453      $   369       $  3,822


                                                               Six Months Ended June 30, 1996
                                                           -------------------------------------
                                                                          New Bank
                                                                           Credit
                                                             Offering     Facility       Total
                                                            ----------   ----------    ----------
     Depreciation and amortization:
     Amortization of debt issuance costs  ...............    $    --       $ 256        $   256
     Elimination of amortization of debt issuance costs
        of the Old Bank Credit Facility .................         --        (249)          (249)
                                                            ----------   ----------    ----------
          Total  ........................................    $    --       $   7        $     7
                                                            ==========   ==========    ===========

   Interest expense:
   Increase in interest expense .........................    $(4,740)      $(520)       $(5,260)
   Accretion of debt discount ...........................       (208)         --           (208)
                                                            ----------   ----------    ----------
                                                             $(4,948)      $(520)       $(5,468)
                                                            ==========   ==========    ==========
   Income tax benefit (expense):
   Increase in deferred tax asset .......................    $ 1,732       $ 184        $ 1,916

Debt issuance costs of the New Bank Credit Facility are capitalized and will be amortized over 7.25 years. Debt issuance costs of the Notes are treated as a discount and will be amortized using the interest method. The amortization of the debt issuance costs of the Old Bank Credit Facility included in the historical statement of operations are eliminated.

Interest on the Notes (10.5%) and the New Bank Credit Facility (at the estimated rate of 8.1%) in excess of the interest included in the historical statement of operations on the debt under the Old Bank Credit Facility (average rate of 7.5%) and interest on the additional debt incurred in connection with the gross proceeds and initial borrowings under the Notes and the New Bank Credit Facility are presented as pro forma adjustments.

The pro forma adjustments to income tax benefit (expense) reflect the tax effect of the Offering and the closing of the New Bank Credit Facility.

(q) After giving pro forma effect to the Transactions as if they had occurred on January 1, 1995, the Company's earnings would have been insufficient to cover its fixed charges by $73.5 million and $57.9 million for the year ended December 31, 1995, and the six months ended June 30, 1996, respectively.

(r) Represents the elimination of vacation compensation not previously accrued but paid by the prior owners of the Wilmington System upon the closing of the TCI Exchange.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
               (DOLLARS IN THOUSANDS EXCEPT PER CUSTOMER DATA)


   The selected consolidated financial data as of and for each of the five years in the period ended December 31, 1995 have been derived from the audited Consolidated Financial Statements of the Company. These data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements for each of the three years in the period ended December 31, 1995 included elsewhere in this Prospectus, which includes a discussion of events that affect the comparability of the information presented below. The statement of operations data with respect to the fiscal year ending December 31, 1991 and 1992 have been derived from audited consolidated financial statements of the Company not included herein. The balance sheet data as of June 30, 1996 and the statement of operations data with respect to the six months ended June 30, 1995 and 1996 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.


                                                                             Year Ended December 31,
                                                      ---------------------------------------------------------------------
Statement of Operations Data                             1991           1992           1993          1994          1995
                                                      -----------   ------------    -----------   -----------   -----------
Revenues  .........................................   $161,365      $179,940       $213,240      $236,195       $266,249
Programming expenses  .............................     35,495        43,388         51,783        59,352         65,423
Selling, general & administrative  ................     39,681        41,455         49,743        53,767         59,310
Technical and other  ..............................     16,321        15,075         16,533        21,420         29,174
Depreciation and amortization  ....................     51,596        56,192         65,195        75,518         77,700
                                                      --------      ---------       --------      --------      --------
 Operating income  ................................     18,272        23,830         29,986        26,138         34,642
Interest expense  .................................    (35,138)      (32,563)       (35,090)      (47,749)       (61,538)
Other income (expense)  ...........................    (11,915)      (13,645)        (9,797)       (7,017)         4,306
                                                      --------      ---------       --------      --------      --------
 Loss from continuing operations  .................    (28,781)      (22,378)       (14,901)      (28,628)       (22,590)
Discontinued operations  ..........................     20,565            --             --            --             --
Income tax benefit (expense)  .....................     (1,616)        5,408          3,034         9,729         11,095
Extraordinary loss, net of taxes  .................         --            --             --            --         (6,739)
                                                      --------      ---------       --------      --------      --------
 Net loss  ........................................   $ (9,832)    $ (16,970)      $(11,867)     $(18,899)      $(18,234)
                                                      ========      =========       ========      ========      ========
Deficiency of earnings available to cover fixed
  charges (a) .....................................   $  8,440     $   9,615       $  5,079      $ 18,444       $ 34,197

Balance Sheet Data (end of period)
Total assets  .....................................   $377,183      $424,733       $635,761      $665,346       $851,748
Total debt  .......................................    356,086       406,038        612,392       626,121        817,725
Stockholders' equity (deficit)  ...................    (27,189)      (44,162)       (56,029)      (49,609)       (45,192)

Core Cable Television Operations (Restricted Group)
Financial Ratios and Other
  Data (b)
Revenues  .........................................   $148,985      $166,081       $197,630      $212,800       $232,155
EBITDA (c)  .......................................     73,805        83,449        100,476       105,711        115,261
EBITDA margin (d)  ................................       49.5%         50.2%          50.8%         49.7%          49.6%
Interest expense  .................................   $ 34,882      $ 32,749       $ 34,699      $ 47,016       $ 59,966
Capital expenditures (e)  .........................     29,176        43,463         41,658        42,162         40,168
Total debt  .......................................    366,848       403,760        609,156       616,657        807,535
Ratio of total debt to EBITDA  ....................       4.97x         4.84x          6.06x         5.83x          7.01x
Monthly revenue per average basic customer  .......   $  28.79      $  30.18       $  32.05      $  31.44       $  32.97
Annual EBITDA per average basic customer  .........     171.14        181.97         195.51        187.42         196.40
Annual capital expenditures per average basic
  customer (e) ....................................      67.65         94.78          81.06         74.75          68.44

Summary Customer Data (end of period) (b)
Homes passed  .....................................    705,985       759,635        870,718       892,549        904,753
Basic customers  ..................................    440,045       477,130        550,703       577,377        596,366
Basic penetration  ................................       62.3%         62.8%          63.2%         64.7%          65.9%
Premium units  ....................................    393,310       393,689        420,630       426,092        426,345



                                                                 Six Months Ended
                                                                     June 30,
                                                            --------------------------
Statement of Operations Data                                    1995          1996
                                                             ----------   ------------
Revenues  ................................................  $131,263     $  184,665
Programming expenses  ....................................    32,406         43,045
Selling, general & administrative  .......................    28,504         40,034
Technical and other  .....................................    13,444         18,809
Depreciation and amortization  ...........................    36,418         51,437
                                                             -------      ---------
                                                             110,772        153,325
                                                             -------      ---------
 Operating income  .......................................    20,491         31,340
Interest expense  ........................................   (28,261)       (47,971)
Other income (expense)  ..................................     8,188        (85,177)
                                                             -------      ---------
 Income (loss) from continuing operations  ...............       418       (101,808)
Income tax benefit (expense)  ............................      (367)         3,484
Extraordinary loss, net of taxes  ........................        --         (2,484)
                                                             -------      ---------
 Net income (loss)  ......................................  $     51     $ (100,808)
                                                             =======      =========
Deficiency of earnings available to cover fixed
  charges (a) ............................................  $ 11,782     $   33,054
Balance Sheet Data (end of period)
Total assets  ............................................               $1,167,902
Total debt  ..............................................                1,269,698
Stockholders' equity (deficit)  ..........................                 (193,177)

Core Cable Television Operations (Restricted Group)
Financial Ratios and Other
  Data (b)
Revenues  ................................................  $113,052     $  161,544
EBITDA (c)  ..............................................    56,728         82,350
EBITDA margin (d)  .......................................      50.2%          51.0%
Adjusted EBITDA (f)  .....................................    56,728         92,366
Interest expense  ........................................    27,188         47,008
Capital expenditures (e)  ................................    21,851         17,902
Total debt  ..............................................   643,744      1,240,809
Ratio of total debt to annualized adjusted EBITDA (g)  ...      5.67x          6.72x
Monthly revenue per average basic customer  ..............  $  32.42     $    33.33(h)
Annualized adjusted EBITDA per average basic customer (g)     195.36         202.86
Annualized capital expenditures per average basic
  customer (e)(g) ........................................     75.19          44.33(h)
Summary Customer Data (end of period) (b)
Homes passed  ............................................                1,265,744
Basic customers  .........................................                  919,057
Basic penetration  .......................................                     72.6%
Premium units  ...........................................                  557,032

- ------
(a) For purposes of computing the deficiency of earnings available to cover fixed charges, earnings represents the sum of income from continuing operations before income taxes for the Company and its subsidiaries plus fixed charges, minority interest in the loss of consolidated subsidiaries, undistributed losses of equity method investments and distributed income of equity method investments; less undistributed income of equity method investments. Fixed charges represent interest paid or accrued on indebtedness of the Company and its subsidiaries, amortization of debt discount and deferred loan charges and one-third (the portion deemed representative of the interest factor) of rents. In 1995, the Company increased its ownership in Garden State Cablevision L.P. to 50%. For 1995 and the six months ended June 30, 1995 and 1996, the equity loss from Garden State Cablevision L.P. has not been added back for purposes of this calculation. Also, in 1995, the Company sold marketable securities and recognized a $13.1 million gain, and in 1996, the Company recognized a gain of $7 million on the exchange of a partnership interest in connection with the TCI Exchange and a loss of $66.9 million on the decline in market value of securities. These items have been excluded from earnings for purposes of this calculation.

(b) The Core Cable Television Operations (Restricted Group) following the consummation of the Transactions will consist of the Company and all of the Company's wholly owned cable television subsidiaries. Financial ratios and other information are presented for the Restricted Group to enable prospective investors to evaluate the results of operations of those operating entities on which the Company will rely to service its obligations under the Notes.

(c) EBITDA represents operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income (loss), as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity. EBITDA is not a measure under generally accepted accounting principles.

(d) EBITDA margin measures EBITDA as a percentage of revenues.

(e) Excludes the purchase price of acquisitions consummated during the period.

(f) Adjusted EBITDA for the six months ended June 30, 1996 was calculated by adding to EBITDA of the Company the EBITDA of the Wilmington System and the Sammons Systems for the preacquisition portion of the period, and by giving effect to the pro forma adjustments set forth in notes (f), (g),
    (h), (i) and (r) of the notes to Pro Forma Financial Information. Adjusted EBITDA is presented in order to provide a more meaningful comparison to total debt at the period end, and does not necessarily reflect what the Company's EBITDA would have been for such period had such acquisitions actually occurred at the beginning of such period. Adjusted EBITDA for the six months ended June 30, 1995 reflects no changes to EBITDA, since none of the Transactions occurred during such period.

(g) For comparative purposes, EBITDA and capital expenditures have been annualized.

(h) Per customer data for the six months ended June 30, 1996 was computed based on a weighted average number of basic customers during the period.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

GENERAL

   Substantially all of the Company's revenues are earned from customer fees for cable television programming services, the sale of advertising, commissions for products sold through home shopping networks and ancillary services (such as rental of converters and remote control devices and installations). Federal law and regulations, including the decision to re-regulate certain aspects of the cable television industry, have affected the Company's ability to increase or restructure its rates for certain services. These re-regulation activities are intended to reduce customer rates for basic cable television service and limit future rate increases. See "Legislation and Regulation."


   The Company has generated increases in revenues and EBITDA for the six months ended June 30, 1996 and in each of the past three fiscal years, primarily through internal customer growth, acquisitions, increases in monthly revenue per basic customer and, to a lesser extent, through growth in advertising and pay-per-view revenues. EBITDA represents earnings before interest, income taxes, depreciation, amortization and equity in net losses of unconsolidated affiliates. EBITDA also excludes non-operating revenue and expenses, such as interest income, capital gains and gains on sale of equipment. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity. EBITDA is not a measure under generally accepted accounting principles. From January 1, 1991 through June 30, 1996, the Company's Core Cable Television Operations have experienced a compound annual growth rate in EBITDA of 19.3% (11.6% without reference to acquisitions) and an average EBITDA margin of 50.0%. The high level of depreciation and amortization associated with the Company's acquisitions and capital expenditures, and interest costs related to its financing activities have caused the Company to report net losses. Management believes that such net losses are common for cable television companies and that the Company may continue to incur net losses in the near future. Management does not expect the Company to generate net income prior to 1998.


RESULTS OF OPERATIONS

   The following tables, which are derived from, and should be read in conjunction with, the Company's Consolidated Financial Statements included elsewhere in this Propectus, set forth the historical percentage relationship of the components of operating income for the periods indicated. The tables provide information on the Company's predominant business unit, its Core Cable Television Operations, and for the Company as a whole. The Core Cable Television Operations historically have achieved better results than have the Company's non-cable, communications-related business subsidiaries.

                             CONSOLIDATED RESULTS
                             --------------------

                                                     Percentage of Revenues
                                      -----------------------------------------------------
                                                                                Six
                                                Year Ended                 Months Ended
                                               December 31,                  June 30,
                                     -------------------------------   --------------------
                                        1993       1994       1995       1995        1996
                                      --------   --------    --------   --------   --------
Revenues  .........................    100.0%     100.0%      100.0%     100.0%     100.0%
Programming expenses  .............     24.3       25.1        24.6       24.7       23.3
Selling, general & administrative       23.3       22.8        22.3       21.8       21.7
Technical and other  ..............      7.7        9.1        10.9       10.2       10.2
Depreciation and amortization  ....     30.6       32.0        29.2       27.7       27.8
                                      --------   --------    --------   --------   --------
                                        85.9       89.0        87.0       84.4       83.0
                                      --------   --------    --------   --------   --------
Operating income  .................     14.1%      11.0%       13.0%      15.6%      17.0%
                                      ========   ========    ========   ========   ========
EBITDA  ...........................     44.7%      43.0%       42.2%      43.3%      44.8%

             CORE CABLE TELEVISION OPERATIONS (RESTRICTED GROUP)
             ---------------------------------------------------

                                                     Percentage of Revenues
                                      -----------------------------------------------------
                                                                                Six
                                                Year Ended                 Months Ended
                                               December 31,                  June 30,
                                     -------------------------------   --------------------
                                        1993       1994       1995       1995        1996
                                      --------   --------    --------   --------   --------
Revenues  .........................    100.0%     100.0%      100.0%     100.0%     100.0%
Programming expenses  .............     22.3       23.2        23.8       24.0       22.6
Selling, general & administrative       20.8       20.5        19.7       19.4       18.5
Technical and other  ..............      6.1        6.6         6.8        6.4        7.9
Depreciation and amortization  ....     30.6       33.3        30.6       29.4       29.5
                                      --------   --------    --------   --------   --------
                                        79.8       83.6        80.9       79.2       78.5
                                      --------   --------    --------   --------   --------
Operating income  .................     20.2%      16.4%       19.1%      20.8%      21.5%
                                      ========   ========    ========   ========   ========
EBITDA  ...........................     50.8%      49.7%       49.7%      50.2%      51.0%

SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995 CONSOLIDATED RESULTS

   Assets for the Company increased 37.1% to $1,168 million over the December 31, 1995 year-end. There were large increases in deferred franchise costs of 290.3% to $521.1 million and in property, plant and equipment of 81.3% to $383.9 million. In both cases, the increases were primarily attributable to the TCI Exchange and the Sammons Acquisition. Likewise, the total liabilities of the Company increased 51.9% to $1,358 million over the December 31, 1995 year end due largely to the TCI Exchange and the Sammons Acquisition. The largest increases were in accounts payable of 23.0% to $50.6 million, and an increase of 55.3% to $1,270 million for notes payable, in each case as a result of the foregoing transactions.

   Revenues for the Company increased 40.7% to $184.7 million in the 1996 six-month period as compared to the 1995 six-month period, primarily as a result of a 42.9% increase in revenues from the Company's Core Cable Television Operations. The increase was primarily attributable to the TCI Exchange and the Sammons Acquisition.

   Operating expenses increased 38.4% to $153.3 million (83.0% of total revenues) in the 1996 six-month period. Depreciation and amortization increased 41.2% to $51.4 million (27.8% of total revenues) in the 1996 six-month period. All increases were due largely to the TCI Exchange and the Sammons Acquisition.

   Interest expense increased 69.7% to $48.0 million in the 1996 six-month period. The increase was primarily the result of additional indebtedness associated with the 8 3/8 % Senior Notes issued in November 1995 and borrowings under the Old Bank Credit Facility for the purpose of funding acquisitions.

   Other expense increased by $93.4 million to $85.2 million in the 1996 six-month period due largely to recognition of a $66.9 million decline in the market value of its equity ownership interest in securities of Australis and the provision for potential reduction in value of note receivable and accrued interest in the amount of $19.7 million in connection with the note receivable and accrued interest due from Australis. In the comparable 1995 six-month period other income included a $13.1 million gain on the sale of marketable securities.

   Loss before income taxes and extraordinary loss increased to $101.8 million in the 1996 six-month period from an income of $.4 million in the 1995 six-month period primarily due to recognition of losses associated with Australis and the increase in interest expense.

   EBITDA increased $25.9 million to $82.8 million in the 1996 six-month period as compared to the 1995 six-month period. The increase was primarily attributable to the TCI Exchange and the Sammons Acquisition.


CORE CABLE TELEVISION OPERATIONS


   Revenues increased 42.9% to $161.5 million in the 1996 six-month period as compared to the 1995 six-month period. Premium service revenues grew by 44.3% to $35.5 million. Pay-per-view revenues increased 58.7% to $3.8 million. Equipment rental revenue increased by 83.3% to $5.5 million. All the increases are primarily attributable to the TCI Exchange and the Sammons Acquisition.

   In the 1996 six-month period, programming expense increased 34.4% to $36.5 million (22.6% of revenues of Core Cable Television Operations) as a result of the TCI Exchange and the Sammons Acquisition. Selling, general and administrative expense increased 36.3% to $29.9 million (18.5% of total revenues of Core Cable Television Operations) as a result of increased number of employees attributable to the acquisitions. Technical and other expenses increased 77.4% to $12.8 million (7.9% of total revenues of Core Cable Television Operations) in the 1996 six-month period as compared to the 1995 six-month period. Depreciation and amortization increased 43.4% to $47.6 million as a result of acquisitions.

   Operating income increased 47.6% to $34.7 million (21.5% of total revenues of Core Cable Television Operations), as the increase in revenues more than offset the increases in other operating expenses due largely to the TCI Exchange and the Sammons Acquisition.


UNRESTRICTED SUBSIDIARIES


   The largest of the Company's unrestricted subsidiaries are MicroNet, Inc. ("MicroNet"), StarNet, Inc. ("StarNet") and StarNet Development, Inc. ("StarNet Development"). Revenues increased 27.0% to $23.1 million in the 1996 six-month period as compared to the 1995 six-month period, primarily as a result of increased activity in the satellite transmission, promotional services, and increased equipment sales of the Company's MicroNet and StarNet subsidiaries.

   Programming expense increased 24.9% to $6.5 million; selling, general and administrative expense increased 54.2% to $10.1 million; service expense increased 16.1% to $2.9 million; and cost of equipment sold decreased 16.1% to $3.1 million. Depreciation and amortization increased 19.0% to $3.8 million in the 1996 six-month period as compared to the 1995 six-month period.

   Operating loss was $3.4 million as compared to a $3.0 million loss in the same period in 1995.


YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994 CONSOLIDATED RESULTS

   Revenues for the Company increased 12.7% to $266.2 million in 1995 as compared to 1994, primarily as a result of an 9.1% increase in revenues from the company's Core Cable Television Operations.

   Operating expenses increased to $231.6 million (87.0% of total revenues) in 1995. Depreciation and amortization increased 2.9% to $77.7 million (29.2% of total revenues) in 1995.

   Interest expense increased 28.9% to $61.5 million in 1995. The increase was primarily the result of additional indebtedness associated with the Company's acquisition of an additional 10.0% interest in Garden State Cablevision L.P.; the acquisition of the minority interest in South Jersey Cablevision; borrowings to provide interim financing to Australis, an affiliate of the Company; and because of higher effective interest rates.

   Equity in net losses of unconsolidated affiliates increased by $2.7 million. The Company's unconsolidated affiliates include several cable TV operators which incur high levels of depreciation, amortization and interest expenses. The Company's equity in net losses of the Company's largest unconsolidated affiliate, Garden State Cablevision, L.P., in which the Company holds partnership interests totaling 50.0%, increased to $8.5 million in 1995 from $7.5 million in 1994.

   On November 14, 1995, the Company issued $700.0 million in principal amount of the 8 3/8 % Senior Notes. Net proceeds to the Company, after debt issuance costs and discount, were approximately $685.7 million. Proceeds were used to repay the outstanding balance of approximately $440.4 million under its then-existing bank credit facility which carried a lower floating interest rate of 7.375%. Proceeds from the offering were also used to repay approximately $80.8 million of the Company's 9.93% Senior Notes due 2001. The Company incurred a prepayment premium of $10.4 million and, consequently, has reported an extraordinary loss of $6.7 million, net of deferred tax benefit, in its consolidated statement of operations. The issuance of the 8 3/8 % Senior Notes increased the Company's total debt level by approximately $150.0 million, resulting in increased interest expenses over the last forty-five days of the year of $1.6 million. The Company invested the excess proceeds in short-term treasury bills and commercial paper. These investments yielded over $1.0 million of investment income over the last forty-five days of the year.

   Other income increased to nearly $15.0 million for 1995, up from $1.0 million in 1994. This increase was attributable to the tendering of the Company's holding of QVC, Inc. stock in connection with the takeover of QVC by Comcast Corporation. The Company recognized a gain of approximately $13.1 million from the sale of the QVC stock. As mentioned above, the Company realized additional investment income from the investment of excess proceeds of the 8 3/8 % Senior Notes.

   As a result of the factors discussed above and below, and especially as a result of the gain from the sale of QVC, Inc. stock, the Company's loss before extraordinary loss decreased to $11.5 million for 1995 from $18.9 million in 1994.

   Loss before income taxes decreased $6.0 million to $22.6 million for the year ended December 31, 1995.

   EBITDA increased 10.5% to $112.3 million for the year ended December 31, 1995 as compared to 1994. The increase was primarily attributable to increases in revenues due to customer rate increases and increases in the number of basic cable television customers.

CORE CABLE TELEVISION OPERATIONS

   Revenues increased 9.1% to $232.1 million in 1995 as compared to 1994. The increase is primarily attributable to a 3.3% increase in the number of basic cable television customers served by the Company and a weighted average CPS rate increase of $1.95 per subscriber per month that became effective on February 15, 1995. Premium service revenues grew by 11.8% due to a premium rate increase of $1.00 per month per premium channel for substantially all premium channels that went into effect June 1, 1995. Pay-per-view revenues increased 12.4% to $5.4 million for the year as a result of increased customer buy rates. Advertising and home shopping revenues increased 14.7% to $7.4 million due to an increase in customer buy rates and the launching of a new home shopping channel. Equipment rental revenue increased by 9.6% to $6.2 million due to an increase in the number of addressable converters deployed. Addressable converters allow customers to access pay-per- view services.

   In 1995, programming expense increased 12.3% to $55.3 million (23.8% of revenues of Core Cable Television Operations) as a result of an increase in rates charged to the Company by the programmers and to the increase in the number of basic cable television customers served by the Company. Selling, general and administrative expense increased 5.0% to $45.9 million (19.7% of total revenues of Core Cable Television Operations) as a result of cost of living increases related to employee salaries and increased regulatory compliance costs;

and technical and other expense increased 11.0% to $15.7 million (6.8% of revenues of Core Cable Television Operations), in each case, as compared to 1994. Depreciation and amortization increased 0.3% to $71.1 million as a result of a one-time write-off in 1994 of deferred loan acquisition costs in the amount of approximately $2.7 million.

   Operating income increased 26.9% to $44.2 million (19.1% of revenues of Core Cable Television Operations), as the increase in revenues offset the increases in depreciation and amortization as well as other operating expenses.

   EBITDA increased 9.0% to $115.3 million for the year ended December 31, 1995 as compared to 1994. The increase was primarily attributable to increases in revenues due to customer rate increases.

UNRESTRICTED SUBSIDIARIES

   MicroNet revenues increased 30.0% to $13.0 million in 1995. The growth rate was primarily due to increased activity in satellite transmission services and increased tower rental revenue resulting from the acquisition of a partnership with a tower rental business in the eastern shore areas of Delaware, Maryland and Virginia. Selling, general and administrative expenses increased 15.4% to $3.9 million due to added staff. Depreciation and amortization increased 42.1% to $3.8 million as a result of increased capital expenditure and the acquisition of the tower rental business. Operating income was $292,000 for 1995 as compared to an operating loss of $320,000 for 1994. Interest expense increased by $0.6 million to $1.8 million due to the incurrence of $7.0 million of bank debt used to finance the acquisition of the tower rental business. MicroNet's loss before income taxes was $1.5 million for 1995, down from $1.6 million for 1994.

   StarNet revenues decreased 5.7% to $10.5 million in 1995 as compared to 1994 primarily due to decreased transponder sub-lease revenue. StarNet operating expenses were $14.0 million, resulting in an operation loss of $3.4 million in 1995 compared to $0.9 million in 1994. Depreciation expense increased to $1.4 million from $1.1 million.

   Due to the transition from research and development to production, StarNet Development, Inc. revenues increased to $9.5 million in 1995 from $3.8 million in 1994. Gross profit on sales increased to 26.0% in 1995 from 12.0% in 1994. Cost of sales included a $1.5 million write off of obsolete inventory in 1995. The operating loss for 1995 was $3.0 million compared to $3.7 million in 1994. Depreciation and amortization increased to $0.9 million from $0.5 million.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993 CONSOLIDATED RESULTS

   Revenues for the Company increased 10.8% to $236.2 million for the year ended December 31, 1994 as compared to 1993, primarily as a result of a 7.7% increase in revenues from the Company's Core Cable Television Operations and, to a lesser extent, an increase in revenues from the Company's Unrestricted Subsidiaries.

   Operating expenses increased 14.6% to $210.0 million (89.0% of total revenues) for the year ended December 31, 1994 as compared to 1993, primarily due to a 12.8% increase in operating expenses in the Company's Core Cable Television Operations and a 26.0% increase in the operating expenses of the Company's Unrestricted Subsidiaries. Depreciation and amortization increased 15.8% to $75.5 million (32.0% of total revenues) for the year ended December 31, 1994 as compared to 1993, primarily as a result of increased capital expenditures and acquisitions, and the recognition of deferred loan costs as a result of refinancing certain debt of the Company's Core Cable Television Operations.

   Interest expense increased 36.1% to $47.7 million for the year ended December 31, 1994 as compared to 1993. The increase was primarily the result of a 35.5% increase in interest expense related to acquisitions of cable television assets, investments in international holdings and higher effective interest rates.

   Other expense was $7.0 million as a result of losses on equity investments in unconsolidated affiliates held by the Company's Unrestricted Subsidiaries.

   Loss before income taxes increased by $13.7 million to a loss of $28.6 million in 1994. Income tax benefit was $9.7 million. Net loss for the year ended December 31, 1994 increased $7.0 million to a net loss of $18.9 million.

   EBITDA increased 6.8% to $101.7 million for the year ended December 31, 1994 as compared to 1993. The increase was primarily attributable to internal customer growth and acquisitions.

CORE CABLE TELEVISION OPERATIONS

   Revenues increased 7.7% to $212.8 million for the year ended December 31, 1994 as compared to 1993. The increase is primarily attributable to a 4.8% increase in the number of basic cable television customers served by the Company and a full year of revenues from cable systems acquired in 1993. The increase in revenues from customer growth was offset, in part, by a full year's impact of FCC regulations implemented on September 1, 1993 and a partial year's impact of additional FCC regulations implemented on July 14, 1994. The effect of these regulations was to reduce the rates that the Company is allowed to charge its basic customers. As a result of FCC regulations, revenues, other than those arising as a result of acquisitions, increased less than 0.5%. All of this increase was the result of additional equipment rental. See "Legislation and Regulation." Premium service revenues grew by 4.6% to $47.8 million due to an increase in premium units. Pay-per-view revenues increased 7.8% to $4.8 million as a result of increased customer buy rates. Advertising and home shopping revenues grew by a rate of 32.8% to $6.4 million due to an increase in customer buy rates and the launching of a new home shopping channel. Equipment rental revenue increased by 28.7% to $5.6 million. Approximately 70.0% of this increase was the result of FCC regulation and the balance of the increase was the result of additional converters deployed.

   In 1994, programming expense increased 11.9% to $49.3 million (23.2% of total revenues of Core Cable Television Operations), selling, general and administrative expense increased 6.6% to $43.7 million (20.5% of total revenues of Core Cable Television Operations), and technical and other expense increased 16.3% to $14.1 million (6.6% of total revenues of Core Cable Television Operations), in each case, as compared to 1993. All variable expenses increased in proportion to the increase in revenues as a result of the increase in the number of basic cable television customers served by the Company. Other expenses have increased as a result of inflation or cost of living adjustments. Depreciation and amortization increased 16.9% to $70.9 million for the year ended December 31, 1994 as compared to 1993 as a result of increased capital expenditures and acquisitions and the recognition of deferred loan costs as a result of refinancing certain debt.

   Operating income was $34.8 million (16.4% of total revenues of Core Cable Television Operations), as the increase in revenues more than offset the increase in operating expenses.

   EBITDA increased 5.2% to $105.7 million for the year ended December 31, 1994 as compared to 1993, as a result of increased revenues due to increases in the number of basic cable television customers. EBITDA as a percentage of revenues declined by 1.1% as a result of the Company's inability to increase rates due to rate re-regulation.

UNRESTRICTED SUBSIDIARIES

   Revenue increased 49.9% to $23.4 million for the year ended December 31, 1994 as compared to 1993, primarily as a result of increased activity in the satellite transmission, tower rental and promotional services businesses of the Company's MicroNet and StarNet subsidiaries. Programming expense increased 30.1% to $10.1 million, selling, general and administrative expense increased 14.8% to $10.1 million and technical and other expense increased 66.1% to $7.3 million. Programming expense increases are primarily attributable to additional expenses related to cost of sales of manufactured equipment in the Company's StarNet and StarNet Development subsidiaries. All other expenses increased as a result of the Company expanding its operations of the Unrestricted Subsidiaries. Depreciation and amortization increased 1.9% to $4.6 million for the year ended December 31, 1994 as compared to 1993.

   Operating loss was $8.7 million as compared to a $9.9 million loss in the prior year.

   Interest expense increased by $0.3 million to $0.7 million.

RECENT ACCOUNTING PRONOUNCEMENTS

   The Financial Accounting Standards Board has issued its Statement 123 on accounting for stock-based compensation, which encourages employers to account for stock compensation awards based on their fair value at the date the awards are granted. Statement 123 is effective for calendar year 1996; however, it will not apply since the Company does not have stock options or stock compensation.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL


   The Company's businesses require cash for operations and for capital expenditures. In addition, the Company has followed a strategy of expansion through selective acquisitions of cable television systems and communications-related businesses for cash. As of June 30, 1996, the Company had a commitment to purchase a cable television system for an aggregate cash purchase price of approximately $84.5 million. On April 30, 1996, the Company completed two acquisitions for an aggregate purchase price of approximately $27.0 million.

   To date, cash requirements have been funded by cash flow from operations and borrowings. At June 30, 1996, the Company had aggregate Senior Indebtedness of approximately $945.2 million and bank debt at the subsidiary level of approximately $25.7 million. The Company's Senior Indebtedness consisted of (i) three debt obligations in the amount of approximately $75.0 million, $21.0 million and $14.2 million (collectively, the "Private Placement Notes"), (ii) $700.0 million in principal amount of 8 3/8 % Senior Notes and (iii) the $450.0 million New Bank Credit Facility, consisting of a $150.0 million term loan facility and a $300.0 million revolving credit facility. The Company issued the Private Placement Notes from 1988 to 1991 in connection with refinancing of revolving bank debt, initially incurred to make acquisitions. The Company issued the 8 3/8 % Senior Notes on November 14, 1995 pursuant to a registration statement on Form S-1 and used a portion of the approximately $685.7 million in net proceeds (a) to retire then-existing bank debt and a portion of the Private Placement Notes, (b) to fund the Company's obligation to deliver cable television system assets at a net cost to the Company of approximately $45.0 million in order to complete the TCI Exchange and (c) to fund approximately $106.6 million of the approximately $531.0 million (including the reimbursement of approximately $2.0 million in capital expenditures) purchase price for the Sammons Acquisition. On February 29, 1996, the Company borrowed $400.0 million under the term loan portion of the Old Bank Credit Facility and $20.0 million under the revolving credit portion of the Old Bank Credit Facility to fund a portion of purchase price for the Sammons Acquisition.

   On June 27, 1996, the Company issued $300,000,000 in principal amount of 10 1/2 % Senior Subordinated Notes Due 2006. The net proceeds from the Old Notes Offering (approximately $293.5 million) were used, together with $150 million of proceeds from initial borrowings under the New Bank Credit Facility and cash on hand in the amount of $1 million, to prepay all amounts outstanding under the Old Bank Credit Facility. Simultaneously with the closing of the Old Notes Offering, the Company entered into the New Bank Credit Facility. The New Bank Credit Facility provides a commitment in the aggregate amount of $450 million, consisting of a $150 million term loan facility and a $300 million revolving credit facility. As of June 30, 1996, after giving pro forma effect to the Transactions, the Company would have had approximately $195.5 million of borrowing availability under the New Bank Credit Facility.


   The Company's operations are conducted through its direct and indirect subsidiaries. As a holding company, the Company has no independent operations and, therefore, is dependent on the cash flow of its subsidiaries to meet its own obligations, including the payment of interest and principal obligations on the Notes, the Private Placement Notes, the 8 3/8 % Senior Notes and the New Bank Credit Facility when due. See "Risk Factors -- Subordination; Holding Company Structure." There are no restrictions relating to the payment to the Company of dividends, advances or other payments by the Restricted Subsidiaries.

   Cash flow generated from continuing operations was approximately $71.4 million for the year ended December 31, 1995 compared to the approximately $54.1 million of cash generated during the year ended December 31, 1994 and $52.9 million of cash generated during the year ended December 31, 1993.

   Cash flow generated from continuing operations, excluding changes in operating assets and liabilities that result from timing issues and considering only adjustments for noncash charges was approximately $36.0 million for the six months ended June 30, 1996 compared to approximately $29.7 million for the six months ended June 30, 1995. The increase in cash flow was a result of the completion of the TCI Exchange and the Sammons Acquisition and the realization of the full effect of rate increases which were implemented in 1995. During the 1996 six-month period the Company was required to make interest payments of approximately $46.1 million on its outstanding debt, whereas during the 1995 six-month period, due to the timing of its interest payments and the existence of borrowings outstanding under its then existing bank credit facility, the Company was required under its then existing debt obligations to make interest payments of approximately $28.3 million.

   For the period 1996 through 2000, the Company's Core Cable Television Operations expect to incur approximately $300.0 million in capital expenditures related to its upgrade program and approximately $150.0 million for routine maintenance capital expenditures. As of June 30, 1996, the Company has expended approximately $17.9 million for capital expenditures in 1996 for Core Cable Television Operations.

   The Company is obligated to make additional investments of FF49.8 million in 1996 and 1997 (approximately $9.9 million in the aggregate, subject to currency exchange rate fluctuations) related to its indirect investment in Videopole. The foregoing amounts assume that the Company will continue to be required to make the investments required to be provided by the Company's joint venture partner, TCI. Any funds provided by the Company as a result of the failure by TCI to make its required investments will result in an adjustment to the partnership interests.


   Future minimum lease payments under all capital leases and noncancellable operating leases for each of the years 1996 through 1999 are $6.6 million (of which $845,000 is payable to a principal stockholder), $5.1 million (of which $891,000 is payable to a principal stockholder), $4.4 million (of which $938,000 is payable to a principal stockholder) and $2.3 million (of which $988,000 is payable to a principal stockholder), respectively.

   The Company has net operating loss carryforwards which it expects to utilize notwithstanding recent and expected near term losses. The net operating losses begin to expire in the year 2001 and will fully expire in 2009. Management bases its expectation on its belief that depreciation and amortization expense will level off and that interest expense will decline as debt is repaid, resulting in higher levels of pretax income.

   The Company is a party to interest rate cap agreements to reduce the impact of changes in interest rates on its floating rate indebtedness. The Company does not ordinarily enter into interest rate or currency hedge agreements except as described above.

   The Turnersville Acquisition is expected to be completed in the first quarter of 1997 for approximately $84.5 million. Under the terms of the New Bank Credit Facility, the Company is required to obtain the consent of the lenders thereunder to acquire cable television assets in an aggregate amount in excess of $100 million.

LENFEST AUSTRALIA, INC.


   The Company, through its Lenfest Australia, Inc. subsidiary, holds an approximately 31.4% aggregate equity investment in Australis Media Limited, an Australian public company which provides pay television programming and services to substantially all of Australia's major population centers. The Company acquired its interest in Australis for an aggregate investment of approximately U.S.$91.0 million. On three occasions since March 1996 (two of which were at the request of Australis) trading in Australis' securities has been suspended pending announcements by Australis regarding its recapitalization plans. In each instance trading was resumed after the issuance by Australis of a press release describing the then current status of its operations and recapitalization plans. As of August 30, 1996, the investment had a market value of approximately U.S.$26.2 million. As a result of uncertainties associated with the successful completion by Australis of its proposed recapitalization, the Company's financial statements included herein recognize a decline in the market value of its equity ownership interest in securities of Australis in the amount of approximately $66.9 million and the provision for potential reduction in value of note receivable and accrued interest in the amount of $19.7 million in connection with the note receivable described below.

   On January 19, 1996, Lenfest Australia, Inc. loaned Australis approximately $18.5 million on an unsecured basis. Such loan had an original due date of February 26, 1996, but has been extended to the earlier of September 30, 1996 or the refinancing by Australis of the Australis Credit Facility (as defined). The Company loaned the funds to Lenfest Australia, Inc., a subsidiary of the Company (but not part of the Restricted Group), on an intercompany basis. On February 29, 1996, Lenfest Australia, Inc. entered into a credit facility (as subsequently amended, the "Lenfest Australia Credit Facility") with two of the banks which are parties to the New Bank Credit Facility. The amount borrowed, approximately $18.7 million, was used to repay the intercompany advance from the Company and transaction costs associated with the loan to Lenfest Australia, Inc. The Lenfest Australia Credit Facility is an unsecured facility which must be repaid on the earlier of repayment of the loans by Australis and September 30, 1996. The full payment and performance of the Lenfest Australia Credit Facility was guaranteed by Mr. Lenfest. As a condition to granting their consent to the entering into of the Lenfest Australia Credit Facility, the lenders under the New Bank Credit Facility required the Company to agree to reduce the aggregate principal amount available for advances under the revolving credit portion of the New Bank Credit Facility by $20.0 million so long as any portion of the Lenfest Australia Credit Facility remains outstanding. In March and April 1996, the Company loaned an additional $15.5 million to Australis from cash on hand. These loans were repaid, with interest, on May 11, 1996.

   The Company and certain other investors in Australis (collectively, the "Australis Guarantors") have agreed to assist in a recapitalization of Australis. On May 10, 1996, Australis, Toronto Dominion Australia Limited ("TDAL") and the Australis Guarantors entered into agreements which provided for TDAL to lend Australis up to $125.0 million (the "Australis Bank Facility") and for the Australis Guarantors to severally guarantee borrowings under the Australis Bank Facility. The terms of the agreements provide that the Company's several portion (the "Australis Guaranty") of the guaranty is up to $75.0 million of the Australis Bank Facility. The Australis Bank Facility requires that it be repaid on or before October 31, 1996. In connection with the closing on the Australis Bank Facility, Australis repaid the $15.5 million of loans made by the Company in March and April 1996. Australis has announced that it plans to repay the Australis Credit Facility with the proceeds of long-term debt and equity financing in conjunction with a proposed recapitalization. If the long-term financing is completed, the $18.5 million loan to Australis by Lenfest Australia, Inc. will be repaid from the proceeds of such financing. In connection with such long-term financing, the Company has agreed to make an additional $40.0 million equity investment in Australis and to convert the discounted present value (approximately U.S.$ 25.0 million) of its existing ten-year technical services agreement with Australis to equity, subject to the approval of the issuance of additional securities by Australis' shareholders. The additional equity investment and the conversion of the technical services agreement into equity are subject to a number of conditions, including the successful completion of the recapitalization and the equity contributions of certain other investors.


   In connection with the Australis Guaranty, the Company entered into a stand-by $75.0 million senior subordinated credit facility (the "Stand-by Facility") on May 2, 1996 with The Toronto-Dominion Bank (the Administrative Agent under the Existing Bank Credit Facility and an affiliate of TDAL) in order to provide any required funding under the Australis Guaranty. The terms of the Stand-by Facility provide that any loan will be subordinated to the senior lenders to the Company, be unsecured and be due on the first to occur of November 18, 1996, the issuance of public debt by Australis in an amount sufficient to repay the Australis Bank Facility or the issuance of additional public securities by the Company. In addition, any such loan will not require principal amortization prior to maturity.

   There can be no assurances that the Australis long-term financing will be completed or completed on a timely basis. The board of directors of Australis has publicly stated that if Australis is unable to obtain the long-term financing prior to the expiration of the Australis Bank Facility (scheduled to expire on October 31, 1996), there is substantial doubt as to Australis' ability to continue as a going concern. See "Risk Factors -- Investment in Australis Media Limited."

   Additionally, in November 1994, Mr. Lenfest and TCI International, Inc. jointly and severally guaranteed $67.0 million in program license payment obligations of the distributor of Australis' movie programming. The Company has agreed to indemnify Mr. Lenfest against loss from such guaranty to the fullest extent permitted under the Company's debt obligations. The Company has neither sought nor obtained any consents which may be required in connection with this indemnification obligation. The terms of the guarantees provide that the amount of the guarantees will be reduced on a dollar-for-dollar basis with the provision of one or more letters of credit, which may not exceed $33.5 million. Under the terms of the New Bank Credit Facility, however, Mr. Lenfest's claims for indemnification are limited to $33.5 million, which amount will be further reduced by the aggregate face amount of any letters of credit, if any, requested by the Company to be issued under the New Bank Credit Facility with respect to the program license payment obligations guarantees. If the Company obtains such letter of credit facility, the Company would be directly obligated for the face amount of such letter of credit and may remain indirectly obligated for the balance of the program license payment obligations. The Company has deferred any decision concerning the obtaining of any letter of credit facility (including the amount thereof) until after the Australis long-term financing has been successfully completed.


FUTURE CAPITAL REQUIREMENTS

   Management believes that cash flow generated from the operating activities of the Core Cable Television Operations will be sufficient to enable the Company for the foreseeable future to make capital expenditures, to meet operating expenses and pay the taxes of the Company and to service its indebtedness. The Company's ability to borrow funds to make additional investments in or acquisitions of cable television systems, and to borrow funds under the New Bank Credit Facility if required to repay the Lenfest Australia Credit Facility, will require that the Company be in compliance with the Senior and Total Debt Leverage Ratios or obtain the consent of the holders of the Company's indebtedness to a waiver or amendment of the applicable Senior or Total Debt Leverage Ratio. Management believes that the Company will either be in compliance with such Debt Leverage Ratios or obtain the required consents. See "--Liquidity and Capital Resources -- New Bank Credit Facility."

INFLATION

   The net impact of inflation on operations has not been material in the last three years due to the relatively low rates of inflation during this period. If the rate of inflation increases the Company may increase customer rates to keep pace with the increase in inflation, although there may be timing delays.

                                   BUSINESS

GENERAL


   The Company acquires, develops and operates cable television systems (principally through its wholly owned subsidiary, Suburban Cable TV Co. Inc. ("Suburban"). Management believes the Company's Core Cable Television Operations provide service to one of the largest contiguous blocks of customers served by a single cable operator in the United States. As of June 30, 1996, the Company's Core Cable Television Operations served approximately 919,000 basic customers and passed approximately 1,266,000 homes. In addition, the Company holds equity interests in other cable television companies serving approximately 420,000 basic customers in areas near or contiguous to its Core Cable Television Operations, of which the Company's attributable portion is approximately 177,000 basic customers, giving the Company a combined domestic base of 1,096,000 basic customers.

   The Company's Core Cable Television Operations are located primarily in the suburban areas surrounding Phildelphia (Southeastern Pennsylvania, Southern New Jersey and Northern Delaware), in predominantly middle and upper-middle income areas that in recent years have had favorable household growth and income characteristics. Management believes the "clustering" of its cable television systems and the favorable demographics of its service area have contributed to its high operating cash flow growth and margins. From January 1, 1991 through June 30, 1996, the Company's Core Cable Television Operations have experienced a compound annual growth rate in EBITDA of 19.3% (11.6% without reference to acquisitions) and an average EBITDA margin of 50.0%.


   H.F. (Gerry) Lenfest, President and Chief Executive Officer of the Company, together with his children, and TCI, through an indirect wholly owned subsidiary, each beneficially owns 50% of the Company's outstanding capital stock. Mr. Lenfest is a cable industry pioneer who founded Lenfest in 1974 and has grown the Company both internally and through acquisitions. TCI is the largest cable television operator in the United States, with wholly owned and affiliated systems serving approximately 13.0 million customers. Lenfest believes that its affiliation with TCI provides substantial benefits, including the ability to purchase programming and equipment at rates approximating those available to TCI. See "-- Relationship with TCI" and "-- Programming and Equipment Supply."

OPERATING STRATEGY

   Management believes that the cable television industry has significant growth potential in both the business of providing television programming services and the business of providing new services such as telephony, Internet access, near video-on-demand and interactive/transactional services. Management believes that the Company's operating strategy will allow the Company to take advantage of the industry's potential. The Company's operating strategy for its Core Cable Television Operations includes the following elements:

       o Capturing the Benefits of Clustering. Management believes the Company can derive significant economies of scale and operating efficiencies from the operation of its cable television systems in a single cluster. Operational advantages and cost savings associated with clustering include centralized management, billing, marketing, customer service, technical and administrative functions, and the reduction of headends. Management also believes that clustering will enable it to more effectively utilize capital by more efficiently delivering cable and related services to a greater number of households. Operation of its cable television systems in a single cluster also will provide the Company with enhanced revenue oportunities, including the ability to attract additional advertising, and the potential to add residential and business telephony services.

       o Targeting Regions with Favorable Demographics. Management believes that suburban households are more likely to subscribe to cable television services and premium service packages and to take advantage of new service offerings. Management attributes the Company's growth and high customer penetration levels to its history of acquiring and developing cable television systems in suburban areas with favorable growth and income characteristics. In order to build on the favorable demographic characteristics of the areas contiguous to the Company's current cluster of cable television systems, the Company will continue to pursue opportunistic acquisitions of cable television systems near or contiguous to its Core Cable Television Operations. This activity may include attempts to acquire the balance of the shares of stock of Raystay Co. and Susquehanna Cable Co. and its cable television operating subsidiaries.

       o Emphasis on Customer Service. The Company has sought to provide its cable television customers with quality customer service and attractive programming choices at reasonable rates. Among other customer service initiatives, the Company has adopted the NCTA customer service standards and implemented same-day, evening and weekend installation and repair options. Management believes that these efforts have contributed to its high customer penetration levels. Management believes that the improved reliability and additional channel capacity expected to result from the ongoing upgrade of the Company's cable television systems will further increase customer satisfaction.

       o Upgrade of Cable Television Systems. Management believes that maintaining high technical standards is integral to increasing programming choices, improving customer satisfaction and developing new revenue streams. The Company recently commenced an upgrade of the network architecture of its cable television systems by increasing bandwidth, deploying fiber optic cable and reducing the number of headend reception facilities. Successfully upgrading the architecture of the Company's cable systems will result in expanded channel capacity, two-way communication capability, enhanced network quality and dependability, augmented addressability and the ability to offer enhanced and new telecommunications services. These new services could include additional channels and tiers, pay-per-view (including near video-on-demand), high speed data services and Internet access, digital advertisement insertion, interactive/transactional services and telephony. In addition, the successful upgrade should allow the Company to provide new offerings, such as local and exclusive entertainment, news, information and community-oriented programming services. Management believes that these services will enable the Company to differentiate itself on a competitive basis and increase penetration and revenue per customer through more effective targeted marketing, greater bundling of services and further development of the Company's brand name.

RECENT ACQUISITIONS

   As part of its continuing strategy to develop and maintain a single contiguous cluster of cable television systems, the Company recently completed a series of acquisition transactions.

THE TCI EXCHANGE

   On February 12, 1996, the Company completed an acquisition in which it received TCI's Wilmington System in exchange for the Company's cable television systems in the East San Francisco Bay area, a 41.67% partnership interest in Bay Cable Advertising (an advertising interconnect) and cable television properties located in Ft. Collins, Colorado having a net value of approximately $45 million (which were acquired from The World Company for the purpose of completing the exchange). As of February 12, 1996, the Wilmington System passed approximately 193,000 homes and served approximately 143,000 basic customers.

THE SAMMONS ACQUISITION

   On February 29, 1996, the Company acquired from Sammons its Bensalem and Harrisburg cable television systems in Pennsylvania and its Vineland and Atlantic City/Pleasantville systems in New Jersey. The purchase price for the Sammons Systems was approximately $531 million. The Company also acquired the right to take ownership of Sammons' Gettysburg, Pennsylvania cable television system. Under the terms of the purchase agreement, the Company, through its Suburban subsidiary, is managing the Gettysburg System until it is transferred to the Company, or at its direction to a third party. The Company has signed an agreement to transfer the Gettysburg System to GS Communications, Inc. for $4.5 million and certain other assets. As of February 29, 1996, the Sammons Systems (excluding the Gettysburg System) passed approximately 364,000 homes and served approximately 277,000 basic customers.

THE SALEM AND SHORE ACQUISITIONS

   On April 30, 1996, the Company acquired from Tri-County Cable Television Company, an affiliate of Time Warner, the Salem System. The purchase price for the Salem System was approximately $16 million. On the same date, the Company acquired from Shore Cable Company of New Jersey the Shore System, which partially overbuilt the Company's Atlantic City/Pleasantville system. The purchase price for the Shore System was approximately $11 million.

PENDING ACQUISITION

   On March 28, 1996, the Company signed an agreement to acquire the Turnersville System from Cable TV Fund 14-A, Ltd., an affiliate of Jones Intercable, Inc. The purchase price for the Turnersville System is approximately $84.5 million, subject to certain adjustments. At the closing, which the parties have agreed will occur in the first quarter of 1997, the Company expects that the Turnersville System will pass approximately 46,200 homes and have approximately 36,300 basic customers.

OTHER OPERATIONS AND INVESTMENTS


   In addition to its Core Cable Television Operations, Lenfest has made investments in other cable television and communications-related companies. Lenfest holds a 50% interest in Garden State Cablevision L.P., which serves approximately 203,000 basic customers in and around Cherry Hill, New Jersey; a 30% interest in Susquehanna Cable Co., which serves approximately 147,000 basic customers, approximately 65,000 of whom are in York County, Pennsylvania; and a 45% interest in Raystay Co., which serves approximately 70,000 basic customers in Pennsylvania and West Virginia. Lenfest also owns StarNet, Inc., a provider of promotional services and equipment for the cable television industry; MicroNet, Inc., a carrier of video, voice and data transmission services; and Lenfest Programming Services, Inc., the provider of a local cable news channel (NewsChannel) in Eastern Pennsylvania, Southern New Jersey and Northern Delaware. In addition to its domestic holdings, Lenfest also holds a 31.4% economic interest in Australis Media Limited, a pay-television provider in Australia, and a 20.8% interest in Videopole, a cable television operator in France serving approximately 68,000 customers.


RELATIONSHIP WITH TCI

   LMC Lenfest, Inc., an indirect wholly owned subsidiary of TCI, owns 50% of the outstanding common stock of the Company. The Company's relationship with TCI dates to 1982 when a subsidiary of TCI acquired a 15.1% interest in the Company. That sale of shares by the Company, as well as the subsequent sale in 1986 of an additional 28.6% interest to a TCI subsidiary, was made to provide the Company with funds for the acquisition of additional cable television systems. In addition, in 1986 (in a secondary transaction), Mr. Lenfest sold an 8.3% interest from his holdings to an indirect wholly owned subsidiary of TCI, one-half of which interest was subsequently repurchased by the Company and held as treasury shares. In 1992, Mr. Lenfest and his family sold an additional 2.1% interest in the Company to the TCI subsidiary. LMC Lenfest Inc. holds all of TCI's interest in the Company.

   Throughout the period that TCI has had an equity interest in the Company, the Company has operated independently. Although each of John Malone, the Chief Executive Officer and President of TCI, and Brendan Clouston, Executive Vice President and Chief Operating Officer of TCI, is a member of the Company's Board of Directors, no other representative of TCI or its subsidiaries participates in the management, operation or planning of the Company. Mr. Lenfest and LMC Lenfest, Inc., as successor in interest to the earlier TCI subsidiaries through a series of TCI internal reorganizations, have an agreement that provides, together with the amended and restated Articles of Incorporation of the Company, that Mr. Lenfest has the right to designate a majority of the Board of Directors of the Company until January 1, 2002. During such period, vacancies in respect of the directors designated by Mr. Lenfest shall be filled by designees of Mr. Lenfest or, in the event of Mr. Lenfest's death, of The Lenfest Foundation.

   Pursuant to other contractual arrangements with TCI and its affiliates, the Company has the right to purchase cable programming at a fixed rate calculated as a percentage in excess of the rate available to TCI. In addition, TCI has granted the Company a right of first refusal to purchase any cable television system which

TCI or its subsidiaries has a right to acquire if such cable television system is located within 25 miles of any existing Company-owned cable television system. The Company also has the right to receive the same discounts on equipment purchases as are received by TCI. See "Principal Stockholders."

OVERVIEW OF CABLE TELEVISION SYSTEMS

DEVELOPMENT OF THE SYSTEMS

   The Company has grown since its founding in 1974 both through the internal growth of its owned and operated cable television systems and through acquisitions. Lenfest has acquired numerous cable television systems since 1983. Through its selection of cable systems to acquire, the Company has successfully developed a substantial cluster of contiguous cable operating systems, which comprise the Company's Core Cable Television Operation. This single cluster is located in the suburban areas surrounding Philadelphia.


   The following table provides customer data at year-end for each of the years in the five-year period ended December 31, 1995 and at June 30, 1996, for the Company's owned and operated and affiliated cable television systems and for the Company after giving effect to the Transactions.

                                                 Year Ended December 31,                         Period           Period
                                ----------------------------------------------------------       Ended             Ended
                                  1991        1992         1993        1994        1995      June 30, 1996     June 30, 1996
                                ---------   ---------    ---------   ---------   ---------   --------------    --------------
                                                                                                 Actual          Pro Forma
                                                                                             --------------    --------------
Owned and Operated
- -------------------
Homes passed
   Beginning of period ...... 686,927     705,985      759,635     870,718     892,549         904,753         1,280,577
   Internal growth ..........  15,058      18,850       48,283      21,831      12,204          25,991            31,563
   % Internal growth ........    2.19%       2.67%        6.36%       2.51%       1.37%           2.87%             2.47%
   Acquired .................   4,000      34,800       62,800          --          --         335,000                --
   End of period ............ 705,985     759,635      870,718     892,549     904,753       1,265,744         1,312,140
Basic customers
   Beginning of period ...... 422,452     440,045      477,130     550,703     577,377         596,366           937,724
   Internal growth ..........  14,893      13,085       31,573      26,674      18,989          16,691            17,480
   % Internal growth ........    3.53%       2.97%        6.62%       4.84%       3.29%           2.80%             1.86%
   Acquired .................   2,700      24,000       42,000          --          --         306,000                --
   End of period ............ 440,045     477,130      550,703     577,377     596,366         919,057           955,204

Affiliated Systems
- -------------------
Homes passed
   Beginning of period ...... 479,426     487,114      491,003     505,521     518,425         538,082
   Internal growth ..........   7,688       3,889       14,518      12,904      19,657          41,936
   % Internal growth ........    1.60%       0.80%        2.96%       2.55%       3.79%           7.79%
   End of period ............ 487,114     491,003      505,521     518,425     538,082         580,018
   Attributable homes passed
     at end of period (a)  .. 111,989     112,858      163,258     185,457     229,390         246,796
Basic customers
   Beginning of period ...... 319,252     327,502      336,388     353,935     366,041         384,480
   Internal growth ..........   8,250       8,886       17,547      12,106      18,439          35,631
   % Internal growth ........    2.58%       2.71%        5.22%       3.42%       5.04%           9.27%
   End of period ............ 327,502     336,388      353,935     366,041     384,480         420,111
   Attributable customers at
     end of period (a)  .....  73,030      74,998      113,294     130,247     162,338         177,155

- ------
(a) For each affiliated cable television system, the number of attributable homes passed and attributable basic customers is determined by multiplying the Company's percentage equity interest in such cable television system by the actual homes passed and actual basic customers of such system. As of June 30, 1996, the Company held a 50% equity interest in Garden State Cablevision L.P., a 30% equity interest in Susquehanna Cable Co. and a 45% equity interest in Raystay Co. See " -- Non-Consolidated Cable Television Systems."

TECHNICAL OVERVIEW


   Lenfest has attempted to achieve high technical standards in the development of its cable television systems. Approximately 92% of the Company's cable television systems have a minimum of 52 or greater channel capacity and approximately 20% of the Company's cable television systems have a minimum of 78 channel capacity. In addition, the Company is able to offer addressable converters to all of its customers. Addressable converters allow for remote authorization of premium services and pay-per-view events and movies.


UPGRADE STRATEGY AND CAPITAL EXPENDITURES


   Lenfest recently has begun the process of upgrading the architecture of its cable television systems to a broadband hybrid coaxial/fiber optic cable network. This upgrade is expected to increase channel capacity, reduce the number of amplification devices subject to failure and allow for two-way communications. A broadband hybrid coaxial/fiber optic cable network architecture utilizes fiber optic cable to carry video and data signals from a headend to nodes. Nodes are mini-headends which distribute the video and data signals from the fiber optic cable to groups of 500-600 homes over coaxial cable. The Company expects that the network architecture it will utilize to carry video and data transmissions from the node to the customer's home will have 750 MHz of bandwidth, which permits the transmission of 110 uncompressed channels. Management plans to utilize 550 MHz of this capacity (or 78 channels) until sufficient consumer demand for increased channels and/or new services develops. Approximately 20% of the Company's cable television systems have 78 channel capacity (550 MHz or greater), including 4% that have been upgraded to 750 MHz of bandwidth. The Company's capital expenditure program contemplates spending $300 million through the end of the year 2000 on upgrade activities. See "Risk Factors -- Future Capital Requirements," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


   With the adoption of digital compression technology, channel capacity could be further expanded by 300% to 500%. Management believes one of the first uses of such expanded channel capacity will be to offer video-on-demand, Internet access and near video-on-demand services. Near video-on-demand utilizes multiple channels in order to reduce the intervals between start times for feature presentations.

   The added capacity resulting from the upgrading of the Company's cable television systems (which can be supplemented by digital compression) should provide the technological base from which the Company can offer new services such as telephony and interactive/transactional services. Changes in existing law permit cable television operators to provide telephony services, and Lenfest's cable television systems, when upgraded, are expected to have the capacity to provide wireline telephone service in the local loop and be able to interconnect with PCS and cellular telephone networks to deliver calls from wireless telephone users to telephony customers.

RATES AND ANCILLARY REVENUE SOURCES


   Lenfest's cable television systems typically offer five levels of programming services: basic; CPS; expanded tier; premium services; and pay-per-view. As of June 30, 1996, the basic service package consisted of local off-air broadcast channels, regional superstations such as WTBS and public service/access channels. The monthly rate charged for the basic service package ranged from $8.33 to $10.69. The CPS package consisted of satellite-delivered networks such as ESPN, MTV, CNN, The Discovery Channel and USA Network in addition to the basic package channel offerings. The average monthly rate for the CPS package (which includes the channels offered in the basic service package) ranged from $21.02 to $26.39.


   In certain areas, Lenfest offers an expanded tier of programming services which includes channels such as The Cartoon Network, The Sci-Fi Channel, The Travel Channel, Court TV, Encore and Turner Classic Movies. The price for the group of expanded tier channels ranged from an additional $2.50 to $4.95 over the price for the standard programming package, depending on the number of channels offered.


   The Company also offers premium services, which include HBO, Cinemax, The Movie Channel, Showtime, The Disney Channel and PRISM (a sports and movie channel for the Philadelphia metropolitan area). As of June 30, 1996, the monthly charge for each of these services, priced individually, ranged from $8.95 to $12.95. Rates for premium services and pay-per-view services are currently exempt from governmental regulation. See "Legislation and Regulation."

   Lenfest's systems typically offer four channels of pay-per-view services which include feature movies, special events and adult programming. As of June 30, 1996, prices for movies ranged from $2.95 to $4.95. Prices for adult features range from $3.95 to $5.95. Special event prices vary considerably based on market demand. Pay-per-view buy rates have increased in the last three years as a result of expanded channel offerings and the growth in the number of customers having addressable cable television converters.


   In addition to customer fees, ancillary sources of revenue for cable television system operators include the sale of advertising time on locally originated and satellite-delivered programming, as well as home shopping sales commissions. All of the Company's systems are involved in local advertising sales. The Company's advertising income has increased from $4.3 million for the year ended December 31, 1993, to $5.8 million for the year ended December 31, 1994 and $7.0 million for the year ended December 31, 1995.

   All of Lenfest's cable television systems offer one or both of the shop-at-home channels, QVC and Home Shopping Network ("HSN"), as part of the basic programming package. Lenfest receives commissions from both QVC and HSN based on orders placed by Lenfest customers. Management believes that advertising income and home shopping commissions have substantial growth possibilities.

   Lenfest also receives revenue from the rental of converter boxes and remote controls and from installation fees. All such revenues are regulated by the 1992 Cable Act.

PROGRAMMING AND EQUIPMENT SUPPLY

   Many cable television companies enter into contracts to obtain basic and premium programming from program suppliers whose compensation typically is based on a fixed fee per customer. Some program suppliers provide volume discount pricing structures or offer marketing support to the operator.

   Through an agreement with Satellite Services, Inc. (a wholly owned subsidiary of TCI), the Company is able to purchase almost all of its programming services at rates closely approximating those paid by TCI, although the Company retains the option to purchase programming from other parties. Management believes that these rates are significantly lower than the Company could obtain independently. Programming is the Company's largest single expense item, accounting for 23.8% of total operating expense during 1995. See "Risk Factors -- Loss of Favorable Programming Supply." The three cable television operators in which the Company has an equity interest (Garden State Cablevision L.P., Susquehanna Cable Co. and Raystay Co.) also obtain their programming pursuant to this agreement.

   In addition, the Company has been placed on the "approved list" of major equipment vendors to receive the same discounts on equipment purchases as are received by TCI. There can be no assurance that the Company will continue to be eligible to receive these equipment discounts in the future. The upgrade of the Company's plant is the Company's largest capital expenditure.

FRANCHISES


   As of June 30, 1996, the Company held 343 cable television franchises. These franchises provide for the payment of fees to the issuing authority, usually local governments. The Cable Communications Policy Act of 1984 (the "1984 Cable Act") prohibits franchising authorities from imposing annual franchise fees in excess of 5% of the gross revenues attributable to customers located in the franchise area and also permits the cable television system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. For the three years ended December 31, 1995, franchise fee payments made by the Company have averaged approximately 4.0% of gross cable television revenues.


   The 1984 Cable Act provides for an orderly franchise renewal process, and it establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. A franchising authority may not unreasonably withhold the renewal of a franchise. If a franchise renewal is denied and the system is acquired by the franchise authority or a third party, then the franchise authority or other purchaser must pay the operator the "fair market value" for the system covered by the franchise. See "Legislation and Regulation."

   The Company has never had a franchise revoked and management believes that its franchise relationships are satisfactory.

PENDING ACQUISITION

   On March 28, 1996, the Company signed an agreement to acquire the Turnersville System from Cable TV Fund 14-A, Ltd., an affiliate of Jones Intercable, Inc. The purchase price for the Turnersville System is approximately $84.5 million, subject to certain adjustments. At the closing, which the parties have agreed will occur in the first quarter of 1997, the Company expects that the Turnersville System will pass approximately 46,200 homes and serve approximately 36,300 basic customers.

   The following table includes operating data for the Turnersville System for each of the years in the three-year period ended December 31, 1995 and for the six months ended June 30, 1996.

                                                     Year Ended December 31,          Six Months
                                               ----------------------------------        Ended
                                                  1993        1994         1995      June 30, 1996
                                                ---------   ---------    ---------   --------------
Homes passed  ...............................   43,669      44,792       45,852        46,396
Basic customers  ............................   32,426      33,961       35,523        36,147
Basic penetration  ..........................     74.3%       75.8%        77.5%         77.9%
Tier customers  .............................   31,681      33,195       34,636        35,178
Monthly revenue per average basic customer  .  $ 37.90     $ 36.73      $ 37.61
Annualized EBITDA per average basic customer . $160.59     $146.51      $162.05

   The Turnersville System has approximately 750 miles of 450 MHz plant. The customers within the Turnersville System receive 62 channels of programming. The Turnersville System offers a basic service package ($8.92 per month), a CPS package ($13.12 additional per month), premium services ($10.95 to $12.50 per month, per service) and pay-per-view. See " -- Rates and Ancillary Revenue Sources" for a description of the types of programming and the services offered in these programming packages.

NON-CONSOLIDATED CABLE TELEVISION SYSTEMS

   The Company holds equity investments in three cable television system companies: Garden State Cablevision L.P., Susquehanna Cable Co. and Raystay Co. As of June 30, 1996, these companies operated cable television systems serving approximately 420,000 basic customers, of which approximately 343,000 are served by systems which are contiguous to the Company's cluster of cable television systems. As a result of Lenfest's affiliation with these companies, the companies participate in Lenfest's programming purchasing relationship with Satellite Services, Inc. See " -- Programming and Equipment Supply."

GARDEN STATE CABLEVISION L.P.

   In 1989, the Company, along with Comcast Corporation ("Comcast") and an investment group, acquired the former New York Times cable television system with approximately 203,000 basic customers in the Cherry Hill, New Jersey area. Lenfest and Comcast subsequently purchased the investment group's interest, and each now owns 50% of Garden State Cablevision L.P. ("Garden State").

   The following table provides customer data at year end for each of the years in the three-year period ended December 31, 1995 and for the six months ended June 30, 1996 for Garden State's cable television systems.

                             Year Ended December 31,             Six Months
                       ------------------------------------         Ended
                         1993          1994         1995        June 30, 1996
                       ---------     ---------    ---------     --------------
Homes passed  .....     284,054      288,013       292,454         294,204
Basic customers  ..     192,222      195,966       200,086         202,946
Basic penetration .        67.7%        68.0%         68.4%           69.0%
Premium units  ....     152,434      151,605       154,245         153,340

SUSQUEHANNA CABLE CO.

   The Company, through an indirect, wholly owned subsidiary beneficially owns a 30% equity interest in Susquehanna Cable Co.'s cable television operating subsidiaries (the "SCC Subsidiaries"). The SCC Subsidiaries own and operate cable television systems in York, Pennsylvania and East Providence, Rhode Island as well as smaller systems in Mississippi, Illinois and Indiana.

   The following table provides customer data at year end for each of the years in the three-year period ended December 31, 1995 and for the six months ended June 30, 1996 for the SCC Subsidiaries' cable television systems.

                             Year Ended December 31,             Six Months
                       ------------------------------------         Ended
                         1993          1994         1995        June 30, 1996
                       ---------     ---------    ---------     --------------
Homes passed  .....     165,416      173,674       182,465         192,820
Basic customers  ..     121,351      127,972       137,885         146,857
Basic penetration .        73.4%        73.7%         75.6%           76.2%
Premium units  ....      73,361       72,740        71,135          71,550


   Beginning May 28, 1998, each of Lenfest and Susquehanna Media Co. (the 70% owner of Susquehanna) may offer to purchase all of the shares of stock of Susquehanna Cable Co. and the SCC Subsidiaries owned by the other. If the person to whom an offer is made rejects the offer, such person is then obligated to purchase all of the shares of stock of the person who made the offer on the same terms and conditions as contained in the initial offer. Lenfest has pledged its stock in Susquehanna Cable Co. and in the SCC Subsidiaries as collateral for obligations incurred by Susquehanna Media Co.

RAYSTAY CO.


   Lenfest, through an indirect, wholly owned subsidiary, owns approximately 45% of the stock of Raystay Co. ("Raystay"). Raystay owns and operates cable television systems in Pennsylvania and West Virginia serving approximately 70,000 basic customers.

   The following table provides customer data at year end for each of the years in the three-year period ended December 31, 1995 and for the six months ended June 30, 1996 for Raystay's cable television systems.

                             Year Ended December 31,             Six Months
                       -----------------------------------          Ended
                          1993         1994         1995        June 30, 1996
                        --------     --------      --------     --------------
Homes passed  .....      56,023       56,738       63,163          92,533
Basic customers  ..      40,362       42,103       46,509          70,211
Basic penetration .        72.0%        74.2%        73.6%           75.9%
Premium units  ....      17,529       17,847       17,755          23,693


   Pursuant to a shareholder agreement, beginning September 30, 2002 either the Company or the Majority Shareholders of Raystay (as defined in the agreement) may offer to purchase all of the shares of stock of the other. If the offer to sell is rejected, the offeree is then obligated to purchase all of the shares of stock of the offeror on the same terms and conditions. In addition, on the earlier of May 1, 1999 or the date George G. Gardner ceases to actively manage Raystay, Lenfest will have the right to designate the majority of the board of directors of Raystay and to assume management control. Lenfest has pledged its stock in Raystay as collateral for obligations incurred by Raystay.

NON-CABLE INVESTMENTS

   The Company owns various non-cable television investments described below.

STARNET, INC.

   StarNet, Inc. offers program promotion for basic, pay and pay-per-view cable television through its "NuStar," "The Promoter" and "The Barker(R)" product lines. These services utilize proprietary cable headend equipment that has been designed as an integrated PC-based system for local, regional and national spot insertion.

   NuStar delivers and inserts fully tagged promotional spots for programming into 11 cable television networks. Each spot targets specific viewer groups and includes time specific information, channel numbers and system logos. Up to 65 different programs are promoted monthly through NuStar. The spots are delivered by NuStar through its satellite transponder to cable headends. NuStar launched its service in 1989, and cable television systems covering 23 million customers currently receive the service.

   The Promoter provides direct-response promotional spots to maximize a cable television system's usage of available advertising inventory. The Promoter allows a cable television operator to select the movies and events to be promoted, the networks on which the advertisements will appear and the time periods when the spots will be inserted. This allows a cable operator to schedule each pay-per-view message based on local demographics and viewing habits.

   The Barker(R) is an enhanced pay-per-view promotional service that uses a dedicated cable television system channel. The system is based on an integrated PC multimedia presentation that combines graphics, full motion video and audio to promote current and upcoming pay-per-view events. The Barker(R) currently is received by 8 million cable television customers.

   StarNet Development, a subsidiary of StarNet, manufactures and sells advertising delivery and confirmation equipment to cable television system operators. This equipment gives cable television system operators the ability to insert geographically targeted advertising into cable television networks such as ESPN and CNN and to provide advertisers with independent verification that the advertisement has been aired.

MICRONET, INC.

   Founded in 1989, MicroNet is a carrier of video, voice and data transmission services for a mix of markets and customers. These services are transmitted through earth station, terrestrial microwave and digital fiber optic facilities.

   MicroNet's Cedar Hill, Texas earth station serves Texas and its Glenwood, New Jersey earth station serves the Northeast. The Cedar Hill facility is directly interconnected to the Texas Video Network, a terrestrial system serving seven major Texas cities and the Lower Rio Grande Valley. The Glenwood earth station is integrated with MicroNet's Northeast terrestrial network serving New York, Philadelphia, Baltimore and Washington, D.C.

   MicroNet operates a network of fixed and temporary loops serving local broadcasters, sports venues and other video traffic sources. These networks are controlled by television operating centers. MicroNet's video customer base includes all four major network broadcasters, numerous cable programmers, news and sports program services and business video users.

   MicroNet's other terrestrial systems include a cable television program distribution network operating in New Jersey and Pennsylvania.

   MicroNet operates over 120 communication tower sites in the Northeast, Texas and California for site rental to qualified users. Customers include wireline and non-wireline cellular carriers, government agencies and other common carriers.


LENFEST PROGRAMMING SERVICES, INC. (NEWSCHANNEL)

   NewsChannel, part of Lenfest Programming Services, Inc., is a local cable television news channel which began operations in 1994. It is designed to function as an electronic newspaper, providing news tailored to the geographic area served by individual cable television systems. NewsChannel receives news from local newspapers before the newspapers arrive at the newsstands. NewsChannel also has access to traditional local, regional and international broadcast news services. The news is presented with computer generated headlines, copy, photos and video. The displayed copy is read by announcers and is supplemented by audio soundbites and video inserts. NewsChannel runs twenty four hours a day in ten minute cycles and is updated continually. As of June 30, 1996, NewsChannel served approximately 603,000 customers in Pennsylvania, New Jersey and Delaware, 578,000 of whom were customers of the Core Cable Television Systems.


LENFEST AUSTRALIA, INC.

   In 1993, the government of Australia auctioned licenses for the right to provide pay television services via DBS within Australia. The Company, through its Lenfest Australia, Inc. subsidiary, agreed to purchase the Australian company which successfully bid for and held the right to obtain one of two private sector Australian pay television licenses, "License B." Subsequently, Lenfest Australia, Inc. contributed its right to purchase such company (and the right to acquire License B) to Australis Media Limited, an Australian public company which provides programming via MMDS licenses to substantially all of Australia's major population centers. Lenfest Australia, Inc. subsequently paid, on behalf of Australis, A$116.8 million (approximately U.S.$78.9 million) for License B. It also paid approximately A$13 million (approximately U.S.$8.8 million) to the shareholders of the Australian company which was the successful bidder in the auction in accordance with the purchase agreement for such company.


   The Company currently holds securities representing a 4.1% voting interest and a 31.4% aggregate economic interest in Australis. The Company acquired its interest in Australis for an aggregate investment of approximately U.S.$91.0 million. On three occasions since March 1996 (two of which were at the request of Australis) trading in Australis' securities has been suspended pending announcements by Australis regarding its recapitalization plans. In each instance trading was resumed after the issuance by Australis of a press release describing the then current status of its operations and recapitalization plans. As of August 30, 1996, the investment had a market value of approximately U.S. $26.2 million. As a result of uncertainties associated with the successful completion by Australis of its proposed recapitalization, the Company's financial statements included herein recognize a decline in the market value of its equity ownership interest in securities of Australis in the amount of approximately $66.9 and the provision for potential reduction in value of note receivable and accrued interest in the amount of $19.7 million in connection with the note receivable and accrued interest due from Australis. For a discussion of the Company's investment in Australis, as well as Australis' proposed recapitalization, see "Risk Factors -- Investment in Australis Media Limited" and "Managements' Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


   Australis currently provides pay television programming services to customers via DBS and MMDS in cooperation with the other Australian commercial satellite licensee and has entered into a 25-year programming distribution agreement with Foxtel (a joint venture between Telestra and The News Corporation Limited), for cable television distribution. The agreement with Foxtel provides for minimum guaranteed annual payments (denominated in US dollars) to Australis and, in any year in which actual Foxtel subscribers exceed a specified number, an additional fee based on such excess. In addition, Australis has entered into long-term programming joint ventures and license agreements with major international film studios and cable television programmers to obtain rights to distribute a wide variety of movie, sports, general entertainment and other programming to the Australian market.

LENFEST INTERNATIONAL, INC. (VIDEOPOLE)


   The Company and TCI each are partners in L-TCI Associates, a partnership which owns a 29% interest in Videopole. Videopole is a French cable television company serving rural areas of France. As of June 30, 1996, Videopole had nearly 424,000 homes under franchise, had built television systems passing approximately 263,000 homes, and served approximately 68,000 customers. Videopole is controlled by Synergie Developpement et Services which is a wholly owned subsidiary of D' Electricite De France, the French state-owned electric company.


   Pursuant to the Partnership Agreement of L-TCI Associates (the "L-TCI Partnership Agreement"), the Company made an investment of approximately $7.2 million in 1995 related to its indirect investment in Videopole. The Company and TCI are each obligated to make capital contributions in the amounts of FF21.83 million (approximately U.S.$4.2 million) and FF10.01 million (approximately U.S.$1.9 million) in 1996 and 1997, respectively. In addition, if TCI fails to make any of its required capital contributions, the L-TCI Partnership Agreement provides that Lenfest will make TCI's, as well as its own, capital contributions. If the Company makes payments on behalf of TCI, the Company's partnership interest in L-TCI Associates will increase as a result thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In 1995 and 1996, the Company made payments in the amount of approximately $3.6 million and $1.4 million, respectively, on behalf of TCI and expects to continue to make such payments. As a result of the Company's payments in 1995 and 1996, the Company's percentage interest in L-TCI Associates increased, thereby increasing the Company's indirect percentage interest in Videopole to 20.8%, and decreasing TCI's indirect interest to 8.2%.

PROPERTIES

   The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and customer drop equipment for each of its cable television systems. The Company's cable distribution plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches.

   The Company owns or leases real property for signal receptions sites and business offices in many of the communities served by its systems and for its principal operating offices. See "Certain Transactions." On March 21, 1996, Suburban entered into a lease for office space at 200 Cresson Boulevard, Oaks, PA. The Company has moved administrative operations to a single location. The new offices will have approximately 57,000 square feet, which management believes is adequate. The Company's Pottstown, PA location will continue to be used by Suburban. Management believes that its properties are in good operating condition and are suitable and adequate for the Company's business operations.

COMPETITION

   Multichannel Multipoint Distribution Service ("MMDS") systems, commonly called wireless cable television systems, and Direct Broadcast Satellite ("DBS") systems, which distribute programming to home satellite dishes, compete with traditional cable television systems. Establishing a DBS or MMDS network is less capital intensive than building a traditional cable television system and, therefore, gives MMDS and DBS systems an advantage in areas of lower population density. Providers of programming via these technologies have the potential to compete directly with cable television systems in urban areas as well, and in some areas of the country, DBS systems are in direct competition with cable television systems.

   Currently, there are three DBS providers in the Company's service area, Direct TV, USSB and PrimeStar. AlphaStar, EchoStar and MCI/News Corp. have announced, and others may announce, intentions to enter into the DBS market and may offer DBS services within the Company's service area. The packages offered by the DBS providers generally are more expensive than the Company's cable programming service tier, but some DBS providers currently can provide a greater number of channels than the Company does on its cable programming service tier, which is the comparable offering of service. The Company believes that its services will continue to have a competitive advantage over DBS because: (i) the up-front equipment and installation costs are significantly higher than the installation of cable, ranging from $300 to $900 (depending upon the provider) per installation as opposed to $33.00 for a cable installation; (ii) within the Company's service areas, DBS providers cannot broadcast any local off-air signals; (iii) without a significant investment in additional equipment, only one channel can be seen on all television sets in the same house at the same time; and (iv) with the Company's upgraded network architecture, the Company will be able to offer two-way interactive services and will have three to four times the bandwidth capacity.

   In MMDS, the Company faces competition from ACS Enterprises, Inc. ("ACS"), recently acquired by CAI. ACS's maximum potential service area is a radius of approximately 35 miles from ACS's tower in Philadelphia which covers a significant portion of the Company's customer base. However, management believes that a number of households in ACS's service area cannot be reached because of terrain and elevation obstructions. In the Company's Atlantic City/Pleasantville System, the Company faces competition from Orion Vision, a local MMDS operator, which has a broadcast area of approximately 12 miles from its transmitting site in Corbin City, New Jersey.

   MMDS operators currently have one package of service consisting of approximately 33 channels with no off air broadcast channels. MMDS generally is less expensive than cable due in large part to the lower number of channels it offers. At this time, the Company does not view MMDS as a significant competitive service, although it expects that this could change if advances in digital wireless technology significantly expands MMDS channel capacity and quality of service. CAI has received investments from Bell Atlantic and NYNEX to finance its development of digital wireless television. Although the channel capacity of MMDS systems is limited, it is expected that developments in compression technology will enable MMDS operators to provide a sufficient number of channels that, while fewer than the number of channels that are expected to be provided by cable television systems using fiber-optic technology, may nevertheless be attractive to subscribers. However, a digi-tally compressed MMDS service will require hardware similar to that currently used by DBS providers and will have the same limitations as compared with a cable television system currently faced by those providers set forth above. Recent amendments to FCC regulations enable MMDS systems to compete more effectively with cable television systems by making additional channels available to the MMDS industry and by refining the procedures through which MMDS licenses are granted.

   To date, the Company believes that it has not lost a significant number of customers, nor a significant amount of revenue, to DBS or MMDS operators competing with the Company's systems. There can be no assurance, however, that competition from these technologies will not have a negative impact on the Company's business in the future. See "Risk Factors -- Competition."

   The 1996 Act repealed the prohibition on RBOCs and other LECs from providing cable service directly to subscribers in their local telephone service areas. Thus, LECs may now acquire, construct and operate cable systems both inside and outside their service areas. The 1996 Act also authorizes LECs to provide video programming through a variety of other means, including the operation of "open video systems," without obtaining a local cable franchise.

   The RBOCs and other local telephone companies are in the process of entering the cable television business. The RBOCs have significant access to capital and several have expressed their intention to enter the video-to-home business as an adjunct to their existing voice and data transmission businesses. In addition, the RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service. See "Risk Factors -- Competition."

   Most of the Company's cable television assets are located in the Bell Atlantic operating area. Bell Atlantic recently announced its intention to merge with NYNEX. Both Bell Atlantic and NYNEX have previously made investments in CAI in order to finance CAI's development of digital wireless television. It is not clear at this time how the pending Bell Atlantic/NYNEX merger will impact competition or whether Bell Atlantic (or the new Bell Atlantic/NYNEX entity) intends to compete with the Company through its investment in CAI directly, by constructing hardwired broadband systems within the Company's service area or through a combination of both.

   Cable television franchises are not exclusive. Under the 1992 Cable Act, franchising authorities are prohibited from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. Moreover, municipalities are permitted to operate cable television systems in their communities without franchises. Consequently, more than one cable television system may be built in the same area (known as an "overbuild"), with potential loss of revenues to the operator of the original cable television system. Management cannot predict the extent to which such competition will materialize or, if such competition materializes, the extent of its effect on Lenfest.

   Constructing a cable television system is a capital intensive process for which the Company believes there can be no assurance of realizing a return on investment within an acceptable time period. The Company believes that, to be successful, an overbuilder would be required to serve a distinct portion of the cable television market on a more cost efficient basis than the existing cable operator, have facilities capable of transmitting cable television programming in place or have significant access to capital.

   Broadcast television is another competitor to cable television. In most of the areas served by the Company's cable systems, a variety of terrestrial broadcast television programming can be received off-air. Typically, there are three to ten VHF/UHF broadcast channels that provide local, network and syndicated programming free of charge.

   The Company's competitors also include master antenna television ("MATV") and satellite master antenna television ("SMATV") systems. MATV and SMATV systems are essentially small cable television systems that operate within hotels, apartment complexes, condominium complexes and individual residences. Due to the widespread availability of earth stations, such private cable systems may offer both improved reception of local television stations and many of the same satellite-delivered program services that are presently offered by franchised cable systems. MATV and SMATV stations currently labor under fewer regulatory burdens than franchised cable systems. For example, MATV and SMATV stations need not serve low density or economically depressed areas. By reducing cable regulation, the 1996 Act may have reduced some of the advantages that had previously been enjoyed by MATV and SMATV providers. However, since MATV and SMATV services are generally not "cable systems" under the 1992 Cable Act, such services may be exempt from the remaining laws and regulations that impact cable operators.

   The 1996 Act also authorizes registered utility holding companies and their subsidiaries to provide video programming services.

   In addition, cable television operators face indirect competition from professional sports events, the theater, moviehouses, home video entertainment, radio and newspapers. Other new technologies may soon compete with the non-entertainment services that cable systems offer or will soon be able to offer, as well as with cable television services. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. The Company cannot predict the effect that ongoing or future developments may have on the cable television industry generally or the Company specifically.

LEGAL PROCEEDINGS

   On May 3, 1996, The News Corporation Limited ("News") filed in the Supreme Court of New South Wales, Australia an action seeking unspecified damages as a result of the alleged violation by the Company of an alleged oral agreement to inform News prior to the Company taking any steps to effect a recapitalization plan for Australis. The Company believes that the suit is without merit. In addition, on June 6, 1996, the Company filed suit in federal court in Philadelphia seeking a declaration that no oral agreement was made with News to notify News prior to making a separate refinancing proposal to Australis, and that there is no agreement whatsoever with News that would delay or prevent the Company's participation in providing refinancing to Australis.


   On January 20, 1995, Mr. Albert Hadid filed suit in the Federal Court of Australia, New South Wales District Registry, against Australis (a company in which the Company holds a 31.4% aggregate economic interest, see "-- Non-Cable Investments"), the Company and several other entities and individuals including H.F. Lenfest (the "Defendants"), involved in the acquisition of a company of which Mr. Hadid was the controlling shareholder, the assets of which included the right to acquire License B from the Australian government. Mr. Hadid alleged that the Company and Mr. Lenfest breached the fiduciary duties that they owed to him and claimed damages of A$220 million. In August 1995, Mr. Hadid amended the suit to include allegations that the Defendants defrauded him by making certain representations to him in connection with the acquisition of his company and claimed additional damages of A$485 million. Mr. Hadid seeks total monetary damages in the amount of A$705 million (approximately U.S.$557 million as of August 30, 1996). The Defendants have denied all claims made against them by Mr. Hadid and stated their belief that Mr. Hadid's allegations are without merit and their intention to defend this action vigorously.


   On December 6, 1995, the Securities and Exchange Commission (the "SEC") sued H.F. Lenfest and Marguerite Lenfest in the United States District Court for the Eastern District of Pennsylvania. The SEC alleges that, in October 1993, Mr. Lenfest, while in possession of non-public information, recommended that his son purchase TCI stock and that Marguerite Lenfest traded in TCI stock in October 1993 on the basis of information she misappropriated from her husband. H.F. Lenfest and Marguerite Lenfest have categorically denied that they engaged in any improper conduct and are defending this action vigorously. The Company has agreed to pay the legal expenses of H.F. Lenfest and Marguerite Lenfest related to this action. H.F. Lenfest and Marguerite Lenfest have agreed to repay such expenses if it is subsequently determined that the Company is not permitted to make such payments under Delaware corporate law.


   On August 15, 1996, the United States Government filed a criminal action in the United States District Court for the Eastern District of Pennsylvania against Harry F. Brooks alleging that he filed false Statements of Account with the United States Copyright Office for the period from 1991 to 1993 with respect to certain of Suburban's Pennsylvania cable television systems, resulting in the underpayment of over $1.1 million in royalty fees by Suburban due the United States Copyright Office over such period. Mr. Brooks has denied the charges and has stated that he will defend the action vigorously. The allegations against Mr. Brooks derive from the civil action filed against Suburban in December 1993 which alleged that Suburban misreported its subscriber rates to the Copyright Office and underpaid copyright royalty fees. The Company settled the civil action in 1994 with a payment of $5 million. The Company has not been named in the criminal action. The Company has agreed to pay the legal expenses of Mr. Brooks. Mr. Brooks has agreed to repay such expenses if it is subsequently determined that the Company is not permitted to make such payments under Delaware corporate law.


EMPLOYEES


   As of June 30, 1996, the Company had 1,445 full-time employees, of which 165 employees were covered by collective bargaining agreements at two locations.

   As of June 30, 1996, the Company's Core Cable Television Operations had 1,045 full-time employees, of which 165 employees were covered by collective bargaining agreements at two locations.

   After the completion of the Turnersville Acquisition, the Company expects to have approximately 1,512 full-time employees, of which 165 employees will be covered by collective bargaining agreements at two locations.


   The Company considers its relations with its current employees to be satisfactory.

                          LEGISLATION AND REGULATION

   The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by the Congress and various federal agencies may in the future materially affect the cable television industry. The following is a summary of significant federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws.

FEDERAL STATUTORY LAW

EXISTING LAWS

   The Cable Communications Policy Act of 1984 ("1984 Cable Act") became effective on December 29, 1984. This federal statute, which amended the Communications Act of 1934 (the "Communications Act"), creates uniform national standards and guidelines for the regulation of cable television systems. On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 ("1992 Cable Act"). This legislation amended the 1984 Cable Act in many respects and has significantly changed the regulatory environment in which the cable industry operates. The 1992 Cable Act allows for a greater degree of regulation of the cable television industry with respect to, among other things: (i) cable television system rates for both basic and certain nonbasic services; (ii) programming access and exclusivity arrangements; (iii) access to cable channels by unaffiliated programming services; (iv) leased access terms and conditions; (v) horizontal and vertical ownership of cable television systems; (vi) customer service requirements; (vii) franchise renewals; (viii) television broadcast signal carriage and retransmission consent; (ix) technical standards; (x) customer privacy; (xi) consumer protection issues; (xii) cable equipment compatibility; (xiii) obscene or indecent programming; and (xiv) requiring subscribers to subscribe to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the 1992 Cable Act encourages competition with existing cable television systems by: allowing municipalities to own and operate their own cable television systems without having to obtain a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable television system's service area; and prohibiting, with certain exceptions, the common ownership of cable television systems and co-located MMDS or SMATV (satellite master antenna television) systems. The 1992 Cable Act also precludes cable operators affiliated with video programmers from favoring such programmers in determining carriage on their cable systems or unreasonably restricting the sale of their programming to other multichannel video distributors.

   The 1996 Act, which became law on February 8, 1996, significantly alters the federal, state and local regulatory structure. As it pertains to cable television, the 1996 Act, among other things, (i) deregulates rates for nonbasic cable service in 1999; (ii) deregulates basic and nonbasic rates with respect to cable operators that face video competition from LECs by expanding the definition of "effective competition," the existence of which displaces rate regulation; (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas; and (iv) liberalizes certain of the FCC's cross-ownership restrictions. The FCC will have to conduct a number of rulemaking proceedings in order to implement many of the provisions of the 1996 Act.

FEDERAL REGULATION

   The FCC, the principal federal regulatory agency with jurisdiction over the cable television industry, has promulgated regulations covering a number of subject matter areas. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. A brief summary of the most significant of these federal regulations as adopted to date follows.

RATE REGULATION

   The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional nonbasic program tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to "effective competition." The 1992 Cable Act replaced the FCC's old standard for determining "effective competition," under which most cable television systems were exempt from local rate regulation, with a statutory provision that subjected nearly all cable television systems to local rate regulation of basic service. The 1996 Act expands the definition of "effective competition" to cover situations where a local telephone company or its affiliate, or any multichannel video provider using telephone company facilities, offers comparable video service by any means except DBS. Regulation of both basic and nonbasic tier cable rates ceases for any cable system subject to "effective competition."

   Additionally, the 1992 Cable Act authorized the FCC to adopt a formula, for franchising authorities to enforce, to ensure that basic cable rates are reasonable; allowed the FCC to review rates for nonbasic service tiers (other than per-channel or per-program services) in response to complaints filed by franchising authorities and/or cable customers; prohibited cable television systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; required the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances.

   The FCC adopted rules designed to implement these rate regulation provisions on April 1, 1993, and then significantly amended them on reconsideration on February 22 and November 10, 1994. The FCC's regulations contain standards for the regulation of basic and nonbasic cable service rates (other than per-channel or per-program services). The rate regulations adopt a benchmark price cap system for measuring the reasonableness of existing basic and nonbasic service rates, and a formula for evaluating future rate increases. Alternatively, cable operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. The charges for equipment and installation services must be recalculated annually and adjusted accordingly.

   The 1996 Act eliminates regulation of rates for CPS packages for all cable operators as of March 31, 1999. In the interim, regulation of rates for CPS packages can only be triggered if a franchising authority complaint based on more than one subscriber complaint is made with the FCC within 90 days after a rate increase. These 1996 Act provisions should materially alter the applicability of FCC rate regulations adopted under the 1992 Cable Act.

   In addition, the 1996 Act relaxes the uniform rate requirements of the 1992 Cable Act, which required an operator of cable television systems to have a uniform rate structure for the provision of cable services throughout the geographic area in which the operator provides cable service. Specifically, the new legislation clarifies that the uniform rate provision does not apply where an operator of a cable television system faces "effective competition." In addition, bulk discounts to multiple dwelling units are exempted from the uniform rate requirements. However, complaints may be made to the FCC against operators of cable television systems not subject to effective competition for "predatory" pricing (including with respect to bulk discounts to multiple dwelling units). The 1996 Act also permits operators of cable television systems to aggregate, on a franchise, system, regional or company level, its equipment costs in broad categories. The 1996 Act is expected to facilitate the rationalization of equipment rates across jurisdictional boundaries. However, these cost-aggregation rules do not apply to the limited equipment used by subscribers who only receive basic service.

   Local franchising authorities and/or the FCC are empowered to order a reduction of existing rates which exceed the maximum permitted level for either basic and/or nonbasic cable services and associated equipment, and refunds could be required. In general, the reduction for existing basic and nonbasic cable service rates under the original rate regulations would be to the greater of (i) the applicable benchmark level or (ii) the rates in force as of September 30, 1992, minus 10 percent; in both cases adjusted forward for inflation. The current regulations require an aggregate reduction of as much as 17 percent, adjusted forward for inflation, from the rates in force as of September 30, 1992. The regulations also provide that future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels. The November 10, 1994 amendments incorporated an alternative method for adjusting the rates charged for a regulated nonbasic service tier when new services are added. This method will allow cable operators to increase the monthly rate to each customer by as much as $1.50 over a two year period to reflect the addition of up to six new channels of service on regulated nonbasic service tiers (an additional increase of $0.20 is permitted in the third year if a seventh channel is added). In addition, new product tiers consisting of services new to the cable television system can be created free of rate regulation as long as certain conditions are met such as not moving services from existing tiers to the new tier.

   Recently, the FCC has taken two actions, initiated prior to the 1996 Act, that may have a beneficial effect on revenue and cash flow. First, the FCC has adopted a procedure under which cable operators can file abbreviated cost of service showings for system rebuilds and upgrades, the result of which would be a permitted increase in regulated rates to allow recovery of those costs. Second, the FCC has adopted a new procedure for the annual pass-through of increases in certain external costs, such as programming costs, under which cable operators could increase rates based on actual and anticipated cost increases for the coming year. This would be an alternative to the methodology described in the previous paragraph whereby such costs can be passed through on a quarterly basis, but only for cost increases already incurred.

   In November 1995, the FCC proposed to provide operators of cable television systems with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, operators of cable television systems subject to rate regulation are required to establish rates on a franchise-specific basis. The proposed rules could lower such operators' marketing costs and also allow operators to respond better to competition from alternative providers. The Company is unable to predict if these proposed rules will ultimately be promulgated by the FCC and, if they are promulgated, their effect on the Company.

CARRIAGE OF BROADCAST TELEVISION SIGNALS

   The 1992 Cable Act allows commercial television broadcast stations which are "local" to a cable television system to elect every three years either
(i) to require the cable television system to carry the station, subject to certain exceptions (known as the "must carry" requirement), or (ii) to deny the cable television system the right to carry the station without the station's express consent (known as "re-transmission consent"). The next election between must-carry and retransmission consent will be October 1, 1996. Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, but are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable television systems must obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," i.e., commercial satellite-delivered independent stations such as WTBS, WGN, and WWOR-TV. The legality of these "must-carry" provisions is currently under judicial review. Invalidation of the "must-carry" provisions would free cable operators (except for any contractual commitments) to replace the carriage of any or all local broadcast stations with other programming. However, the outcome of the pending judicial review cannot be predicted.

DELETION OF CERTAIN PROGRAMMING

   Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or nonsimultaneous network programming of a distant station when such programming has also been contracted for by the local station on an exclusive basis. FCC regulations also enable television stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable television system to delete or "black out" such programming from other television stations which are carried by the cable television system.

RENEWAL OF FRANCHISES

   The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Notwithstanding the renewal process, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must


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

meet certain statutory standards if the formal renewal procedures are invoked. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

   The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce his renewal rights which could make it easier in some cases for a franchising authority to deny renewal. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. For alleged franchise violations occurring after December 29, 1984, franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. Rather, the franchising authority is estopped if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable television operator of its failure or inability to cure. Courts may not reverse a denial of renewal based on procedural violations found to be "harmless error."

CHANNEL SET-ASIDES

   The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. The 1992 Cable Act requires the FCC to establish a formula for determining maximum reasonable rates. The FCC is presently engaged in a proceeding in which it may alter the leased access rate formula. The FCC has tentatively concluded that the current formula overcompensates operators of cable television systems. Therefore, the FCC is considering changes in its leased access rate rules that may result in operators of cable television systems being compensated less for leased access. In this proceeding, the FCC is also considering requiring operators of cable television systems to reserve a portion of their leased access capacity for not-for-profit programmers and/or establishing special preferential rates for such programmers. The Company cannot predict the outcome of this proceeding or its effect on the Company.

OWNERSHIP

   The 1996 Act repealed the statutory ban against local exchange telephone companies ("LECs") from providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. Consequently, the 1996 Act permits telephone companies to compete directly with operators of cable television systems. Under the 1996 Act and FCC rules recently adopted to implement the 1996 Act, LECs may provide video service as broadcasters, common carriers, or cable operators or LECs and others may also provide video service through "open video systems" ("OVS"), a regulatory regime that may give them more flexibility than traditional cable systems. OVS operators (including LECs) may operate "open video systems" without obtaining a local cable franchise, although they can be required to make payments to local governmental bodies in lieu of cable franchise fees. In general, OVS operators must make their systems available to programming providers on rates, terms and conditions that are reasonable and nondiscriminatory. Where carriage demand by programming providers exceeds the channel capacity of an open video system, two-thirds of the channels must be made available to programmers unaffiliated with the OVS operator.

   The 1996 Act generally prohibits buyouts of cable television systems (including any ownership interest of such systems exceeding 10%) by LECs within an LEC's telephone service area, buyouts by operators of cable television systems of LEC systems within a cable operator's franchise area, and joint ventures between operators of cable television systems and LECs in the same markets. There are some statutory exceptions, including a rural exemption that permits buyouts in which the purchased system serves a non-urban area with fewer than 35,000 inhabitants. Also, the FCC may grant waivers of the buyout provisions in cases where (i) the operator of a cable television system or the LEC would be subject to undue economic distress if such provisions were enforced, (ii) the system or facilities would not be economically viable in the absence of a buyout or a joint venture or (iii) the anticompetitive effects of the proposed transaction are clearly outweighed by the transaction's effect in light of community needs. The respective local franchising authority must approve any such waiver.

   The 1996 Act also authorizes registered utility holding companies and their subsidiaries to provide video programming services, notwithstanding the Public Utility Holding Company Act. In order to take advantage of the new legislation, public utilities must establish separate subsidiaries through which to operate any cable operations. Such utility companies must also apply to the FCC for operating authority.


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

   The 1996 Act eliminated the FCC rule prohibiting common ownership between a cable system and a national broadcast television network. The 1996 Act also eliminated the statutory ban covering certain common ownership interests, operation or control between a television station and cable system within the station's Grade B signal coverage area. However, the parallel FCC rule against cable/television station cross-ownership remains in place, subject to review by the FCC within two years. Finally, the 1992 Cable Act prohibits common ownership, control or interest in cable television systems and MMDS facilities or satellite master antenna television ("SMATV") systems having overlapping service areas, except in limited circumstances. The 1996 Act exempts cable systems facing "effective competition" from the MMDS and SMATV cross-ownership restrictions.

   Pursuant to the 1992 Cable Act, the FCC has adopted rules which, with certain exceptions, preclude a cable television system from devoting more than 40% of its first 75 activated channels to national video programming services in which the cable system owner has an attributable interest. The FCC also has set a limit of 30% of total nationwide cable homes that can be served by any multiple cable system operator. The FCC has stayed the effectiveness of this ruling pending the outcome of its appeal from the U.S. District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

EQUAL EMPLOYMENT OPPORTUNITY

   The 1984 Cable Act includes provisions to ensure that minorities and women are provided equal employment opportunities within the cable television industry. The statute requires the FCC to adopt reporting and certification rules that apply to all cable television system operators with more than five full-time employees. Pursuant to the requirements of the 1992 Cable Act, the FCC has imposed more detailed annual Equal Employment Opportunity ("EEO") reporting requirements on cable operators and has expanded those requirements to all multichannel video service distributors. Failure to comply with the EEO requirements can result in the imposition of fines and/or other administrative sanctions, or may, in certain circumstances, be cited by a franchising authority as a reason for denying a franchisee's renewal request.

FRANCHISE TRANSFERS

   The 1992 Cable Act requires franchising authorities to act on any franchise transfer request within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period unless an extension of time has been agreed to.

TECHNICAL REQUIREMENTS

   The FCC has imposed technical standards applicable to all channels on which downstream video programming is carried, and has prohibited franchising authorities from adopting standards which are in conflict with or more restrictive than those established by the FCC. Local franchising authorities are permitted to enforce the FCC's new technical standards. In order to prevent harmful interference with aeronautical navigation and safety radio services, the FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands and established limits on cable television system signal leakage. Periodic testing by cable operators for compliance with these technical standards and signal leakage limits is required.

   The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable television systems and consumer electronics equipment. These regulations, inter alia, generally prohibit cable operators from scrambling their basic service tier and from changing the infrared codes used in their existing customer premises equipment. Under the 1996 Act, local franchising authorities may not prohibit, condition or restrict a cable system's use of any type of subscriber equipment or transmission technology.

FCC IMPLEMENTATION OF THE 1996 ACT

   The FCC has recently initiated a proceeding to implement most of the cable-related reform provisions of the 1996 Act. In this proceeding, the FCC has adopted certain interim rules to govern cable operators while the agency completes its implementation of the cable-related reform provisions of the 1996 Act. Among other things,


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the FCC is requiring on an interim basis that for an LEC to constitute
"effective competition" to cable operators, the LEC's programming must include the signals of local broadcasters. Cable television systems may file a petition with the FCC at any time for a determination as to whether they are subject to "effective competition" and thus exempt from rate regulation. Depending on the outcome of the FCC proceeding, several of the Company's systems in the Philadelphia area may become deregulated.


   The FCC has also adopted interim rules governing the filing of rate complaints regarding nonbasic cable service by local franchising authorities. Local franchising authorities may file rate complaints with the FCC when the local franchising authorities receive more than one customer complaint concerning a cable operator's rate increase within 90 days of the date such increase becomes effective. If the local franchising authority receives more than one such customer complaint and decides to file its own complaint with the FCC, it must do so within 180 days of the date the rate increase becomes effective. Before filing a complaint with the FCC, the local franchising authority must first provide the operator of the cable system written notice of its intent to do so and must give the operator a minimum of 30 days to file the relevant FCC forms used to justify a rate increase with the local franchising authority. The local franchising authority must then forward its complaint and the operator's response to the FCC within the 180 day deadline. The FCC must issue a final order within 90 days of the date it receives a local franchising authority complaint.


OTHER MATTERS

   FCC regulation also includes matters regarding a cable television system's carriage of local sports programming; franchise fees; pole attachments; home wiring; customer service; rules applicable to origination cablecasts; rules governing political programming; sponsorship identification; lottery information; and limitations on advertising contained in children's programming.

   The 1996 Act imposes new requirements on operators of cable television systems, including an obligation, upon request, to fully scramble or block at no charge the audio and video portion of any channel not specifically subscribed to by a household. The 1996 Act also directs the FCC to adopt regulations that ensure, with certain exceptions, that video programming is fully accessible through closed captioning. The FCC is presently engaged in a proceeding to establish regulations to implement such closed captioning requirements.

COPYRIGHT

   Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable television system with respect to over-the-air television stations. Cable operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for overpayment of copyright fees.

   The Copyright Office has commenced a proceeding aimed at examining its policies governing the consolidated reporting of commonly owned and contiguous cable television systems. The present policies governing the consolidated reporting of certain cable television systems have often led to substantial increases in the amount of copyright fees owed by the systems affected. These situations have most frequently arisen in the context of cable television system mergers and acquisitions. While it is not possible to predict the outcome of this proceeding, any changes adopted by the Copyright Office in its current policies may have the effect of reducing the copyright impact of certain transactions involving cable company mergers and cable television system acquisitions.

STATE AND LOCAL REGULATION

   Because a cable television system uses local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community related programming and services.


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

   Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protections, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Franchises usually call for the payment of fees (which are limited to 5% of the system's gross subscriber revenues under the 1992 Cable Act) to the granting authority. Upon receipt of a franchise, the cable television system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. Franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome.

   The 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems than the 1984 Cable Act did, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable television systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

   Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility.

   The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry can be predicted at this time.


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                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The directors and executive officers of the Company are as set forth below:

 Name                      Age   Position
 ----                     -----  --------
H.F. Lenfest  .........    66    President, CEO and Director
Marguerite B. Lenfest      63    Secretary/Treasurer and Director
Samuel W. Morris, Jr.      53    Vice President-General Counsel, Assistant Secretary and
                                 Director
John C. Malone  .......    55    Director
Brendan R. Clouston  ..    43    Director
Harry F. Brooks  ......    59    Executive Vice President, Assistant Secretary
Donald L. Heller  .....    50    Vice President
Stephen N. Plant  .....    55    Vice President
Jeffrey DiFrancesco  ..    32    Vice President
Robert W. Mohollen  ...    34    Assistant Treasurer, Assistant Secretary


   H.F. Lenfest is the founder, a director and President and Chief Executive Officer of the Company, the sole director of each of the Company's subsidiaries and the President of each of the subsidiaries other than Lenfest Programming, TeleSTAR Marketing, Inc. ("TeleSTAR"), and MicroNet and its subsidiaries. Mr. Lenfest's principal occupation since 1974 has been serving as the President and CEO of the Company and its subsidiaries. He is married to Marguerite B. Lenfest. Mr. Lenfest is currently a director of TelVue Corporation and a director of Video Jukebox Network, Inc.

   Marguerite B. Lenfest has served as a director and the Secretary/Treasurer of the Company since 1974. She is the wife of H.F. Lenfest and the sister of Harry F. Brooks.

   Samuel W. Morris, Jr. has been Vice President-General Counsel and Assistant Secretary of the Company since November 1993. Mr. Morris became a director of the Company on April 4, 1996. Prior to assuming his current position, he was a founding partner in the law firm of Hoyle, Morris & Kerr, where he remains Of Counsel. Mr. Morris is also Vice President-General Counsel and Secretary of each of the Company's subsidiaries.

   John C. Malone has served as a director of the Company since January 1982. Dr. Malone has served as Chief Executive Officer and President of TCI since January 1994, Chief Executive Officer of TCI Communications, Inc. from March 1992 to October 1994 and President of TCI Communications, Inc. from 1973 to October 1994. He currently is a director of TCI, Tele-Communications International, Inc., Turner Broadcasting System, Inc., Discovery Communications, Inc., Home Shopping Network and The Bank of New York.

   Brendan R. Clouston became a director of the Company on April 4, 1996. Mr. Clouston serves as Executive Vice President and Chief Operating Officer of TCI and as President and CEO of TCI Communications, Inc.

   Harry F. Brooks is Executive Vice President/Assistant Secretary of the Company. He has been Executive Vice President since 1991 and a Vice President since 1983. Mr. Brooks is also Vice President/Assistant Treasurer/Assistant Secretary of each of the Company's subsidiaries other than TeleSTAR (where he is Treasurer and Assistant Secretary), Lenfest Raystay Holdings, Inc. (where he is Vice President and Assistant Secretary) and Lenfest Atlantic, Inc. He is the brother of Marguerite B. Lenfest.

   Donald L. Heller has been a Vice President of the Company since March 1993. Prior to assuming his current position, Mr. Heller was, from June 1984 to January 1993, the Vice President and General Manager of Sportschannel Prism Associates, a regional cable television service which provides movies and professional sports. Mr. Heller is also Vice President of Lenfest International, Inc., Lenfest Australia, Inc. and Lenfest Programming. He is currently a director of TelVue Corporation.


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

   Stephen N. Plant has been a Vice President of the Company since September, 1993. Prior to assuming his current position, he was Senior Vice President and Manager - Telecommunication and Media Lending of PNC Bank, National Association, one of the Company's current group of lending banks. He is also a Vice President of Lenfest Australia, Inc.

   Jeffrey J. DiFrancesco has been Vice President of Strategic Planning and Business Development of the Company since January 1, 1996. Prior to assuming his current position, he was Principal Consultant with Price Waterhouse's Entertainment, Media and Communications Group. Prior to that he was a Managing Director at Bell Atlantic Video Services Company and Tele-TV.

   Robert W. Mohollen has been Assistant Treasurer and Assistant Secretary of the Company since August 1992. Prior to assuming his current position, he was Controller since June 1989. Prior to that he was an accountant and auditor with Pressman Ciocca & Smith, Certified Public Accountants, the Company's accountants. Mr. Mohollen is also Treasurer and Assistant Secretary of each of the Company's subsidiaries except TeleSTAR.

   All directors serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. All executive officers serve at the discretion of the Board of Directors. The directors of the Company receive no compensation in their capacity as directors.

OTHER PRINCIPAL EMPLOYEES

   Debra Krzywicki has been an Executive Vice President of Suburban Cable since January 1, 1996, and a Vice President of Suburban Cable from 1989 to December 31, 1995. She is primarily responsible for marketing, programming, customer service, training and public relations.

   Robert Lawrence has been an Executive Vice President of Suburban Cable since January 1996, and a Regional Vice President and General Manager of Suburban Cable from March 1982 to December 31, 1995. He is responsible for technical operations, engineering, franchise relations, information systems and purchasing. He is also currently a director of TelVue Corporation.

EXECUTIVE COMPENSATION

   The Company has no long-term compensation plans. The following table sets forth certain information for the years ended December 31, 1993, 1994 and 1995 concerning cash and non-cash compensation earned by the CEO and the four other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during such periods.

                          SUMMARY COMPENSATION TABLE

                                                 Annual Compensation
         Name and                                                   All Other
    Principal Position       Year      Salary         Bonus       Compensation
 ------------------------   ------   -----------    -----------   --------------
H.F. Lenfest  ...........    1995     $500,000      $  750,000     $294,958(a)(b)
President and CEO            1994      500,000              --      283,931(a)(b)
                             1993      175,000       2,500,000      312,621(a)(b)

Harry F. Brooks  ........    1995     $135,000              --     $  6,750(a)
Executive Vice President     1994      130,000              --        6,500(a)
                             1993      120,000              --        6,000(a)

Samuel W. Morris, Jr.  ..    1995     $200,000      $  100,000     $  9,240(a)
Vice President and           1994      200,000          50,000       10,000(c)
General Counsel              1993       23,846              --             --

Stephen N. Plant  .......    1995     $125,000              --     $    6,250
Vice President               1994      120,000              --             --
                             1993       38,308              --             --

Donald L. Heller  .......    1995     $115,000              --     $  5,750(a)
Vice President               1994      110,000              --        4,231(a)
                             1993       78,846              --             --

- ------
(a) Matching contributions under the Company's 401(k) Plan for H.F. Lenfest amounted to $9,240, $5,830 and $8,750 and for Harry F. Brooks, $6,750, $6,500, and $6,000 for the years ended December 31, 1995, 1994, and 1993, respectively, and for Donald L. Heller, $5,750 and $4,231 for the years ended December 31, 1995 and 1994, respectively; for Samuel W. Morris, Jr., $9,240 for the year ended December 31, 1995; and for Stephen N. Plant, $6,250 for the year ended December 31, 1995.

(b) Pursuant to agreements between the Company and a foundation and trusts created by H.F. Lenfest, the foundation and the trusts have purchased split-dollar life insurance policies on H.F. Lenfest's life and on the joint lives of Mr. Lenfest and his wife, Marguerite Lenfest, an officer and director of the Company. Under these agreements, the Company pays (i) the premium on each policy, minus a sum equal to the lesser of the applicable one-year term premium cost computed under the Internal Revenue Service Ruling 55-747 or the cost of comparable one-year term life insurance in the amount of each policy or (ii) the entire premium. The trusts and foundation are the beneficiaries of the insurance policies. However, the Company has been granted a security interest in the death benefits of each policy equal to the sum of all premium payments made by the Company. These arrangements are designed so that if the assumptions made as to mortality experience, policy dividends and expenses are realized, the Company, upon the deaths of Mr. and Mrs. Lenfest or the surrender of the policies, will recover all of its insurance premium payments. The premiums paid by the Company in 1995, 1994 and 1993 pursuant to these arrangements were $325,471, $328,449 and $362,517, respectively. The amounts in this column include the present value of such premium payments using an imputed interest rate, such present value calculated based upon Mr. and Mrs. Lenfest's remaining life expectancy, which totaled $232,985 $278,101 and $303,871 in 1995, 1994 and 1993,
    respectively. In addition, in 1995, Mr. Lenfest received $52,733 of additional compensation, of which $50,213 consisted of the payment by the Company of expenses incurred by Mr. Lenfest in connection with personal investments.

(c) The $10,000 additional compensation was to reimburse Mr. Morris for medical insurance premiums.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company has no compensation committee. H.F. Lenfest has participated in the past, and is expected to continue to participate, in the deliberations of the Board of Directors concerning executive compensation. See "Risk Factors -- Concentration of Control in Single Stockholder."

                             CERTAIN TRANSACTIONS

   The Company is a party to an agreement with Satellite Services, Inc. ("SSI"), an affiliate of TCI, the indirect parent of LMC Lenfest, Inc., a 50% stockholder of the Company, pursuant to which SSI provides certain cable programming to the Company at a rate fixed as a percentage in excess of the rate available to TCI. Management believes that these rates are significantly less than the rates that the Company could obtain independently. For the year ended December 31, 1995, the Company paid SSI approximately $37.7 million.

   The Company, through its StarNet, Inc. and StarNet Development, Inc. subsidiary, sells cross channel tune-in promotional services for cable television to affiliates of TCI. For the year ended December 31, 1995, the Company received $3.9 million for such services.

   In 1994, the Company sold the assets of Stockdale Productions, Inc., a subsidiary that has been merged out of existence as of December 31, 1994, to TCI for $225,000. The assets were sold on a liquidation basis at a price negotiated by Harry F. Brooks.

   The Company rents four office and warehouse spaces from H.F. Lenfest and Marguerite Lenfest. For the year ended December 31, 1995, the Company paid the Lenfests an aggregate of $801,000 under such leases. Rental payments made to stockholders are on terms that are no less favorable than those the Company could obtain from independent parties.

   The Company reimbursed Mr. Lenfest approximately $8.8 million in June 1994, representing funds advanced by him on behalf of the Company for the deposits for Australian pay television licenses. The Company also paid all interest and other costs incurred by Mr. Lenfest in connection with such advances. See "Business -- Non-Cable Investments -- Lenfest Australia, Inc."

   The Company reimbursed Mr. Lenfest approximately $10.2 million in 1995, representing his costs incurred on behalf of the Company for the buyout of the investment partnership of Garden State Cablevision L.P.

   For the year ended December 31, 1995, the Company paid TelVue Corporation, an affiliate of the Company, $190,000 for pay-per-view order placement services.


   In November 1994, Mr. Lenfest and TCI International, Inc. jointly and severally guaranteed up to $67 million in program license payment obligations of the distributor of Australis' movie programming. The Company has agreed to indemnify Mr. Lenfest against loss from such guaranty to the fullest extent permitted under the Company's debt obligations. The Company has neither sought nor obtained any consents which may be required. The terms of the guarantees provide that the amount of the guarantees will be reduced on a dollar-for-dollar basis with the provision of one or more letters of credit, which may not exceed $33.5 million. Under the terms of the New Bank Credit Facility, however, Mr. Lenfest's claims for indemnification are limited to $33.5 million, which amount will be further reduced by the aggregate face amount of any letters of credit, if any, requested by the Company to be issued under the New Bank Credit Facility with respect to the program license payment obligations guarantees. If the Company obtains such letter of credit facility, the Company would be directly obligated for the face amount of such letter of credit and may remain indirectly obligated for the balance of the program license payment obligations. The Company has deferred any decision concerning the obtaining of any letter of credit facility (including the amount thereof) until after the Australis long-term financing has been successfully completed. See "Risk Factors -- Investment in Australis Media Limited."


   On February 29, 1996, Mr. Lenfest guaranteed the full payment and performance of the Lenfest Australia Credit Facility.

   The Company has agreed to pay the legal expenses of H.F. Lenfest and Marguerite Lenfest related to a pending SEC action against them. See "Business -- Legal Proceedings." H.F. Lenfest and Marguerite Lenfest have agreed to repay such expenses if it is subsequently determined that the Company is not permitted to make such payments under Delaware corporate law.


   The Company has agreed to pay the legal expenses of Harry Brooks related to a pending federal criminal action against him. See "Business -- Legal Proceedings." Mr. Brooks has agreed to repay such expenses if it is subsequently determined that the Company is not permitted to make such payments under Delaware corporate law.

   On February 12, 1996, the Company completed the exchange of its cable television systems in the East San Francisco Bay Area, a 41.67% partnership interest in Bay Cable Advertising, and the right to acquire certain other cable television systems for TCI's Wilmington, Delaware area cable television systems. In connection with that transaction, the Company also purchased the Philadelphia area assets of Cable AdNet Inc., a subsidiary of TCI, for approximately $1.1 million.

   John C. Malone, a director of the Company, is also a director of The Bank of New York, which is the Trustee under the Indenture for the Company's 8 3/8 % Senior Notes, a lender under the New Bank Credit Facility, the Trustee under the Indenture and the Exchange Agent under the Exchange Offer.

   For the year ended December 31, 1995, Cable AdNet Partners, an affiliate of TCI and John C. Malone, paid Suburban Cable TV Co. Inc., a subsidiary of the Company, approximately $2.6 million for Suburban Cable TV Co. Inc.'s share of advertising revenue under a certain advertising agreement.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of December 31, 1995, certain information with respect to the Common Stock beneficially owned by each director, all officers and directors of the Company as a group, and each person known to the Company to own beneficially more than 5% of such Common Stock. Unless otherwise noted, the individuals have sole voting and investment power.

                                                        Shares of        Percent of
                  Name and Address                     Common Stock     Common Stock
 --------------------------------------------------   --------------   --------------
H.F. Lenfest, Director (a)(b)(c)(d)  ..............       79,448(c)         50.0%
Marguerite B. Lenfest, Director (a)  ..............           --            --
John C. Malone, Director (e)  .....................       79,448(f)         50.0%
Brook J. Lenfest (a)(c)(d)  .......................       14,862(g)          9.4%
H. Chase Lenfest (a)(c)(d)  .......................       14,862(g)          9.4%
Diane A. Lenfest (a)(c)(d)  .......................       14,862(g)          9.4%
LMC Lenfest, Inc. (c)(h)  .........................       79,448(c)         50.0%
 (an indirect wholly owned subsidiary of TCI)
All officers and directors as a group (9 persons)        158,896           100.0%

- ------
(a) Such person's address is c/o The Lenfest Group, 200 Cresson Boulevard, Oaks, PA 19456.

(b) Includes 14,862 and 14,862 shares owned by Brook J. Lenfest, H. Chase Lenfest which are held in trusts established by each of them, and 14,862 shares owned by Diane A. Lenfest, respectively, all of whom are children of Mr. Lenfest. See Note (d) below.

(c) H.F. Lenfest and LMC Lenfest, Inc., as successor in interest to Liberty Media Corporation, have an agreement that provides, together with the amended and restated Articles of Incorporation of the Company, that Mr. Lenfest has the right to designate a majority of the Board of Directors until January 1, 2002. During such period, vacancies in respect of the directors designated by Mr. Lenfest shall be filled by designees of Mr. Lenfest or, in the event of Mr. Lenfest's death, of The Lenfest Foundation. Thereafter, the Lenfest Family and LMC Lenfest, Inc. will have the right to appoint an equal number of members of the Company's Board of Directors. This right will continue for so long as any member of the Lenfest Family owns any stock in the Company. Pursuant to a separate agreement, each of H.F. Lenfest, Brook J. Lenfest, H. Chase Lenfest and Diane A. Lenfest (the "Lenfest Shareholders") have granted to LMC Lenfest, Inc. a right of first refusal with respect to their shares of stock in the Company and LMC Lenfest, Inc. has granted a right of first refusal to the Lenfest Shareholders with respect to its shares of stock in the Company.

(d) Each of Mr. Lenfest, Brook J. Lenfest and H. Chase Lenfest hold their 34,862 shares, 14,862 shares and 14,862 shares, respectively, in trusts established by each of them, each of which trusts is terminable at will.

(e) Dr. Malone's address is c/o Terrace Tower II, 5619 DTC Parkway, Englewood, CO 80111.

(f) Includes 79,448 shares owned by LMC Lenfest, Inc., of which Dr. Malone is an affiliate. Dr. Malone disclaims beneficial ownership of these shares.

(g) Each of Brook J. Lenfest, H. Chase Lenfest and Diane A. Lenfest has given to H.F. Lenfest an irrevocable proxy granting him the power (until March 30, 2000) to vote their shares for the election of directors. H.F. Lenfest disclaims beneficial ownership of these shares.

(h) LMC Lenfest, Inc.'s address is 8101 East Pacific Avenue, Suite 500, Englewood, CO 80111.

                    DESCRIPTION OF OTHER DEBT OBLIGATIONS

11.84% SENIOR NOTES DUE 1998


   In May 1989, the Company sold to an institutional investor $50 million of 10.69% Senior Notes due 1998, which interest rate was increased to 11.84% in November 1995 (the "11.84% Senior Notes"). The 11.84% Senior Notes mature on May 15, 1998. As of June 30, 1996, as a result of mandatory prepayments required by the note purchase agreement pursuant to which the 11.84% Senior Notes were issued (the "11.84% Senior Note Purchase Agreement"), there was $21.0 million principal amount of the 11.84% Senior Notes outstanding. In connection with the offering and sale of the 8 3/8 % Senior Notes, the Company and the holders of the 11.84% Senior Notes agreed to amend the terms thereof by permitting the TCI Exchange, by increasing the interest rate thereon to 11.84% per annum, by changing the debt incurrence covenant such that the Company may not incur debt if the Company's Senior Debt Leverage Ratio and Total Debt Leverage Ratio would exceed 700% and 750%, respectively, through September 30, 1996, and 650% and 700%, respectively, thereafter and by specifying that the prepayment premium specified in such agreement will remain at its current level through the termination of such agreement. A mandatory prepayment in the amount of $10.5 million is due on May 15, 1997.


11.30% SENIOR NOTES DUE 2000


   In September 1988, the Company sold to certain institutional investors $125 million of 10.15% Senior Notes due 2000, which interest rate was increased to 11.30% in November 1995 (the "11.30% Senior Notes"). The 11.30% Senior Notes mature on September 1, 2000. As of June 30, 1996, as a result of mandatory prepayments required by the note purchase agreement pursuant to which the 11.30% Senior Notes were issued (the "11.30% Senior Note Purchase Agreement"), there was $75.0 million principal amount of the 11.30% Senior Notes outstanding. In connection with the offering and sale of the 8 3/8 % Senior Notes, the Company and the holders of the 11.30% Senior Notes agreed to amend the terms thereof by permitting the TCI Exchange, by increasing the interest rate thereon to 11.30% per annum, by changing the debt incurrence covenant such that the Company may not incur debt if the Company's Senior Debt Leverage Ratio and Total Debt Leverage Ratio would exceed 700% and 750%, respectively, through September 30, 1996, and 650% and 700%, respectively, thereafter and by specifying that the prepayment premium specified in such agreement will remain at its current level through the termination of such agreement. Mandatory prepayments of $15 million will be due on each September 1, commencing on September 1, 1996, until maturity.


9.93% SENIOR NOTES DUE 2001

   In September 1991, the Company sold to certain institutional investors $100 million of 9.93% Senior Notes due 2001 (the "9.93% Senior Notes"). The 9.93% Senior Notes mature on September 30, 2001. As of June 30, 1995, there was $100 million principal amount of the 9.93% Senior Notes outstanding, which has been subsequently reduced to $14.25 million due to additional mandatory prepayments and optional prepayments made with the net proceeds of the offering of the 8 3/8 % Senior Notes.

8 3/8 % SENIOR NOTES DUE 2005


   In November 1995, the Company publicly issued $700 million of 8 3/8 % Senior Notes due 2005 (the "8 3/8 % Senior Notes"). The 8 3/8 % Senior Notes mature on November 1, 2005. As of June 30, 1996, there was $700 million principal amount of the 8 3/8 % Senior Notes outstanding. The 8 3/8 % Senior Notes were issued pursuant to an indenture containing covenants substantially similar to the Indenture governing the Notes.


NEW BANK CREDIT FACILITY

   On June 27, 1996, The Toronto-Dominion Bank, PNC Bank, N.A. and NationsBank of Texas, N.A. and certain other lenders party thereto (collectively, the "Lenders") entered into a credit agreement with the Company pursuant to which the Lenders provided the Company with the $450 million New Bank Credit Facility ($150 million term and $300 million revolving).

   Principal payments under the term loan facility and commitment reductions under the revolving loan facility will commence on March 31, 1999, with quarterly reductions thereafter until the termination of the New

Bank Credit Facility on September 30, 2003. Loans outstanding under the New Bank Credit Facility will bear interest, at the Company's option, at either
(i) the Base Rate plus an applicable margin ranging from 0% to 1 3/8 % or
(ii) LIBOR plus an applicable margin ranging from 3/4 % to 2 3/8 %, in each case based upon certain levels of leverage ratios.

   The terms of the New Bank Credit Facility prohibit the Company from (i) incurring certain additional Indebtedness in excess of $10 million until the ratio of Total Debt to Annualized Operating Cash Flow is less than 6.00:1,
(ii) having a Senior Debt Leverage Ratio for the most recent quarter end in excess of 5.75:1 through December 30, 1996, and declining thereafter to 4.50:1 beginning December 31, 1999, (iii) having a ratio of Operating Cash Flow to Total Interest Expense of less than 1.50:1 through December 31, 1997, and less than 1.75:1 thereafter and (iv) having a Total Debt Leverage Ratio in excess of 7.50:1 through December 30, 1996, and declining thereafter to 6.00:1 beginning on December 31, 1998. In addition, the New Bank Credit Facility contains certain restrictions on the Company and its Restricted Subsidiaries with respect to, among other things, the payment of dividends, the repurchase of stock, the making of Restricted Payments and Restricted Purchases, the making of investments, the creation of Liens, certain asset sales, sale-leaseback transactions, transactions with Affiliates, the disposition of certain securities of its Restricted Subsidiaries, the designation of subsidiaries as Restricted Subsidiaries and Unrestricted Subsidiaries and mergers and consolidations; provided, however, that the Company will be permitted under the terms of the New Bank Credit Facility (a) to make investments in related businesses not to exceed $70 million so long as the Lenfest Australia Credit Facility or any payment obligation of Lenfest Australia, Inc. thereunder remains outstanding, and $90 million in the aggregate, until the ratio of Total Debt to Annualized Operating Cash Flow is less than 6.00:1 for two consecutive fiscal quarters, and (b) to make acquisitions in an aggregate amount of $100 million, including the Turnersville Acquisition. In addition, the Company will be permitted to make distributions equal to 50% of Excess Cash Flow once the ratio of Total Debt to Annualized Operating Cash Flow is less than 6.00:1 for two consecutive fiscal quarters. In addition, it is an event of default if neither H.F. Lenfest (individually or by written proxy of the voting rights of the members of his immediate family with respect to the capital stock of the Company) nor TCI own beneficially 50% or more of the voting shares of the Company's capital stock and have the right to elect at least 50% of the members of the board of directors of the Company. Terms capitalized but not defined above have the meanings assigned to them in the New Bank Credit Facility.

                             DESCRIPTION OF NOTES

GENERAL

   The Exchange Notes will be issued under an indenture dated as of June 15, 1996 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The Indenture authorizes the issuance of $300 million in aggregate principal amount of the Exchange Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that the Exchange Notes will be registered under the Securities Act and, therefore, will be treated as a single class under the Indenture with any Old Notes that remain outstanding. The Exchange Notes and the Old Notes are herein collectively referred to as the "Notes".

   The following is a summary of certain provisions of the Indenture and the Notes, a copy of which Indenture and the form of Notes have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

   The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete. Such summaries may make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. A copy of the proposed form of Indenture is available upon request to the Company at the address set forth under "Available Information."

   The principal of and interest on the Notes will be payable at the office or agency to be maintained by the Company, which, unless otherwise provided by the Company, will be the offices of the Trustee. The principal of and interest payments on the Notes may be paid by check. The Notes may be presented for registration of transfer and exchange at such offices.

   The Notes will be issued in fully registered form only and will be issued in denominations of $1,000 and integral multiples thereof.

TERMS OF THE NOTES

   Maturity. The Notes will mature on June 15, 2006.

   Interest. The Company will pay interest on the Notes on June 15 and December 15 of each year, commencing December 15, 1996, to the persons who are registered holders at the close of business on June 1 and December 1 immediately preceding the interest payment date.

RANKING

   The indebtedness evidenced by the Notes will be senior subordinated, unsecured obligations of the Company. The payment of the principal of, premium (if any) and interest on the Notes is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including the Company's obligations under the New Bank Credit Facility, the 8 3/8 % Senior Notes and the Private Placement Notes.


   As of June 30, 1996, after giving pro forma effect to the Transactions, the Company's Senior Indebtedness would have been approximately $1,030 million. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation an Indebtedness."


   All the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have pri-ority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations will not constitute Senior Indebtedness. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At June 30, 1996, the total liabilities of the Company's subsidiaries (including trade payables and accrued liabilities) were approximately $119 million, of which approximately $31 million was indebtedness. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness."


   Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured.

   The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the first sentence of this paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

   Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

   If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.


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

   By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

   The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

   Except as set forth below, the Exchange Notes sold will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

   The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

   Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Exchange Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

   So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchange Notes for all purposes of such Exchange Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Exchange Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   Payment of principal of and interest on Exchange Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.


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

   The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

   Unless and until it is exchanged in whole or in part for certificated Exchange Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

   Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

   The Exchange Notes represented by the Global Note are exchangeable for certificated Exchange Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Exchange Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

OPTIONAL REDEMPTION

   The Notes are not redeemable at the option of the Company prior to maturity.

MANDATORY SINKING FUND

   There are no mandatory sinking fund payments for the Notes.

CHANGE OF CONTROL OFFER

   Within 30 days of the occurrence of a Change of Control Triggering Event with respect to the Notes, the Company shall notify the Trustee in writing of such proposed occurrence and shall make an offer to purchase (the "Change of Control Offer") the Notes at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as defined) (the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

   Within 50 days of the occurrence of a Change of Control Triggering Event with respect to the Notes, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each registered holder of the Notes, at his address appearing in the register of the Notes maintained by the Registrar, a notice stating:


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
       (1) that the Change of Control Offer is being made pursuant to this covenant and that all such Notes tendered will be accepted for payment, provided that a Change of Control Triggering Event has occurred and otherwise subject to the terms and conditions set forth herein;

       (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 days and no later than 60 days after the date on which such notice is mailed) (the "Change of Control Payment Date");

       (3) that any such Note not tendered will continue to accrue interest;

       (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any such Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

       (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

       (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of such Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

       (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new
   Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; and

       (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

   On the Change of Control Payment Date, the Company shall (i) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate indicating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

   The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

   Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under " -- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the registered holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

   The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the New Bank Credit Facility and the Private Placement Note Agreements, and may require the Company to offer to repurchase the 8 3/8 % Senior Notes. In addition, future senior indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such senior indebtedness to be repurchased upon a Change of Control. In the event a Change of Control occurs at a time when such prohibitions are in effect, the Company could seek the consent of its lenders or other holders of senior indebtedness to the purchase of Notes or could attempt to refinance borrowings containing such prohibitions. If the Company does not obtain such consents or repay such borrowings, the Company will be effectively prohibited from purchasing Notes. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under such senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control Triggering Event may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CERTAIN COVENANTS

   Set forth below are certain covenants contained in the Indenture. During any period of time that (i) the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade Ratings and (ii) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described below under "Limitation on Indebtedness," "Limitation on Restricted Payments," "Limitation on Transactions with Affiliates" and clause (iv) of "Merger, Consolidation and Sale of Assets" (collectively, the "Suspended Covenants"). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding sentence and, subsequently, one or both Rating Agencies withdraws its ratings or downgrades the ratings assigned to such Notes below the required Investment Grade Ratings, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of such Notes and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under "Limitation on Restricted Payments" as if such covenant had been in effect during the entire period of time from the date of the Indenture.

   Limitation on Indebtedness. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or become liable for, contingently or otherwise (collectively "incur"), any Indebtedness unless, after giving effect to such incurrence on a pro forma basis, the Company's Leverage Ratio would not exceed 8.00.

   Notwithstanding the foregoing limitation, the Company and its Restricted Subsidiaries may incur the following Indebtedness: (i) the Notes; (ii) Indebtedness outstanding on the Issue Date; (iii) Permitted Refinancing Indebtedness incurred in respect of Indebtedness incurred pursuant to the provisions of the immediately preceding paragraph or clauses (i) and (ii) of this paragraph; (iv) Indebtedness of the Company owing to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness under Interest Rate Agreements; provided, however, such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of customary fees, indemnities and compensation payable thereunder and (vi) Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations.

   Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,
(i) a Default shall have occurred and be continuing, (ii) the aggregate amount of such Restricted Payment and


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

all other Restricted Payments made since November 14, 1995 (the amount of any Restricted Payment, if other than cash, to be based upon Fair Market Value), would exceed an amount equal to the sum of (a) the excess of (1) Cumulative EBITDA over (2) the product of 1.2 and Cumulative Interest Expense, (b) Capital Stock Sale Proceeds, (c) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to November 14, 1995 of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Redeemable Stock) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon conversion or exchange) and (d) $100,000,000, or
(iii) the Company could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of " -- Limitation on Indebtedness."

   Notwithstanding the foregoing limitation, the Company may (i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation, (ii) redeem, repurchase, defease, acquire or retire for value, any Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes with the proceeds of any Permitted Refinancing Indebtedness or (iii) acquire, redeem or retire Capital Stock or Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Stock).

   Any payments made pursuant to clauses (ii) and (iii) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made after November 14, 1995; provided, however, that the proceeds from the issuance of Capital Stock pursuant to clause (iii) of the immediately preceding paragraph shall not constitute Capital Stock Sale Proceeds for purposes of clause (ii)(b) of the first paragraph of this covenant.

   Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are in writing, (ii) such Affiliate Transaction is in the best interest of the Company or such Restricted Subsidiary, as the case may be, (iii) such Affiliate Transaction is on terms as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction for a similar transaction in arms-length dealings with a Person who is not such an Affiliate and (iv) with respect to each Affiliate Transaction involving aggregate payments in excess of $50 million, the Company delivers to the Trustee an opinion letter from an Independent Appraiser to the effect that such Affiliate Transaction is fair, from a financial point of view and an Officers' Certificate certifying that such Affiliate Transaction was approved by a majority of the Board of Directors of the Company and that such Affiliate Transaction complies with clauses (ii) and (iii).

   Notwithstanding the foregoing limitation, the Company may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Issue Date, including contracts for the acquisition of cable television programming and renewals, extensions and replacements thereof on terms no less favorable to the Company and its Restricted Subsidiaries; (ii) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments;" (iii) any transaction or series of transactions between the Company and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries (provided that no more than 5% of the equity interest in any of its Restricted Subsidiaries is owned by an Affiliate); and (iv) the payment of compensation (including, amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Restricted Subsidiaries, so long as the Board of Directors of the Company in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor.

   Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time; provided, however, that immediately after giving effect to such designation on a


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

pro forma basis, (i) the Company's Leverage Ratio would not exceed 8.00, (ii) the Company and its Restricted Subsidiaries are in compliance with the provisions of the Indenture described under "Limitation on Layered Indebtedness" and "Limitation on Subordinated Liens" and (iii) an Officers' Certificate with respect to such designation is delivered to the Trustee within 75 days after the end of the fiscal quarter of the Company in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year), which Officers' Certificate shall state the effective date of such designation.

   Limitation on Layered Indebtedness. The Company shall not, directly or indirectly, incur any Indebtedness that is subordinate or junior in ranking in right of payment to any other Indebtedness of the Company unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

   Limitation on Subordinated Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens) on or with respect to any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom securing any obligation or Indebtedness that is subordinate or junior in ranking in right of payment to, or ranks pari passu with, the Notes, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or prior to) such obligation or Indebtedness for so long as such obligation or Indebtedness is so secured.

MERGER, CONSOLIDATION AND SALE OF ASSETS

   The Company may not consolidate with or merge with or into, or convey, sell, transfer, lease or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company shall be the surviving Person (the "Surviving Person"), or the Surviving Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the assets of the Company are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the Surviving Person (if other than the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; (iii) immediately before and immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction on a pro forma basis (including, any Indebtedness incurred or anticipated to be incurred in connection with such transaction or series of transactions), the Surviving Person would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of " -- Limitation on Indebtedness."

   In connection with any consolidation, merger or transfer contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

SEC REPORTS

   Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

EVENTS OF DEFAULT

   The following events are defined in the Indenture as "Events of Default":
(i) the Company fails to make the payment of any principal of, or premium, if any, on the Notes when the same becomes due and payable at matu-


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

rity, upon acceleration, redemption or declaration, or otherwise; (ii) the Company fails to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;
(iii) the Company fails to comply with any other covenant in the Notes or Indenture and such failure continues for 30 days after written notice from the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (iv) the Company or any Restricted Subsidiary fails to pay when due principal, interest or premium aggregating $10,000,000 or more with respect to any Indebtedness of the Company or any Restricted Subsidiary or the acceleration of any such Indebtedness, which default shall not be cured or waived or which acceleration shall not be rescinded or annulled, within 10 days after written notice (the "cross default provisions"); (v) any final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against the Company or any Restricted Subsidiary and shall not be discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); or (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary (the "bankruptcy provisions"). The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on such Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

   The Indenture provides that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

   The registered holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing Default with respect to the Notes or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

   No holder of the Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

AMENDMENTS AND WAIVERS

   The Indenture may be amended with the consent of the registered holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the registered holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note,
(iii) reduce the principal of or extend the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note, (v) impair the right of any holder of the Notes to


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

receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vi) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (vii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders.

   Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding shall be effective as to such holder of Senior Indebtedness unless such holder (or its Representative) consents to such change.

   The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the Indenture becomes effective, the Company is required to mail to registered holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

   The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under " -- Certain Covenants" (other than the covenant described under " -- Merger, Consolidation and Sale of Assets"), the operation of the cross default provisions, the bankruptcy provisions with respect to Restricted Subsidiaries, the judgment default provisions described under " -- Events of Default" above and the limitations contained in clause
(iv) under " -- Certain Covenants -- Merger, Consolidation and Sale of Assets" above ("covenant defeasance").

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii) (with respect to the covenants described under "Certain Covenants," other than the covenant described under " -- Certain Covenants -- Merger, Consolidation and Sale of Assets" above), (iv), (v) or (vi) (with respect only to Restricted Subsidiaries) under " -- Events of Default" above or because of the failure of the Company to comply with clause (iv) under " -- Certain Covenants -- Merger, Consolidation and Sale of Assets" above.

   In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).


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

THE TRUSTEE

   The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. John C. Malone, a director of the Company, is a director of The Bank of New York.

CERTAIN DEFINITIONS

   Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Capital Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Annualized Pro Forma EBITDA" means, with respect to any Person, the product of such Person's Pro Forma EBITDA for the latest fiscal quarter for which financial statements are available multiplied by four.

   "Asset Sale" means the sale, transfer or other disposition (other than to the Company or any of its Restricted Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary, (b) all or substantially all of the assets of the Company or of any Restricted Subsidiary or (c) all or substantially all of the assets of (1) a Company System or part thereof serving at least 50,000 basic customers, (2) a division, (3) a line of business or (4) a comparable business segment of the Company or any Restricted Subsidiary.

   "Attributable Indebtedness" means Indebtedness deemed to be incurred in respect of a Sale and Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

   "Bank Indebtedness" means the Indebtedness and all other monetary obligations of the Company incurred under the New Bank Credit Facility.

   "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrant, option or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

   "Capital Stock Sale Proceeds" means the aggregate Net Cash Proceeds received by the Company from the issue or sale (other than to a Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary) by the Company of any class of its Capital Stock (other than Redeemable Stock) after November 14, 1995.

   "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles.

   "Change of Control" means such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than one or more of the Permitted Holders and their Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power required to elect or designate for election a majority of the Company's Board of Directors and attaching to the then outstanding voting Capital Stock of the Company.

   "Change of Control Triggering Event" means, with respect to the Notes, the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.

   "Company System" means any cable television system owned by the Company or any Restricted Subsidiary.

   "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, fees payable in connection with financings, including commitment, availability and similar fees, and amortization of debt issuance costs, non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under, and the net costs associated with, any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends, the amount of Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Restricted Subsidiary, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and the interest component of rentals in respect of any Capitalized Lease Obligation or Sale and Leaseback Transaction paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

   "Consolidated Net Income" means for any period, the net income (loss) of the Company and its Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person, (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

   "Cumulative EBITDA" means at any date of determination the cumulative EBITDA of the Company from and after September 30, 1995 to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

   "Cumulative Interest Expense" means at any date of determination the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by the Company from September 30, 1995 to the end of the fiscal quarter immediately preceding the date of determination determined on a consolidated basis in accordance with generally accepted accounting principles.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Senior Indebtedness" means (i) the Bank Indebtedness, (ii) the 8 3/8 % Senior Notes and (iii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

   "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing consolidated net income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing consolidated net income for such period, minus (B) all non-cash items increasing consolidated net income for such period, all for such Person and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Fair Market Value" means with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (i) if such property or asset has a Fair Market Value of less than $5 million, by any Officer of the Company or
(ii) if such property or asset has a Fair Market Value in excess of $5 million, by a majority of the Board of Directors of the Company and evidenced by a resolution, dated within 30 days of the relevant transaction, of such Board delivered to the Trustee.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Indebtedness" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) Indebtedness of other Persons secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property or assets or the amount of the Indebtedness so secured), (iii) Guarantees of Indebtedness of other Persons, (iv) any Redeemable Stock, (v) any Attributable Indebtedness, (vi) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, (vii) in the case of the Company, Preferred Stock of its Restricted Subsidiaries and (viii) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable.

   "Independent Appraiser" means, an investment banking firm of national standing with non-investment grade debt underwriting experience or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

   "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

   "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor's Rating Group (or any successor to the rating agency business thereof), respectively.

   "Issue Date" means the date on which the Notes are initially issued.

   "Lenfest Family" means collectively H. F. Lenfest and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of the Company's Capital Stock beneficially owned by any of the foregoing have been transferred.

   "Leverage Ratio" is defined as the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of the Company, its Restricted Subsidiaries) divided by (ii) the Annualized Pro Forma EBITDA of such Person.

   "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capitalized Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

   "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Officer" means the President, the Treasurer, or any Executive Vice President or Vice President of the Company.

   "Officers' Certificate" means a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company.

   "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.


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

   "Permitted Holders" means the Lenfest Family and Tele-Communications, Inc.

   "Permitted Liens" means (i) Liens on the Property of the Company or any Restricted Subsidiary existing on the Issue Date; (ii) Liens on the Property of the Company or any Restricted Subsidiary to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (i), (vi) or
(ix); provided, however, that any such Lien will be limited to all or part of the same Property that secured the original Lien (plus improvements on such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness described under clauses (i), (vi) and (ix) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any premiums, fees and other expenses incurred by the Company in connection with such refinancing, refunding, extension, renewal or replacement; (iii) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;
(iv) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (v) Liens on the Property of the Company or any Restricted Subsidiary in favor of issuers of performance bonds and surety or appeal bonds; (vi) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or such Restricted Subsidiary; provided, however, that such Lien shall not have been incurred in anticipation or in connection with such transaction or series of related transactions pursuant to which such Property was acquired by the Company or such Restricted Subsidiary; (vii) other Liens on the Property of the Company or any Restricted Subsidiary incidental to the conduct of their respective businesses or the ownership of their respective Properties which were not created in connection with the incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective Properties or materially impair the use thereof in the operation of their respective businesses; (viii) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case incurred in the ordinary course of business, (ix) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or
(x) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character.

   "Permitted Refinancing Indebtedness" means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement, (ii) the average life and the date such Indebtedness is scheduled to mature is not shortened and (iii) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced.

   "Person" means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Private Placement Note Agreements" means (i) the Note Agreement dated as of September 14, 1988, as amended, among the Company, The Equitable Life Assurance Society of the United States, The Mutual Life

Insurance Company of New York, The Mutual Benefit Life Insurance Company and The Prudential Insurance Company of America; (ii) the Note Agreement dated as of May 22, 1989, as amended, between the Company and The Prudential Insurance Company of America; and (iii) the Note Agreement dated as of September 27, 1991, as amended, among the Company and Teachers Insurance and Annuity Association of America, Jackson National Life Insurance Company, UNUM Life Insurance Company, First UNUM Life Insurance Company, IDS Life Insurance Company of New York, American Enterprise Life Insurance Company, New York Life Insurance Company and SAFECO Life Insurance Company.

   "Private Placement Notes" means (i) the 11.84% Senior Notes due 2000; (ii) the 11.30% Senior Notes due 1998; and (iii) the 9.93% Senior Notes due 2001, all as issued pursuant to the Private Placement Note Agreements.

   "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; provided, however, that, with respect to the Company, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to the "Restricted Subsidiaries" of the Company.

   "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such Person).

   "Rating Agencies" mean Standard and Poor's Rating Group, a division of McGraw Hill, Inc., and Moody's Investors Service, Inc. or any successor to the respective rating agency businesses thereof.

   "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control.

   "Rating Decline" means, with respect to the Notes, the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies): (a) in the event the Notes are assigned an Investment Grade Rating by either of the Rating Agencies on the Rating Date, the rating of the Notes by both of the Rating Agencies shall be below an Investment Grade Rating; or (b) in the event the Notes are rated below an Investment Grade Rating by both of the Rating Agencies on the Rating Date, the rating of the Notes by either of the Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

   "Redeemable Dividend" means, for any dividend with regard to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

   "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is redeemable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable for Indebtedness.

   "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.


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

   "Restricted Payment" means (i) any dividend or distribution (whether made in cash, property or securities) declared or paid on or with respect to any shares of Capital Stock of the Company or Capital Stock of any Restricted Subsidiary except for any dividend or distribution which is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to the other shareholders of such Restricted Subsidiary on a pro rata basis) or dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company; (ii) a payment made by the Company or any Restricted Subsidiary to purchase, redeem, acquire or retire any Capital Stock of the Company or Capital Stock of any Affiliate of the Company (other than a Restricted Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock; or (iii) a payment made by the Company or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Company which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes.

   "Restricted Subsidiary" means (a) Suburban Cable TV Co. Inc., LenComm, Inc., Lenfest West, Inc., Lenfest Atlantic, Inc., Lenfest South Jersey Investments, Inc., South Jersey Cablevision Associates, Lenfest Newcastle County, Lenfest Newcastle County, Inc. and CAH, Inc.; (b) any Subsidiary of the Company after the Issue Date unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted pursuant to " -- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries": and
(c) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to " -- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries."

   "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

   "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

   "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

   "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

   "Unrestricted Subsidiary" means (a) any Subsidiary in existence on the Issue Date that is not a Restricted Subsidiary; (b) any Subsidiary of an Unrestricted Subsidiary and (c) any Subsidiary of the Company which is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to " -- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

   The Old Notes were sold by the Company on June 27, 1996 to the Initial Purchasers in reliance on Section 4(2) of the Securities Act. The Initial Purchasers offered and sold the Old Notes only to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A and to a limited number of other institutional "accredited investors" (as defined in Rule 501 (a) (1), (2), (3) or (7) under the Securities Act) that, prior to their purchase of Old Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements.

   In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into a Registration Agreement dated June 20, 1996 (the "Registration Agreement"), which generally requires the Company (i) to cause the Old Notes to be registered under the Securities Act pursuant to a Shelf Registration Statement (as defined) or (ii) to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Offer. The Exchange Offer is being made pursuant to the Registration Agreement to satisfy the Company's obligations thereunder with regard to the Exchange Notes. The term "holder" with respect to the Exchange Offer means any person in whose name Notes are registered on the registrar's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes, by book-entry transfer at DTC.

   Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make the Prospectus available to any broker-dealer for use in connection with any such sale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

   By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) neither the holder nor any such other person is an "affiliate" of the Company as defined in Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if the holder is not a broker-dealer, that neither the holder nor any such other person is engaged in or intends to engage in the distribution of such Exchange Notes, and (v) if such holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

   Participation in the Exchange Offer is voluntary and holders should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

   Pursuant to the terms of the Registration Agreement, if, under certain circumstances, the Exchange Offer is not permitted, the Company shall, as promptly as practicable (but in no event more than 30 days after so required or requested pursuant to Registration Agreement), file with the Commission and thereafter shall cause to be declared effective under the Securities Act by the 150th day after the Closing Date (as defined in the Registration Agreement) a Shelf Registration Statement relating to the offer and sale of the Old Notes or the Exchange Notes, as applicable, by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in such Shelf Registration Agreement. The Company will be required to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by the Holders for a period of three years from the date of the Shelf Registration Statement is declared effective by the Commission or such shorter period that will terminate when all the Old Notes or Exchange Notes, as applicable, covered by the Shelf Registration Statement have been sold pursuant to the Shelf Regisstration Statement.

TERMS OF THE EXCHANGE OFFER

   General Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company hereby offers to exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the Exchange Notes, the Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

   The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Agreement, which will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.


   As of the date of this Prospectus, $300,000,000 aggregate principal amount of Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about September 9, 1996 to all holders known to the Company.

   Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue.

   The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

   Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses".


   Expiration Date; Extensions; Amendments. The term "Expiration Date" shall mean 5:00 p.m., New, York City time, on October 9, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange
Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the Exchange Notes for Old Notes will be the first New York Stock Exchange trading day following the Expiration Date.


   The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" below shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the holders of Old Notes. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of Old Notes, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to such holders, if the Exchange Offer otherwise would expire during such period.

   In all cases, issuance of the Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC), unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

   Interest on the Exchange Notes. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each Exchange Note will bear interest from the most recent date to which interest has been paid on the Old Notes or Exchange Notes, or if no interest has been paid on the Old Notes or Exchange Notes, from June 27, 1996.

   Procedures for Tendering Old Notes. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by
(i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing Old Notes being tendered (or confirmation of a book-entry-transfer of such Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

   If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes, the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

   THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

   A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below).

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company, which determination will be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

   In addition, the Company reserves the right in its sole discretion (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

   Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

   Guaranteed Delivery Procedures. If a holder desires to participate in the Exchange Offer and such holder's Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to the Expiration Date, the Exchange Agent has received from an Eligible Institution a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered, the certificate number(s) of the Old Notes to be tendered and the amount tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with any other documents required by the Letter of Transmittal and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a confirmation of book-entry transfer such Old Notes into the Exchange Agent's account at DTC, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New Stock Exchange Trading Days after the date of execution of the Notice of Guaranteed Delivery. Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

   Terms and Conditions of the Letter of Transmittal. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

   The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's true and lawful agent and attorney-in-fact with respect to such tendered Old Notes, with full power of substitution, among other things, to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges, encumbrances and adverse claims. The Transferor also warrants that it will, upon request, execute and deliver any additional documents reasonably requested by the Company or the

Exchange Agent as necessary or desirable to complete and give effect to the transactions contemplated by the Letter of Transmittal. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

   By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "-- Purpose and Effect of the Exchange Offer".

   Withdrawal of Tenders of Notes. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

   To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing his election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and (v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

   Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

       (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, seeks to or would prohibit, restrict, materially delay or otherwise render illegal consummation of the Exchange Offer, or

       (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or

       (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

If the Company determines in its sole discretion that any of the above conditions is not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see "-- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders of Old Notes, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the such holders, if the Exchange Offer otherwise would expire during such period.

EXCHANGE AGENT

   The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                              The Bank of New York
                             Reorganization Section
                              101 Barclay Street-7E
                            New York, New York 10286
                              Attn: Ms. Jodi Smith

           By Facsimile Transmission (for Eligible Institutions only):

                                 (212) 571-3080
                              Attn: Ms. Jodi Smith
                              Confirm by Telephone:
                                 (212) 815-2791

FEES AND EXPENSES

   The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

   The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

   The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include, among others, fees and expenses of the Exchange Agent, accounting and legal fees and printing costs.

   The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

   The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A, (iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer.

ACCOUNTING TREATMENT

   The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Exchange Notes.

                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following discussion of the federal income tax consequences of exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and no ruling has been or will be sought from the Internal Revenue Service. This discussion does not address any of the federal income tax consequences of owning or disposing of Exchange Notes, nor does it address the applicability or effect of any state, local or foreign tax laws. Each holder should consult such holder's own tax advisor concerning the application of federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations.

   The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as a taxable "exchange" for federal income tax purposes. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer.

                             PLAN OF DISTRIBUTION


   Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 19, 1996, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


   The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes.

Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act,

                                LEGAL MATTERS

   The legality of the Exchange Notes offered hereby will be passed upon for the Company by Saul, Ewing, Remick & Saul, Philadelphia, Pennsylvania and Samuel W. Morris, Jr., Esquire, Vice President and General Counsel of the Company. Certain legal matters with respect to regulation and legislation concerning the cable television industry will be passed upon for the Company by Fleischman and Walsh, L.L.P., Washington, D.C.

                                   EXPERTS


   The consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, included in this Prospectus and in the Registration Statement have been audited by Pressman Ciocca & Smith, independent certified public accountants, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been included herein in reliance upon such reports of such firm given upon their authority as experts in auditing and accounting. The pro forma statement of operations for the year ended December 31, 1995, included under "Pro Forma Financial Information" has been examined by Pressman Ciocca & Smith and is included herein in reliance upon the report of such firm given upon their authority on reporting on examinations of pro forma financial statements. With respect to the unaudited financial statements as of June 30, 1996, and for the six month periods ended June 30, 1995 and 1996, and the pro forma balance sheet as of June 30, 1996, and the pro forma statement of operations for the six months ended June 30, 1996, included herein, the independent certified public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate reports appearing herein they did not audit and they do not express an opinion on that interim and pro forma financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on such information should be restricted. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim and pro forma financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

   The combined financial statements and financial statement schedule relating to Sammons Cable as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, included in this Prospectus and in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been included herein in reliance upon such reports of such firm given upon their authority as experts in auditing and accounting. With respect to the unaudited financial information for the six and two month periods ended June 30, 1995 and February 29, 1996, respectively, included herein, the independent accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate report included herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on such information should be restricted.

The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.


   The financial statements and financial statement schedule relating to the Wilmington System as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, included in this Prospectus and in the Registration Statement have been audited by Pressman Ciocca & Smith, independent certified public accountants, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been included herein in reliance upon such reports of such firm given upon their authority as experts in auditing and accounting. With respect to the unaudited financial information for the periods ended June 30, 1995 and February 12, 1996, respectively, included herein, the independent certified public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate report included herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on such information should be restricted. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

   The financial statements and financial statement schedule relating to Garden State Cablevision L.P. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, included in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. With respect to the unaudited financial information as of June 30, 1996, and the six month periods ended June 30, 1995 and 1996, included herein, the independent public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               Page
                                                                                                             --------
LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
Report of Independent Certified Public Accountants  ......................................................      F-2
Report of Independent Certified Public Accountants  ......................................................      F-3
Report of Independent Certified Public Accountants on Pro Forma Financial Information  ...................      F-4
Consolidated Balance Sheets, December 31, 1994 and 1995, and June 30, 1996  ..............................      F-5
Consolidated Statements of Operations, Years Ended December 31, 1993, 1994 and 1995, and Six Months Ended
  June 30, 1995 and 1996 .................................................................................      F-7
Consolidated Statements of Changes in Stockholder's Equity (Deficit), Years Ended December 31, 1993, 1994
  and 1995, and Six Months Ended June 30, 1995 and 1996 ..................................................      F-8
Consolidated Statements of Cash Flows, Years Ended December 31, 1993, 1994 and 1995, and Six Months Ended
  June 30, 1995 and 1996 .................................................................................      F-9
Notes to Consolidated Financial Statements.  .............................................................     F-11
THE WILMINGTON, DELAWARE SYSTEM
Report of Independent Certified Public Accountants  ......................................................     F-38
Report of Independent Certified Public Accountants  ......................................................     F-39
Balance Sheets, December 31, 1994 and 1995  ..............................................................     F-40
Statements of Operations, Years Ended December 31, 1993, 1994 and 1995, and Six Months Ended June 30,
  1995 and period ended February 12, 1996 ................................................................     F-41
Statements of Changes in Equity Investment, Years Ended December 31, 1993, 1994 and 1995  ................     F-42
Statements of Cash Flows, Years Ended December 31, 1993, 1994 and 1995  ..................................     F-43
Notes to Financial Statements  ...........................................................................     F-44
SAMMONS CABLE
Report of Independent Accountants  .......................................................................     F-51
Report of Independent Accountants  .......................................................................     F-52
Combined Balance Sheets, December 31, 1994 and 1995  .....................................................     F-53
Combined Statements of Income, Years Ended December 31, 1993, 1994 and 1995, and Six Months Ended June
  30, 1995 and Two Months Ended February 29, 1996 ........................................................     F-55
Combined Statements of Changes in Equity Investment, Years Ended December 31, 1993, 1994 and 1995  .......     F-56
Combined Statements of Cash Flows, Years Ended December 31, 1993, 1994, and 1995  ........................     F-57
Notes to Combined Financial Statements  ..................................................................     F-58
GARDEN STATE CABLEVISION L.P.
Report of Independent Public Accountants  ................................................................     F-63
Report of Independent Public Accountants  ................................................................     F-64
Balance Sheets, December 31, 1994 and 1995, and June 30, 1996  ...........................................     F-65
Statements of Operations, Years Ended December 31, 1993, 1994 and 1995, and Six Months Ended June 30,
  1995 and 1996 ..........................................................................................     F-66
Statements of Cash Flows, Years Ended December 31, 1993, 1994 and 1995, and Six Months Ended June 30,
  1995 and 1996 ..........................................................................................     F-67
Statements of Partners' (Deficit) Capital, Years Ended December 31, 1993, 1994 and 1995, and Six Months
  Ended June 30, 1996 ....................................................................................     F-68
Notes to Financial Statements  ...........................................................................     F-69

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Lenfest Communications, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Lenfest Communications, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Garden State Cablevision, L.P., the investment in which, as discussed in Note 7 to the financial statements, is accounted for by the equity method of accounting. The financial statements reflect equity in accumulated losses, net of related receivable, in excess of the investments in Garden State in the amounts of $34,078,000 and $15,451,000 at December 31, 1994 and 1995, respectively, and equity in its net losses of $8,570,000, $7,476,000 and $8,527,000 for each of the years in the three-year period ended December 31, 1995. The financial statements of Garden State were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Garden State, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lenfest Communications, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 11 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994. Also as discussed in Note 18 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993.


PRESSMAN CIOCCA & SMITH
Hatboro, Pennsylvania
July 18, 1996
(except for Notes 20 and 26,
as to which the
date is August 30, 1996)

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Lenfest Communications, Inc. and Subsidiaries:


We have reviewed the accompanying consolidated balance sheet of Lenfest Communications, Inc. and subsidiaries as of June 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the six month periods ended June 30, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management.


We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.


PRESSMAN CIOCCA & SMITH
Hatboro, Pennsylvania
August 13, 1996

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Lenfest Communications, Inc. and Subsidiaries:

We have examined the pro forma adjustments reflecting the Transactions and the Offering (both as defined herein) and the application of those adjustments to the historical amounts in the pro forma condensed statement of operations of Lenfest Communications, Inc. for the year ended December 31, 1995 (appearing under "Pro Forma Financial Information" in the Offering Memorandum of which this report forms a part). The historical condensed financial statement is derived from the historical financial statements of Lenfest Communications, Inc., which were audited by us, the historical financial statement of the Wilmington System, which were audited by us, and the historical financial statement of the Sammons Systems, which were audited by other accountants, appearing elsewhere herein. Such pro forma adjustments are based upon management's assumptions described in the notes. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the Transactions and the Offering occurred at an earlier date. However, the pro forma condensed financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed statement of operations for the year ended December 31, 1995.


In addition, we have reviewed the related pro forma adjustments reflecting the Transactions and the Offering and the application of those adjustments to the historical amounts in the accompanying pro forma condensed balance sheet of Lenfest Communications, Inc. as of June 30, 1996, and the pro forma statement of operations for the six months then ended (appearing under "Pro Forma Financial Information" in the Offering Memorandum of which this report forms a part). These historical condensed financial statements are derived from the historical financial statements of Lenfest Communications, Inc. which were reviewed by us, the historical financial statement of the Wilmington System, which were reviewed by us, and the historical financial statement of the Sammons Systems, which were reviewed by other accountants, appearing elsewhere herein. Such pro forma adjustments are based upon management's assumptions described in the notes. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.

A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion on the pro forma adjustments or the application of such adjustments to the pro forma condensed balance sheet as of June 30, 1996, and the pro forma condensed statement of operations for the six months then ended.

Based on our review, however, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed balance sheet as of June 30, 1996, and the pro forma condensed statement of operations for the six months then ended.

PRESSMAN CIOCCA & SMITH
Hatboro, Pennsylvania
August 28, 1996

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)

                                                                                         (Unaudited)
                                                                  December 31,            June 30,
                                                           --------------------------
                                                               1994          1995           1996
                                                            -----------   -----------    ------------
ASSETS
Cash and cash equivalents  ..............................    $  4,302      $164,943      $    3,242
Cash - restricted escrow  ...............................       3,273            --              --
Marketable securities  ..................................     135,113       169,581          29,028
Accounts receivable - trade and other, less allowance
  for doubtful accounts of $828 in 1994, $1,104 in 1995
  and $1,651 in 1996 ....................................      14,629        12,701          18,913
Accounts receivable - affiliate  ........................         466           103           3,047
Notes receivable  .......................................          --            86              --
Inventories  ............................................       7,192         4,932           3,809
Prepaid expenses  .......................................       4,486         3,946           3,367
Property and equipment, net of accumulated depreciation       211,127       211,780         383,865
Investments in affiliates, accounted for under the
  equity method, and related receivables ................      36,529        49,072          40,139
Other investments, at cost, and related receivables  ....      10,414        10,410          10,410
Goodwill, net of amortization  ..........................      50,989        52,874          75,816
Deferred franchise costs, net of amortization  ..........     146,476       133,525         521,133
Other intangible assets, net of amortization  ...........      22,598        20,519          22,490
Deferred Federal tax asset (net)  .......................      15,268        14,707          45,213
Other assets  ...........................................       2,484         2,569           7,430
                                                            -----------   -----------    ------------
                                                             $665,346      $851,748      $1,167,902
                                                            ===========   ===========    ============


                            See accompanying notes.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)




                                                                   December 31,          (Unaudited)
                                                            --------------------------     June 30,
                                                                1994          1995           1996
                                                             -----------   -----------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Notes payable  ...........................................    $ 620,788     $ 812,441     $1,264,450
Obligations under capital leases - related party  ........        5,333         5,284          5,248
Accounts payable and accrued expenses - unrelated parties        21,725        33,926         30,563
Accounts payable - affiliate  ............................        7,638         7,205         20,042
Unearned revenues and customer prepayments  ..............        3,232         3,402          4,749
Deposits on converters  ..................................        5,791         5,853          4,698
Deferred state tax liability (net)  ......................       13,029         9,940          8,740
Investment in Garden State Cablevision L.P.  .............       34,078        15,451         19,117
                                                             -----------   -----------    ------------
  TOTAL LIABILITIES  .....................................      711,614       893,502      1,357,607
MINORITY INTERESTS in equity of consolidated subsidiaries         3,341         3,438          3,472
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.01 par value, 158,896 shares authorized,
  issued and outstanding .................................            2             2              2
Additional paid-in capital  ..............................       50,747        50,747         50,747
Unrealized gain on marketable securities, net of deferred
  taxes of $8,172 in 1994, $21,759 in 1995 and $427 in
  1996 ...................................................       14,719        40,410            793
Cumulative foreign currency translation adjustment, net
  of deferred taxes of $5,461 in 1994 and $4,071 in 1995 .       10,600         7,560             --
Accumulated deficit  .....................................     (125,677)     (143,911)      (244,719)
                                                             -----------   -----------    ------------
                                                                (49,609)      (45,192)      (193,177)
                                                             -----------   -----------    ------------
                                                              $ 665,346     $ 851,748     $1,167,902
                                                             ===========   ===========    ============


                           See accompanying notes.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                                                                        (Unaudited)
                                                                                     Six Months Ended
                                            Year Ended December 31,                      June 30,
                                  -------------------------------------------   --------------------------
                                       1993           1994           1995           1995          1996
                                   ------------   ------------    ------------   -----------   -----------
REVENUES  ......................     $213,240       $236,195       $266,249       $ 131,263     $  184,665
OPERATING EXPENSES
   Service .....................       16,254         18,344         20,659          9,699         15,668
   Programming - from affiliate        29,851         33,782         37,685         18,989         25,315
   Programming - other cable ...       14,182         15,485         17,637          8,182         11,192
   Programming - non-cable .....        7,750         10,085         10,101          5,235          6,538
   Cost of sales - equipment ...          279          3,076          8,515          3,745          3,141
   Selling and marketing .......        6,411          8,263          9,328          4,166          7,803
   General and administrative ..       43,332         45,504         49,982         24,338         32,231
   Depreciation ................       45,348         50,001         51,624         25,242         31,832
   Amortization ................       19,847         25,517         26,076         11,176         19,605
                                   ------------   ------------    ------------   -----------   -----------
                                      183,254        210,057        231,607        110,772        153,325
                                   ------------   ------------    ------------   -----------   -----------
     OPERATING INCOME  .........       29,986         26,138         34,642         20,491         31,340
OTHER INCOME (EXPENSE)
   Interest expense ............      (35,090)       (47,749)       (61,538)       (28,261)       (47,971)
   Equity in net (losses) of
     unconsolidated affiliates         (8,450)        (7,940)       (10,682)        (6,588)        (9,207)
   Other income (expense) ......       (1,347)           923         14,988         14,776        (75,970)
                                   ------------   ------------    ------------   -----------   -----------
                                      (44,887)       (54,766)       (57,232)       (20,073)      (133,148)
                                   ------------   ------------    ------------   -----------   -----------
INCOME (LOSS) BEFORE INCOME
   TAXES AND EXTRAORDINARY LOSS
                                      (14,901)       (28,628)       (22,590)           418       (101,808)
INCOME TAX BENEFIT (EXPENSE)
   Current .....................         (400)           (40)            --           (400)        (1,479)
   Deferred ....................        3,434          9,769         11,095             33          4,963
                                   ------------   ------------    ------------   -----------   -----------
                                        3,034          9,729         11,095           (367)         3,484
                                   ------------   ------------    ------------   -----------   -----------
     INCOME (LOSS) BEFORE
        EXTRAORDINARY LOSS .....      (11,867)       (18,899)       (11,495)            51        (98,324)
EXTRAORDINARY (LOSS)
   Early extinguishment of debt,
     net of deferred taxes of
     $3,629 in 1995 and $1,337
     in 1996  ..................           --             --         (6,739)            --         (2,484)
                                   ------------   ------------    ------------   -----------   -----------
     NET INCOME (LOSS)  ........    $ (11,867)     $ (18,899)     $ (18,234)     $      51     $ (100,808)
                                   ============   ============    ============   ===========   ===========


See accompanying notes.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                            (DOLLARS IN THOUSANDS)



                                                                                                      (Unaudited)
                                                                                                   Six Months Ended
                                                       Year Ended December 31,                         June 30,
                                           ----------------------------------------------   ------------------------------
                                                1993            1994             1995            1995            1996
                                            -------------   -------------    -------------   -------------   -------------

COMMON STOCK
   BALANCE AT BEGINNING AND END OF PERIOD     $       2       $       2       $       2      $        2        $       2
                                            =============   =============    =============   =============   =============
ADDITIONAL PAID-IN CAPITAL
   BALANCE AT BEGINNING AND END OF PERIOD     $  50,747       $  50,747       $  50,747      $   50,747        $  50,747
                                            =============   =============    =============   =============   =============
UNREALIZED GAIN (LOSS) ON MARKETABLE
   SECURITIES
Balance at beginning of period  .........     $      --      $       --       $  14,719      $   14,719        $  40,410
Adjustment for the cumulative effect of
   applying the new method of accounting
   for certain investments in debt and
   equity securities, net of deferred
   taxes of $4,300 in 1994 ..............            --           8,440              --              --               --
Net unrealized gain (loss) on marketable
   securities, net of deferred taxes ....            --           6,279          25,691         (21,154)         (39,617)
                                            -------------   -------------    -------------   -------------   -------------
     BALANCE AT END OF PERIOD  ..........     $      --       $  14,719       $  40,410      $   (6,435)      $      793
                                            =============   =============    =============   =============   =============
CUMULATIVE FOREIGN CURRENCY TRANSLATION
   ADJUSTMENT
Balance at beginning of period  .........     $      --      $       --       $  10,600      $   10,600        $   7,560
Net change in cumulative foreign
   currency translation net of deferred
   taxes ................................            --          10,600          (3,040)         (6,606)          (7,560)
                                            -------------   -------------    -------------   -------------   -------------
     BALANCE AT END OF PERIOD  ..........     $      --       $  10,600       $   7,560      $    3,994       $      --
                                            =============   =============    =============   =============   =============
ACCUMULATED DEFICIT
Balance at beginning of period, as
   previously reported ..................    $ (127,446)     $ (106,778)     $ (125,677)     $ (125,677)      $ (143,911)
Adjustment for the cumulative effect on
   prior years of applying retroactively
   the new method of accounting for
   income taxes .........................        32,535              --              --              --               --
                                            -------------   -------------    -------------   -------------   -------------
Balance at beginning of period, as
   adjusted .............................       (94,911)       (106,778)       (125,677)       (125,677)        (143,911)
Net income (loss)  ......................       (11,867)        (18,899)        (18,234)             51         (100,808)
                                            -------------   -------------    -------------   -------------   -------------
     BALANCE AT END OF PERIOD  ..........    $ (106,778)     $ (125,677)     $ (143,911)     $ (125,626)      $ (244,719)
                                            =============   =============    =============   =============   =============
        TOTAL STOCKHOLDERS' EQUITY
          (DEFICIT)  ....................    $  (56,029)     $  (49,609)     $  (45,192)     $  (77,318)      $ (193,177)
                                            =============   =============    =============   =============   =============


                           See accompanying notes.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                                                (Unaudited)
                                                                                             Six Months Ended
                                                   Year Ended December 31,                       June 30,
                                       ----------------------------------------------   --------------------------
                                            1993            1994             1995          1995           1996
                                        -------------   -------------    -------------   ----------   ------------
CASH FLOWS FROM
  OPERATING ACTIVITIES
   Net income (loss) ................    $ (11,867)       $ (18,899)      $ (18,234)    $      51     $ (100,808)
   Adjustments to reconcile net
     income (loss) to net cash
     provided by operating
     activities
     Depreciation and amortization  .       65,195          75,518           77,700        36,418         51,437
     Extraordinary loss  ............           --              --           10,368            --          3,821
     Accretion of debt discount  ....           --              --              328            --            308
     Net (gains) losses on sales of
        marketable securities .......       (3,292)            209          (13,517)      (13,106)          (307)
     Recognized loss on decline in
        market value of securities ..           --              --               --            --         66,945
     Provision for potential
        reduction in note receivable
        and accrued interest ........           --              --               --            --         19,685
     (Gain) on disposition of
        partnership .................           --              --               --            --         (6,974)
     Deferred income tax (benefit)  .       (3,434)         (9,769)         (14,724)          (33)        (6,300)
     Write off of assets upon
        rebuild of cable systems ....        1,445           2,245              282            --             --
     (Gain) on sale of property and
        equipment ...................       (1,150)           (371)            (143)          (53)           (27)
     Equity in net losses of
        unconsolidated affiliates ...        8,450           7,940           10,682         6,588          9,207
     Loss on other investments  .....           --              --               75            --             --
     Interest paid from loan
        proceeds ....................           --           1,792               --            --             --
     Deferred interest on capital
        leases ......................           49              19               --             3             --
     Minority interest  .............          (78)           (581)          (1,347)         (187)          (943)
   Changes in operating assets and
     liabilities, net of effects
     from acquisitions
     Cash -- restricted escrow  .....           --          (3,273)           3,273         3,273             --
     Accounts receivable  ...........       (1,704)         (3,595)           2,205           586           (576)
     Accrued interest receivable  ...           --              --               --            --         (1,155)
     Inventories  ...................       (3,502)         (2,657)           2,260          (240)         1,123
     Prepaid expenses  ..............          204             478              540         1,372            343
     Other assets  ..................         (278)           (564)             (85)            6           (438)
     Accounts payable and accrued
        expenses:
        Affiliate ...................       (2,091)          4,176             (433)         (530)        10,381
        Unrelated parties ...........        4,607            (773)          12,201        (2,924)        (3,791)
     Unearned revenues and customer
        prepayments .................          155           1,930             (137)        1,123          1,567
     Deposits on converters  ........          166             294               62           133              6
                                        -------------   -------------    -------------   ----------   ------------
        NET CASH PROVIDED BY
          OPERATING ACTIVITIES  .....       52,875          54,119           71,356        32,480         43,504
                                        -------------   -------------    -------------   ----------   ------------

                           See accompanying notes.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

                                                                                               (Unaudited)
                                                                                             Six Months Ended
                                                   Year Ended December 31,                       June 30,
                                        --------------------------------------------   ---------------------------
                                             1993            1994           1995          1995           1996
                                         -------------   ------------    ------------   ----------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisitions of cable systems .....     $ (80,557)           --             --   $      --      $ (604,032)
   Acquisition of the minority
     interest of South Jersey
     Cablevision Associates  .........            --            --         (8,838)     (8,838)             --
   Non cable acquisitions ............            --            --           (198)       (198)         (1,100)
   Purchases of property and equipment       (45,584)      (48,525)       (47,735)    (25,112)        (21,700)
   Purchases of marketable securities        (30,981)       (9,023)        (2,678)     (2,352)           (326)
   Purchases of other investments ....       (10,359)          (55)           (71)        (20)             --
   Proceeds from sales of property and
     equipment  ......................         1,860           607            253          57             182
   Proceeds from sales of marketable
     securities  .....................        37,744         6,974         16,575      15,359           1,662
   Loans to Australis Media ..........            --            --             --          --         (34,030)
   Proceeds from note receivable .....            --            --         19,240      19,240          15,500
   Investments in unconsolidated
     affiliates  .....................       (18,625)       (5,071)       (19,492)    (10,573)         (2,761)
   Distributions from unconsolidated
     affiliates  .....................         1,450         2,825          1,826          75              --
   (Increase) in other intangible
     assets -- investing  ............          (170)         (490)          (539)       (154)         (1,076)
   Loans and advances to
     unconsolidated affiliates  ......        (6,610)       (1,979)          (726)     (2,084)           (121)
   Loans and advances from
     unconsolidated affiliates  ......           333           837          1,110         212           1,145
                                         ------------   -----------    -----------   ----------   -------------
        NET CASH (USED BY) INVESTING
          ACTIVITIES  ................      (151,499)      (53,900)       (41,273)    (14,388)       (646,657)
CASH FLOWS FROM
   FINANCING ACTIVITIES
   Increases in debt .................       187,590       275,950        741,363      24,000         907,201
   Early extinguishment of debt ......            --            --        (91,118)         --        (448,821)
   Other debt reduction:
     Notes  ..........................       (91,932)     (274,350)      (515,528)    (42,388)        (10,500)
     Bonds  ..........................          (367)          (67)            --          --              --
     Obligations under capital leases            (72)          (90)           (49)        (19)            (36)
   (Increase) in other intangible
     assets -- financing  ............        (3,319)          (76)        (4,110)       (154)         (6,392)
                                         ------------   -----------    -----------   ----------   -------------
        NET CASH PROVIDED BY (USED BY)
          FINANCING ACTIVITIES  ......        91,900         1,367        130,558     (18,561)        441,452
                                         ------------   -----------    -----------   ----------   -------------
        NET INCREASE
          (DECREASE) IN CASH  ........        (6,724)        1,586        160,641        (469)       (161,701)
CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD ...............         9,440         2,716          4,302       4,302         164,943
                                         ------------   -----------    -----------   ----------   -------------
CASH AND CASH EQUIVALENTS AT END OF
   PERIOD ............................     $   2,716     $   4,302      $ 164,943    $  3,833       $   3,242
                                         ============   ===========    ===========   ==========   =============



                           See accompanying notes.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1993, 1994 and 1995
            (Information as of June 30, 1996, and for the six months
                   ended June 30, 1995 and 1996, is unaudited)


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   This summary of significant accounting policies of Lenfest Communications, Inc. and subsidiaries ("the Company") is presented to assist in understanding its financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the consolidated financial statements.

BUSINESS ACTIVITIES AND CONCENTRATIONS OF CREDIT RISK

   The Company, through its cable subsidiaries, owns and operates clusters of cable television systems located in the New Jersey and Pennsylvania suburbs of Philadelphia, Pennsylvania, westward through Lancaster County, Pennsylvania and (until February 12, 1996), in Oakland, California and Berkeley, California and other nearby municipalities in the East San Francisco Bay Area. After February 12, 1996, the Company, through its subsidiaries, acquired a cable system serving northern Delaware in exchange for the cable systems located in California (See Note 26). In addition, the Company, through its non-cable subsidiaries, provides satellite delivered cross channel tune-in promotional services for cable television, microwave transmission of video, voice and data and is developing cable advertising and billing software and commercial insertion equipment which it markets. The Company's ability to collect the amounts due from customers is affected by economic fluctuations in these geographic areas and in the cable television industry generally.

   The Company maintains cash balances at several financial institutions located primarily in the Philadelphia and East San Francisco Bay Areas. Accounts at each institution are insured by either the Bank Insurance Fund or another institutional insurance fund up to $100,000 and $500,000, respectively. The Company maintains cash balances in excess of the insured amounts.

BASIS OF CONSOLIDATION

   The consolidated financial statements include the accounts of Lenfest Communications, Inc. and those of all wholly owned subsidiaries. In addition, effective 1995, the accounts of L-TCI Associates, a partnership that is owned approximately sixty-eight percent (68%) by the Company, are also included. Significant intercompany accounts and transactions have been eliminated in consolidation.

UNAUDITED INTERIM STATEMENTS


   The financial statements as of June 30, 1996, and for the six months ended June 30, 1995 and 1996 are unaudited; however, in the opinion of the management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for these interim periods have been made. The results for the interim periods ended June 30, 1995 and 1996 are not necessarily indicative of the results to be obtained for a full fiscal year.


USE OF ESTIMATES

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

   Cash and cash equivalents consist of cash on hand and marketable debt securities with original maturities of three months or less.

   In connection with the upgrading of certain cable systems by South Jersey Cablevision Associates, the State of New Jersey required the Company to establish a restricted escrow until the State approved the upgrades. The escrow was released in April 1995.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

INVENTORIES

   Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories consist of equipment assembled and sold by the Company's wholly owned subsidiaries, StarNet, Inc. and StarNet Development, Inc.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. For the newly acquired systems or companies, the purchase price has been allocated to net assets on the basis of fair market values as determined by an independent appraiser. Depreciation is provided using the accelerated and straight-line methods of depreciation for financial reporting purposes at rates based on estimated useful lives. For income tax purposes, recovery of capital costs for property and equipment is made using accelerated methods over statutory recovery periods.

   Expenditures for renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

PROPERTY AND EQUIPMENT UNDER CAPITAL LEASES

   Property and equipment capitalized under capital leases are amortized on the straight-line method over the term of the leases or the estimated useful lives of the assets. Amortization of leased assets is included in depreciation expense in the statements of operations.

CAPITALIZATION OF COSTS

   All costs properly attributable to capital items, including that portion of employees' compensation allocable to installation, engineering, design, construction and various other capital projects are capitalized. Installation income has been fully recognized.

INVESTMENTS

   Investments in which the ownership interest is less than 20% are generally carried at cost. Investments in marketable equity securities are carried at fair market value and any unrealized appreciation is presented as a separate component of stockholders' equity (deficit), net of deferred taxes. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is used. Under this method, the original investment, recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and guarantees for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

DEFERRED FRANCHISE COSTS, GOODWILL AND OTHER INTANGIBLE ASSETS

   Deferred franchise costs, goodwill and other intangible assets acquired in connection with the purchases of cable systems and other companies have been valued at acquisition cost on the basis of the allocation of the purchase price on a fair market value basis to net assets as determined by an independent appraiser. Additions to these assets are stated at cost. Other intangible assets consist of debt acquisition costs, organization costs, covenants not to compete and software development costs. Goodwill represents the cost of acquired cable systems and companies in excess of amounts allocated to specific assets based on their fair market values. Deferred franchise costs are amortized on the straight-line method over the legal franchise lives, generally 10 to 20 years. Other intangible assets are being amortized on the straight-line method over their legal or estimated useful lives, generally ranging from 5 to 10 years. Goodwill is amortized on the straight-line method over 20 to 40 years. In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of December 31, 1995, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

FOREIGN CURRENCY TRANSLATION

   All balance sheet accounts of foreign investments are translated at the current exchange rate as of the end of the year. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustment is presented as a separate component of stockholders' equity (deficit), net of deferred taxes.

INCOME TAXES

   The Company files a consolidated Federal tax return. Investment and other tax credits are recognized under the flow-through method of accounting.

INTEREST RATE PROTECTION AGREEMENTS

   The amount to be paid or received is accrued as interest rates change and is recognized over the life of the agreements as an adjustment to interest expense.

COMPENSATED ABSENCES

   Employees of the Company are entitled to carry over up to five days of earned, unused vacation to the following year. The Company also pays employees for earned, unused vacation upon termination of employment. The Company does not accrue this liability because it does not believe this liability to be material.

REVENUE RECOGNITION

   The Company bills its customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent. Other revenues are recognized as services are provided or equipment is delivered. Revenues obtained from the connection of customers of the cable television system are less than related direct selling costs; therefore, such revenues are recognized as received.

RESTATEMENT AND RECLASSIFICATIONS

   Certain amounts have been reclassified for comparability with the 1995 presentation. In addition, certain 1995 amounts have been reclassified to present underwriters' commissions and other debt issuance costs as debt discount and related accretion of discount as interest expense.

NOTE 2 -- COMMON STOCK OWNERSHIP AND CONTROL


   The 158,896 shares of common stock outstanding at December 31, 1994 and 1995, are 50% beneficially owned by members of the Lenfest Family and 50% by LMC Lenfest, Inc., an indirect wholly owned subsidiary of Tele-Communications, Inc. ("TCI"). Pursuant to an agreement between H.F. Lenfest and LMC Lenfest, Inc. and the amended and restated Articles of Incorporation of the Company, Mr. Lenfest has the right to continue as chief executive officer of the Company until January 1, 2002 and has the right to designate a majority of the Board of Directors of the Company until January 1, 2002. During such period, vacancies in respect of the directors designated by Mr. Lenfest shall be filled by designees of Mr. Lenfest or, in the event of Mr. Lenfest's death, of The Lenfest Foundation. Thereafter, the Lenfest family and LMC Lenfest, Inc. will have the right to appoint an equal number of members of the Company's Board of Directors. This right will continue for so long as any member of the Lenfest Family owns any stock in the Company.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 3 -- SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOWS

                                                                                (Unaudited)
                                                                              Six Months Ended
                                          Year Ended December 31,                 June 30,
                                   ------------------------------------   -----------------------
                                      1993         1994         1995         1995         1996
                                    ---------   ----------    ----------   ----------   ---------
                                                       (Dollars in thousands)
Cash paid during the period for:
Interest  .......................    $36,908     $44,613       $55,845      $ 28,420     $46,139
                                    =========   ==========    ==========   ==========   =========
Income taxes  ...................    $   400     $   121       $   160      $    110     $     --
                                    =========   ==========    ==========   ==========   =========

SUPPLEMENTAL SCHEDULES RELATING TO ACQUISITIONS



                                                                                    (Unaudited)
                                                                                 Six Months Ended
                                           Year Ended December 31,                   June 30,
                                   --------------------------------------   --------------------------
                                       1993          1994         1995          1995          1996
                                    -----------   ----------    ----------   -----------   -----------
                                                          (Dollars in thousands)
Property and equipment  .........    $ 24,839     $    --       $ 4,932     $  4,932      $ 167,965
Deferred franchise costs  .......      69,988          --         2,124        2,124        406,819
Intangible and other assets  ....      10,518          --         6,158        6,158         30,348
Debt assumed  ...................     (19,160)         --            --           --             --
Liability assumed  ..............      (1,628)         --            --           --             --
Minority interest in partnership
  equity ........................      (4,000)         --         3,129        3,129             --
Customer prepayments and
  deposits ......................          --          --          (307)        (307)            --
                                    ----------   ----------    ----------   -----------   -----------
                                           --          --        16,036       16,036        605,132
Amount financed  ................          --          --         7,000        7,000             --
                                    ----------   ----------    ----------   -----------   -----------
  NET CASH PAID  ................    $ 80,557     $    --       $ 9,036     $  9,036      $ 605,132
                                    ==========   ==========    ==========   ===========   ===========
Unrealized gains (losses) on
  marketable securities .........    $ 12,739     $38,952       $73,800     $ (4,325)     $   1,220
                                    ==========   ==========    ==========   ===========   ===========



NONCASH INVESTING AND FINANCING TRANSACTIONS

   In 1995, the Company financed a $19,240,000 loan to Australis Media Limited and $20,000,000 of its additional investment in Garden State Cablevision, L.P.

   The Company's 1994 investment in Raystay Co. was financed by a promissory note to Raystay Co. in the amount of $3,000,000 and promissory notes to several selling shareholders totaling $3,238,000.

   In 1994, the Company financed the payment of $90,972,000 of maturing debt, $1,792,000 of interest and $4,236,000 of loan costs.

   In 1994, the Company converted $2,200,000 of convertible promissory notes and $154,000 of accrued interest into 1,833,555 shares of Video Jukebox Network, Inc.

   The Company's 1993 investment in Australis Media Limited was financed by notes payable to a group of banks in the amount of $85,000,000 and by a promissory note to a principal stockholder of the Company in the amount of $5,972,000.

   In 1993, the Company refinanced $19,160,000 of debt assumed by South Jersey Cablevision Associates.

   During 1993, 1994 and 1995, the Company disposed of $307,000, $2,037,000 and $4,231,000, respectively, of fully depreciated plant in connection with the rebuild of certain of its systems. The Company retired $250,000 of fully depreciated equipment in 1994.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 3 -- SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOWS  - (Continued)

   The Company incurred additional capital lease obligations in the amount of $954,000 in 1993. Additionally, the Company reclassified $777,000 and $10,000 of equipment under capital lease as property and equipment in 1994 and 1995, respectively, at the conclusion of the lease obligations.

NOTE 4 -- NEW BUSINESS AND ACQUISITIONS

CABLE SYSTEMS

   On June 29, 1995, the Company, through its subsidiary, Lenfest Raystay Holdings, Inc., exercised an option to acquire an additional 5,275 shares of Class B common stock of Raystay Co. for $3,073,000 increasing the Company's ownership to 45%. The Company initially acquired 31.99% of the outstanding stock of Raystay Co. for $6,238,000 on July 29, 1994. The Company uses the equity method to account for this investment.

   On June 23, 1995, the Company, through its newly formed subsidiary, Lenfest South Jersey Investments, Inc. purchased the remaining 40% minority general partnership interest in South Jersey Cablevision Associates ("South Jersey") for $8,838,000. The Company, through its subsidiary, Lenfest Atlantic, Inc., owned a sixty percent (60%) general partnership interest in South Jersey, and has managed the South Jersey's operations since its inception on April 2, 1993. Lenfest Atlantic's original investment was $6,000,000. South Jersey owns and operates contiguous cable systems serving approximately 20,000 subscribers in southern New Jersey.

   On January 10, 1995, the Company, through its subsidiary, Lenfest Jersey, Inc., acquired a 10.005% general partnership interest in Garden State Cablevision, L.P. for $29,250,000, increasing its ownership to a total of 50% of the partnership.

   On August 20, 1993, the Company, through its subsidiary, Suburban Cable TV Co. Inc., acquired the assets of a cable television system serving a total of approximately 25,000 subscribers located in Norristown, Pennsylvania and surrounding areas. The acquisition was accounted for under the purchase method. The purchase price was $75,500,000.

   On May 28, 1993, the Company, through its newly formed subsidiary, Lenfest York, Inc., acquired 14.9% of the voting stock of Susquehanna Cable Co. ("Susquehanna"), a majority-owned subsidiary of Susquehanna Pfaltzgraff Co., and 17.75% of the voting stock of four of Susquehanna's subsidiaries for $11,000,000. On November 30, 1993, Lenfest York, Inc. acquired 17.75% of the voting stock of a fifth subsidiary of Susquehanna for $14,000,000. The Company's direct and indirect investment in each of the five subsidiaries ("Subsidiaries") aggregates 30%. The Company utilizes the equity method to account for its investment in the Subsidiaries and the cost method to account for its investment in Susquehanna. Susquehanna and Subsidiaries own and operate several cable systems serving a total of over 120,000 subscribers, the largest of which is located in York County, Pennsylvania and is contiguous to the Company's cable systems located in Lancaster County, Pennsylvania. The Company has the right of first refusal on any sale of stock of the Subsidiaries owned by Susquehanna and on any sale of cable television system assets owned by Susquehanna or Subsidiaries. In addition, after May 28, 1998, the agreement provides that either the Company or Susquehanna can initiate a buy-sell transaction for all of the outstanding ownership interests in Susquehanna and Subsidiaries.

   The accompanying consolidated financial statements include the results of operations for these acquisitions since the date of acquisition.

   The following summarized pro forma (unaudited) information assumes the acquisitions had occurred on January 1, 1993:

                                              (Dollars in thousands)
                                       1993            1994             1995
                                   -------------   -------------    -------------
Revenues  ......................      $223,046      $ 237,195        $266,249
                                   ------------   ------------    ------------
Loss before extraordinary loss       $ (11,200)     $ (20,056)      $ (11,707)
                                   ------------   ------------    ------------
Net loss  ......................     $ (11,200)     $ (20,056)      $ (18,446)
                                   ------------   ------------    ------------

                  LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 4 -- NEW BUSINESS AND ACQUISITIONS  - (Continued)

INTERNATIONAL

   In December 1993, the Company, through its newly formed subsidiary, Lenfest Australia, Inc., formed an Australian subsidiary, Lenfest Australia Group Pty Limited. Lenfest Australia Group Pty Limited was formed to acquire 11,000,000 shares of the voting stock (approximately 8.2%, at that time) and 173,000,000 non-voting debentures for a total equity interest of approximately 50.5% (at that time), (49.1% on a fully-diluted basis) of Australis Media Limited ("Australis"), a publicly traded Australian company for $90,972,000, which includes a reimbursement of $7,500,000 to H.F. Lenfest for his payment of deposits for a Pay TV license. Australis holds one of two Australian commercial Pay TV Direct Broadcast Satellite licenses as well as a number of MDS licenses serving several major metropolitan areas of Australia. The Company classifies this investment as marketable securities. Although the Company's total equity interest in Australis exceeds 20%, the Company does not utilize the equity method to account for this investment because it presently owns less than 5% of the voting stock of Australis and the Company does not have the ability to exert significant influence over Australis' operational and financial policies. (See Note 11).

   In April 1993, the Company, through its newly formed subsidiary, Lenfest International, Inc., formed L-TCI Associates ("L-TCI"), a general partnership with UA-France, Inc. ("UAF"), an indirect, wholly owned subsidiary of Tele-Communications, Inc. L-TCI was formed to subscribe to and acquire shares of stock in Videopole, a French cable television holding and management company that franchises, builds and operates cable television systems in medium to smaller communities in France. In May 1993, L-TCI acquired 29% of the issued and outstanding stock of Videopole. The Company invested $4,860,000 to fund its pro-rata share of the L-TCI acquisition in 1993 and made an additional investment of $1,627,000 in 1994. The Company used the equity method to account for its investment in L-TCI in 1993 and 1994. L-TCI is obligated to make additional capital contributions pursuant to its stock subscription agreement. In 1995, UAF did not fund its pro-rata share of the capital contributions. Pursuant to the L-TCI partnership agreement, the Company is contingently liable for the UAF share of the L-TCI's commitment and invested $7,168,000 to fund the contribution. The 1995 investment increased the Company's ownership percentage of L-TCI to approximately 68%. L-TCI's commitment amounts to 43,660,000 and 20,010,000 French francs in 1996 and 1997, respectively, which as of the date of these statements, amounted to $8,902,000 and $4,080,000, respectively.

OTHER

   On January 4, 1995, the Company acquired all of the general and limited partnership interests of OPM Real Estate, L.P., a company that provided microwave transmission services throughout Delaware, Maryland and Virginia, for a price of $7,500,000 before deductions for customer prepayments and deposits. The Company acquired these interests through MicroNet Diversified Investments, Inc. and MicroNet Delmarva, Inc., newly formed, wholly owned subsidiaries of MicroNet, Inc., a wholly owned subsidiary of the Company. Immediately upon acquisition, the name of the limited partnership was changed to MicroNet Delmarva Associates, L.P. ("Associates"). As an indirect, wholly owned subsidiary of the Company, Associates is included in the consolidated financial statements of the Company. This acquisition was financed in part by a new $7,000,000 credit facility issued by PNC Bank to MicroNet, Inc.

   On August 24, 1993, the Company, through its newly formed subsidiary, StarNet Interactive Entertainment, Inc., formed a partnership with CEA Investors Partnership II, Ltd. ("Investors") for the sole purpose of jointly holding a substantial equity interest in Video JukeBox Network, Inc. ("VJN"), a publicly traded Florida corporation. The name of the partnership is StarNet/CEA II Partners ("Partners"). The Company contributed $3,305,808 for a fifty percent (50%) partnership interest and Investors contributed cash of $105,808 and 2,834,908 shares of VJN common stock valued at $3,200,000. On August 30, 1993, Partners acquired 2,014,520 shares of VJN common stock from New Vision Music for $1,611,616, 687,500 shares of newly issued VJN common stock for $550,000 and a convertible promissory note issued by VJN for $1,200,000, with interest accruing at the rate of prime plus 1%, with the note convertible at the rate of $.80 per share and accrued interest on the note at the rate of $1.25 per share. As of December 16, 1993, the $1,200,000 convertible promissory note was converted into 1,500,000 shares of VJN common stock and the related accrued interest of $24,855 was converted into 19,884 shares of VJN common stock. In 1994, the Partners acquired an additional 1,957,033

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 4 -- NEW BUSINESS AND ACQUISITIONS  - (Continued)

shares of VJN stock for $1,949,000. At December 31, 1995, Partners owned a total of 9,013,845 shares of VJN common stock, which represents direct ownership by Partners of approximately 37.6% of VJN's outstanding shares of common stock. In addition, Investors also controls irrevocable proxies in its favor on an additional 3,308,810 shares. Investors has agreed that it will vote the proxy shares in the same manner as Partners, thereby giving Partners and Investors voting control over approximately 51.5% of VJN voting stock.

   In connection with the above stock acquisitions, StarNet, Inc. ("StarNet"), a subsidiary of the Company, entered into consulting, management and service agreements with VJN, whereby StarNet is responsible for the day-to-day management and supervision of VJN and whereby StarNet will provide technology relating to a system for digital satellite distribution, headend storage and playback of discrete video segments. StarNet was compensated at the rate of $25,000 per month during the consulting period (August 24, 1993 to December 16, 1993). Under the management agreement, which expired December 31, 1994, StarNet was compensated in the amount of $250,000 plus costs incurred by StarNet in developing the above technology. Under the service agreement, StarNet was providing analog uplink service and satellite capacity to VJN on Satcom C-4 for the delivery of VJN's programming service known as "The Box" for a fee of $200,000 per month. Upon conversion of The Box from analog to digital transmission, which occurred in February 1995, the monthly charge was reduced to $110,000 per month, and further reduced to $73,500 in April 1995. As permitted by the service agreement, VJN elected to defer the first eleven months of payments by the issuance of convertible promissory notes totaling $2,200,000, such notes bearing interest at prime plus one percent (1%). On December 12, 1994, StarNet converted the convertible promissory notes and $154,000 of accrued interest into 1,833,555 shares of VJN. By mutual agreement, the service agreement will terminate in April 1996.

   The Company's direct and indirect investment in VJN via Investors and StarNet amount to approximately 45.3% of the outstanding stock of VJN. The Company utilizes the equity method to account for its investment in VJN.

NOTE 5 -- INVENTORIES

   The schedule of inventories at December 31, 1994 and 1995 are as follows:

                                                  1994                 1995
                                                ---------            ---------
                                                   (Dollars in thousands)
Raw materials  .....................             $5,429               $3,428
Finished goods and work-in-process                1,763                1,504
                                                ---------            ---------
                                                 $7,192               $4,932
                                                =========            =========


   At December 31, 1995, inventories have been written down to estimated net realizable value and the accompanying consolidated statement of operations for 1995 includes a corresponding charge of $1,346,000, which has been included with cost of sales-equipment.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 6 -- PROPERTY AND EQUIPMENT

   The schedule of property and equipment at December 31, 1994 and 1995 is as follows:

                                                                            Estimated
                                                                          Useful Lives
                                                1994          1995          in Years
                                             -----------   -----------    --------------
                                              (Dollars in thousands)
Land  ....................................    $  4,456      $  4,660           --
Building and improvements  ...............      12,918        13,574          10-39
Cable distribution systems  ..............     420,144       458,520          5-12
Microwave equipment  .....................      28,609        30,717            7
Satellite communications equipment  ......       6,380         9,806            7
Office equipment, furniture and fixtures        14,301        16,457          4-15
Assets under capital leases  .............       5,142         5,132          4-15
                                             -----------   -----------    --------------
                                               491,950       538,866
Accumulated depreciation  ................     280,823       327,086
                                             -----------   -----------
                                              $211,127      $211,780
                                                           ===========


NOTE 7 -- INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE
          CABLEVISION L.P.

   The Company, through several subsidiaries, owns non-controlling equity interests in several general partnerships and corporations. Any subsidiary of the Company that is a general partner is, as such, liable, as a matter of partnership law, for all debts of such partnership in the event liabilities of that partnership were to exceed its assets. Investments and advances in affiliates accounted for under the equity method amounted to $36,529,000 and $49,072,000 at December 31, 1994 and 1995, respectively. Net losses recognized under the equity method for the years ended December 31, 1993, 1994 and 1995 were $8,450,000, $7,940,000 and $10,682,000, respectively.
Under the equity method, the initial investments are recorded at cost. Subsequently, the carrying amount of the investments are adjusted to reflect the Company's share of net income or loss of the affiliates as they occur. Losses in excess of amounts recorded as investments on the Company's books have been offset against loans and advances to these unconsolidated affiliates to the extent they exist.

   The Company, through its subsidiary, Lenfest Jersey, Inc., owns a 10.005% general partnership interest and a 39.995% limited partnership interest in Garden State Cablevision L.P. ("Garden State"), a cable company now serving approximately 198,000 subscribers in southern New Jersey. Under a consulting agreement, the Company advises Garden State on various operational and financial matters for a consulting fee equal to 1.5% of Garden State's gross revenue. On January 10, 1995, in connection with the increase in ownership described in Note 4, the consulting fee was changed to 3% of gross revenue. However, due to restrictions contained in Garden State's debt agreements, the payment of a portion of these fees has been deferred. Garden State also obtains its cable television programming from Satellite Services, Inc. through the Company. The programming services are at a rate which is not more than Garden State could obtain independently. For the years ended December 31, 1993, 1994 and 1995, the total programming obtained through the Company was approximately $10,226,000, $11,150,000 and $11,985,000, respectively. The
Company accounts for its investment in Garden State under the equity method. Effective January 10, 1995, the Company is allocated a total of 50% of Garden State's losses. Previously, the Company was allocated 49.5% of losses. In addition, the Company is required to make up its partner capital deficits upon the termination or liquidation of the Garden State partnership. Because of the requirement to make up capital deficits, the accompanying financial statements reflect equity in accumulated losses, net of related receivable, in excess of the investments in Garden State in the amount of $34,078,000 and $15,451,000 at December 31, 1994 and 1995, respectively.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 7 -- INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE
          CABLEVISION L.P.  - (Continued)

   Summarized audited financial information of Garden State, accounted for under the equity method, at December 31, 1994 and 1995, is as follows:

                                                  1994                1995
                                               -----------         -----------
                                                   (Dollars in thousands)
Financial Position
Cash and cash equivalents  ............         $  4,610            $  3,259
Accounts receivable, net  .............            2,227               2,640
Prepaid expenses  .....................            1,105               1,104
Property and equipment, net  ..........           75,695              72,485
Other deferred assets, net  ...........          142,997             113,711
                                               -----------         -----------
  TOTAL ASSETS  .......................         $226,634            $193,199
                                               ===========         ===========
Debt  .................................         $262,000            $245,000
Liabilities to the Company  ...........            7,087               7,801
Accounts payable and accrued expenses             14,792              18,188
Customer prepayments and deposits  ....            1,022                 971
Other liabilities  ....................              902                 964
Partners' deficit  ....................          (59,169)            (79,725)
                                               -----------         -----------
  TOTAL LIABILITIES AND DEFICIT  ......         $226,634            $193,199
                                               ===========         ===========

                                            1993            1994             1995
                                          -----------   -------------    -----------
                                                   (Dollars in thousands)
Results of Operations
Revenues  .............................   $ 90,824       $ 92,514         $ 92,815
Operating expenses  ...................    (38,014)       (40,294)         (41,639)
Depreciation and amortization  ........    (47,682)       (47,293)         (46,976)
                                          ----------   -------------    ------------
  OPERATING INCOME  ...................      5,128          4,927            4,200
Interest expense  .....................    (20,904)       (19,132)         (19,166)
Other expense  ........................     (3,633)        (3,700)          (5,590)
Effect of accounting change  ..........       (657)            --               --
                                          -----------   -------------    -----------
  NET LOSS  ...........................   $ 20,066)     $ (17,905)        $(20,556)
                                          ===========   =============    ===========
Cash Flows
Cash flows from operating activities  .   $ 34,946       $ 30,043         $ 30,452
Cash flows from investing activities  .     (8,731)       (15,369)         (14,794)
Cash flows from financing activities  .    (34,525)       (15,279)         (17,009)
                                          -----------   -------------    -----------
     (DECREASE) IN CASH AND CASH
        EQUIVALENTS ...................     (8,310)          (605)          (1,351)
CASH AND CASH EQUIVALENTS AT BEGINNING
   OF YEAR ............................     13,525          5,215            4,610
                                          -----------   -------------    -----------
     CASH AND CASH EQUIVALENTS AT END
        OF YEAR .......................   $  5,215       $  4,610        $  3,259
                                          ===========   =============    ===========


                    LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 7 -- INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE
          CABLEVISION L.P. - (Continued)

Summarized unaudited financial information of affiliates other than Garden State, accounted for under the equity method, at December 31, 1994 and 1995, is as follows:

                                                     1994             1995
                                                  -----------      -----------
                                                    (Dollars in thousands)
Financial Position
Cash and cash equivalents  .................       $  5,349         $ 10,206
Accounts receivable, net  ..................         10,558           15,458
Prepaid expenses  ..........................          2,333            1,425
Property and equipment, net  ...............         50,253           67,061
Due from the Company  ......................          3,000               --
Due from related party (not the Company)  ..            274               15
Deferred tax asset  ........................          3,223            2,122
Other assets, net  .........................         33,801           14,898
                                                  -----------      -----------
  TOTAL ASSETS  ............................       $108,791         $111,185
                                                  ===========      ===========
Liabilities to the Company  ................       $  1,815         $  2,514
Accounts payable and accrued expenses  .....         20,846           20,945
Debt  ......................................         45,997           31,193
Deferred tax liability  ....................          5,879            9,716
Payable to related party (not the Company)           59,803           66,194
Deficit  ...................................        (25,549)         (19,377)
                                                  -----------      -----------
  TOTAL LIABILITIES AND DEFICIT  ...........       $108,791         $111,185
                                                  ===========      ===========

                                            1993          1994          1995
                                          -------        -------      -------
                                                  (Dollars in thousands)
Results of Operations
Revenues  ............................    $ 81,073     $ 99,256      $124,171
Operating expenses  ..................     (63,209)     (68,382)      (84,615)
Depreciation and amortization  .......      (7,538)     (12,122)      (15,876)
                                         ----------   ----------    ----------
  OPERATING INCOME  ..................      10,326       18,752        23,680
Interest expense  ....................      (4,495)      (7,748)       (8,988)
Other income (expense)  ..............      (4,034)      (2,064)       (2,548)
                                         ----------   ----------    ----------
  NET INCOME  ........................    $  1,797     $  8,940      $ 12,144
                                         ==========   ==========    ==========
Cash Flows
Cash flows from operating activities      $ 12,208     $ 16,384      $ 18,146
Cash flows from investing activities       (17,048)     (14,213)      (24,598)
Cash flows from financing activities         6,359       (1,448)        4,289
                                         ----------   ----------    ----------
     NET INCREASE (DECREASE) IN CASH
        AND CASH EQUIVALENTS .........    $  1,519     $    723      $ (2,163)
                                         ==========   ==========    ==========


                    LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 7 -- INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE
          CABLEVISION L.P.  - (Continued)

   The following table reflects the carrying value of the Company's investments, other than Garden State, accounted for under the equity method, including related receivables, as of December 31, 1995:

                                                            (Dollars in thousands)
Susquehanna Cable Co. Subsidiaries ("SCC Subs") (Note 4)          $11,889
Video JukeBox Network, Inc. ("VJN") (Note 4)  ...........           6,832
Raystay Co. ("Raystay") (Note 4)  .......................           8,556
Videopole (Note 4)  .....................................          13,663
Bay Cable Advertising ("BCA")  ..........................           4,058
MetroNet Communications and GlobeNet ("MetroNet")  ......           2,149
Cable Adcom ("Adcom")  ..................................             786
Philadelphia Cable Advertising ("PCA")  .................             425
Other  ..................................................             714
                                                            --------------------
                                                                  $49,072
                                                            ====================


   CAH, Inc., a subsidiary of the Company, owned a 41.667% general partnership interest in Bay Area Interconnect d/b/a Bay Cable Advertising, a cable advertising interconnect serving the San Francisco, California, Area of Dominant Influence ("ADI") (See Note 26). Suburban Cable TV Co. Inc., a wholly owned subsidiary of the Company, owns a 25% and a 20% general partnership interest in Cable Adcom and Greater Philadelphia Cable Interconnect d/b/a Philadelphia Cable Advertising, respectively. These partnerships are cable advertising interconnects that serve the Harrisburg, Pennsylvania, and Philadelphia, Pennsylvania, ADI's. The Company's indirect, wholly owned subsidiary, LenNet, Inc., owns a 50% general partnership interest in MetroNet Communications, a company that provides microwave transmissions of voice and data between two points of presence for its customers located throughout the United States and a 50% general partnership interest in GlobeNet, a company that provides long distance telephone service for its customers located in foreign countries.

   The following table reflects the Company's share of earnings or losses of Garden State and each of the aforementioned affiliates:

                                1993               1994              1995
                             ------------      ------------       ----------
                                          (Dollars in thousands)
Results of Operations
Garden State  ........        $ (8,570)        $ (7,476)        $  (8,527)
SCC Subs  ............            (857)          (1,150)           (1,263)
VJN  .................             (74)            (654)              132
Raystay  .............              --              132              (886)
Videopole  ...........            (382)          (1,518)           (2,644)
BCA  .................           1,457            2,143             1,711
MetroNet  ............              94              213               190
Adcom  ...............             153              400               530
PCA  .................             (36)             (20)                7
Other  ...............            (235)             (10)               68
                             -----------      -----------       -----------
                              $ (8,450)        $ (7,940)        $ (10,682)
                             ===========      ===========       ===========

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 8 -- OTHER INVESTMENTS

   Other investments, accounted for under the cost method, are summarized as follows:

                                                1994                  1995
                                             ----------             ----------
                                                  (Dollars in thousands)
Susquehanna Cable Co., Inc. (a)               $10,359                $10,359
Other  ..........................                  55                     51
                                             ----------             ----------
                                              $10,414                $10,410
                                             ==========             ==========

- ------
(a) The Company has 14.9% ownership of the voting stock of Susquehanna Cable Co. Inc. and accounts for this investment under the cost method. Susquehanna is an indirect subsidiary of Susquehanna Pfaltzgraff Co. and is the parent company of five cable operating subsidiaries, of which the Company has a direct ownership interest of the voting stock of 17.75%. The Company's investment in these subsidiaries are accounted for under the equity method because the Company's direct and indirect ownership interests in these subsidiaries approximate thirty percent (30%).

NOTE 9 -- GOODWILL

   The excess of the purchase price paid over the acquired net assets has been allocated to goodwill. Accumulated amortization at December 31, 1994 and 1995, was $19,124,000 and $22,390,000, respectively.

NOTE 10 -- DEFERRED FRANCHISE COSTS AND OTHER INTANGIBLE ASSETS

   A schedule of deferred franchise costs and other intangible assets and accumulated amortization at December 31, 1994 and 1995, is as follows:

                                                 Accumulated
                                 Amount         Amortization          Net
                               -----------      --------------     -----------
                                           (Dollars in thousands)
December 31, 1994
Deferred franchise costs        $258,050          $111,574          $146,476
                               ===========      ==============     ===========
Debt acquisition costs  ..      $  8,583          $  2,278          $  6,305
Covenants not to compete          12,646             2,806             9,840
Other deferred assets  ...         8,714             2,261             6,453
                               -----------      --------------     -----------
                                $ 29,943          $  7,345          $ 22,598
                               ===========      ==============     ===========
December 31, 1995
Deferred franchise costs        $260,321          $126,796          $133,525
                               ===========      ==============     ===========
Debt acquisition costs  ..      $  8,104          $  2,368          $  5,736
Covenants not to compete          12,646             4,409             8,237
Other deferred assets  ...         9,970             3,424             6,546
                               -----------      --------------     -----------
                                $ 30,720          $ 10,201          $ 20,519
                               ===========      ==============     ===========


NOTE 11 -- MARKETABLE SECURITIES

   In 1994, the Company changed its method of accounting for marketable securities to conform to the requirements of Financial Accounting Standards Board Statement (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The adoption of SFAS 115 changed the Company's method of accounting for certain investments from the lower of cost or market to fair market value. Under this method, certain investments in debt and equity securities are carried at their fair market value. Any unrealized appreciation or depreciation is presented as a separate component of stockholders' equity (deficit), net of deferred taxes. The new method of accounting decreased stockholders' deficit as of January 1, 1994, by $8,440,000.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 11 -- MARKETABLE SECURITIES  - (Continued)

   The change in accounting has been applied prospectively and, accordingly, the prior years' financial statements have not been restated. Prior to 1994, the Company valued its marketable securities on the lower of cost or market method. The Company's investment in the securities of Australis Media Limited consists of 11,000,000 shares of voting stock and 173,000,000 non-voting convertible debentures. The debentures are classified as equity securities by Australis as the debentures are unsecured non-voting securities that have interest entitlements equivalent in both timing and amount to the dividend entitlements attaching to common stock and will be subordinated to all creditors other than common stock shareholders upon any liquidation or winding up. The convertible notes will not be redeemable for cash but will be convertible into ordinary shares on a one-for- one basis providing that certain conditions are met. The notes are convertible once they have been transferred from the initial subscriber.


   At December 31, 1994, the debentures were not listed on the Sydney or any other exchange. As a result, the market value of the debentures could not be determined directly. Management believes that, because there was no public market for the debentures and debentures comprise the majority of the securities, it was appropriate to discount the estimated fair value of such debentures by 25% from the market value of the voting stock at December 31, 1994. Management selected the above discount rate because it felt this was a realistic estimate of the value of the debentures off-market at that date. At December 31, 1995, the debentures were listed on the Sydney exchange and are valued at the quoted market value on that date. The aggregate cost and market values of the securities at December 31, 1994 and 1995 are as follows:


                                                                    Gross
                                                    Aggregate     Unrealized        Fair
                                                      Cost       Gain (Loss)       Value
                                                   -----------   ------------    -----------
                                                            (Dollars in thousands)
December 31, 1994
QVC, Inc.  .....................................     $    28       $11,994        $ 12,022
Australis Media Limited convertible debentures        85,534        23,150         108,684
Australis Media Limited common stock  ..........       5,438         3,776           9,214
Other marketable equity securities  ............       5,161            32           5,193
                                                   -----------   ------------    -----------
                                                     $96,161       $38,952        $135,113
                                                   ===========   ============    ===========
December 31, 1995
Australis Media Limited convertible debentures       $85,534       $68,817        $154,351
Australis Media Limited common stock  ..........       5,438         3,967           9,405
Other marketable equity securities  ............       4,809         1,016           5,825
                                                   -----------   ------------    -----------
                                                     $95,781       $73,800        $169,581
                                                   ===========   ============    ===========


   All of the Company's securities are considered to be available for sale. Net realized gains (losses) from the sale of marketable securities, in the amount of $3,292,000, $(209,000) and $13,517,000 are included in other income (expense) in 1993, 1994 and 1995, respectively. The 1995 net realized gains includes a net gain of approximately $13,100,000 from the sale of its QVC, Inc. stock holdings. The specific identification method is used to determine the cost of each security at the time of sale.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 12 -- NOTES PAYABLE

   Notes payable consisted of the following at December 31, 1994 and 1995:

                                                               1994          1995
                                                            -----------   -----------
                                                             (Dollars in thousands)
8.375% senior notes due November 1, 2005 (a)  ...........    $     --      $684,691
Notes payable to banks (b)  .............................     367,450            --
11.30% senior promissory notes due September 1, 2000 (c)       86,000        75,000
11.84% senior promissory notes due May 15, 1998 (d)  ....      42,000        31,500
9.93% senior promissory notes due September 30, 2001 (e)      100,000        14,250
Notes payable to bank due June 30, 1999 (f)  ............          --         7,000
Notes payable to bank (g)  ..............................      19,100            --
Promissory notes payable (h)  ...........................       6,238            --
                                                            -----------   -----------
  Notes payable  ........................................    $620,788      $812,441
                                                            ===========   ===========

- ------
(a) These notes, which are stated net of unamortized discount and issuance costs of $15,309,000 at December 31, 1995, were issued through a public offering in November 1995. The notes require semi-annual interest payments. The notes are not redeemable at the option of the Company prior to maturity. Upon a Change of Control Triggering Event, holders of the notes may require the Company to purchase all or a portion of the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The net proceeds were used to provide funds for the early extinguishment of debt, to pay off notes payable to banks, and to provide funding for the exchange of assets with TCI (Note 26) and to provide partial funding for the cable television systems acquired from Sammons Communications, Inc. (Note 26).

(b) The credit agreement dated June 24, 1994, amended December 16, 1994, and as of January 10, 1995, related to these notes were with a group consisting of several banks provided for up to $450,000,000 of borrowings. The credit agreement provided the financing to repay existing debt and fund acquisitions, investments, capital expenditures and working capital needs.
    The interest rate was based upon the agent bank's base rate plus 1/8 % - 5/8 % or LIBOR plus 3/4 % - 1 5/8 %. The level of borrowing margin was based upon the Company's and certain of its subsidiaries leverage ratio. The Company also paid a commitment fee of 3/8 % per annum on the unused portion of the facility. The Company's weighted-average effective interest rate on borrowings at December 31, 1994, was 7.62%.
    In November 1995, the then outstanding balance of $438,690,000 was paid off with a portion of the proceeds from the notes described in (a) above.

(c) These notes are payable to a group consisting of several insurance companies. The notes are payable in annual installments, with the final payment due September 1, 2000. In connection with the offering described in (a), the Company and the holders have agreed to amend the terms thereof, which included increasing the interest rate from 10.15% to 11.30% per annum. Interest is payable quarterly.

(d) These notes are payable to an insurance company and to its assignees. The notes are payable in annual installments, with the final payment due May 15, 1998. In connection with the offering described in (a), the Company and the holders have agreed to amend the terms thereof, which included increasing the interest rate from 10.69% to 11.84% per annum. Interest is payable quarterly.

(e) At December 31, 1995, this consists of a note payable to an insurance company. At December 31, 1994, these notes were payable to a group consisting of several insurance companies. The outstanding note is payable in annual installments, with the final payment due September 30, 2001. Interest is at the fixed rate of 9.93% per annum, payable semi-annually. All of these notes, except for the outstanding note, were redeemed in connection with the offering described in (a). The Company incurred extraordinary charges associated with the early extinguishment of these notes. These charges increased net loss by $6,739,000, net of income tax benefit of $3,629,000 in 1995.

                  LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 12 -- NOTES PAYABLE - (Continued)

    The above debt agreements place certain financial restriction on the Company and its restricted subsidiaries which, among others, require meeting certain ratios relating to interest coverage and principal coverage.

(f) These notes are payable by the Company's subsidiary, MicroNet, Inc., to a bank, pursuant to a credit agreement dated January 3, 1995. The agreement provides for a revolving loan not to exceed $7,000,000 through June 30, 1996, at which time the outstanding balance will convert to a term loan payable in quarterly installments with the initial payment due July 1, 1996, and maturing on June 30, 1999. The loan is secured by the real and personal property of MicroNet. The loan bears interest at either the bank's base prime rate plus 3/4 % - 1 3/4 % ("Prime Based Rate") or LIBOR plus 1 3/4 % - 2 1/4 % ("LIBOR Based Rate"). Interest is payable monthly with respect to portions of the loan bearing interest at the Prime Based Rate, and on the last day of each LIBOR maturity period with respect to portions of the loan bearing interest at the LIBOR Based Rate, not to exceed three months. The loan requires mandatory principal prepayments when certain cash flow targets have been met.

(g) These notes were payable by South Jersey, to two banks, pursuant to a credit agreement dated April 2, 1993. The agreement provided for a revolving and term loan not to exceed $20,000,000 for a period of one year at which time the outstanding balance under the revolving loan converted to a loan payable in 24 consecutive quarterly installments with the initial payment due on June 30, 1994, and maturing March 31, 2000. These notes were repaid in 1995 with proceeds from the bank credit facility described in (b) above.

(h) These eight notes were payable to Raystay Co. and selling shareholders. The notes funded the initial investment in Raystay Co. by the Company's subsidiary, Lenfest Raystay Holdings, Inc. The notes bore interest at the rate of prime plus one percent (1%). The effective interest rate at December 31, 1994 was 9.5%. These notes were paid in full in June 1995.

   Maturities of notes payable, excluding unamortized discount and issuance costs of $15,309,000, are as follows:

                                                      (Dollars in
                                                      thousands)
        Year Ending December 31,
         ------------------------
        1996  ...................                      $ 27,675
        1997  ...................                        28,960
        1998  ...................                        30,040
        1999  ...................                        18,950
        2000  ...................                        18,000
        Thereafter  .............                       704,125
                                                  --------------------
                                                       $827,750
                                                  ====================

   As of December 14, 1995, the Company entered into a new bank credit facility in the aggregate amount of $600 million which consists of a $400 million term loan facility and a $200 million revolving credit facility. The new bank facility will be used to fund the acquisition of the Salem, New Jersey cable television system and to fund the balance of the acquisition of the cable television systems from Sammons Communications, Inc. and to provide funds for working capital purposes. There were no borrowings outstanding under this credit facility at December 31, 1995. (See Note 26).

   The Company has entered into interest rate cap agreements to reduce the impact of changes in interest rates on its floating rate long-term debt. At December 31, 1995, the Company had outstanding three interest rate cap agreements with commercial banks, having notional principal amounts of $50,000,000, $25,000,000, and $25,000,000. These agreements effectively change the Company's interest rate exposure on $100,000,000 of its floating rate debt to a maximum LIBOR rate of eight percent (8%) plus an applicable level of borrowing margin. The interest rate cap agreements terminate on July 18, 1996, November 8, 1996, and February 27, 1997. In addition, the Company has entered into an interest rate swap agreement with a commercial bank, having a notional principal amount of $200,000,000. This interest rate swap agreement terminates on June 28, 1996. Under the swap agreement, the Company effectively converted $200,000,000 of its floating debt to a fixed rate of 6.11% plus applicable LIBOR margin.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 12 -- NOTES PAYABLE  - (Continued)

   The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate cap agreement. However, the Company does not anticipate nonperformance by the counterparties.

NOTE 13 -- LEASES

   Subsidiaries of the Company have entered into four leases for office and warehouse space from H.F. Lenfest, a principal stockholder of the Company, and his wife. The leases are classified as capital leases. At December 31, 1995, three of the leases provide for an aggregate minimum monthly payment of $46,000. On each anniversary date of these three leases, the monthly payment will increase by a minimum of 6%. At December 31, 1995, the minimum monthly payment of the fourth lease is $22,000. On each anniversary date of the fourth lease, the minimum monthly payment will increase by $957. For the years ended December 31, 1993 and 1994, interest expense in the amounts of $49,000 and $19,000 in excess of the minimum monthly payments has been accrued and added to obligations under capital leases.

   Future minimum lease payments under all capital leases and non-cancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1995:

                                                  Capital
                                                 Leases -
                                                 Principal         Operating
                                                Stockholder          Leases
                                               -------------       -----------
                                                   (Dollars in thousands)
         Year Ending December 31,
         -------------------------
1996  ...................................         $   845           $ 5,363
1997  ...................................             890             3,482
1998  ...................................             938             2,739
1999  ...................................             988             1,000
2000  ...................................           1,040               206
Thereafter  .............................           5,677             1,057
                                               -------------       -----------
TOTAL MINIMUM LEASE PAYMENTS  ...........          10,378           $13,847
                                                                   ===========
LESS AMOUNT REPRESENTING INTEREST  ......          (5,094)
                                               -------------
PRESENT VALUE OF MINIMUM LEASE PAYMENTS
                                                  $ 5,284
                                               =============


   Property and equipment under capitalized leases at December 31, 1994 and 1995, are summarized as follows:

                                             1994                      1995
                                           ---------                 ---------
                                                 (Dollars in thousands)
Buildings - related party                   $5,132                    $5,132
Office equipment  .........                     10                        --
                                           ---------                 ---------
                                             5,142                     5,132
Accumulated depreciation  .                  1,470                     1,849
                                           ---------                 ---------
                                            $3,672                    $3,283
                                           =========                 =========


   Rental expense for all operating leases, principally office and warehouse facilities, pole rent and satellite transponder, amounted to $6,697,000, $7,691,000 and $7,986,000 for the years ended December 31, 1993, 1994 and
1995, respectively. In addition, the Company made total payments to a principal stockholder for buildings under capitalized leases of $755,000, $759,000 and $801,000 in 1993, 1994 and 1995, respectively.

   In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices. It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum operating lease commitments will not be less than the amount shown for 1996.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 13 -- LEASES  - (Continued)

   In June 1989, the Company entered into a four-year agreement with GE American Communications, Inc. requiring monthly payments of $160,000 to lease a transponder on a communications satellite designated as Satcom C-4. The lease commenced on January 1, 1993, the commercial operational date. The Company has an option to renew the satellite service agreement for a first renewal term of four (4) years at $160,000 per month and a second renewal term of four (4) years at $170,000 per month.

   On September 20, 1991, the Company entered into a six-year satellite service agreement with GE American Communications, Inc. requiring monthly payments of $162,500 to lease a second transponder on the Satcom C-4 communications satellite. The lease payments commenced on March 31, 1993. The Company has an option to renew the satellite service agreement for a term of six (6) years at $170,000 per month.

NOTE 14 -- FRANCHISE COMMITMENTS

   The Company's operating cable television subsidiaries hold various franchises and, in connection therewith, are obligated to pay franchise fees based on certain gross revenues. For the years ended December 31, 1993 and 1994, franchise fees in the amount of $7,454,000 and $8,453,000 were paid. For the year ended December 31, 1995, franchise fees in the amount of $9,166,000 will be paid.

NOTE 15 -- RESEARCH AND DEVELOPMENT

   The Company, through its subsidiaries StarNet Development, Inc. and StarNet, Inc., incurred research and development costs of $2,053,000, $2,095,000 and $1,037,000 for the years ended December 31, 1993, 1994 and
1995, respectively, in connection with the development of new equipment and computer software. These costs have been included with programming expenses on the accompanying consolidated statements of operations.

NOTE 16 -- EMPLOYEE HEALTH BENEFIT PLAN

   On February 1, 1984, the Company established the Lenfest Group Employee Health Benefit Plan (a trust), which provides health insurance for the employees of most of its subsidiaries and affiliates. This trust is organized under Internal Revenue Code Section 501(c)(9) - Voluntary Employees Beneficiary Association (VEBA). Benefits are prefunded by contributions from each participating subsidiary. Insurance expense is recognized as benefits are incurred. The Company does not provide post retirement benefits to its employees. Therefore, Statement of Financial Accounting Standards No. 106, Employers' Accounting for Post Retirement Benefits Other than Pensions, does not have an impact on the Company's financial statements.

NOTE 17 -- 401(K) PLAN

   The Company provides a 401(k) profit sharing plan. The Company matches the entire amount contributed by a participating, eligible employee up to five percent (5%) of salary. For the years ended December 31, 1993, 1994 and 1995, the Company matched contributions of $670,000, $725,000 and $877,000, respectively.

NOTE 18 -- CORPORATE INCOME TAXES

   In 1993, the Company changed its method of accounting for income taxes to conform to the requirements of Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes". The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method to the asset and liability method. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

   Differences between financial reporting and tax bases arise most frequently from differences in timing of income and expense recognition and as a result of business acquisitions. Deferred income tax expense is measured by the change in the net deferred income tax asset or liability during the year.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 18 -- CORPORATE INCOME TAXES  - (Continued)

   The provisions for income tax benefit (expense) consists of the following components:

                                                  1993        1994         1995
                                               ----------   ---------    ---------
                                                     (Dollars in thousands)
   Current
   Federal .................................    $  (300)   $     --      $     --
   State ...................................       (100)        (40)           --
                                               ----------   ---------    ---------
                                                   (400)        (40)           --
   Deferred
   Federal .................................        383       4,553         1,327
   State ...................................        100        (217)        3,088
   Benefit of operating loss carryforward ..      3,028       5,700         6,583
   (Increase) decrease in valuation
     allowance  ............................        (77)       (267)           97
                                               ----------   ---------    ---------
                                                  3,434       9,769        11,095
                                               ----------   ---------    ---------
                                                 $3,034      $9,729       $11,095
                                               ==========   =========    =========


   The categories of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                       Federal                       State
                                             --------------------------   ----------------------------
                                                 1994          1995            1994           1995
                                              -----------   -----------    -------------   -----------
                                                               (Dollars in thousands)
Deferred Tax Assets:
   Allowance for doubtful accounts ........    $    241     $    335       $     87      $     95
   Deferred start-up costs ................         959          308             --            --
   Net operating loss carryforward ........      58,872       69,086             --            --
   Investments and other tax credits ......       2,229        1,849            249           249
                                              ----------   ----------    ------------   ----------
     Gross Deferred Tax Asset  ............      62,301       71,578            336           344
Deferred Tax Liabilities:
   Property and equipment, principally due
     to differences in depreciation  ......     (11,321)     (12,724)        (4,884)       (4,002)
   Investments in affiliates, principally
     due to differences in taxable income        (5,123)      (2,317)        (1,783)       (1,432)
   Property and equipment and intangible
     assets arising from purchase
     accounting adjustments  ..............     (16,311)     (15,452)        (6,698)       (4,850)
   Unrealized gain on marketable securities     (13,633)     (25,830)            --            --
                                              ----------   ----------    ------------   ----------
     Gross Deferred Tax Liability  ........     (46,388)     (56,323)       (13,365)      (10,284)
                                              ----------   ----------    ------------   ----------
   Net deferred tax asset (liability)
     before valuation allowance  ..........      15,913       15,255        (13,029)       (9,940)
   Valuation allowance ....................        (645)        (548)            --            --
                                              ----------   ----------    ------------   ----------
     Net Deferred Tax Asset (Liability)  ..    $ 15,268     $ 14,707      $ (13,029)    $  (9,940)
                                              ==========   ==========    ============   ==========

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 18 -- CORPORATE INCOME TAXES  - (Continued)

   The difference between the net income tax benefit (expense) and the amounts expected by applying the U.S. Federal income tax rate of 35% to loss before income taxes is as follows:

                                                                 1993         1994         1995
                                                              ----------   ----------    ----------
                                                                     (Dollars in thousands)
Federal income tax benefit at statutory rates  ............    $ 5,216     $10,020      $ 7,907
Nondeductible amortization of goodwill and other
  intangibles .............................................       (949)       (949)        (949)
Provision for state income taxes, net of Federal income
  tax benefit .............................................         --        (167)       2,007
Other  ....................................................     (1,233)        825        2,130
                                                               --------    -------      -------
                                                               $ 3,034     $ 9,729      $11,095
                                                               ========    =======      =======

   The Company has a net operating loss carryforward of approximately $197,000,000 on a tax reporting basis. The carryforward will begin to expire in 2001, if not utilized. The Company has available an alternative minimum tax credit of $430,000 for indefinite carryover to subsequent years. The Company also has available unused general business tax credits, after reduction required under the Tax Reform Act of 1986, of approximately $1,419,000 for carryover to subsequent years. The general business tax credits expire as follows:

                 Year Ending December 31,
                 ------------------------
                1996  ...................            $  129,000
                1997  ...................               166,000
                1998  ...................               252,000
                1999  ...................               361,000
                2000  ...................               485,000
                2001-2006  ..............                26,000
                                                     ------------
                                                     $1,419,000
                                                     ============

NOTE 19 -- OTHER INCOME (EXPENSE)

   The schedules of other income (expense) for the years ended December 31, 1993, 1994 and 1995 and six months ended June 30, 1995 and 1996 are as follows:

                                                                                                     (Unaudited)
                                                                                                  Six Months Ended
                                                           Year Ended December 31,                    June 30,
                                                  -----------------------------------------   ------------------------
                                                       1993           1994          1995         1995          1996
                                                   ------------   ------------    ----------   ----------   ----------
                                                                         (Dollars in thousands)
(Loss) on disposal of assets upon rebuild of
  cable systems ................................    $ (1,445)      $ (2,245)      $   (282)   $     --     $      --
Gain on sale of property and equipment  ........       1,150            371            143           53            27
Gain (loss) on sales of marketable securities  .       3,292           (209)        13,517       13,106           307
Recognized loss on decline in market value of
  securities (Note 26)..........................          --             --             --           --       (66,945)
Provision for potential reduction in value of
  note receivable and accrued interest
 (Note 26)......................................          --             --             --           --       (19,685)
Gain on disposal of partnership interest  ......          --             --             --           --         6,974
Interest and dividend income  ..................         632          1,244          2,086          850         2,466
Minority interest in net loss of unconsolidated
  subsidiaries .................................          78            581          1,347          187           943
Litigation settlements  ........................      (4,348)          (250)        (1,900)        (800)           --
Ad Valorem tax reassessment  ...................         821          1,656             --           --            --
Traffic Pro 2000 costs  ........................      (1,507)           --              --           --            --
Miscellaneous income (expense)  ................         (20)          (225)            77        1,380           (57)
                                                   ------------   ------------    ----------   ----------   ----------
                                                    $ (1,347)      $    923        $14,988     $ 14,776     $ (75,970)
                                                   ============   ============    ==========   ==========   ==========


                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 19 -- OTHER INCOME (EXPENSE)  - (Continued)

   In December 1995, the Company's subsidiary, LenComm, Inc. d/b/a Bay Cablevision, paid a contractor $1,550,000 under a binding arbitration award in connection with a breach of contract action.

   In October 1995, the Company's subsidiary, Lenfest West, Inc. d/b/a Cable Oakland, under an order by the Superior Court of the State of California, County of Alameda, paid $350,000 into a settlement fund in settlement of a class action which alleged that the charges imposed by Cable Oakland for delinquent payments from subscribers were illegally high. Approximately $207,000 of the settlement was distributed to local non-profit and municipal entities. The remaining balance was used to defray plaintiffs' attorney fees and other costs.


   In December 1993, the United States government filed a civil action alleging false filings of copyright royalty statements with the Register of Copyrights of the United States. The complaint alleged that the Company misreported its subscriber rates to the copyright office and underpaid copyright royalty fees. The Company settled this claim in 1994 with a payment of $5,000,000. The settlement was accrued as a liability at December 31, 1993 and expensed in that year. The Company classified $4,348,000 relating to copyright fee liability for years prior to 1993 as "other expense".

   The Company, through its subsidiary, LenComm, Inc., was reassessed for prior years' ad valorem taxes, namely, California Business Personal Property and Possessory Interest taxes. The Company contested the reassessment and, in 1993 and 1994, received reductions in the amounts of $821,000 and $1,656,000, respectively.

   The Company, through its subsidiary, StarNet Development, Inc. ("SDI") acquired the assets related to the cable TV services division of LJ Development, Inc. and Unibase Data Entry, Inc. Included in the assets were all rights and privileges to the development of traffic and billing software known as Traffic Pro 2000. Included in the acquisition of these assets by SDI was capitalized software development costs of $1,265,000 net of 1992 amortization of $31,000. In 1993, SDI incurred additional capitalized software development costs of $242,000. In January 1994, the Company responded to pressure from its customer base to port the Traffic Pro 2000 over a more flexible operating system. Therefore, the Company decided to reformat the Traffic Pro 2000 programs to make it easier to use and more widely accepted. As a result, the Company has recorded as a charge against income all software development costs that were acquired or capitalized. This charge amounts to $1,507,000 for the year ended December 31, 1993.


NOTE 20 -- COMMITMENTS AND CONTINGENCIES

   In November 1994, Mr. Lenfest and Tele-Communications International, Inc., an affiliate of TCI, jointly and severally guaranteed $67.0 million in program license payment obligations of the distributor of Australis' movie programming. The Company has agreed to indemnify Mr. Lenfest against loss from such guaranty to the fullest extent permitted under the Company's debt obligations. The Company has neither sought nor obtained any consents which may be required in connection with this indemnification obligation. The terms of the guarantees provide that the amount of the guarantees will be reduced on a dollar-for-dollar basis with the provision of one or more letters of credit, which may not exceed $33.5 million. Under the terms of the New Bank Credit Facility (See Note 26), however, Mr. Lenfest's claims for indemnification are limited to $33.5 million, which amount will be further reduced by the aggregate face amount of any letters of credit, if any, requested by the Company to be issued under the New Bank Credit Facility with respect to the program license payment obligations guarantees. If the Company obtains such letter of credit facility, the Company would be directly obligated for the face amount of such letter of credit and may remain indirectly obligated for the balance of the program license payment obligations. The Company has deferred any decision concerning the obtaining of any letter of credit facility (including the amount thereof) until after the Australis long-term financing has been successfully completed. In addition, in February 1996, Mr. Lenfest provided his personal guaranty of an approximately $18.7 million loan to Lenfest Australis, Inc. by two commercial banks. (See Note
26). The Company has agreed to indemnify Mr. Lenfest against losses incurred by him in connection with his guarantees to the fullest extent permitted under the Company's debt obligations. Mr. Lenfest has unilaterally agreed to limit the amount of the indemnity he would seek to the amount available under the Company's New Credit Facility.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 20 -- COMMITMENTS AND CONTINGENCIES  - (Continued)


   On January 20, 1995, an individual ("the Plaintiff") filed suit in the Federal Court of Australia, New South Wales District Registry against the Company and several other entities and individuals (the "Defendants"), including H.F. Lenfest, the Company's president and chief executive officer, involved in the acquisition of a company owned by the Plaintiff, the assets of which included the right to acquire Satellite License B from the Australian government. The Plaintiff alleges that the Defendants defrauded him by making certain representations to him in connection with the acquisition of his company and claims total damages of Australian $705 million (approximately U.S. $557 million as of August 30, 1996). The Plaintiff also alleges that Australis and H.F. Lenfest owed to him a fiduciary duty and that both parties breached this duty. The Defendants have denied all claims made against them by the Plaintiff and stated their belief that the Plaintiff's allegations are without merit and their intention to defend this action vigorously.

   On August 16, 1993, LJ Development, Inc. ("LJ") (See Note 19) served a complaint against StarNet Development, Inc. ("SDI"), a subsidiary of the Company. The claim is for an alleged breach of an Asset Purchase Agreement for computer software called Traffic Pro 2000 and other assets purchased from LJ. On November 30, 1994, the parties reached a settlement. SDI agreed to pay LJ $250,000 plus royalties. LJ will be entitled to a 10% royalty on the first $5,000,000 of revenue arising out of the sale, marketing or licensing by SDI of the Traffic Pro 2000 software to third parties. No royalty obligation will exist for the next $5,000,000 of gross revenue. LJ will be entitled to a 5% royalty on the third $5,000,000 of gross revenue, that is $10,000,000-- $15,000,000. No additional royalty will be owed if revenues exceed $15,000,000. No royalty or other obligation will exist after November 30, 1996. If the gross revenues from the sale or licensing of the Traffic Pro 2000 are less than $1,500,000 in the two year period or if SDI abandons or terminates its interest in Traffic Pro 2000, LJ will be entitled to a minimum additional cash payment of $150,000.

   The Company has also been named as a defendant in various legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate amount of liability with respect to the above actions, will not materially affect the financial position, the results of operations or the cash flows of the Company.

   As mentioned in Note 4, the Company is obligated to purchase additional shares of stock valued at a total of 63,670,000 French francs (approximately $12,982,000) in Videopole for the years 1996-1997. The Company's future commitment in dollars is subject to changes in the exchange rate.

NOTE 21 -- RELATED PARTY TRANSACTIONS

   The Company has entered into an agreement whereby Satellite Services, Inc., an affiliate of TCI, provides certain cable television programming to the Company and its unconsolidated cable television affiliates. This agreement provides the Company and its unconsolidated cable television affiliates with programming services at a rate which is not more than the Company could obtain independently. For the years ended December 31, 1993, 1994 and 1995, the Company recorded programming expenses of $29,851,000, $33,782,000 and $37,685,000, respectively, under this agreement.

   The Company, through its subsidiary, Lenfest Australia Group Pty Limited, has entered into a ten year technical services agreement with Australis. Under the agreement, the Company, through its subsidiary, has agreed to provide technical expertise and assistance to Australis for ten years for an annual fee based on a percentage of gross revenues of 5% in year one decreasing to 1% in year six capped at a maximum of 6.5 million Australian dollars (approximately 5 million U.S. dollars). The term of the technical services agreement commenced January 1, 1996.

   The Company, through its subsidiaries, StarNet and SDI, generates revenue from cross channel tune-in promotional services for cable television and equipment sales to affiliates of TCI. For the years ended December 31, 1993, 1994 and 1995, the Company has generated revenues of $1,561,000, $1,525,000 and $3,900,000, respectively, from affiliates of TCI.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 21 -- RELATED PARTY TRANSACTIONS  - (Continued)

   Cable AdNet Partners, an affiliate of TCI, paid Suburban Cable TV Co. Inc. ("Suburban"), a subsidiary of the Company, approximately $1,139,000, $1,500,000 and $2,637,000 for the years ended December 31, 1993, 1994 and
1995, respectively, for Suburban's share of advertising revenue under certain advertising agreements.

   The Company paid TelVue Corporation, an affiliate of the Company, $117,000, $174,000 and $190,000 for the years ended December 31, 1993, 1994 and 1995, respectively, for pay-per-view order placement services.

   In January 1995, H.F. Lenfest advanced $10,000,000 to the Company in connection with the investment by the Company's subsidiary, Lenfest Jersey, Inc., in Garden State Cablevision, L.P. The advance was repaid on April 20, 1995.

   In January 1995, the Company loaned $19,240,000 to Australis (See Note 4). The funds were used to prepay license fees to U.S. movie studios in connection with and under certain contracts to supply movies to Australis. The loan bore interest at a rate equal to the rate charged to the Company its related borrowing under its bank credit facility dated June 24, 1994. The loan was repaid on April 20, 1995.

   In 1994, the Company sold the assets of one of its subsidiaries, Stockdale Productions, Inc., to TCI for $225,000.

   In 1993, H.F. Lenfest advanced $5,972,000 to the Company in connection with the investment by the Company's subsidiary, Lenfest Australia, Inc., in Australis Media, Ltd. The loan was repaid in June 1994.

   Subsidiaries of the Company have entered into various leasing arrangements with a principal stockholder for office and warehouse facilities. (See Note 13 -- Leases)

NOTE 22 -- SEGMENT INFORMATION

   The Company operates primarily in the cable television industry. Certain subsidiaries of the Company operate in other industries which provide microwave transmission and promotional, cable advertising traffic and billing services.

                                                    Cable         Other          Total
                                                 -----------   ------------    -----------
                                                          (Dollars in thousands)
Year Ended December 31, 1993
Revenues  ....................................    $197,630       $ 15,610       $213,240
                                                 ===========   ============    ==========
Operating income (loss)  .....................    $ 39,809       $ (9,823)      $ 29,986
                                                 ===========   ============    ==========
Depreciation and amortization  ...............    $ 60,654       $  4,541       $ 65,195
                                                 ===========   ============    ==========
Capital expenditures, including acquisitions      $117,394       $ 33,535       $150,929
                                                 ===========   ============    ==========
Identifiable assets  .........................    $448,623       $183,720       $632,343
                                                 ===========   ============    ==========
Year Ended December 31, 1994
Revenues  ....................................    $212,800       $ 23,395       $236,195
                                                 ===========   ============    ==========
Operating income (loss)  .....................    $ 34,843       $ (8,705)      $ 26,138
                                                 ===========   ============    ==========
Depreciation and amortization  ...............    $ 70,867       $  4,651       $ 75,518
                                                 ===========   ============    ==========
Capital expenditures, including acquisitions      $ 42,162       $  6,363       $ 48,525
                                                 ===========   ============    ==========
Identifiable assets  .........................    $440,640       $224,706       $665,346
                                                 ===========   ============    ==========
Year Ended December 31, 1995
Revenues  ....................................    $232,155       $ 34,094       $266,249
                                                 ===========   ============    ==========
Operating income (loss)  .....................    $ 44,199       $ (9,557)      $ 34,642
                                                 ===========   ============    ==========
Depreciation and amortization  ...............    $ 71,054       $  6,646       $ 77,700
                                                 ===========   ============    ==========
Capital expenditures, including acquisitions      $ 47,658       $ 16,420       $ 64,078
                                                 ===========   ============    ==========
Identifiable assets  .........................    $576,855       $274,893       $851,748
                                                 ===========   ============    ==========

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 23 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is presented in accordance with the provisions of SFAS No. 107 "Disclosures about Fair Value of Financial Instruments". The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND DEPOSITS ON CONVERTERS

   The carrying amount approximates fair market value because of the short maturity of those instruments

MARKETABLE SECURITIES

   The fair market values of securities are estimated based on quoted market prices for those investments.

OTHER INVESTMENTS

   The Company's investment in Susquehanna Cable Co., Inc. is carried at cost. (See Note 8). There are no quoted market prices for Susquehanna, which is a holding company that has majority ownership in cable operating Subsidiaries in which the Company also has ownership interests. The Company uses the equity method to account for its ownership in the Subsidiaries. (See Notes 4 and 7). Because of its relationship with Subsidiaries, the Company does not believe that it is practicable to estimate fair market value for its investment in Susquehanna.

LONG-TERM DEBT

   The fair value is based on current rates at which the Company could borrow funds with similar remaining maturities.

INTEREST RATE SWAP AND CAP AGREEMENTS

   The fair values of the interest rate swap and cap agreements are estimated based on mark-to-market values.

   The estimated fair values of the Company's financial instruments as of December 31, 1995 are as follows:

                                                Carrying             Fair
                                                 Amount              Value
                                               ------------       -----------
                                                   (Dollars in thousands)
Balance Sheet Financial Instruments
Cash and cash equivalents  .............        $ 164,943         $ 164,943
Marketable securities  .................          169,581           169,581
Long-term debt  ........................         (817,725)         (838,791)
Deposits on converters  ................           (5,853)           (5,853)
Off Balance Sheet Financial Instruments
Interest rate swap  ....................        $     --          $    (619)
Interest rate caps  ....................              --                --


LIMITATIONS

   Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 24 -- 1992 CABLE ACT

   On April 1, 1993, the Federal Communications Commission ("FCC") adopted regulations ("Rate Rule I") under The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") govern-

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 24 -- 1992 CABLE ACT  - (Continued)

ing rates charged to subscribers for basic and tier service and for equipment and installation charges (the "Regulated Services"). The 1992 Cable Act placed the Company's regulated services under the jurisdiction of local franchising authorities and the FCC. The rate regulations do not apply to services offered on an individual service basis, such as per-channel or pay-per-view services. The FCC's rate regulations became effective on September 1, 1993. Under Rate Rule I, the regulated services were evaluated against competitive "benchmark" rates established by the FCC. Cable operators could justify basic and service tier rates that were above the benchmarks by using reasonable cost-of-service principles. During 1995, the FCC announced its revised benchmark rules ("Rate Rule II") and its interim cost-of-service rule. Rate Rule II revised the benchmark formulas established by the FCC in 1993 and is applied prospectively from May 15, 1994. Rate Rule II requires cable operators to reduce existing rates to the higher of (i) the rates calculated using the revised benchmarks or
(ii) a level 17 percent below such cable operators' rates as of September 30, 1992, adjusted for inflation and certain increases in programming costs. Rates may be increased periodically to reflect inflation and increases in certain external costs. In addition, rates may be increased for tier service when new programming channels are added. At the end of 1995, the FCC adopted final cost of service rules ("COS Rule"). Cable operators which cannot or do not wish to comply with Rate Rule II may choose to justify their existing rates under the "COS Rule". This rule established a cost-of-service rate system which evaluates the rates charged by cable operators based on their operating expenses and capital costs.

   The Company believes that is has complied in all material respects with the provision of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a cable system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to the later of September 1, 1993, or one year prior to the Refund Order issued by the applicable franchise authority. The amount of refunds, if any, which could be payable by the Company in the event that systems rates are successfully challenged by franchising authorities is not considered to be material.

NOTE 25 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following as of December 31:

                                                  1994                1995
                                                ----------          ----------
                                                   (Dollars in thousands)
Accounts payable -- unrelated parties            $ 7,251             $10,403
Accounts payable -- affiliate  .......             7,638               7,205
Accrued copyright fees  ..............             1,102                 685
Accrued franchise fees  ..............             4,701               5,301
Accrued interest  ....................             6,006              11,371
Accrued payroll and fringe benefits  .               706                 934
Accrued sales taxes  .................               378                 273
Accrued other  .......................             1,581               4,959
                                                ----------          ----------
                                                 $29,363             $41,131
                                                ==========          ==========


NOTE 26 -- SUBSEQUENT EVENTS


   On January 19, 1996, the Company, through its subsidiary, Lenfest Australia, Inc. loaned $18,530,000 from funds on hand to Australis (See Note 4) for short-term operating and capital funding needs, which loan accrues interest at the rate of 14%. Such loan is due on the earlier of September 30, 1996, or the refinancing by Australis of its bank-credit facility as discussed below. In March and April 1996, the Company loaned an additional $15.5 million to Australis from cash on hand. The March and April loans were repaid with interest on May 11, 1996.

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 26 -- SUBSEQUENT EVENTS  - (Continued)


   On February 29, 1996, Lenfest Australia, Inc. entered into a credit facility (as subsequently amended, the "Lenfest Australia Credit Facility") with two of the banks which are parties to the New Bank Credit Facility (see below). The amount borrowed, approximately $18.7 million, was used to repay the intercompany advance from the Company and transaction costs associated with the loan to Lenfest Australia, Inc. The Lenfest Australia Credit Facility is an unsecured facility which must be repaid on the earlier of repayment of the loans by Australis and September 30, 1996. The full payment and performance of the Lenfest Australia Credit Facility was guaranteed by Mr. Lenfest. As a condition to granting their consent to the entering into of the Lenfest Australia Credit Facility, the lenders under the New Bank Credit Facility required the Company to agree to reduce the aggregate principal amount available for advances under the revolving credit portion of the New Bank Credit Facility by $20.0 million so long as any portion of the Lenfest Australia Credit Facility remains outstanding.

   On April 24, 1996, the Company guaranteed up to $75,000,000 of a new $125,000,000 Australis bank facility as part of recapitalization plans currently being pursued by Australis. Australis has announced that it plans to repay the Australis bank facility with the proceeds of long-term debt and equity financing in conjunction with its proposed recapitalization. In connection with such long-term financing, the Company has agreed to make an additional $40,000,000 equity investment in Australis, subject to a number of conditions, including the completion of the recapitalization and the equity contributions of certain other investors. If the Australis long-term financing is completed, Australis will repay the $18,530,000 loan, with interest, and the $75,000,000 guaranty will expire. There can be no assurance that the Australis long-term financing will be completed or completed on a timely basis. The board of directors of Australis has publicly stated that if Australis is unable to obtain the long-term financing prior to the expiration of the Australis bank facility (scheduled to expire on October 31, 1996), there is substantial doubt as to Australis' ability to continue as a going concern. If the Australis long-term financing is not completed, the $18,530,000 loan may not be repaid, the $75,000,000 guaranty may be drawn in whole or in part and the Company's existing equity investment in Australis may lose all or a substantial portion of its value. As of June 30, 1996, as a result of uncertainties associated with the successful completion by Australis of its proposed recapitalization, the Company has recognized a loss of $66,900,000 resulting from a write-down of the Australis securities from cost. As of August 30, 1996, the approximate market value of the securities was $26,200,000. Also, the Company has provided a 100% allowance for doubtful account for its note receivable and accrued interest from Australis.

   In connection with the Australis Guaranty, the Company entered into a stand-by $75.0 million senior subordinated credit facility (the "Stand-by Facility") on May 2, 1996 with The Toronto-Dominion Bank in order to provide any required funding under the Australis Guaranty. The terms of the Stand-by Facility provide that any loan will be subordinated to the senior lenders to the Company, be unsecured and be due on the first to occur of November 18, 1996, the issuance of public debt by Australis in an amount sufficient to repay the Australis Bank Facility or the issuance of additional public securities by the Company. In addition, any such loan will not require principal amortization prior to maturity.


   Effective February 12, 1996, the Company exchanged the assets of its cable television systems in the East San Francisco Bay area and its 41.67% partnership interest in Bay Cable Advertising for the Wilmington, Delaware and surrounding area cable television system, owned by a subsidiary of TCI. In connection with the exchange, the Company acquired cable systems for approximately $45 million. These cable systems were included with the assets transferred to TCI. For financial reporting purposes, the Company will account for this exchange as a nonmonetary exchange of productive assets in accordance with Accounting Principles Board Opinion Number 29, whereby the assets acquired will be valued at the historical cost values of the assets disposed. The acquisition of these cable systems were financed with proceeds from the Company's public debt offering described in Note 12.

   On February 29, 1996, the Company acquired four cable television systems from Sammons Communications, Inc. for approximately $531,000,000. The systems, which are located in Bensalem and Harrisburg, Pa. and in Vineland and Atlantic City/Pleasantville, N.J., pass approximately 358,000 homes and serve approximately

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 26 -- SUBSEQUENT EVENTS - (Continued)

277,000 basic subscribers. For financial reporting purposes, the Company will account for the acquisition of these assets under the purchase method. The acquisition was funded in part by $420,000,000 borrowed on the new bank credit facility described in Note 12, and excess proceeds from the public debt offering.

   On March 28, 1996, the Company signed an agreement to acquire from Cable TV Fund 14-A, Ltd., an affiliate of Jones Intercable, Inc., its Turnersville cable television system in New Jersey for approximately $84,500,000, subject to certain adjustments. At closing, which the parties have agreed will occur in the first quarter of 1997, the Company expects that the Turnersville system will pass approximately 46,200 homes and serve approximately 36,300 basic subscribers. For financial reporting purposes, the Company will account for the acquisition of these assets under the purchase method. Funds to acquire this system are expected to be provided in part by borrowings under the New Bank Credit Facility as described below.

   On April 30, 1996, the Company acquired from Tri-County Cable Television Company, an affiliate of Time Warner, its Salem cable television system for approximately $16,000,000. The system, located in Salem, N.J., passes approximately 10,600 homes and serves approximately 7,700 basic subscribers. On the same date, the Company acquired from Shore Cable Company of New Jersey its Shore cable television system for approximately $11,000,000. The system passes approximately 6,100 homes and serves approximately 5,000 basic subscribers. For financial reporting purposes, the Company will account for the acquisition of these assets under the purchase method. These acquisitions were funded in part by the existing bank credit facility described in Note 12.

   The results of operations for these acquisitions will be included with the results of the Company from the respective dates of acquisitions. Assuming the acquisitions, New Debt Offering (described below) and New Bank Credit Facility had occurred on January 1, 1995, the Company's pro forma revenues, loss before extraordinary loss and net loss would have been approximately $394,000,000, $(37,500,000) and $(44,500,000), respectively. These pro forma amounts include adjustments for programming costs using rates under the SSI programming agreement, interest on debt, amortization on intangibles including goodwill and depreciation on revalued property and equipment. These pro forma amounts are not necessarily indicative of operating results which would have occurred if the cable systems acquired had been operated under Company management.

   On May 3, 1996, The News Corporation Limited ("News") filed an action against the Company for unspecified damages in the Supreme Court of New South Wales, Australia. The action claims that the Company violated an alleged oral agreement it made to inform News prior to taking any steps to effect a recapitalization plan for Australis Media Limited. The Company does not believe that the suit has merit. On June 6, 1996, the Company filed suit in federal court in Philadelphia seeking a declaration that no oral agreement was made with News to notify News prior to making a separate refinancing proposal to Australis and that there is no agreement whatsoever with News that would delay or prevent the Company's participation in providing refinancing to Australis.

   On March 21, 1996, the Company entered into a three-year agreement requiring monthly payments of $55,000 to lease office space. The lease will commence on June 15, 1996. The Company has an option to renew the agreement for a term of two (2) years. The Company has an option to purchase the property for $4,750,000.

   On June 27, 1996, the Company issued $300,000,000 10 1/2 % Senior Subordinated Notes Due 2006, through a private offering ("New Debt Offering"). The proceeds of the notes are net of the initial purchasers' discount and issuance costs of $6,500,000. The notes require semi-annual interest payments. The notes are not redeemable at the option of the Company prior to maturity. Upon a Change of Control Triggering Event, holders of the notes may require the Company to purchase all or a portion of the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The net proceeds will be used to provide for the partial early extinguishment of bank debt.

   On June 27, 1996, the Toronto-Dominion Bank, PNC Bank, N.A. and NationsBank of Texas, N.A. and certain other lenders party thereto (collectively, the "Lenders") entered into a credit agreement with the Company

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

NOTE 26 -- SUBSEQUENT EVENTS - (Continued)

pursuant to which the Lenders provided the Company with a $450,000,000 New Bank Credit Facility ($150,000,000 term and $300,000,000 revolving). Principal payments under the term loan facility and commitment reductions under the revolving loan facility will commence on March 31, 1999, with quarterly reductions thereafter until termination of the New Bank Credit Facility on September 30, 2003. Loans outstanding under the New Bank Credit Facility will bear interest, at the Company's option, at either (i) the Base Rate plus an applicable margin ranging from 0% to 1 3/8 % or (ii) LIBOR plus an applicable margin ranging from 3/4 % to 2 3/8 %, in each case based upon certain levels of leverage ratios.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Heritage Cable of Delaware, Inc. and
Lenfest Communications, Inc.

We have audited the accompanying balance sheets of The Wilmington, Delaware System (A Cable Television System of Heritage Cable of Delaware, Inc. Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction) as of December 31, 1994 and 1995, and the related statements of operations, changes in equity investment and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Wilmington, Delaware System (A Cable Television System of Heritage Cable of Delaware, Inc. Acquired by Lenfest Communications, Inc. in an Exchange of Assets
Transaction) as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each year in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

PRESSMAN CIOCCA & SMITH
Hatboro, Pennsylvania
April 5, 1996

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Heritage Cable of Delaware, Inc. and
Lenfest Communications, Inc.


We have reviewed the accompanying statements of operations of the Wilmington, Delaware System (A Cable Television System of Heritage Cable of Delaware, Inc. Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction) for the six months ended June 30, 1995 and the period ended February 12, 1996. These financial statements are the responsibility of the System's management.


We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

PRESSMAN CIOCCA & SMITH
Hatboro, Pennsylvania
May 17, 1996

                       THE WILMINGTON, DELAWARE SYSTEM
        (A Cable Television System of Heritage Cable of Delaware, Inc.
 Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                                BALANCE SHEETS
                            (Dollars in thousands)

                                                          December 31,
                                                   ---------------------------
                                                      1994            1995
                                                   -----------     -----------
ASSETS
Cash  ........................................      $    726        $    114

Accounts receivable - trade and other  .......           729           1,326
 Less allowance for doubtful accounts  .......           130             243
                                                   -----------     -----------
                                                         599           1,083
Prepaid expenses  ............................            23              39

Property and equipment  ......................        67,157          71,485
 Less accumulated depreciation  ..............        32,305          36,831
                                                   -----------     -----------
                                                      34,852          34,654
Deferred franchise costs, net of amortization        107,247         103,946
                                                   -----------     -----------
                                                    $143,447        $139,836
                                                   ===========     ===========
LIABILITIES AND EQUITY INVESTMENT
Accounts payable and accrued expenses  .......      $  1,441        $  1,813
Deferred Federal and state tax liability  ....        48,749          52,893
                                                   -----------     -----------
          TOTAL LIABILITIES  .................        50,190          54,706
COMMITMENTS AND CONTINGENCIES
Equity investment  ...........................        93,257          85,130
                                                   -----------     -----------
                                                    $143,447        $139,836
                                                   ===========     ===========

                           See accompanying notes.

                       THE WILMINGTON, DELAWARE SYSTEM
        (A Cable Television System of Heritage Cable of Delaware, Inc.
 Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                           STATEMENTS OF OPERATIONS
                            (Dollars in thousands)



                                                                               (Unaudited)
                                                                      ----------------------------
                                                                          Six
                                                                        Months          Period
                                                                         Ended          Ended
                                     Year Ended December 31,           June 30,      February 12,
                              -------------------------------------    ----------   --------------
                                  1993         1994         1995         1995            1996
                               ----------   ----------    ----------   ----------   --------------
REVENUES  ..................    $55,372      $55,448       $58,030      $29,136        $ 6,948
OPERATING EXPENSES
   Service .................      4,123        4,089         4,278        1,995            984
   Programming -- affiliate       8,716        9,271        11,123        5,472          1,412
   Programming -- other ....      1,136        2,365         2,381        1,171            141
   Selling and marketing ...      2,575        2,355         1,719        1,122            152
   General and
     administrative  .......      9,303        8,408         9,305        4,024          1,341
   Depreciation ............      4,712        4,695         4,854        2,406            411
   Amortization ............      3,301        3,301         3,301        1,651            275
                               ----------   ----------    ----------   ----------   --------------
                                 33,866       34,484        36,961       17,841          4,716
                               ----------   ----------    ----------   ----------   --------------
     OPERATING INCOME  .....     21,506       20,964        21,069       11,295          2,232
OTHER EXPENSE
   Interest expense ........     13,808        9,743         9,164        4,550            957
                               ----------   ----------    ----------   ----------   --------------
     INCOME BEFORE INCOME
        TAXES ..............      7,698       11,221        11,905        6,745          1,275
INCOME TAX EXPENSE  ........      4,214        4,709         4,936        2,742            529
                               ----------   ----------    ----------   ----------   --------------
     NET INCOME  ...........    $ 3,484      $ 6,512       $ 6,969      $ 4,003         $  746
                               ==========   ==========    ==========   ==========   ==============




                           See accompanying notes.

                       THE WILMINGTON, DELAWARE SYSTEM
        (A Cable Television System of Heritage Cable of Delaware, Inc.
 Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                  STATEMENTS OF CHANGES IN EQUITY INVESTMENT
                            (Dollars in thousands)

BALANCE AT JANUARY 1, 1993  ...............................    $103,422
Net income  ...............................................       3,484
Reduction in equity investment ............................      (9,840)
                                                              ----------
BALANCE AT DECEMBER 31, 1993  .............................      97,066
Net income  ...............................................       6,512
Reduction in equity investment ............................     (10,321)
                                                              ----------
BALANCE AT DECEMBER 31, 1994  .............................      93,257
Net income  ...............................................       6,969
Reduction in equity investment ............................     (15,096)
                                                              ----------
BALANCE AT DECEMBER 31, 1995  .............................    $ 85,130
                                                              ==========


                           See accompanying notes.

                       THE WILMINGTON, DELAWARE SYSTEM
        (A Cable Television System of Heritage Cable of Delaware, Inc.
 Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                           STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                                          Year Ended December 31,
                                                                   -------------------------------------
                                                                       1993         1994         1995
                                                                    ----------   ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income ...................................................    $  3,484     $  6,512     $  6,969
   Adjustments to reconcile net income to net cash provided by operating activities
     Depreciation and amortization  .............................       8,013        7,996        8,155
     Deferred tax expense  ......................................       1,362          267        4,144
   Changes in operating assets and liabilities
     Accounts receivable  .......................................         873          229         (484)
     Prepaid expenses  ..........................................         (44)          42          (16)
     Accounts payable and accrued expenses  .....................         (77)         416          372
                                                                    ----------   ----------    ----------
        NET CASH PROVIDED BY OPERATING ACTIVITIES ...............      13,611       15,462       19,140
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment ..........................      (3,057)      (4,779)      (4,656)
   Other investing activities ...................................          --          (10)          --
                                                                    ----------   ----------    ----------
        NET CASH (USED BY) INVESTING ACTIVITIES .................      (3,057)      (4,789)      (4,656)
CASH FLOWS FROM FINANCING ACTIVITIES
   Decrease in cash overdraft ...................................        (340)          --           --
   Net decrease in equity investment ............................      (9,840)     (10,321)     (15,096)
                                                                    ----------   ----------    ----------
        NET CASH (USED BY) FINANCING ACTIVITIES .................     (10,180)     (10,321)     (15,096)
                                                                    ----------   ----------    ----------
        NET INCREASE (DECREASE) IN CASH .........................         374          352         (612)
CASH AT BEGINNING OF YEAR  ......................................          --          374          726
                                                                    ----------   ----------    ----------
        CASH AT END OF YEAR .....................................    $    374     $    726     $    114
                                                                    ==========   ==========    ==========


                           See accompanying notes.

                       THE WILMINGTON, DELAWARE SYSTEM
        (A Cable Television System of Heritage Cable of Delaware, Inc.
 Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)


                        NOTES TO FINANCIAL STATEMENTS
                       December 31, 1993, 1994 and 1995
             (Information for the six months ended June 30, 1995
             and the period ended February 12, 1996 is unaudited)


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION

   The financial statements include the accounts of a cable television system serving the Wilmington, Delaware area, which, as of December 31, 1995, was owned by Heritage Cable of Delaware, Inc. ("Heritage" or the "System"). Heritage is a wholly owned subsidiary of Tele-Communications, Inc. ("TCI"). On September 8, 1995, TCI entered into an amended and restated agreement to exchange the assets of the cable television system of Heritage for certain assets of cable television systems serving the Oakland, California area and the 41.67% partnership interest in or proportionate share of the assets of Bay Area Interconnect that are owned by Subsidiaries of Lenfest Communications, Inc. ("Lenfest"). In addition to the above consideration, Lenfest agreed to acquire and deliver the Fort Collins, CO cable television system. (See Note L). These financial statements present the historical basis on the books of Heritage of assets, liabilities and operations of the Wilmington, Delaware system. In addition, these financial statements include allocations of certain corporate administrative costs attributed to the Wilmington, Delaware system. The methods by which such amounts are attributable or allocated are deemed reasonable by the management of TCI.

 USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs of cable television systems, including interest during construction and applicable overhead, are capitalized. Interest capitalized during 1993, 1994 and 1995 was not material.

   Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for cable distribution systems and 3 to 40 years for support equipment and buildings.

   Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

 DEFERRED FRANCHISE COSTS

   Deferred franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Given the nature of the franchise right renewal process, such amounts are generally amortized on a straight-line basis over 40 years.

   The System continually reevaluates the propriety of the carrying amount of deferred franchise costs as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and/or revisions of the estimated useful lives. At this time, the System believes that no significant impairment of the deferred franchise costs has occurred.

                       THE WILMINGTON, DELAWARE SYSTEM
        (A Cable Television System of Heritage Cable of Delaware, Inc.
 Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)
                       December 31, 1993, 1994 and 1995
             (Information for the six months ended June 30, 1995
             and the period ended February 12, 1996 is unaudited)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

 EQUITY INVESTMENT

   Equity investment represents the excess of assets over liabilities for the System. Equity investment is increased, or decreased, by the net income
(loss) of the System plus or minus advances from or to TCI and affiliates.

 UNAUDITED INTERIM STATEMENTS


   The financial statements for the six months ended June 30, 1995 and period ended February 12, 1996 are unaudited; however, in the opinion of TCI management, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for these interim periods have been made. The results for the interim periods ended June 30, 1995 and February 12, 1996 are not necessarily indicative of the results to be obtained for a full fiscal year.


   The interim financial statements for 1996 only include the activity of the System under the ownership of Heritage, and therefore do not include any activity subsequent to February 12, 1996.

 INCOME TAXES

   The System adopted Statement of Financial Accounting Standards No. 109 in 1993 and has applied the provisions of Statement No. 109 retroactively to January 1, 1986. Statement No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

   The System computes the provision for federal income taxes on a separate company basis.

NOTE B -- SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOWS

                                        1993            1994           1995
                                     ----------       ---------      ---------
                                              (Dollars in thousands)
Cash paid during the year for:
Interest -- affiliates  .......       $13,808          $9,743         $9,164
                                     ==========       =========      =========
Income taxes  .................       $ 2,852          $4,442         $  792
                                     ==========       =========      =========

NOTE C -- PROPERTY AND EQUIPMENT

   The schedule of property and equipment at December 31, 1994 and 1995, is as follows:

                                                1994                   1995
                                             ----------              ---------
                                                  (Dollars in thousands)
Land  ..........................              $   474                $   474
Cable distribution systems  ....               61,541                 65,045
Support equipment and building                  5,142                  5,966
                                             ----------              ---------
                                              $67,157                $71,485
                                             ==========              =========

                         THE WILMINGTON, DELAWARE SYSTEM
         (A Cable Television System of Heritage Cable of Delaware, Inc. Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                   NOTES TO FINANCIAL STATEMENTS - (Continued)
                        December 31, 1993, 1994 and 1995
               (Information for the six months ended June 30, 1995
              and the period ended February 12, 1996 is unaudited)

NOTE D -- DEFERRED FRANCHISE COSTS

   A schedule of deferred franchise costs and accumulated amortization at December 31, 1994 and 1995, is as follows:

                                            1994                      1995
                                         -----------               -----------
                                                (Dollars in thousands)
Deferred franchise costs                  $131,679                  $131,679
Accumulated amortization                    24,432                    27,733
                                         -----------               -----------
                                          $107,247                  $103,946
                                         ===========               ===========

NOTE E -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following as of December 31:

                                              1994                     1995
                                            ---------                 --------
                                                 (Dollars in thousands)
Accounts payable  .........                  $   84                   $  104
Accrued copyright fees  ...                     114                      120
Accrued franchise fees  ...                     319                      319
Accrued programming costs                       204                      247
Accrued refunds  ..........                     415                      231
Accrued sales taxes  ......                     186                      389
Accrued bonuses  ..........                      --                      239
Accrued other  ............                     119                      164
                                            ---------                 --------
                                             $1,441                   $1,813
                                            =========                 ========

NOTE F -- ADVANCES FROM AFFILIATES

   TCI and its affiliates have advanced funds to the System. Interest is charged to the System based on the System's related intercompany balances. These funds are included in equity investment on the accompanying balance sheets because the intercompany payables are not included in the exchange transactions and, therefore, will not be repaid by either the System or Lenfest. The amounts of these advances included in equity investment are as follows: 1993, $144,653,000; 1994, $137,474,000 and 1995, $121,586,000.

                       THE WILMINGTON, DELAWARE SYSTEM
        (A Cable Television System of Heritage Cable of Delaware, Inc.
 Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)
                       December 31, 1993, 1994 and 1995
             (Information for the six months ended June 30, 1995
             and the period ended February 12, 1996 is unaudited)

NOTE G -- LEASES

   The total rental expense under operating leases for pole rent and office space amounted to $463,000, $574,000 and $602,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Future minimum lease payments under all non-cancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1995:

                                                               (Dollars in
                                                                thousands)
Year Ending December 31,
1996 .....................................................         $319
1997  ....................................................          303
1998  ....................................................          300
1999  ....................................................          300
2000  ....................................................          300
Thereafter  ..............................................          775
                                                               ---------
                                                                 $2,297
                                                               =========

   It is expected that, in the normal course of business, expiring leases will be renewed or replaced by other leases; thus, it is anticipated that future minimum operating lease payments will not be less than the amount expensed for 1995.

NOTE H -- RELATED PARTY TRANSACTIONS

   The System pays TCI and other related parties for various services. In addition, the System reimburses TCI for certain general and operating expenses. These amounts are as follows:

                                                           1993        1994         1995
                                                         ---------   ---------    ----------
                                                               (Dollars in thousands)
Cable television programming expense  ................    $ 8,716     $9,271       $11,123
Interest expense  ....................................     13,775      9,743         9,164
Reimbursement of general and administrative expenses        1,864      1,647         2,076


                        THE WILMINGTON, DELAWARE SYSTEM
         (A Cable Television System of Heritage Cable of Delaware, Inc. Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                  NOTES TO FINANCIAL STATEMENTS  - (Continued)
                        December 31, 1993, 1994 and 1995
              (Information for the six months ended June 30, 1995
              and the period ended February 12, 1996 is unaudited)

NOTE I -- INCOME TAXES

   The System joins in the filing of a consolidated Federal income tax return with TCI and subsidiaries. Income tax expense or benefit for the System for reporting purposes has been computed on a separate company basis.

   The provision for income tax expense consists of the following components:

                                   1993              1994              1995
                                 ---------         ---------          --------
                                            (Dollars in thousands)
Current
   Federal ....................   $2,242            $3,491            $  623
   State ......................      610               951               169
                                 ---------         ---------          --------
                                   2,852             4,442               792
                                 ---------         ---------          --------
Deferred
   Federal ....................    1,304               210             3,257
   State ......................       58                57               887
                                 ---------         ---------          --------
                                   1,362               267             4,144
                                 ---------         ---------          --------
                                  $4,214            $4,709            $4,936
                                 =========         =========          ========

   The categories of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                               1994                  1995
                                            ------------          ------------
                                                 (Dollars in thousands)
Deferred tax assets:
     Allowance for doubtful
        accounts .................           $     53              $     99
     Net operating loss
        carryforwards ............              6,085                    --
     Investment and other tax
        credits ..................                457                   457
                                            ------------          ------------
          Gross Deferred Tax
             Asset ...............              6,595                   556
Deferred tax liabilities:
     Property and equipment  .....            (11,754)              (11,202)
     Amortization of franchise
        costs ....................            (43,590)              (42,247)
                                            ------------          ------------
          Gross Deferred Tax
             Liability ...........            (55,344)              (53,449)
                                            ------------          ------------
          Net Deferred Tax
             Liability ...........          $ (48,749)            $ (52,893)
                                            ============          ============


                       THE WILMINGTON, DELAWARE SYSTEM
        (A Cable Television System of Heritage Cable of Delaware, Inc.
 Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)
                       December 31, 1993, 1994 and 1995
             (Information for the six months ended June 30, 1995
             and the period ended February 12, 1996 is unaudited)

NOTE I -- INCOME TAXES  - (Continued)

   The difference between the net income tax expense and the amounts expected by applying the U.S. Federal income tax rate of 35% to income before income taxes are as follows:

                                                                1993        1994         1995
                                                              ---------   ---------    ---------
                                                                   (Dollars in thousands)
Federal income tax expense at statutory rates  ............    $2,694      $3,927       $4,167
Provision for state income taxes, net of Federal income
  tax benefit .............................................       434         655          686
Effect of one percent Federal tax rate increase on
  deferred tax balance at January 1, 1993 .................     1,093          --           --

Other  ....................................................        (7)        127           83
                                                              ---------   ---------    ---------
                                                               $4,214      $4,709       $4,936
                                                              =========   =========    =========

NOTE J -- FAIR VALUE OF FINANCIAL STATEMENTS

   The following disclosure of the estimated fair value of financial instruments is presented in accordance with the provisions of SFAS No. 107 "Disclosures about Fair Value of Financial Instruments". The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practical to estimate that value:

 CASH, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

   The carrying amount approximates fair market value because of the short maturity of those instruments.

NOTE K -- COMMITMENTS AND CONTINGENCIES

   On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the System's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations.

   The System believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the System's rates for tier services are subject to review by the FCC, if a complaint has been filed, or, in the case of basic service rates, by the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate level and refund the excess portion of rates received. The System has recorded a refund liability in the amount of $231,000, which amount is classified in the balance sheet caption accounts payable and accrued expenses.

NOTE L -- SUBSEQUENT EVENTS

   Effective February 12, 1996, Heritage exchanged the assets of the System for certain assets of cable television systems serving Oakland, CA, the East San Francisco Bay area and a 41.67% partnership interest in Bay Cable Advertising owned by subsidiaries of Lenfest. In addition, under the terms of the asset exchange agree-

                       THE WILMINGTON, DELAWARE SYSTEM
        (A Cable Television System of Heritage Cable of Delaware, Inc.
 Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction)

                 NOTES TO FINANCIAL STATEMENTS  - (Continued)
                       December 31, 1993, 1994 and 1995
             (Information for the six months ended June 30, 1995
             and the period ended February 12, 1996 is unaudited)

NOTE L -- SUBSEQUENT EVENTS  - (Continued)

ment, Lenfest agreed to acquire and deliver the Fort Collins, CO, cable television system. Effective February 16, 1996, Lenfest acquired and delivered the Fort Collins system to Heritage in completion of the asset exchange at a cost to Lenfest of approximately $45 million. The asset exchange is subject to final working capital and other adjustments, as defined in the asset exchange agreement.

                      REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Sammons Communications, Inc. and
Lenfest Communications, Inc.:

We have audited the accompanying combined balance sheets of Sammons Cable (as defined in Note 1) as of December 31, 1994 and 1995, and the related combined statements of income, changes in equity investment and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of Sammons Communications, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Sammons Cable as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Dallas, Texas
April 18, 1996

                      REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Sammons Communications, Inc. and
Lenfest Communications, Inc.:


We have reviewed the accompanying combined statements of income of Sammons Cable (as defined in Note 1) for the six months ended June 30, 1995 and the two months ended February 29, 1996. These financial statements are the responsibility of Sammons Communications, Inc. management.


We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of material modifications that should be made to the accompanying combined statements of income for them to be in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Dallas, Texas
June 5, 1996

                                SAMMONS CABLE
                           COMBINED BALANCE SHEETS
                            (AMOUNTS IN THOUSANDS)

                                                                                    December 31,
                                                                             --------------------------
                                                                                 1994          1995
                                                                              -----------   -----------
                                   ASSETS
Cash and cash equivalents  ................................................    $     496     $     703
Accounts receivable subscribers, net of allowance of $163 in 1994 and $157
  in 1995 .................................................................        5,153         5,565
Deferred federal and state income taxes  ..................................        6,532         5,884
                                                                              -----------   -----------
          Total current assets  ...........................................       12,181        12,152
                                                                              -----------   -----------
Property and equipment:
     Cable systems  .......................................................      197,909       204,892
     Vehicles and other  ..................................................        8,519         8,541
     Land and buildings  ..................................................        4,915         4,736
                                                                              -----------   -----------
                                                                                 211,343       218,169
     Less accumulated depreciation  .......................................     (127,908)     (142,474)
                                                                              -----------   -----------
          Net property and equipment  .....................................       83,435        75,695
Franchises and goodwill, net of accumulated amortization of $25,215 in
   1994 and $28,195 in 1995 ...............................................       95,495        92,516
Other assets  .............................................................        1,805         5,128
                                                                              -----------   -----------
          Total assets  ...................................................    $ 192,916     $ 185,491
                                                                              ===========   ===========

                  The accompanying notes are an integral part
                      of the combined financial statements.

                                SAMMONS CABLE
                      COMBINED BALANCE SHEETS, CONTINUED
                            (AMOUNTS IN THOUSANDS)

                                                         December 31,
                                                  ----------------------------
                                                    1994              1995
                                                  ----------        ----------
    LIABILITIES AND EQUITY INVESTMENT
Current liabilities:
     Accounts payable, trade  ............        $  1,851          $    932
     Interest payable  ...................           1,034                --
     Accrued expenses  ...................           5,896             4,853
     Deferred revenue  ...................           3,846             3,981
     Federal and state income taxes
        payable ..........................             109               161
     Notes payable--parent  ..............         134,724                --
                                                  ----------        ----------
          Total current liabilities  .....         147,460             9,927

Accrued pensions and other  ..............             715               666
Subscriber advance payments and deposits               377               363
Deferred federal and state income taxes  .          21,579            25,393
                                                  ----------        ----------
          Total liabilities  .............         170,131            36,349
Commitments and contingencies (Note 7)
Equity investment  .......................          22,785           149,142
                                                  ----------        ----------
          Total liabilities and equity
             investment ..................        $192,916          $185,491
                                                  ==========        ==========

                  The accompanying notes are an integral part
                      of the combined financial statements.

                                SAMMONS CABLE
                        COMBINED STATEMENTS OF INCOME
                            (AMOUNTS IN THOUSANDS)

                                                                                             Six              Two
                                                                                        Months Ended      Months Ended
                                                      Year Ended December 31,             June 30,        February 29,
                                               -------------------------------------    --------------   --------------
                                                   1993         1994         1995           1995              1996
                                                ----------   ----------    ----------   --------------   --------------
                                                                                                  (unaudited)
Revenues  ...................................    $ 93,893     $ 95,241     $100,619        $49,368          $16,512
                                                ----------   ----------    ----------   --------------   --------------

Operating Expenses:
   Service expense ..........................      12,561       12,682       11,129          5,507            2,127
   Local origination expense ................         217          235          296            138               43
   Pay-per view expense .....................         998          924          925            412              164
   Marketing expense ........................       1,452        1,698        1,140            626              106
   Programming cost .........................      20,222       23,321       25,219         12,698            4,221
   General and administrative ...............      14,256       14,480       15,647          7,231            2,994
   Management fees ..........................       4,696        4,771        5,037          2,485              827
   Depreciation and amortization ............      17,315       17,924       17,877          8,781            3,140
                                                ----------   ----------    ----------   --------------   --------------
                                                   71,717       76,035       77,270         37,878           13,622
                                                ----------   ----------    ----------   --------------   --------------
     Operating income .......................      22,176       19,206       23,349         11,490            2,890
Other income  ...............................         192          473          615            398              110
Interest expense  ...........................     (12,850)     (12,923)     (12,399)        (6,054)              --
                                                ----------   ----------    ----------   --------------   --------------
    Income before provision for federal and
       state income taxes ...................       9,518        6,756       11,565          5,834            3,000
Provision for federal and state income taxes       (4,411)      (2,941)      (4,703)        (2,250)          (1,218)
                                                ----------   ----------    ----------   --------------   --------------
     Net income  ............................    $  5,107     $  3,815     $  6,862        $ 3,584          $ 1,782
                                                ==========   ==========    ==========   ==============   ==============

                  The accompanying notes are an integral part
                      of the combined financial statements.

                                SAMMONS CABLE
             COMBINED STATEMENTS OF CHANGES IN EQUITY INVESTMENT
                            (AMOUNTS IN THOUSANDS)

Balance at January 1, 1993  .................                       $ 36,354
   Net income ...............................                          5,107
   Reduction in equity investment ...........                        (10,950)
                                                                    ----------

Balance at December 31, 1993  ...............                         30,511

   Net income ...............................                          3,815
   Reduction in equity investment ...........                        (11,541)
                                                                    ----------

Balance at December 31, 1994  ...............                         22,785

   Net income ...............................                          6,862
   Conversion of note payable -- parent (Note
     2)  ....................................                        134,724
   Reduction in equity investment ...........                        (15,229)
                                                                    ----------

Balance at December 31, 1995  ...............                       $149,142
                                                                    ==========

                  The accompanying notes are an integral part
                     of the combined financial statements.

                                SAMMONS CABLE
                      COMBINED STATEMENTS OF CASH FLOWS
                            (AMOUNTS IN THOUSANDS)

                                                                    Year Ended December 31,
                                                             -------------------------------------
                                                                 1993         1994         1995
                                                              ----------   ----------    ----------
Cash flows from operating activities:
   Net income .............................................    $  5,107     $  3,815     $  6,862
                                                              ----------   ----------    ----------
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for uncollectible receivables  .............         836          776          691
     Depreciation and amortization  .......................      17,315       17,924       17,877
     Provision for deferred income taxes  .................       4,196        2,760        4,462
     Gain on sales of property and equipment  .............         (32)        (178)         (88)
     Changes in certain assets and liabilities:
        Accounts receivable, subscribers ..................      (1,490)        (749)      (1,103)
        Other assets ......................................        (794)         369         (991)
        Accounts payable, trade ...........................         473          180         (919)
        Interest payable ..................................         512           (1)      (1,034)
        Accrued expenses ..................................         513         (912)      (1,092)
        Subscriber advance payments and deposits ..........          (6)          27          (14)
        Deferred revenue ..................................         104          940          135
        Federal and state income taxes payable ............          22          (25)          52
                                                              ----------   ----------    ----------
          Total adjustments  ..............................      21,649       21,111       17,976
                                                              ----------   ----------    ----------
          Net cash provided by operating activities  ......      26,756       24,926       24,838
                                                              ----------   ----------    ----------
Cash flows from investing activities:
   Proceeds from sales of property and equipment ..........          90          179          262
   Cable system acquisitions ..............................     (17,386)          --           --
   Purchases of property and equipment ....................     (13,241)     (13,273)      (7,262)
   Investment in partnerships .............................          --           --       (2,402)
                                                              ----------   ----------    ----------
          Net cash used in investing activities  ..........     (30,537)     (13,094)      (9,402)
                                                              ----------   ----------    ----------
Cash flows from financing activities:  ....................
   Net change in equity investment ........................     (10,950)     (11,541)     (15,229)
   Issuance of notes payable -- parent ....................      14,724           --           --
   Issuance of term debt ..................................          75           --           --
   Payments of term debt ..................................          --          (75)          --
                                                              ----------   ----------    ----------
          Net cash provided by (used in) financing
             activities ...................................       3,849      (11,616)     (15,229)
                                                              ----------   ----------    ----------
Net increase in cash and cash equivalents  ................          68          216          207
Cash and cash equivalents, beginning of year  .............         212          280          496
                                                              ----------   ----------    ----------
Cash and cash equivalents, end of year  ...................    $    280     $    496     $    703
                                                              ==========   ==========    ==========
Supplemental information:
   Interest paid ..........................................    $ 12,338     $ 12,924     $ 13,433
                                                              ==========   ==========    ==========
   Income taxes paid ......................................    $    191     $    207     $    189
                                                              ==========   ==========    ==========

                  The accompanying notes are an integral part
                      of the combined financial statements.

                                SAMMONS CABLE
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Organization and Basis of Presentation

   The combined financial statements include the accounts of certain cable television systems which were previously owned by Sammons Communications, Inc. ("SCI") (collectively, "Sammons Cable"). SCI is a wholly- owned subsidiary of Sammons Enterprises, Inc. ("SEI"). In May 1995, SCI entered into an asset purchase agreement (the "Agreement") to sell Sammons Cable and other cable systems to TCI Communications, Inc. ("TCI") for approximately $800,000,000 in cash, subject to various conditions and approvals as defined in the agreement. Upon closing of the transaction (see Note 11), Sammons Cable is to be assigned to Lenfest Communications, Inc. ("Lenfest"). These combined financial statements include the historical basis of assets, liabilities and operations of the cable television systems to be assigned to Lenfest. In addition, these financial statements include allocations of certain corporate administrative costs attributed to the cable systems to be assigned to Lenfest. The methods by which such amounts are attributable or allocated are deemed reasonable by management of SCI. All significant intersystem balances and transactions have been eliminated from the combined financial statements. The following cable television systems are included in the accompanying combined financial statements:

                      System                                  Coverage Area
                      ------                                  -------------
Sammons Communications of New Jersey, Inc.       Vineland, NJ
                                                 AtlanticCity/Pleasantville, NJ
Oxford Valley Cablevision, Inc.                  Bensalem, PA
Sammons Communications of Pennsylvania, Inc.     Harrisburg, PA


    Cash and Cash Equivalents

    Sammons Cable considers all demand deposit accounts to be cash equivalents.

    Property and Equipment

    Property and equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets as follows:

    Cable systems                                      5 to 15 years
    Vehicles and other                                 4 to 10 years
    Buildings                                         15 to 25 years

   The material and labor costs for the initial connection of a residence are capitalized and depreciated over ten years. The costs of subsequently disconnecting and reconnecting a residence are charged to expense in the period incurred.

   Certain costs incurred during the period of cable system construction are deferred and amortized over the estimated useful lives of the related cable systems.

   When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income in the period incurred.

   Franchises and Goodwill

   Goodwill acquired prior to October 31, 1970 is not being amortized. Goodwill acquired subsequent to October 31, 1970 is capitalized and amortized on a straight-line basis over forty years.

   The direct costs to acquire cable television franchises are capitalized and amortized on a straight-line basis over the lives of the franchises, not exceeding forty years.

                                SAMMONS CABLE
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

1. Organization and Summary of Significant Accounting Policies:  - (Continued)

   Sammons Cable continually reevaluates the propriety of the carrying amount of goodwill and other intangibles as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and/or revisions of the estimated useful lives. At this time, Sammons Cable believes that no significant impairment of goodwill or other intangibles has occurred.

   Equity Investment

   Equity investment represents the excess of assets over liabilities for Sammons Cable. Equity investment is increased or decreased by the net income
(loss) of Sammons Cable plus or minus advances from or to the parent.

   Income Taxes

   Sammons Cable is a member of SEI's consolidated United States federal income tax group. The policy for intercompany allocation of federal income taxes provides that Sammons Cable computes the provision for federal income taxes on a separate company basis. Sammons Cable makes payments to, or receives payments from, SEI in the amount they would have paid to or received from the Internal Revenue Service had they not been members of the consolidated tax group. The separate company provisions and payments are computed using the tax elections made by SEI. Sammons Cable uses the "flow-through" method of accounting for investment tax credits.

   In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," deferred tax liabilities and assets are recognized based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   Accounting Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Other Accounting Issues

   In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. The impact of this standard has been assessed by management and should not have a material effect on Sammons Cable's financial statements.

   Interim Financial Information


   The combined statements of operations for the six months ended June 30, 1995 and the two months ended February 29, 1996 have been prepared by the Company without audit. In the opinion of management, all adjustments (which included only normal, recurring adjustments) necessary to present fairly the results of operations for all periods presented have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.


2. NOTES PAYABLE--PARENT:

   During 1995, Sammons Cable renewed a financing arrangement with SEI which provided revolving lines of credit of $134,723,541 maturing May 30, 1996. Outstanding borrowings under the revolving lines of credit bear interest at 9% payable quarterly. Borrowings against these lines totaled $134,723,541 at December 31, 1994; such borrowings were settled during 1995 through intercompany accounts and have been appropriately reflected as such in the equity investment.

                                SAMMONS CABLE
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

3. INCOME TAXES:

   The provision for income taxes consists of the following (amounts in thousands):

                           1993                  1994                  1995
                          --------              --------              --------
Current:
   Federal .              $  215                $  181                $  241
   State ...                  --                    --                    --
Deferred:
   Federal .               3,153                 2,129                 3,734
   State ...               1,043                   631                   728
                          --------              --------              --------
                          $4,411                $2,941                $4,703
                          ========              ========              ========


   The components of the net deferred tax liability are as follows (amounts in thousands):

                                                                     1994          1995
                                                                  -----------   -----------
Deferred tax liability:
   Amortization -- franchise cost .............................    $(29,295)     $(28,302)
   Basis in property and equipment ............................     (18,285)      (16,773)
                                                                  -----------   -----------
                                                                    (47,580)      (45,075)
                                                                  -----------   -----------
Deferred tax asset:
   Net opeating loss ("NOL") carryforwards ....................      29,338        22,330
   Investment credit ("ITC") carryforwards and alternative minimum
     tax credits  .............................................       2,575         2,736
   Accrued pension liability ..................................         114            33
   Various accrued expenses not currently deductible ..........         506           467
                                                                  -----------   -----------
                                                                     32,533        25,566
Valuation allowance  ..........................................          --            --
                                                                  -----------   -----------
Net deferred tax liability  ...................................    $(15,047)     $(19,509)
                                                                  ===========   ===========
Net current deferred tax asset  ...............................    $  6,532      $  5,884
Net noncurrent deferred tax liability  ........................     (21,579)      (25,393)
                                                                  -----------   -----------
Net deferred tax liability  ...................................    $(15,047)     $(19,509)
                                                                  ===========   ===========


   The difference between the provision for income taxes attributable to income before income taxes and the amounts that would be expected using the U.S. federal statutory income tax rate of 35% is as follows (amounts in thousands):

                                                1993        1994       1995
                                               --------   --------    --------
Federal income taxes at the statutory rate     $3,331      $2,365     $4,048
State income taxes  .......................       679         410        474
Amortization of nondeductible
  intangibles .............................        97          97         97
Effect of one percent federal tax rate
  increase on deferred tax balance at
  January 1, 1993 .........................       226          --         --
Other  ....................................        78          69         84
                                               --------   --------    --------
Provision for income taxes  ...............    $4,411      $2,941     $4,703
                                               ========   ========    ========


                                SAMMONS CABLE
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

3. Income Taxes:  - (Continued)

   The NOL carryforwards, ITC tax carryforwards and AMT credit carryforwards have been utilized by other members of SEI's consolidated tax group. Consistent with SEI's policy for intercompany allocation of federal income taxes, Sammons Cable will be reimbursed at such time as the credit and carryforwards could be utilized on a separate company basis. The NOL carryforwards expire in the years 2002 -- 2006 and the ITC tax carryforwards in 1998.

4. EMPLOYEE STOCK OWNERSHIP PLAN:

   SCI is a participant in the Sammons Enterprises, Inc. Employee Stock Ownership Plan ("ESOP"). Sammons Cable's allocated contribution to the ESOP was approximately $486,000 and $299,000 for 1993 and 1994, respectively. There was no ESOP contribution in 1995.

5. EMPLOYEE BENEFIT PLANS:

   Sammons Cable is a participant in SEI's noncontributory defined benefit pension plan (the "Pension Plan") covering certain full-time employees. Pension benefits are generally based upon years of service and include accruing pension cost currently, contributing the maximum amount deductible for federal income taxes and meeting minimum funding standards of the Employee Retirement Income Security Act of 1974 as determined by an actuarial valuation. Pension Plan assets consist primarily of cash equivalents, listed stocks and bonds, and group annuity contracts with an affiliated insurance company.

   As a participant in the Plan, Sammons Cable is allocated a portion of the Plan's annual expense. Sammons Cable's allocated share of the 1993, 1994 and 1995 pension expense was approximately $164,000, $182,000 and $183,000, respectively.

6. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

   Sammons Cable provides certain postretirement health care and life insurance benefits for eligible active and retired employees through SEI's defined benefit plan (the "Postretirement Plan"). As a participant in the Postretirement Plan, Sammons Cable is allocated a portion of the Postretirement Plan's annual expense. Sammons Cable's allocated share of the 1993, 1994 and 1995 expense was approximately $64,000, $72,000 and $87,000, respectively.

7. COMMITMENTS AND CONTINGENCIES:

   Sammons Cable generally acts as a self-insurer with regard to loss or damage to its cable distribution systems. No provision for future losses has been provided.

   At December 31, 1994, Sammons Cable had purchase commitments of approximately $427,000 for property and equipment. There were no purchase commitments at December 31, 1995.

   Sammons Cable pays pole use, vehicle, office space, land and plant facilities rentals under various agreements. Rental expense for 1993, 1994 and 1995 was approximately $1,036,000, $1,275,000 and $1,312,000, including amounts paid to a related party of approximately $325,000, $418,000 and $492,000, respectively.

                                SAMMONS CABLE
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

7. Commitments and Contingencies:  - (Continued)

   Approximate minimum future rentals under noncancelable operating leases are as follows (amounts in thousands):

 Year ending December 31:
1996  .......................................................      $106
1997  .......................................................        81
1998  .......................................................        58
1999  .......................................................        26
2000  .......................................................        10
Thereafter  .................................................        21
                                                                   ------
                                                                   $302
                                                                   ======

8. ACQUISITIONS:

   During 1993, Sammons Cable acquired the assets of several cable television systems for an aggregate purchase price of $17,086,000 including franchise agreements and goodwill of $12,423,000. The acquisitions were accounted for as purchases, and accordingly, the results of operations have been included in the combined financial statements from their respective dates of acquisition, principally April 1993.

9. RELATED PARTY TRANSACTIONS:

   Sammons Cable pays SCI and other related parties for various services. In addition, Sammons Cable reimburses SCI for certain general and operating expenses. These amounts are as follows (amounts in thousands):

                                                          1993       1994       1995
                                                        --------   --------    --------
Management fee expense  .............................    $4,696     $4,771     $5,037
Reimbursement of general and administrative expenses      2,284      2,420      2,732

10. LITIGATION:

   In the course of conducting its business, Sammons Cable is from time to time named as a defendant in litigation actions. Sammons Cable is currently involved as a defendant in certain legal issues. Management currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on Sammons Cable's combined financial position.

11. SUBSEQUENT EVENT:

   On February 29, 1996, the purchase and assignment of Sammons Cable to Lenfest was completed, subject to a purchase price adjustment, as defined in the purchase agreement.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Garden State Cablevision L.P.:

We have audited the accompanying balance sheets of Garden State Cablevision L.P. (a Delaware Limited Partnership) as of December 31, 1994 and 1995, and the related statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garden State Cablevision L.P. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  February 16, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Garden State Cablevision L.P.:


We have reviewed the accompanying balance sheet of Garden State Cablevision L.P. (a Delaware Limited Partnership) as of June 30, 1996, and the related statements of operations and cash flows for the six-month periods ended June 30, 1995 and 1996. These financial statements are the responsibility of the company's management.


We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP


Philadelphia, Pa.,
  August 27, 1996

                        GARDEN STATE CABLEVISION L.P.
                                BALANCE SHEETS
                            (AMOUNTS IN THOUSANDS)



                                                           December 31,            June 30,
                                                    --------------------------    -----------
                                                        1994          1995           1996
                                                     -----------   -----------    -----------
                                                                                 (Unaudited)
                      ASSETS
CURRENT ASSETS:
   Cash and cash equivalents .....................    $  4,610      $  3,259       $  4,087
   Accounts receivable, less allowance for
     doubtful accounts of $642 in 1994, $609 in
     1995 and $689 in 1996  ......................       2,227         2,640          2,289
   Prepaids and other ............................         564           858            662
                                                     -----------   -----------    -----------
     Total current assets  .......................       7,401         6,757          7,038
PREPAID INTEREST  ................................         541           246            100
PROPERTY, PLANT AND EQUIPMENT, net  ..............      75,695        72,485         68,698
DEFERRED CHARGES, net  ...........................     142,997       113,711         99,016
                                                     -----------   -----------    -----------
                                                      $226,634      $193,199      $ 174,852
                                                     ===========   ===========    ===========
         LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES:
   Accounts payable and accrued expenses .........    $  9,521      $ 11,303      $  11,352
   Accrued interest ..............................       1,017           603            261
   Subscribers' advance payments and deposits ....       1,022           971            975
                                                     -----------   -----------    -----------
     Total current liabilities  ..................      11,560        12,877         12,588
LONG-TERM DEBT  ..................................     262,000       245,000        233,000
DEFERRED MANAGEMENT AND CONSULTING FEES  .........      11,341        14,083         15,697
OTHER LIABILITIES  ...............................         902           964          1,024
CONTINGENCY (Note 11)
PARTNERS' DEFICIT  ...............................     (59,169)      (79,725)       (87,457)
                                                     -----------   -----------    -----------
                                                      $226,634      $193,199      $ 174,852
                                                     ===========   ===========    ===========


       The accompanying notes are an integral part of these statements.

                        GARDEN STATE CABLEVISION L.P.
                           STATEMENTS OF OPERATIONS

                            (AMOUNTS IN THOUSANDS)



                                                               Year Ended                           Six Months
                                                              December 31,                        Ended June 30,
                                              -------------------------------------------   -------------------------
                                                   1993           1994           1995           1995          1996
                                               ------------   ------------    ------------   -----------   ----------
                                                                                                   (Unaudited)
SERVICE INCOME  ............................     $ 90,824       $ 92,514       $ 92,815      $ 46,066      $ 49,469
COSTS AND EXPENSES:
   Operating ...............................       27,351         29,710         31,003        14,248        15,679
   Selling, general and administrative .....       10,663         10,584         10,636         5,954         6,003
   Depreciation and amortization ...........       47,682         47,293         46,976        23,338        24,169
                                               ------------   ------------    ------------   -----------   ----------
     Operating income  .....................        5,128          4,927          4,200         2,526         3,618
OTHER EXPENSES:
   Management, consulting and other fees ...        3,633          3,700          5,590         2,793         2,968
   Interest expense, net of interest income
     of $178, $227, $247, $125 and $149  ...       20,904         19,132         19,166         9,698         8,382
                                               ------------   ------------    ------------   -----------   ----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE ....................      (19,409)       (17,905)       (20,556)       (9,965)       (7,732)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE (Note 10) .....................         (657)            --             --            --            --
                                               ------------   ------------    ------------   -----------   ----------
NET LOSS  ..................................    $ (20,066)     $ (17,905)     $ (20,556)     $ (9,965)     $ (7,732)
                                               ============   ============    ============   ===========   ==========


       The accompanying notes are an integral part of these statements.

                        GARDEN STATE CABLEVISION L.P.
                           STATEMENTS OF CASH FLOWS
                            (AMOUNTS IN THOUSANDS)



                                                       Year Ended                         Six Months
                                                      December 31,                      Ended June 30,
                                        ----------------------------------------   ------------------------
                                            1993          1994           1995         1995          1996
                                         -----------   -----------    -----------   ----------   ----------
                                                                                          (Unaudited)
OPERATING ACTIVITIES
   Net loss ..........................    $(20,066)     $ (17,905)     $(20,556)     $(9,965)     $ (7,732)
   Noncash items included in net
     loss--
     Cumulative effect of change in
        accounting principle .........         657             --            --           --            --
     Depreciation and amortization  ..      47,682         47,293        46,976       23,338        24,169
     Deferred interest payable  ......       1,881             --            --           --            --
     Loss on disposal of property,
        plant and equipment ..........         362            183           323           41            29
     Amortization of prepaid interest           --             49           295          146           146
     Deferred management and
        consulting fees ..............       2,725            926         2,742        1,407         1,614
     (Increase) decrease in accounts
        receivable and prepaids and
        other ........................         223           (678)         (707)         937           547
     Increase (decrease) in accounts
        payable and accrued expenses,
        accrued interest and
        subscribers' advance payments
        and deposits .................       1,360             52         1,317         (768)         (289)
     Increase in other long-term
        liabilities ..................         122            123            62           --            60
                                         -----------   -----------    -----------   ----------   ----------
        Net cash provided by operating
          activities  ................      34,946         30,043        30,452       15,136        18,544
                                         -----------   -----------    -----------   ----------   ----------
INVESTING ACTIVITIES
   Additions to property, plant and
     equipment  ......................      (8,731)       (15,298)      (14,652)      (7,567)       (5,690)
   Additions to deferred charges .....          --            (71)         (142)         (70)          (26)
                                         -----------   -----------    -----------   ----------   ----------
        Net cash used in investing
          activities  ................      (8,731)       (15,369)      (14,794)      (7,637)       (5,716)
                                         -----------   -----------    -----------   ----------   ----------
FINANCING ACTIVITIES
   Repayments of debt, net ...........     (34,525)      (285,402)      (17,000)      (7,000)      (12,000)
   Proceeds from long-term borrowing .          --        275,000            --           --
   Deferred financing costs ..........          --         (4,286)           (9)          --            --
   Prepaid interest ..................          --           (591)           --           --            --
                                         -----------   -----------    -----------   ----------   ----------
        Net cash used in financing
          activities  ................     (34,525)       (15,279)      (17,009)      (7,000)      (12,000)
                                         -----------   -----------    -----------   ----------   ----------
INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS .......................      (8,310)          (605)       (1,351)         499           828
CASH AND CASH EQUIVALENTS, BEGINNING
   OF PERIOD .........................      13,525          5,215         4,610        4,610         3,259
                                         -----------   -----------    -----------   ----------   ----------
CASH AND CASH EQUIVALENTS, END OF
   PERIOD ............................    $  5,215      $   4,610      $  3,259     $  5,109     $   4,087
                                         ===========   ===========    ===========   ==========   ==========


        The accompanying notes are an integral part of these statements.

                        GARDEN STATE CABLEVISION L.P.


                  STATEMENTS OF PARTNERS' (DEFICIT) CAPITAL
                            (AMOUNTS IN THOUSANDS)

                                      General        Limited
                                      Partner       Partners         Total
                                     ----------    ------------   ------------
BALANCE, JANUARY 1, 1993  ........    $23,541       $ (44,739)    $ (21,198)
  Net loss  ......................       (201)        (19,865)      (20,066)
                                     ----------    ------------   ------------
BALANCE, DECEMBER 31, 1993  ......     23,340         (64,604)      (41,264)
  Net loss  ......................       (179)        (17,726)      (17,905)
                                     ----------    ------------   ------------
BALANCE, DECEMBER 31, 1994  ......     23,161         (82,330)      (59,169)
  Net loss  ......................       (206)        (20,350)      (20,556)
                                     ----------    ------------   ------------
BALANCE, DECEMBER 31, 1995  ......     22,955        (102,680)      (79,725)
  Net loss (unaudited)  ..........        (77)         (7,655)       (7,732)
                                     ----------    ------------   ------------
BALANCE, JUNE 30, 1996
  (unaudited) ....................    $22,878       $(110,335)    $ (87,457)
                                     ==========    ============   ============


        The accompanying notes are an integral part of these statements.

                        GARDEN STATE CABLEVISION L.P.

                        NOTES TO FINANCIAL STATEMENTS
                            (AMOUNTS IN THOUSANDS)


        (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS ENDED
                    JUNE 30, 1995 AND 1996, IS UNAUDITED)


1. ORGANIZATION AND PARTNERS' INTERESTS

FORMATION AND BUSINESS

   Garden State Cablevision L.P. (the "Partnership"), a Delaware limited partnership, was formed on February 17, 1989, to acquire, own, operate and maintain a cable television system (the "System") servicing Camden, Burlington, Gloucester, Ocean and Salem counties in New Jersey. The System was acquired by the Partnership on August 15, 1989, from The New York Times Company. Through January 10, 1995, the General Partner was Garden State Cablevision, Inc. ("GSC"). On January 10, 1995, the General Partner's interest was purchased by Comcast Garden State, Inc., an affiliate of Comcast Corporation, and Lenfest Jersey, Inc., an affiliate of Lenfest Communications, Inc. The Limited Partners are AWACS Garden State, Inc., an indirect subsidiary of Comcast Corporation, and Lenfest Jersey, Inc.

PARTNERS' CAPITAL

   GSC contributed $25 million and each Limited Partner contributed $50 million to the Partnership. If the General Partner determines that the Partnership requires additional capital beyond the Partnership's borrowing capacity, then additional capital contributions may be requested from the partners in proportion to each partner's percentage interest.

DISTRIBUTION RATIOS

   Net losses are allocated 1% to the General Partner and 99% to the Limited Partners.

PARTNERSHIP AGREEMENT

   Each Limited Partner may at any time, without the approval of any other partner, transfer all of its Partnership interests to any of its affiliates subject to the maintenance of certain criteria as specified by the Credit Agreement. Remaining partners have the right of first refusal to purchase the interests of a partner seeking to transfer ownership to a third party.

   On January 10, 1995, the Partnership Agreement was amended to reflect the purchase of the previous General Partner's interest by Lenfest Jersey, Inc. and Comcast Garden State, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGES IN ACCOUNTING PRINCIPLES

   The Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993 (see Note 10).

   The Partnership adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. The adoption of this statement did not have a material effect on the Partnership's financial position or results of operations.

PERVASIVENESS OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        GARDEN STATE CABLEVISION L.P.

                            (amounts in thousands)

        (Information as of June 30, 1996, and for the six months ended
                    June 30, 1995 and 1996, is unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

CASH EQUIVALENTS

   Cash equivalents consist of bank commercial paper that is readily convertible to cash and is recorded at cost plus accrued interest which approximates its market value.

PREPAID INTEREST

   Prepaid interest represents the unamortized portion of prepaid two-year interest rate protection agreements which are amortized over such period.

PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives, as follows:

         Distribution plant ........................     3 to 12 years
         Converters ................................  3 to 4 1/4 years
         Subscriber drop installations .............           8 years
         Building ..................................          20 years
         Other operating facilities ................     6 to 12 years
         Other equipment ...........................      3 to 6 years

DEFERRED CHARGES


   Deferred charges consist principally of subscriber contracts, franchise operating rights and fees, debt acquisition costs, organization costs and the cost of the acquired business in excess of amounts allocated to specific assets based on their fair values, and are being amortized on a straight-line basis over their legal or estimated useful lives to a maximum of 40 years (see Note 6). The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful lives of the deferred charges should be revised or that the remaining balance of such assets may not be recoverable. As of June 30, 1996, management believes that no revisions to the remaining useful lives or write-downs of deferred charges are required.


INCOME TAXES

   Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Partnership believes that the carrying value of all financial instruments, including the aggregate carrying value of long-term debt, is a reasonable estimate of fair value at December 31, 1994 and 1995. The fair value of long-term debt was estimated using interest rates that would be currently available to the Partnership for debt issuances of similar terms and remaining maturities.

RECLASSIFICATIONS

   Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

                        GARDEN STATE CABLEVISION L.P.

                            (amounts in thousands)

        (Information as of June 30, 1996, and for the six months ended
                    June 30, 1995 and 1996, is unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

INTERIM FINANCIAL INFORMATION


   The unaudited interim financial statements as of June 30, 1996, and for the six-month periods ended June 30, 1995 and 1996, include all adjustments (consisting only of normal recurring accruals) that the Partnership believes are necessary for a fair presentation of the financial statements. The interim operating results are not necessarily indicative of the results for a full year.


3. SUPPLEMENTAL CASH FLOW DISCLOSURES


   The Partnership paid interest of $19.8 million, $28.8 million and $19.8 million in 1993, 1994 and 1995, respectively. The Company also paid interest of $8.4 million and $8.8 million for the six months ended June 30, 1995 and 1996, respectively.


4. PREPAID EXPENSES AND OTHER

                                                      December 31,
                                          -----------------------------------
                                            1994                        1995
                                           ------                       ------
Prepaid expenses  ...                       $ 67                        $361
Nontrade receivables                         497                         497
                                           ------                       ------
                                            $564                        $858
                                           ======                       ======


5. PROPERTY, PLANT AND EQUIPMENT

                                                       December 31,
                                             ---------------------------------
                                               1994                   1995
                                             ----------             ----------
Distribution plant  ............             $ 78,572               $ 90,956
Converters  ....................               34,329                 33,185
Subscriber drop installations  .               19,787                 19,787
Land and building  .............                5,417                  5,433
Other operating facilities  ....                6,050                  6,133
Other equipment  ...............                8,225                  9,491
                                             ----------             ----------
                                              152,380                164,985
Less- Accumulated depreciation                (76,685)               (92,500)
                                             ----------             ----------
                                             $ 75,695               $ 72,485
                                             ==========             ==========

6. DEFERRED CHARGES

                                                        December 31,
                                             --------------------------------
                                                 1994                 1995
                                              -----------          -----------
Subscriber contracts  ...............          $ 163,251           $ 163,251
Franchise operating rights and fees              136,139             136,186
Goodwill  ...........................              9,379               9,379
Debt acquisition costs  .............              4,286               4,295
Organization costs  .................                716                  95
                                              -----------          -----------
                                                 313,771             313,206
Less-Accumulated amortization  ......           (170,774)           (199,495)
                                              -----------          -----------
                                               $ 142,997           $ 113,711
                                              ===========          ===========

                        GARDEN STATE CABLEVISION L.P.

                            (amounts in thousands)

        (Information as of June 30, 1996, and for the six months ended
                    June 30, 1995 and 1996, is unaudited)


7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES


                                                         December 31,
                                                -----------------------------
                                                   1994                1995
                                                 ---------           ---------
Accounts payable  .....................           $1,382             $   650
Subscriber refund liability (Note 10)                 --               1,925
Franchise fees  .......................            1,600               1,543
Accrued wages and benefits  ...........              642                 771
Management fees  ......................              701                 796
Programming costs  ....................            2,355               2,787
Deferred advertising revenues  ........              940                 981
Other  ................................            1,901               1,850
                                                 ---------           ---------
                                                  $9,521             $11,303
                                                 =========           =========

8. LONG-TERM DEBT

   On May 10, 1994, the Partnership entered into a $300,000,000 Credit Agreement ("the 1994 Credit Agreement") with various banks to refinance the bank term loan, subordinated debt, and deferred and accrued interest. Scheduled principal reductions of the total commitment began on December 31, 1994, and extend through March 2002. At December 31, 1994 and 1995, $262 million and $245 million, respectively was outstanding under the 1994 Credit Agreement.

   Interest rate options under the 1994 Credit Agreement are periodically fixed for defined terms based on one or more of the following rates, as agreed by the Partnership and the banks:

   Base rate (higher of federal funds rate plus 1/2% or prime) plus up to 3/8%.
   Eurodollar Rate (Eurodollar Rate divided by a percentage equal to 1 minus the reserve requirement in effect) plus 7/8% to 1-1/2%.

   The level of the preceding applicable margin is based upon the leverage ratio, as defined. The Partnership also pays a commitment fee of 3/8% on the unused principal. The loan is secured by the ownership interests of the General Partners and the Limited Partners in the assets of the Partnership. All borrowings under the bank term loan were subject to the Eurodollar Rate interest rate option, resulting in an interest rate of 7.43% as of December 31, 1995.

   The 1994 Credit Agreement requires 50% of the aggregate principal amount of the loan outstanding to be hedged against interest rate risk for at least two years. The Partnership purchased three separate interest rate protection agreements on $135,000 of the loan. The total cost of the agreements was capitalized and will be amortized to interest expense over the two-year terms.

   The 1994 Credit Agreement is subject to certain restrictive covenants, with which the Partnership was in compliance as of December 31, 1995.

   Based upon the outstanding borrowings at December 31, 1995, maturities for the four years after 1996 are as follows:

                    1997                           $14,000
                    1998                            37,500
                    1999                            43,500
                    2000                            51,000

                        GARDEN STATE CABLEVISION L.P.

                            (amounts in thousands)

        (Information as of June 30, 1996, and for the six months ended
                    June 30, 1995 and 1996, is unaudited)

8. LONG-TERM DEBT  - (Continued)

   The bank term loan and bank revolving credit agreement were originally entered into on August 15, 1989, and matured on March 30, 1994, but were extended until May 10, 1994. Interest rate options under the Senior Loan Credit Agreement were periodically fixed for defined terms not to exceed one year based upon one or more of the following rates, as agreed to by the Partnership and the senior lenders:

   Base rate (higher of federal funds plus 1/2% or prime) plus up to 1%. Certificate of deposit rate plus 7/8% to 2-1/8%.
   London Interbank Offered Rate ("LIBOR") plus 3/4% to 2%.

   The Subordinated Debt Agreement, dated August 15, 1989, provided for an original principal balance of $50 million. The interest rate on the subordinated loan was fixed at 15.5%, 12.75% paid quarterly in arrears and 2.75% deferred until the loan matured. The deferred portion earned interest at a rate of 15.5%. Both the 12.75% interest payments on the outstanding principal balance and the 15.5% interest payments on the deferred portion were funded by the bank and added to the principal balance of the loan through January 15, 1992, and were repaid with the 1994 Credit Agreement.

9. MANAGEMENT AND CONSULTING FEES

   In connection with the Amended and Restated Agreement of Limited Partnership (Note 1) and Amended Consulting Agreement, Comcast Corporation and Lenfest Communications, Inc. are each compensated for their services as consultants at a fee equal to 3% of service income. Services include providing the Partnership advice and consultation based on their industry experience, knowledge and trained personnel. Payment of such fees is subordinated to the prior payment of and provision for operating expenses and capital requirements and pursuant to certain financial conditions as defined in the 1994 Credit Agreement. In 1995, the Partnership paid $2 million under the Amended Consulting Agreement and the remainder of fees have been accrued with the unpaid fees from prior years, as a long-term liability in the accompanying balance sheet.

   Prior to January 10, 1995, in accordance with the terms of the original Partnership Agreement, the General Partner was entitled to receive a management fee equal to 1% of the System's service income. This fee was currently payable provided the Partnership was in compliance with terms of the loan agreement. The Limited Partners each received an amount equal to 1.25% of the System's service income as a payment for the use of their original capital contributions. The Partnership had also entered into a consulting agreement with Comcast Corporation and Lenfest Communications, Inc. (the "Consultants"), whereby they are each entitled to a fee equal to 1/4% of the System's service income. In accordance with the loan agreement, the payments to the Limited Partners and Consultants could not have been made unless certain financial conditions, as defined in the agreements, were met. In 1993, 1994 and 1995, the Partnership paid $896,000, $2,304,000 and
$715,000 to the Partners under the original Partnership Agreement.

10. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

   Effective January 1, 1993, the Partnership adopted SFAS No.106, which requires the Partnership to accrue the estimated cost of retiree benefits earned during the years the employee provides services. The Partnership previously expensed the cost of these benefits as claims were incurred. The Partnership elected to immediately recognize the cumulative effect of the change in accounting for postretirement benefits of $657, which represents the accumulated postretirement benefit obligation ("APBO") existing at January 1, 1993. The Partnership continues to fund benefit costs principally on a pay-as-you-go basis, with the retiree paying a portion of the costs. The Partnership's liability for postretirement benefits is included in other liabilities.

                        GARDEN STATE CABLEVISION L.P.

                            (amounts in thousands)

        (Information as of June 30, 1996, and for the six months ended
                    June 30, 1995 and 1996, is unaudited)

11. CABLE REGULATION


   On April 1, 1993, the FCC adopted regulations under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") governing the rates charged to subscribers for basic service and cable programming service (the "Regulated Services"), other than programming offered on a per-channel or per-program basis. The FCC's rate regulations became effective on September 1, 1993. The FCC adopted a benchmark methodology as the principal method of regulating rates for Regulated Services. Cable operators with rates above the allowable level under the FCC's benchmark methodology may justify such rates using reasonable cost-of-service principles. Local franchising authorities may not elect cost-of-service as their primary form of rate regulation but must apply the FCC benchmark rules unless the operator justifies its basic rates on a cost-of-service basis.

   The Partnership is seeking to justify its existing rates on the basis of cost-of-service showings; however, interim cost-of-service regulations promulgated by the FCC do not support positions taken by the Partnership.

   On February 12, 1996, the FCC placed on public notice, for a thirty-day period, a proposed resolution of the Partnership's rate complaints. A final release of the resolution is pending at the FCC. If accepted by the FCC, the proposed resolution will, among other provisions, deem the Partnership's programming service rates reasonable and provide for refunds in the amount of $1.6 million plus interest. The Partnership will also forego certain inflation and external cost adjustments. While the Partnership has no reason to believe the current form of the proposed resolution will not be accepted by the FCC, and has accrued the costs of the proposed settlement in the accompanying balance sheet as of December 31, 1995, its ultimate outcome cannot be predicted at this time.


   On February 8, 1996 the Telecommunications Act of 1996 (the "1996 Act"), became law. The 1996 Act materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rulemakings to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for cable programming service packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or ligitation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.


12. RELATED-PARTY TRANSACTIONS

   The Partnership has entered into an agreement whereby Lenfest Communications, Inc., an affiliate of Lenfest Jersey, Inc., a Limited Partner, provides certain cable television programming to the Partnership at rates that are not more than the Partnership could obtain independently. For the years ended December 31, 1993, 1994 and 1995, the Partnership expensed approximately $10.2 million, $11.2 million and $12.3 million, respectively, under this agreement.

   A subsidiary of Comcast Corporation provides the Partnership with the use of certain computerized financial systems at a rate that may be more favorable than those available from unrelated parties. The Partnership expensed $24 in 1993, 1994 and 1995 for such services.

   In addition, the Partnership has acquired certain vendor services through cooperative arrangements with affiliates of the Limited Partners. These services include such items as pay-per-view programming, insurance and association dues. The amounts paid for these services are not more than the Partnership could obtain independently. Payments to affiliates of Lenfest Jersey, Inc. totaled $159, $94 and $88 in 1993, 1994 and 1995, respectively. Payments to affiliates of AWACS Garden State, Inc. were $551, $357 and $234 in 1993, 1994 and 1995, respectively.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Lenfest. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Lenfest since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                    ------

                              TABLE OF CONTENTS


                                                         Page
                                                        --------
Available Information  .....................                3
Prospectus Summary  ........................                4
Risk Factors  ..............................               14
Use of Proceeds  ...........................               18
Capitalization  ............................               19
Pro Forma Financial Information  ...........               20
Selected Consolidated Financial and
  Operating Data ...........................               28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ...............................               30
Business  ..................................               40
Legislation and Regulation  ................               54
Management  ................................               61
Certain Transactions  ......................               64
Principal Stockholders  ....................               65
Description of Other Debt Obligations  .....               66
Description of Notes  ......................               68
The Exchange Offer  ........................               85
Certain Federal Income Tax Consequences  ...               92
Plan of Distribution  ......................               92
Legal Matters  .............................               93
Experts  ...................................               93
Index to Consolidated Financial Statements .              F-1





$300,000,000




Lenfest
Communications, Inc.




Offer to Exchange its
10 1/2 % Senior Subordinated
Notes Due 2006
     for
10 1/2 % Senior Subordinated
Notes Due 2006
Which have been
Registered Under the
Securities Act of 1933

   LOGO

Prospectus


Dated September 6, 1996

               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company's By-laws provide that persons who are made a party to certain actions (other than an action by or in the right by the Company) by reason of the fact that they are or were a director, officer, employee or agent of the Company shall be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts incurred by such person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the Company.

   With respect to actions by or in the right of the Company, such directors, officers, employees and agents shall be indemnified by the Company against expenses (including attorneys' fees) incurred in a defense if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company; except, however, that no indemnification shall be made in respect of any matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation.

   Any indemnification shall be made upon a determination that such indemnification is proper by a vote of the directors who are not parties to the action, by independent legal counsel in a written opinion or by the stockholders of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   The following Exhibits are furnished as part of this Registration
Statement:


    Exhibit
    Number                                          Title or Description
 -------------                                      ---------------------
  +++1           -- Purchase Agreement, dated as of June 20, 1996, between the Registrant and Salomon Brothers
                    Inc as representatives of the several purchasers.
    *2.1         -- Amended and Restated Asset Exchange Agreement, dated September 8, 1995, between Lencom, Inc.
                    and Lenfest West, Inc. and Heritage Cablevision of Delaware, Inc.
*++++2.2         -- Asset Purchase Agreement, dated as of May 9, 1995, by and between TCI Communications, Inc.
                    and Sammons Communications of New Jersey, Inc., Oxford Valley Cablevision, Inc., Sammons
                    Communications of Pennsylvania, Inc., NTV Realty, Inc., Capital Telecommunications, Inc. and
                    AC Communications, Inc.
    *2.3         -- Assignment and Assumption Agreement, dated as of June 1, 1995, among TCI Communications, Inc.,
                    TKR Cable Company and Lenfest Communications, Inc.
    *2.4         -- Asset Purchase Agreement, dated as of September 7, 1995, by and between Lenfest Atlantic,
                    Inc. and Tri-County Cable Television Company.
    *2.5         -- Letter Agreement, dated July 13, 1995, between Suburban Cable TV Co., Inc. and Service Electric
                    Cable TV, Inc.
    *2.6         -- Letter Agreement, dated August 11, 1995, between Suburban Cable TV Co., Inc. and Service Electric
                    Cablevision, Inc.
   ++2.7         -- Assignment and Assumption Agreement, dated as of February 16, 1996, by and between Heritage
                    Cablevision of Delaware, Inc. and Lenfest New Castle County, a Delaware general partnership.
   ++2.8         -- Bill of Sale, Assignment and Assumption and Release, dated as of February 16, 1996, by and among Lenfest New Castle County, Heritage Cablevision of Delaware, Inc. and The World Company.
  ***2.9         -- Asset Purchase Agreement, dated March 28, 1996, between Cable TV Fund 14-A, Ltd. and Lenfest
                    Atlantic, Inc.
  +++3.1         -- Restated Certificate of Incorporation of the Registrant.
  +++3.2         -- Amended and Restated By-laws of the Registrant.
    *4.1         -- Form of $700,000,000 8 3/8 % Senior Note Due 2005.



    Exhibit
    Number                                          Title or Description
 -------------                                      ---------------------
   **4.2         -- Indenture, dated as of November 1, 1995, between the Registrant and The Bank of New York.
  +++4.3         -- Indenture, dated as of June 15, 1996, between the Registrant and The Bank of New York.
  +++4.4         -- Form of Certificated Note, dated June 27, 1996 between the Registrant and Salomon Brothers
                    Inc (In accordance with Item 601 of Regulation S-K similar Notes between the Registrant and
                    Salomon Brothers Inc have not been filed because they are identical in all material respects to the filed exhibit.)
  +++4.5         -- Form of 10 1/2 % Senior Subordinated Note, dated June 27, 1996 in the principal sum of $296,700,000.
  +++4.6         -- Registration Agreement, dated as of June 20, 1996, between the Registrant and Salomon Brothers
                    Inc., Toronto Dominion Securities (USA) Inc., CIBC Wood Gundy Securities Corp. and Nationsbanc
                    Capital Markets, Inc.
     5           -- Opinion of Saul, Ewing, Remick & Saul.
    *10.1        -- Credit Agreement, dated as of June 24, 1994, as amended December 16, 1994 and January 10,
                    1995, among Lenfest Communications, Inc., the Toronto-Dominion Bank and PNC Bank, National
                    Association as Managing Agents, the Lenders and Toronto- Dominion (Texas), Inc., as Administrative
                    Agent.
    *10.2        -- Note Agreement, dated as of May 22, 1989, among Lenfest Communications, Inc. and the Prudential
                    Insurance Company of America with respect to $50,000,000 10.69% Senior Notes due 1998.
    *10.3        -- Note Agreement, dated as of September 14, 1988 among Lenfest Communications, Inc. and certain
                    Institutions described therein with respect to $125,000,000 10.15% Senior Notes due 2000.
    *10.4        -- Note Agreement, dated as of September 27, 1991 among Lenfest Communications, Inc. and Certain
                    Institutions described therein with respect to $100,000,000 9.93% Senior Notes due 2001.
*++++10.5        -- Programming Supply Agreement, effective as of September 30, 1986, between Satellite Services,
                    Inc. and Lenfest Communications, Inc.

    *10.6        -- Lease, dated as of May 1, 1990 by and between H.F. Lenfest and Marguerite Lenfest and Suburban
                    Cable TV Co. Inc.
    *10.7        -- Lease, dated as of May 1, 1990 by and between H.F. Lenfest and Marguerite Lenfest and Suburban
                    Cable TV Co. Inc.
    *10.8        -- Lease, dated as of May 24, 1990 by and between H.F. Lenfest and Marguerite Lenfest and MicroNet,
                    Inc.
    *10.9        -- Lease, dated as of June 20, 1991, as amended January 1, 1995, by and between H.F. Lenfest and Marguerite Lenfest and StarNet, Inc. (as successor to NuStar).
    *10.10       -- Supplemental Agreement, dated December 15, 1981, by and between TCI Growth, Inc., H.F. Lenfest,
                    Marguerite Lenfest and Lenfest Communications, Inc. and Joinder Agreement executed by LMC
                    Lenfest, Inc.
    *10.11       -- Amendment to Supplemental Agreement, dated May 4, 1984 between Lenfest Communications, Inc.
                    and TCI Growth, Inc.
    *10.12       -- Agreement, dated July 1, 1990, between H.F. Lenfest, Marguerite B. Lenfest, Diane A. Lenfest,
                    H. Chase Lenfest, Brook J. Lenfest and the Lenfest Foundation, Telecommunications, Inc. and
                    Liberty Media Corporation.
    *10.13       -- Agreement and Consent, dated as of November 1, 1990, by and among TCI Development Corporation,
                    TCI Holdings, Inc., TCI Liberty, Inc., Liberty Cable, Inc., H.F. Lenfest, Marguerite B. Lenfest,
                    H. Chase Lenfest, Brook J. Lenfest, Diane A. Lenfest and Lenfest Communications, Inc.
    *10.14       -- Letter Agreement, dated as of December 18, 1991, among Liberty Media Corporation, Lenfest
                    Communications, Inc., Marguerite B. Lenfest, Diane A. Lenfest, H. Chase Lenfest, Brooke J.
                    Lenfest and the Lenfest Foundation.

    Exhibit
    Number                                          Title or Description
 -------------                                      ---------------------

    *10.15       -- Irrevocable Proxies of H. Chase Lenfest, Diane A. Lenfest and Brook J. Lenfest, each dated
                    March 30, 1990.
    *10.16       -- Partnership Agreement of L-TCI Associates, dated    April 1993 between Lenfest International,
                    Inc. and UA-France, Inc.
    *10.17       -- Stock Pledge Agreement, dated May 28, 1993, between Lenfest York, Inc. and CoreState Bank,
                    N.A., as Collateral Agent.
    *10.18       -- Pledge Agreement, dated July 29, 1994, between Lenfest Raystay Holdings, Inc. and Farmers
                    Trust Company as Collateral Agent.
*++++10.19       -- Agreement, dated September 30, 1986, between Lenfest Communications, Inc and Tele-Communications,
                    Inc.
    *10.20       -- Agreement for the Sale of Advertising on Cable Television Stations, dated as of November 25,
                    1991 between Suburban Cable TV Co. Inc. and Cable Ad Net Partners.
   **10.21       -- Letter Agreement, dated November 8, 1995, between the Company and The Prudential Insurance
                    Company of America. (In accordance with Item 601 of Regulation S-K, agreements between the
                    Company and J.P. Morgan Investment Management Co. and Banker's Trust have not been filed because they are identical in all material respects to the filed exhibit.)
   **10.22       -- Letter Agreement, dated November 8, 1995, between the Company and The Prudential Insurance
                    Company of America. (In accordance with Item 601 of Regulation S-K, agreements between the
                    Company and MLB Life Assurance Corp., Full & Co., AUSA Life Insurance Company, Inc. and Equitable
                    Life Assurance Society have not been filed because they are identical in all material respects to the filed exhibit.)
   **10.23       -- Letter Agreement, dated October 31, 1995, between the Company and PPM America. (In accordance with Item 601 of Regulation S-K, agreements between the Company and Unum Life Insurance Company of America and First Unum Life Insurance Company, New York Life Insurance Co., SAFECO Life
                    Insurance Co., American Enterprise Life Insurance Company, IDS Life Insurance Company of New
                    York and Teachers Insurance and Annuity Association of America have not been filed because they are identical in all material respects to the filed exhibit.)
   **10.24       -- Letter Agreement, dated November 9, 1995, between the Company and Unum Life Insurance Company of America and First Unum Life Insurance Company.
   **10.25       -- Credit Agreement, dated as of December 14, 1995, among Lenfest Communications, Inc., The
                    Toronto-Dominion Bank, PNC Bank, National Association and NationsBank of Texas, as Arranging
                    Agents, the Lenders and Toronto-Dominion (Texas), Inc., as Administrative Agent.
  ***10.26       -- First Amendment to Credit Agreement, dated as of February 29, 1996 by and among Lenfest
                    Communications, Inc., The Toronto-Dominion Bank, PNC Bank, National Association and NationsBank
                    of Texas, N.A., as Arranging Agents, the Lenders and Toronto-Dominion (Texas), Inc., as
                    Administrative Agent.
  ***10.27       -- Agreement, dated as of February 29, 1996, in favor of the Company by H.F. Lenfest.
  ***10.28       -- Credit Agreement, dated as of February 29, 1996, between Lenfest Australia, Inc. and The
                    Toronto-Dominion Bank and NationsBank of Texas, N.A. and Toronto-Dominion (Texas), Inc. as
                    Administrative Agent.
  ***10.29       -- Sublease Agreement, dated March 21, 1996, between Suburban Cable TV Co. Inc. and Surgical
                    Laser Technologies, Inc.
  ***10.30       -- Letter Agreement, dated November 30, 1995, between the Company and The Prudential Insurance
                    Company of America.
  ***10.31       -- Letter Agreement, dated November 30, 1995, between the Company and The Prudential Insurance
                    Company of America. (In accordance with Item 601 of Regulation S-K, agreements between the
                    Company and MLB Life Assurance Corp. and Full & Co. have not been filed because they are identical in all material respects to the filed exhibit.)




    Exhibit
    Number                                          Title or Description
 -------------                                      ---------------------
   +10.32       -- Form of Second Amendment, dated as of April 29, 1996, to Credit Agreement, dated as of December
                   14, 1995, by and among Lenfest Communications, Inc., The Toronto- Dominion Bank, PNC Bank,
                   National Association and NationsBank of Texas, N.A., as Arranging Agents, the Lenders and
                   Toronto-Dominion (Texas), Inc., as Administrative Agent.
   +10.33       -- Form of Letter Agreement, dated May 2, 1996, between the Company and The Prudential Insurance
                   Company of America.
   +10.34       -- Form of Letter Agreement, dated May 2, 1996 between the Company and The Prudential Insurance
                   Company of America. (In accordance with Item 601 of Regulation S-K, agreements between the
                   Company and ECM Fund, L.P.I. and Equitable Life Insurance Society have not been filed because they are identical in all material respects to the filed exhibit.)
   +10.35       -- Form of Senior Subordinated Credit Agreement, dated as of May 2, 1996, between Lenfest Communications,
                   Inc. and The Toronto-Dominion Bank.
 +++10.36       -- Letter Agreement, dated June 11, 1996, and accepted June 20, 1996, between the Company and
                   MBL Life Assurance Corporation. (In accordance with Item 601 of Regulation S-K, an agreement between the Company and The Prudential Insurance Company of America has not been filed because it is identical in all material respects to the filed exhibit.)
 +++10.37       -- Letter Agreement, dated June 20, 1996, between the Company and The Prudential Insurance Company of America.
 +++10.38       -- Credit Agreement, dated June 27, 1996 between the Company, The Toronto-Dominion Bank, PNC
                   Bank, National Association and NationsBank of Texas, as Arranging Agents, the Lenders and
                   Toronto-Dominion (Texas), Inc., as Administrative Agent.
    10.39       -- First Amendment to Credit Agreement, dated August 29, 1996, by and among Lenfest Australia,
                   Inc., The Toronto-Dominion Bank, NationsBank of Texas, N.A., and Toronto-Dominion (Texas),
                   Inc.
    15.1        -- Acknowledgement of Pressman Ciocca & Smith
    15.2        -- Acknowledgement of Arthur Andersen LLP
    15.3        -- Acknowledgement of Coopers & Lybrand L.L.P.
   *21          -- Subsidiaries of Registrant.
    23.1        -- Consent of Saul, Ewing, Remick & Saul (included in Exhibit 5).
    23.2        -- Consent of Fleishman & Walsh (FCC Counsel).
    23.3        -- Consent of Pressman Ciocca & Smith.
    23.4        -- Consent of Arthur Andersen LLP
    23.5        -- Consent of Coopers & Lybrand L.L.P.
 +++25          -- Statement of Eligibility on Form T-1 of The Bank of New York.
 +++99.1        -- Form of Letter of Transmittal.
 +++99.2        -- Form of Guaranteed Delivery Procedures.
 +++99.3        -- Form of Exchange Agent Agreement between the Company and The Bank of New York.

- ------
 * Filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-96804) declared effective by the Securities and Exchange Commission on November 8, 1995, and incorporated herein by reference.
 ** Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q
    (File No. 33-96804) for the quarter ended September 30, 1995, and incorporated herein by reference.
 ***Filed as an Exhibit to the Registrant's Annual Report on Form 10-K (File
    No. 33-96804) for the year ended December 31, 1995.
   +Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q (File
    No. 33-96804) for the quarter ended March 31, 1996, and incorporated herein by reference.
  ++Filed as an Exhibit to the Registrant's Report on Form 8-K (File No.
    33-96804) for the period ended February 26, 1996 and incorporated herein by reference.
 +++Filed as an Exhibit to the Registrant's Registration Statement on Form
    S-4 (File No. 333-09631) filed on August 6, 1996.
++++Confidential portions have been omitted pursuant to Rule 406 and filed separately with the Commission.

(b) Financial Statement Schedules

   The following financial statement schedules are included in Part II beginning on page II-7:

(1) Report of Pressman Ciocca & Smith on Schedules

  Schedule II -- Valuation and Qualifying Accounts

  Lenfest Communications, Inc. and Subsidiaries

(2) Report of Pressman Ciocca & Smith on Schedules

  Schedule II -- Valuation and Qualifying Accounts

  The Wilmington, Delaware System

(3) Report of Arthur Andersen LLP on Schedules

   Schedule II -- Valuation and Qualifying Accounts

   Garden State Cablevision L.P.

(4) Report of Coopers & Lybrand L.L.P. on Schedules

   Schedule II -- Valuation and Qualifying Accounts

   Sammons Cable

ITEM 22. UNDERTAKINGS.

   The Company hereby undertakes with respect to the securities offered by it:

   1. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   2. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   3. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 6th day of September, 1996.


                                          LENFEST COMMUNICATIONS, INC.


                                          By  /s/ H.F. LENFEST
                                            ---------------------------------
                                             H.F. Lenfest
                                             President and,
                                             Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



           Signature                           Title                         Date
 -----------------------------   ---------------------------------   --------------------
 /s/ H.F. LENFEST                   President, Chief Executive         September 6, 1996
  ----------------------------      Officer and Director
  H.F. Lenfest                      (Principal  Executive Officer)


 /s/ MARGUERITE B. LENFEST          Director                           September 6, 1996
  ----------------------------
  Marguerite B. Lenfest

                                    Director                           September  , 1996
  ----------------------------
  John C. Malone

                                    Director                           September  , 1996
  ----------------------------
  Brendan R. Clouston


 /s/ SAMUEL W. MORRIS, JR.          Director                           September 6, 1996
  ----------------------------
  Samuel W. Morris, Jr.


 /s/ HARRY F. BROOKS                Executive Vice President           September 6, 1996
  ----------------------------      (Principal  Financial Officer)
  Harry F. Brooks


 /s/ ROBERT W. MOHOLLEN             Assistant Treasurer                September 6, 1996
   ----------------------------     (Chief Accounting Officer)
  Robert W. Mohollen



              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES

We have audited in accordance with generally accepted auditing standards, the consolidated balance sheets of Lenfest Communications, Inc. and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995, and have issued our report thereon dated July 18, 1996 (except for Notes 20 and 26, as to which the date is August 30, 1996), which is included in this registration statement. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule II. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


PRESSMAN CIOCCA & SMITH
Hatboro, Pennsylvania
July 18, 1996

                LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
               SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                 Years Ended December 31, 1993, 1994 and 1995

             Column A                  Column B       Column C       Column D      Column E
 ---------------------------------   ------------   ------------    ------------   ----------
                                                     Additions
                                      Balance at     Charged to                     Balance
                                      Beginning      Costs and                      at End
                                       of Year        Expenses      Deductions      of Year
                                     ------------   ------------    ------------   ----------
                                                      (Dollars in thousands)
FOR THE YEAR ENDED
DECEMBER 31, 1993:
 Allowance for doubtful accounts        $1,287         $3,182         $3,608        $  861
                                     ============   ============    ============   ==========

FOR THE YEAR ENDED
DECEMBER 31, 1994:
 Allowance for doubtful accounts        $  861         $3,173         $3,206        $  828
                                     ============   ============    ============   ==========

FOR THE YEAR ENDED
DECEMBER 31, 1995:
 Allowance for doubtful accounts        $  828         $3,842         $3,566        $1,104
                                     ============   ============    ============   ==========

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Heritage Cable of Delaware, Inc. and
Lenfest Communications, Inc.

We have audited in accordance with generally accepted auditing standards, the balance sheets of The Wilmington, Delaware System (A Cable Television System of Heritage Cable of Delaware, Inc. Acquired by Lenfest Communications, Inc. in an Exchange of Assets Transaction) as of December 31, 1994 and 1995, and the related statements of operations, changes in equity investment and cash flows for each of the years in the three-year period ended December 31, 1995 and have issued our report thereon dated April 5, 1996, which is included in this registration statement. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule
II. This financial statement schedule is the responsibility of the System's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.


In our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as whole, present fairly, in all material respects, the information set forth therein.

PRESSMAN CIOCCA & SMITH
Hatboro, Pennsylvania
April 5, 1996

                       THE WILMINGTON, DELAWARE SYSTEM
  (A Cable Television System of Heritage Cable of Delaware, Inc. Acquired by
      Lenfest Communications, Inc. in an Exchange of Assets Transaction)
               SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                 Years Ended December 31, 1993, 1994 and 1995

            Column A                  Column B        Column C       Column D        Column E
 -------------------------------   --------------   ------------    ------------   -------------
                                                     Additions
                                     Balance of      Charged to
                                    Beginning of      Cost and                      Balance at
                                        Year          Expenses      Deductions     End of Year
                                   --------------   ------------    ------------   -------------
                                                      (Dollars in thousands)
FOR THE YEAR ENDED
DECEMBER 31, 1993:
  Allowance for doubtful
  accounts .....................        $252            $649           $650            $251
                                   ==============   ============    ============   =============
FOR THE YEAR ENDED
DECEMBER 31, 1994:
  Allowance for doubtful
  accounts .....................        $251            $516           $637            $130
                                   ==============   ============    ============   =============
FOR THE YEAR ENDED
DECEMBER 31, 1995:
  Allowance for doubtful
  accounts .....................        $130            $622           $509            $243
                                   ==============   ============    ============   =============


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Garden State Cablevision L.P.:

We have audited in accordance with generally accepted auditing standards, the financial statements for Garden State Cablevision L.P. and have issued our report thereon dated February 16, 1996, which is included in this registration statement. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
 February 16, 1996

                        GARDEN STATE CABLEVISION L.P.
                SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                 Years Ended December 31, 1993, 1994 and 1995

                                                           Additions
                                           Balance of      Charged to
                                          Beginning of      Cost and                      Balance at
                                              Year          Expenses      Deductions     End of Year
                                         --------------   ------------    ------------   -------------
                                                            (Dollars in thousands)
For the year ended December 31, 1993:
  Allowance for doubtful accounts ....        $598            $830           $760            $668
                                         --------------   ------------    ------------   -------------
For the year ended December 31, 1994:
  Allowance for doubtful accounts ....        $668            $701           $727            $642
                                         --------------   ------------    ------------   -------------
For the year ended December 31, 1995:
  Allowance for doubtful accounts ....        $642            $658           $691            $609
                                         --------------   ------------    ------------   -------------


                      REPORT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS
SAMMONS COMMUNICATIONS, INC. AND
 LENFEST COMMUNICATIONS, INC.:

   In connection with our audits of the combined financial statements of Sammons Cable as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 21 herein.

   In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.





                                            COOPERS & LYBRAND L.L.P.


Dallas, Texas
April 18, 1996

                                SAMMONS CABLE
                SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                 Years Ended December 31, 1993, 1994 and 1995



                      Column A                                        Column B        Column C       Column D        Column E
 ---------------------------------------------------              --------------   ------------    ------------   -------------
                                                                                      Additions
                                                                      Balance at      Charged to
                                                                     Beginning of     Costs and                      Balance at
                                                                         Year          Expenses      Deductions     End of Year
                                                                     ------------    ------------    ----------     -----------
                                                                                       (Dollars in thousands)
For the year ended December 31, 1993: Allowance
 for doubtful accounts .........................................        $203            $836            $(854)          $185
                                                                        ----            ----            ------          -----
For the year ended December 31, 1994: Allowance
 for doubtful accounts .........................................        $185            $776            $(798)          $163
                                                                         ---            -----           ------          -----
For the year ended December 31, 1995: Allowance
 for doubtful accounts .........................................        $163            $691            $(697)          $157
                                                                        ----            -----           ------          -----



                                EXHIBIT INDEX



   Exhibit
   Number                                     Title or Description                                               Page
 -----------   -----------------------------------------------------------------------------------              --------
    5         -- Opinion of Saul, Ewing, Remick & Saul.
    10.39     -- First Amendment to Credit Agreement, dated August 29, 1996, by and among Lenfest Australia,
                 Inc., The Toronto-Dominion Bank, NationsBank of Texas, N.A. and Toronto-Dominion (Texas),
                 Inc.
    15.1      -- Acknowledgement of Pressman Ciocca & Smith
    15.2      -- Acknowledgement of Arthur Andersen LLP
    15.3      -- Acknowledgement of Coopers & Lybrand L.L.P.
    23.1      -- Consent of Saul, Ewing, Remick & Saul (included in Exhibit 5).
    23.2      -- Consent of Fleishman & Walsh (FCC Counsel).
    23.3      -- Consent of Pressman Ciocca & Smith.
    23.4      -- Consent of Arthur Andersen LLP
    23.5      -- Consent of Coopers & Lybrand L.L.P.
